As filed with the Securities and Exchange Commission on July 16, 2013

Registration No. 333-189366

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The New Home Company LLC

(to be converted into The New Home Company Inc.)

(Exact name of registrant as specified in its charter)

Delaware	1531	27-0560089
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

95 Enterprise, Suite 325

Aliso Viejo, California 92656

(949) 382-7800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

H. Lawrence Webb

Chief Executive Officer

The New Home Company LLC

95 Enterprise, Suite 325

Aliso Viejo, California 92656

(949) 382-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edward F. Petrosky, Esq. J. Gerard Cummins, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Tel (212) 839-5300 Fax (212) 839-5599	Casey T. Fleck, Esq. Julian Kleindorfer, Esq. Latham & Watkins LLP 355 South Grand Avenue Los Angeles, California 90071 Tel (213) 485-1234 Fax (213) 891-8763

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JULY 16, 2013

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

                 Shares

The New Home Company Inc.

Common Stock

$             per share

This is the initial public offering of our common stock. We are selling              shares of our common stock. We currently expect the initial public offering price to be between $             and $             per share of our common stock.

We have granted the underwriters an option to purchase up to              additional shares of our common stock at the same price per share as the other shares sold in this offering, and we will use the net proceeds from any exercise of this option to purchase an equivalent number of shares of our common stock from our non-management institutional investors.

Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “NWHM.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 25.

We are an “emerging growth company” under the federal securities laws and are eligible for certain reduced reporting requirements. See “Summary—Implications of Being an Emerging Growth Company.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds to us (before expenses)	$	$

The underwriters expect to deliver the shares to purchasers on or about             , 2013 through the book-entry facilities of The Depository Trust Company.

Citigroup	J.P. Morgan	Credit Suisse

Zelman Partners LLC

                    , 2013

Lambert Ranch
Irvine, CA

August 2009: The New Home Company is founded with an initial capital commitment of $10M by its four senior executives and founders.

September 2009: TNHC commences building in Irvine CA, its first fee-based project with The Irvine Company.

August 2010: $20M combined capital commitment to TNHC by IHP Capital Partners and Watt Residential LLC.

December 2010: TNHC acquires 50-acre Lambert Ranch in Irvine, CA. Development commences May 2011. Westbrook Partners relationship established.

January 2011: $10M capital commitment to TNHC from Tricon Capital.

The Trails
Folsom, CA

The Trails was named the fastest-selling new home community in the region by the Sacramento Bee in November 2012.

The Collection: Granite Bay
Granite Bay, CA

May 2011: TNHC Land Company formed and immediately enters into agreement for 513-lot site in Davis, CA.

September 2011: Company expands to Bay Area with acquisition of property in Larkspur, Marin County, CA.

May 2012: Sales commence at Lambert Ranch's three neighborhoods.

- 124 sales from May 1, 2012 through March 31, 2013, at an average sales price of $1.37M.
- Awarded 2012 Community of the Year by Builder and Developer Magazine.

Meridian
Newport Beach, CA

Meridian offers sophisticated coastal residences in the heart of Newport Beach, California.

*Artist's rendering

We are responsible for the information contained in this prospectus and any free writing prospectus that we authorize for use in connection with this offering. You should rely only on the information contained in this prospectus or in any free writing prospectus that we authorize for use in connection with this offering. Neither we nor the underwriters have authorized anyone to provide you with different or additional information. Neither we nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any other information others may give you. We and the underwriters are not offering to sell, or seeking offers to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any free writing prospectus that we authorize for use in connection with this offering is accurate as of any date other than its date. Our business, financial condition, results of operations and prospects may have changed since that date.

We use market data and industry forecasts and projections throughout this prospectus, and in particular in the sections entitled “Summary,” “Market Opportunity” and “Our Business.” We have obtained substantially all of this information from a market study prepared for us in connection with this offering by John Burns Real Estate Consulting, LLC or JBREC, an independent research provider and consulting firm. We have paid JBREC a fee of $41,000 for that market study, plus an amount charged at an hourly rate for additional information we may require from JBREC from time to time in connection with that market study. Such information is included in this prospectus in reliance on JBREC’s authority as an expert on such matters. Any forecasts prepared by JBREC are based on data (including third-party data), models and experience of various professionals, and are based on various assumptions (including the completeness and accuracy of third-party data), all of which are subject to change without notice. See “Experts.” In addition, certain market and industry data has been taken from publicly available industry publications. These sources generally state that the information they provide has

i

been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

Note Regarding Ownership of Shares Reflected in this Prospectus

As part of our formation transactions, the members of The New Home Company LLC (the entity that will be converted into a Delaware corporation and renamed The New Home Company Inc. as part of our formation transactions, which we refer to as TNHC LLC), will receive an aggregate of             shares of our common stock in connection with the exchange of their membership interests in TNHC LLC. The members of TNHC LLC consist of (i) an entity owned by our executive management team and (ii) three other non-management institutional investors. In accordance with the TNHC LLC operating agreement, the allocation of             shares of our common stock to be received by the respective members of TNHC LLC as part of our formation transactions depends upon the initial public offering price per share of our common stock in this offering. The allocation of shares among the members of TNHC LLC reflected in this prospectus is for illustrative purposes and is based upon the midpoint of the price range set forth on the cover page of this prospectus. The actual allocation of shares among the members of TNHC LLC will be based upon the actual initial public offering price. Such allocation will not change the aggregate number of shares of common stock received by members of TNHC LLC as part of our formation transactions and only effects how many shares are allocated to each respective member. For a more detailed discussion regarding the shares of our common stock that will be received by the members of TNHC LLC, see “Principal Stockholders.”

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SUMMARY

This summary highlights information contained elsewhere in this prospectus, but it does not contain all of the information that you may consider important in making your investment decision. Therefore, you should read this entire prospectus carefully, including, in particular, the “Risk Factors” section beginning on page 25 of this prospectus. As used in this prospectus, unless the context otherwise requires or indicates, references to “the Company,” “our company,” “we,” “our” and “us” (1) for periods prior to the completion of our formation transactions, refer to The New Home Company LLC and its subsidiaries and affiliates, which we sometimes refer to as “TNHC LLC,” and (2) following the completion of our formation transactions, refer to The New Home Company Inc. and its subsidiaries.

Unless otherwise indicated, market data is derived from a market study prepared for us in connection with this offering by John Burns Real Estate Consulting, LLC or JBREC.

Unless the context otherwise requires, the information in this prospectus assumes that: (1) our formation transactions have been completed, (2) the shares of our common stock to be sold in this offering are sold at $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and (3) the underwriters’ option to purchase additional shares is not exercised.

Our Company

We are a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California, including coastal Southern California, the San Francisco Bay area and metro Sacramento. We also seek to create unique communities via our significant land development expertise, either stand-alone or within master-planned communities developed by third parties. As a new generation homebuilder, we are driven by:

•	understanding our target homebuyer customers through extensive research and analytical methods;

•	personalizing new home designs to fit our target homebuyers’ unique lifestyle needs;

•	a tailored, contemporary and technology-enhanced approach to marketing our new homes;

•	enhancing the homebuyer experience through high-touch customer service and care;

•	selecting attractive investment opportunities, without burdensome legacy issues, that we believe are well-positioned to be developed in a manner that enhances the value of such opportunities; and

•	hand-selecting talented employees that share our culture of continuous personal and professional innovation and development.

We were founded in August 2009, towards the end of an unprecedented downturn in the U.S. homebuilding industry, with a combined initial capital commitment of $10 million by our founders, who are also our four most senior executives. Our founders, Larry Webb, our Chief Executive Officer, Wayne Stelmar, our Chief Financial Officer, Joseph Davis, our Chief Investment Officer, and Tom Redwitz, our Chief Operating Officer, have extensive and complementary construction, design, marketing, development and entitlement expertise as well as strong relationships with key land sellers within each of our local markets and have worked together for up to 25 years. Additionally, Messrs. Webb and Stelmar served in similar capacities together at John Laing Homes and oversaw the growth of that business, beginning with the merger of Watt Residential Partners with John Laing Homes in 1998, the leveraged buyout of John Laing Homes in 2001 for $190 million and, finally, orchestrating its timely sale in 2006 for $1.05 billion.

Commencing with the $20 million capital commitment by IHP Capital Partners, or IHP, and Watt Residential LLC, or Watt, in August 2010, and the subsequent $10 million capital commitment by Tricon Capital Group, Inc., or Tricon, in January 2011, we began to rapidly deploy capital to acquire land and build homes on larger infill sites within established communities, where we could leverage the experience of our management team in land planning and development. In an effort to sustain a steep growth trajectory while retaining ownership control and generating attractive risk-adjusted returns for all stakeholders, we have employed a joint venture strategy, in which we contribute a minority share of the capital and receive distributions in excess of our percentage capital interest plus management fees. Our joint venture strategy has been instrumental in allowing us to leverage our entity-level capital and establish a homebuilding platform focused on high-growth, land-constrained markets, such as Orange and Los Angeles counties in Southern California and Santa Clara, San Mateo, Marin and Yolo counties in Northern California. We intend to continue to use joint venture partnerships to access unique market opportunities, including land development opportunities. We intend to invest the proceeds of this offering primarily to accelerate the contribution from wholly owned projects for our own account.

We employ a local market, consumer-driven approach to designing differentiated homes that meet the unique lifestyle needs of homebuyers across a variety of demographics. Our deeply analytical approach to market research and construction expertise across an extensive product offering allow us the flexibility to pursue a wide array of land acquisition opportunities and appeal to a broad range of potential homebuyers, including entry-level, move-up, move-down and luxury-focused customers. The homes that we and our unconsolidated joint ventures are building range in price from approximately $280,000 to $2.2 million, with home sizes ranging from approximately 800 to 4,600 square feet. Customer-focused community creation and product development, as well as exemplary customer service, are key components of the lifestyle connection we seek to establish with each homebuyer.

Additionally, we strive to enhance the home-buying experience and buyers’ personal investment in their homes through actively engaging them in the selection of design options and upgrades. Our on-site design studios offer state-of-the-art amenities and a wide variety of structural and design options, allowing buyers to personalize any of our home types to meet their unique needs. We believe our design studios are a key source of competitive differentiation and contribute to greater profitability through the sale of higher margin options. In 2012, our cancellation rate, excluding our unconsolidated joint ventures, was 16%, which was below the average of approximately 18.5% for homebuilders who were public in 2012. In 2012, our cancellation rate for our unconsolidated joint ventures was 5%. In February 2013, we were awarded the Eliant Homebuyers’ Choice Award for Best Overall Customer Experience, Best Design Selection Experience and Best Construction Experience among mid-size builders. Our commitment to customer satisfaction is a key element of our company culture, which we believe fosters an environment where our team members can innovate. We believe our reputation for high quality, differentiated architecture and design as well as high customer satisfaction and company culture enhances our overall financial performance and generates increased customer loyalty. However, we face significant competition in our markets.

In addition to our award-winning home designs and customer service, an important element of our business strategy is leveraging our substantial land entitlement and development expertise to add value to the land we acquire. Collectively, our senior executive team as well as our deep bench of managerial talent have decades of experience acquiring land, creating masterplans, obtaining entitlements and completing projects on budget and on schedule. However, despite our management team’s experience, we were formed in 2009 and have a limited operating history. To increase returns and manage risks associated with larger projects, from time to time, we may seek to sell land at various stages of development to other homebuilders. We believe we have established a reputation as both successful land developers and high-quality homebuilders, and will continue to focus on optimal capital allocation and balance between these activities throughout the lives of our projects.

As of March 31, 2013, our homebuilding operations consisted of nine communities, three of which are actively selling, containing 377 lots under various stages of development. In addition, our unconsolidated joint venture homebuilding projects consisted of 13 communities, three of which are actively selling, containing 743 lots, as described below, in Southern California, the San Francisco Bay area and metro Sacramento. Additionally, as of March 31, 2013, we operated five communities, three of which are actively selling, containing 189 lots under fee building projects in Southern California.

Lots and Communities as of March 31, 2013

	Total		Actively Selling
	Lots	Communities	Lots	Communities
Company	377	9	77	3
Unconsolidated Joint Ventures	743	13	104	3
Fee Building	189	5	171	3

Since August 2009, we have delivered 122 homes at Company projects, 65 homes through our unconsolidated joint ventures and 191 homes through our fee building projects. Our management team has long-standing relationships with leading masterplan community developers in each of our core markets and, through these relationships, we are generally invited to participate in new lot offerings. Home sales revenues from our Company projects and our unconsolidated joint venture activities were $25.6 million and $0, respectively, in 2011, $24.2 million and $56.0 million, respectively, in 2012, and $4.7 million and $30.8 million, respectively, for the quarter ended March 31, 2013, and our business mix has shifted away from fee building to projects in which we have a significant financial interest (either directly or in unconsolidated joint ventures). As of March 31, 2013, we owned or controlled 639 lots and our unconsolidated joint ventures owned or controlled 3,091 lots. We owned 377 lots and controlled 262 lots, and our unconsolidated joint ventures owned 743 lots and controlled 2,348 lots, of which 32 lots were under non-binding letters of intent. In addition, at such date we had 189 additional lots under fee building contracts. Cumulatively, we believe these lots represent supply to support our current growth plan over the next several years. We believe that our current inventory of owned and controlled lots and lots under option or purchase contracts will be adequate to supply our and our unconsolidated joint ventures’ homebuilding operations’ projected closings through 2015.

For the three months ended March 31, 2013, we had net income of $306,432, and for the years ended December 31, 2012 and 2011, we experienced net losses of $876,875 and $1.9 million, respectively.

In Southern California, we owned or controlled 326 lots as of March 31, 2013, and our unconsolidated joint ventures owned or controlled 618 lots. In addition, we controlled five fee building projects that contain a total of 189 homes remaining to be built in Irvine and Dana Point (Orange County) and Carlsbad (San Diego County).

In the San Francisco Bay area, we owned and controlled 106 lots as of March 31, 2013, and our unconsolidated joint ventures owned or controlled 728 lots. The lots owned by unconsolidated joint ventures consist of 85 lots in Larkspur (Marin County) and 239 lots in San Jose (Santa Clara County) intended for homebuilding activity. The lots controlled by unconsolidated joint ventures consist of 404 lots in Foster City (San Mateo County). Of these, approximately 200 lots are intended for homebuilding activity.

In metro Sacramento, we owned or controlled 207 lots located in established market areas in El Dorado, Placer and Sacramento counties. We expect to acquire and develop 513 lots in Davis (Yolo county), 870 lots in Russell Ranch (Sacramento County) and 330 lots in McKinley Village (Sacramento County) through unconsolidated joint ventures. We are in the process of creating a masterplan containing eight communities in Davis, under which we may acquire lots from the unconsolidated joint venture and build homes for our own account in addition to selling lots to other homebuilders. We expect to create a masterplan containing 12 communities in the Folsom community, under which we may acquire lots and build homes for our own account in addition to selling lots to other homebuilders. We anticipate that the Sacramento community will contain 330 homes in four product types.

Owned and Controlled Lots as of March 31, 2013

	Company		Unconsolidated Joint Ventures
	Owned	Controlled	Owned	Controlled
Southern California	170	156	419	199
San Francisco Bay Area	—	106	324	404
Metro Sacramento	207	—	—	1,745

Total	377	262	743	2,348

Net new home orders for our projects for the quarter ended March 31, 2013 and the years ended December 31, 2012 and 2011 were 17 homes, 72 homes and 45 homes, respectively. Net new home orders for our unconsolidated joint venture projects for the quarter ended March 31, 2013 and the year ended December 31, 2012 were 28 homes and 96 homes, respectively. For the quarter ended March 31, 2013 and the year ended December 31, 2012, we delivered 12 homes and 53 homes, respectively, from our projects and 23 homes and 42 homes, respectively, from our unconsolidated joint venture projects. The dollar amount of our backlog of homes sold but not closed for our projects as of March 31, 2013 was approximately $13.7 million. The dollar amount of the backlog of homes sold but not closed for our unconsolidated joint venture projects as of March 31, 2013 was approximately $82.5 million.

Industry Overview

The following information is contained in the market study provided by JBREC:

National Housing Market

The U.S. housing market continues to improve from the cyclical low points reached during the 2008 to 2009 national recession. Between the 2005 market peak and 2011, new single-family housing sales declined 76%, according to data compiled by the U.S. Census Bureau, and median home prices declined 34%, as measured by the S&P Case-Shiller Index. In 2011, early signs of a recovery began to materialize in many markets around the country as a result of an improving macroeconomic backdrop and favorable housing affordability. In the twelve months ended May 31, 2013, homebuilding permits increased 36% and the annual median single-family existing home price increased 11% year-over-year since 2011. Growth in new home sales has outpaced growth in existing home sales over the same period, increasing 29% versus 13% for existing homes, which rose, in part, due to foreclosure-related sales.

Historically, strong housing markets have been associated with very favorable affordability, a healthy domestic economy, positive demographic trends, such as population growth and household formation, low mortgage rates, increases in renters that qualify as homebuyers and locally based dynamics such as housing demand relative to housing supply. Many markets across the United States are exhibiting most of these positive characteristics. Relative to long-term historical averages, the U.S. economy is creating more jobs than homebuilding permits issued, the inventory of resale and new unsold homes is well below average, and affordability is near its best level in more than 30 years, as measured by the ratio of homeownership costs to household income.

Despite recent momentum, the U.S. housing market has not fully recovered from the 2008 to 2009 recession, as mortgage underwriting standards have tightened and the number of delinquent homes remains elevated relative to historical averages. Additionally, real estate is a local industry and not all markets exhibit the same trends.

Selected Housing Markets

The following table provides a summary of actual economic data and estimates, forecasts and projections for our current and expected markets as of July 2013, the date as of which the most recent data is available.

		2012 Data
Market	Forecasted 2013 Home Value Appreciation(1)	Job Growth	Permits	Job Growth / Permit Ratio	Months of Resale Supply(2)
Orange County	13.7%	24,500	6,662	3.7	2.3
San Diego	13.78%	20,300	6,720	3.0	2.5
Ventura	13.5%	4,300	614	7.0	2.8
Los Angeles	9.0%	44,100	11,960	3.7	2.8
San Francisco	14.4%	25,300	6,099	4.1	2.8
San Jose	15.9%	26,400	6,201	4.3	2.2
Sacramento	16.5%	7,100	4,123	1.7	1.2
Phoenix	19.6%	47,200	17,563	2.7	2.7

(1)	This information is contained in the market study provided to us by JBREC and is based upon various assumptions and forward-looking estimates. Actual results may differ materially from this forecast.
(2)	Estimated months of supply as of May 31, 2013.

Our Competitive Strengths

We believe the following strengths will provide us with a significant competitive advantage in implementing our business strategy:

Experienced and Proven Leadership Supported by a Talented Senior Management Team

Our founders have worked together for various periods of up to 25 years and have successful track records of managing and growing homebuilding companies. Their combined real estate industry experience includes land acquisition, entitlement, master-planned community creation, land development, home construction, financing, marketing and sales of single-family detached and attached homes in communities in a variety of markets. Prior to forming our company in 2009, Messrs. Webb and Stelmar worked together for 11 years at John Laing Homes and oversaw the growth of that business, beginning with the merger of Watt Residential Partners with John Laing Homes in 1998, the leveraged buyout of John Laing Homes in 2001 for $190 million (representing a purchase price of approximately 1.0x book value) and, finally, orchestrating the timely sale of John Laing Homes in 2006 for $1.05 billion (representing a sale price of approximately 3.4x book value). Mr. Redwitz joined John Laing Homes in 2002 as President of its Laing Luxury Division, having served previously as President of Taylor Woodrow’s Southern California division from 1999 to 2002. In addition, Mr. Davis brings over 40 years of land development and entitlement experience and served for eleven years as President of Irvine Community Development Corporation, a subsidiary of The Irvine Company and developer of the Irvine Ranch, a 125,000 lot master-planned community containing approximately 40 villages located in Orange County, California. However, despite our management team’s experience, we were formed in 2009 and have a limited operating history.

We believe that our founders’ extensive experience, relationships, local market knowledge and reputation provide us with a competitive advantage in being able to acquire land, create masterplans, obtain entitlements, build quality homes and complete projects on budget and on schedule. Our executives are supported by a talented senior management team that was assembled at a time of dislocation in the homebuilding industry and was hand-picked to build deep organizational strength designed to ensure execution of management’s business plan.

Our founders have made and continue to hold a significant investment in the Company. Collectively, Messrs. Webb, Stelmar, Redwitz and Davis have invested $12.5 million cumulatively since the Company’s formation in 2009.

Significant Land Positions in Our Markets to Support Growth Plan

We believe that we have strong land positions strategically located within our core markets, many of which were acquired during the downturn and are controlled at favorable prices. The prior experience of our founders in the creation of thoughtful land plans and consumer-driven architecture provides us the ability to create unique communities, enhancing the value of our homes. Our Southern California assets are well located along key transportation corridors in major job centers in our submarkets. In the San Francisco Bay area, our assets are located within and around the Silicon Valley, a major employment center. In Sacramento, our assets are located in infill or existing master-planned communities, located near major employment centers, with a concentration of larger technology and medical companies and strong school districts.

As of March 31, 2013, in California, we owned or controlled 639 lots, our unconsolidated joint ventures owned or controlled 3,091 lots, and we controlled 189 lots under fee building arrangements. We owned 126 lots, and our unconsolidated joint ventures owned 743 lots, on which we had commenced development. An additional 173 lots were under development and subject to fee building contracts. The remaining lots were owned or controlled and in various stages of pre-development activities with development expected to begin by March 31, 2014. However, there can be no assurance that we or our unconsolidated joint ventures will acquire any of the land parcels under contract on the timing anticipated or at all or that we or our unconsolidated joint ventures will proceed to build and sell homes on any of this land.

Focus on Attractive Growth Markets in California

We are currently focused on identifying unique sites and creating communities that allow us to design, construct and sell consumer-driven single-family detached and attached homes in major metropolitan areas in coastal Southern California, the San Francisco Bay area and metro Sacramento. Given our existing land positions, strong local relationships and reputation for quality building, we believe our business is well-positioned to capitalize on the housing market recovery underway in these markets. However, we face significant competition in our markets, and during the most recent downturn, the California housing market experienced a deeper and longer decline than many other markets. According to JBREC, these regions represent some of the largest single family housing markets in the country, as defined by sales, starts and building permits. Our markets are generally characterized as infill markets with barriers to entry, job growth and increasing populations, which can create growing demand for new housing. Moreover, our management team has deep local market knowledge of the California homebuilding and the land planning and development businesses. We believe this experience and strong relationships with local market participants uniquely enable our company to source site acquisitions and achieve land entitlements to fuel our growth.

History of Operational Discipline

Our management team possesses extensive and valuable expertise, including in the growth and operation of a much larger homebuilder controlled by a large public company. The perspective gained from leadership roles with companies such as John Laing Homes, Taylor Woodrow, The Irvine Company and others has helped shape the strict discipline and hands-on management approach that we believe has been a key component of our initial success. From weekly project activity performance management to semi-monthly operations reviews covering each project combined with financial accountability at the project level, our strict operating discipline is a key part of our strategy to increase returns while effectively managing risk. However, like other growing companies, we face challenges in expanding our operations while trying to manage risk and maintaining our disciplined and hands-on approach. Our management team has drawn upon the deep real estate knowledge base of IHP, Watt and Tricon personnel and their substantial experience in investing in real estate. Additionally, IHP and Tricon have made off-market opportunities available to us through affiliates and may make additional opportunities available to us in the future.

Absence of Legacy Issues Allows Us to Focus on the Growth of Our Business

Our absence of legacy issues enables us to focus on the growth of our business, as opposed to diverting attention and resources to manage troubled assets or other legacy issues. Our land inventory was accumulated following the investment in us by IHP and Watt in August 2010 and by Tricon in January 2011, and we do not have any existing distressed assets or liabilities to manage, unlike many competitors that were affected by the unprecedented downturn in the real estate markets that resulted from the recession during 2008 and 2009. All of our real estate assets were acquired and are located in markets that we targeted after the downturn commenced. However, there can be no assurance that our land inventory will not decline in value from the prices that we paid.

Our Business Strategy

Our business strategy is focused on the design, construction and sale of consumer-driven new homes in planned communities in major metropolitan areas located in coastal Southern California, the San Francisco Bay area and metro Sacramento. Our business strategy is driven by the following:

Disciplined Acquisition of Attractive Land Positions

We believe that we have strong land positions strategically located within our core markets, many of which were acquired or that we acquired control over during the downturn in the market. We believe that our professional reputation and long-standing relationships with key land sellers including master plan community developers, brokers and other builders, as well as our institutional investors and joint venture partners, enable us to acquire well-positioned land parcels in our existing markets as well as new target markets. The strength of these relationships often provides us with a first look at acquisition opportunities and allows us to negotiate terms based on our reputation for delivering on our promises.

In addition, we plan to continue to leverage the strength of our land planning and land development expertise in each local market to position us to add value to our land, capture incremental profit opportunities and provide a steady supply of lots to support the significant planned growth of our homebuilding business. Land development and planning operations are overseen by Joseph Davis, one of our founders and our Chief Investment Officer, who has over 40 years of industry experience. Collectively, the five senior professionals in charge of our land acquisition and planning activities have over 90 years of experience and extensive relationships that help us to achieve entitlements in a timely manner in order to reduce market risk. We only seek to acquire land where we believe our development and entitlement skills can help us earn a risk-adjusted return that is accretive to our overall return on land or that is in excess of existing market opportunities.

We believe that our strategy of holding an inventory of land that will provide us with a two- to three-year supply of developed lots for our homebuilding operations and focusing on the entitlement and development of parcels, primarily in our land development joint ventures, that we can complete within approximately 24 to 48 months from the date the property is acquired allows us to control our exposure to land development and market cycle risk while pursuing attractive returns on our capital. Furthermore, we have stringent underwriting return criteria that measure entitlement, development, market and financing risks for each proposed acquisition. These risks are quantified and a numeric risk value is determined, which is used to set our minimum required unleveraged internal rate of return for the proposed acquisition.

We further seek to reduce our exposure to land risk through the use of land options, joint ventures and other flexible land acquisition arrangements. Our joint venture strategy has been instrumental in allowing us to leverage our entity-level capital and establish a homebuilding platform focused on high-growth, land-constrained markets.

Deliver a Diverse, Consumer-Driven Product Offering and a Superior Home Experience

We consider ourselves a local market, consumer-driven homebuilder with expertise across a wide variety of product types and customer segments, including the entry-level, move-up, move-down and luxury-focused customer segments. In addition to understanding the key economic drivers of demand in our markets, we focus on understanding the pool of potential buyers, the product types sought by those buyers and the proper price point for the product types in each market. We perform extensive consumer research that helps us create land plans and design homes that meet the needs and desires of our specific targeted buyers. Our homes are competitively priced, but are not designed to be the lowest cost option in the market. Our core operating philosophy is to provide a positive, memorable experience to our homeowners through active engagement in the building process, tailoring our product to the buyer’s lifestyle needs and enhancing communication, knowledge and satisfaction.

A key element of our strategy is to allow all buyers to personalize their homes regardless of the price point. Unlike many homebuilders with centralized locations to which buyers can travel to select options and upgrades, each of our communities has an on-site design center with a dedicated designer knowledgeable about the attributes of the homes offered in the community. The specific options and upgrades, both structural and finishes, available for the community are selected by our buyers as they navigate the buying process. These options and upgrades in many cases can form a substantial part of the total purchase price of a home and are typically priced with profit margins well in excess of the profit margins on the base home purchase before the options and upgrades. We also believe that the active participation of buyers in selecting options and upgrades results in buyers becoming more personally invested in their homes. In 2012, our cancellation rate, excluding our unconsolidated joint ventures, was 16%, which was below the average of approximately 18.5% for homebuilders who were public in 2012. In 2012, the cancellation rate for our unconsolidated joint ventures was 5%.

We spend extensive amount of time studying and designing our products through the selection of architects, consultants and homeowner focus groups for all levels and price points in our target markets. We believe our diversified product strategy enables us to better serve a wide range of buyers, adapt quickly to changing market conditions and improve performance and returns while strategically reducing portfolio risk. We believe these steps improve the selling process, lead to a more satisfied homeowner, increase the number of buyers referred to our communities and enhance our operating results.

Increase Active Community Count in Our Markets

Our belief that homebuilding is a local market business supports our strategy to pursue significant opportunities to expand our business in our existing markets. We continually review the allocation of capital among our markets, based on both aggregate demographic information and our own operating results. We use the results of these reviews to focus our investments on those markets where we believe we can increase our profitability and return on capital. Additionally, we engage in limited speculative building and proceed with community development in phases where we believe it is economically feasible to do so with the goal of optimizing community design and increasing profits. While our primary growth strategy will focus on increasing our market position in our existing markets, we are exploring expansion opportunities in Phoenix and the Pacific Northwest and may consider other markets, through organic growth or acquisitions.

Vigilant Focus on Cost Structure

Cost control throughout our business permeates our corporate culture. Our management team maintains its focus on controlling costs and in implementing measures designed to ensure that our organization is efficient. We competitively bid each phase of development while maintaining strong relationships with our trade partners. We manage production schedules closely and, while respecting our valued relationships, require accountability from our vendors and trade partners.

We have made significant investments in systems in order to be responsive to the reporting and other needs of our institutional investors. These systems are designed to enable us to operate our business efficiently. We believe that our systems and infrastructure are designed to be scalable and will support the planned growth of our Company.

Prudent Use of Leverage to Enhance Shareholder Returns

Our seasoned management team has experienced many cycles in the housing market and our four most senior executives have made substantial personal investments in us. We seek to increase stockholder value over the long-term, and operate our business to mitigate risks from downturns in the market and position ourselves to capitalize on upturns. We intend to employ both debt and equity as part of our ongoing financing strategy, coupled with redeployment of cash flow from continuing operations, to provide us with the financial flexibility to access capital on favorable terms. In that regard, we expect to employ prudent levels of leverage to finance the acquisition and development of our lots and construction of our homes. Upon completion of the offering, we expect to have leverage on a debt to book capitalization basis of less than 20%. Our existing indebtedness is both recourse and non-recourse to us and we anticipate that future indebtedness will be likewise. As of March 31, 2013, we had approximately $27.8 million of loan commitments, of which $18.2 million was outstanding. At that date, our aggregate loan commitments consisted primarily of a project-specific revolving loan and a loan from a land seller secured by the land.

Project Sales by Market

The following table sets forth home sales revenue and units delivered by market for our projects in which we built and sold the homes for our account during the quarter ended March 31, 2013 and the years ended December 31, 2012, 2011 and 2010. In addition, the following table sets forth units delivered by market during those periods for our unconsolidated joint ventures and our fee building projects, in which we built the homes for independent third-party property owners. In our fee building business, we receive management fees for homes we build for independent third-party property owners and do not record the home sales revenue from the homes sold.

	Three Months Ended		Year Ended December 31,
	March 31, 2013		2012		2011		2010
	Home Sales Revenue	Units Delivered	Home Sales Revenue	Units Delivered	Home Sales Revenue	Units Delivered	Home Sales Revenue	Units Delivered
					(dollars in thousands)
Southern California
Company Projects
Orange County:
Stonetree Manor, Irvine	$—	—	$—	—	$9,916	14	$674	1
Four Quartets, Irvine	—	—	980	2	5,146	11	—	—

Total—Southern California	—	—	980	2	15,062	25	674	1

Northern California
Company Projects
Sacramento County:
Madeira, Elk Grove	—	—	3,364	10	5,842	17	2,338	7
Marbella, Folsom	—	—	1,527	5	—	—	—	—
Folsom Trails, Folsom	3,535	9	3,303	9	—	—	—	—
Placer County:
Strada, Roseville	—	—	—	—	933	5	—	—
Lincoln, Roseville	1,131	3	4,326	14	627	2	—	—
Granite Bay, Granite Bay	—	—	10,698	13	—	—	—	—

Total—Northern California	4,666	12	23,218	51	7,402	24	2,338	7

Total—Company	$4,666	12	$24,198	53	$22,464	49	$3,012	8

Unconsolidated Joint Ventures (1)
Orange County:
Lambert Ranch-Field, Irvine	$9,301	9	$14,466	14	$—	—	$—	—
Lambert Ranch-Hill, Irvine	11,664	8	21,131	15	—	—	—	—
Lambert Ranch-Grove, Irvine	9,799	6	20,421	13	—	—	—	—

Total—Unconsolidated Joint Ventures	$30,764	23	$56,018	42	$—	—	$—	—

Fee Building Projects
Orange County:
Carmel, Irvine (2)		—		—		47		49
Toscana, Irvine (3)		31		41		—		—
San Marino, Irvine (3)		14		9		—		—

Total—Fee Building Projects		45		50		47		49

(1)

Home sales revenue from unconsolidated joint ventures reflects the entire amount of home sales revenue of such joint ventures and not our share thereof. We own economic interests in our unconsolidated joint ventures, which include our capital interests that range from 5% to 50% plus, in each case, a share of the distributions from the joint ventures in excess of our capital interest. These economic interests vary among our different joint ventures. A description of such share of distributions in excess of our capital interest for each of our joint ventures is described under “Our Business—Joint Ventures.” Revenue from unconsolidated joint ventures is not included in our revenue for generally accepted accounting principles, or GAAP, purposes, but is recognized as a component of equity in net (income) loss of unconsolidated joint ventures. These figures are included here for informational purposes only.
(2)	We entered into a fee building agreement to build homes in this community for an independent third-party owner. This project was marketed under The New Home Company brand name.
(3)

We entered into a fee building agreement to build homes in this community for an independent third-party property owner. This project is marketed under the independent third-party property owner’s name.

Description of Completed Projects and Communities under Development

Our homebuilding projects usually take approximately 24 to 36 months to complete from the initiation of homebuilding activity. The following table presents project information relating to each of our markets as of March 31, 2013 and includes information for all completed projects from our inception and current projects under development where we are building and selling homes for our own account or for our unconsolidated joint ventures, and all completed projects from our inception and current projects under development where we are acting as a fee builder.

County, Project, City	Year of First Delivery(1)	Total Number of Homes to Be Built at Completion(2)	Cumulative Units Delivered as of March 31, 2013	Backlog at March 31, 2013(3)	Lots as of March 31, 2013(4)	Sales Price Range (in thousands)(5)	Home Size Range (sq. ft.)(6)
Company Projects
Southern California
Los Angeles County:
Canyon Oaks, Calabasas	2015	150	—	—	150	$620 - $740	1,700 - 2,087
Orange County:
Four Quartets, Irvine	2011	13	13	—	—	$372 - $554	1,132 - 1,745
Stonetree Manor, Irvine	2011	15	15	—	—	$635 - $732	1,964 - 2,268
Ventura County:
Thousand Oaks, Thousand Oaks	2014	20	—	—	20	$885 - $965	2,900 - 4,016

Southern California Total		198	28	—	170

Northern California
El Dorado County:
Blackstone, El Dorado Hills	2014	71	—	—	71	$350 - $375	1,750 - 2,050
Placer County:
Lincoln Crossing, Lincoln	2011	27	19	8	8	$303 - $334	1,948 - 2,350
Strada, Roseville	2011	5	5	—	—	$180 - $197	1,271 - 1,462
Granite Bay, Granite Bay	2012	17	13	3	4	$679 - $1,150	2,809 - 3,680
Olive Ranch, Granite Bay	2013	12	—	1	12	$850 - $900	3,000 - 3,680
Sacramento County:
Madeira, Elk Grove	2010	34	34	—	—	$273 - $369	1,948 - 2,204
Marbella, Folsom	2012	5	5	—	—	$343 - $405	1,874 - 2,203
The Trails, Folsom	2012	79	18	19	61	$345 - $399	1,874 - 2,203
The Meadows, Folsom	2013	41	—	—	41	$375 - $395	1,950 - 2,200
Candela, Sacramento	2014	10	—	—	10	$276 - $304	1,541 - 1,801

Northern California Total		301	94	31	207

Total Company Projects		499	122	31	377

County, Project, City	Year of First Delivery(1)	Total Number of Homes to Be Built at Completion(2)	Cumulative Units Delivered as of March 31, 2013	Backlog at March 31, 2013(3)	Lots as of March 31, 2013(4)	Sales Price Range (in thousands)(5)	Home Size Range (sq. ft.)(6)
Unconsolidated Joint Venture Projects (7)
Southern California
Los Angeles County:
Aqua, Villa Metro, Valencia	2013	95	—	—	95	$284 - $348	1,105 -1,441
Terra, Villa Metro, Valencia	2013	99	—	—	99	$330 - $379	1,420 -1,745
Sol, Villa Metro, Valencia	2013	99	—	—	99	$363 - $414	1,610 -1,998
Viento, Villa Metro, Valencia	2013	22	—	—	22	$354 - $447	1,764 -2,391
Orange County:
The Field, Lambert Ranch, Irvine	2012	66	23	21	43	$934 - $1,300	2,673 -3,027
The Hill, Lambert Ranch, Irvine	2012	45	23	16	22	$1,244 -$2,230	3,418 -3,792
The Grove, Lambert Ranch, Irvine	2012	58	19	22	39	$1,401 -$1,940	4,273 -4,573

Southern California Total		484	65	59	419

Northern California
Marin County:
The Collection, Rose Lane, Larkspur	2014	29	—	—	29	$1,700 - $2,600	1,649 -3,539
Garden House, Rose Lane, Larkspur (8)	2014	14	—	—	14	$850 - $1,000	900 - 1,250
Terraces, Rose Lane, Larkspur (8)	2014	42	—	—	42	$625 - $900	765 - 1,625
Santa Clara County:
Row Towns, Berryessa, San Jose	2014	107	—	—	107	$560 - $668	1,592 -2,043
Court Towns, Berryessa, San Jose	2014	60	—	—	60	$561 - $670	1,648 -2,185
Condo Flats, Berryessa, San Jose	2014	72	—	—	72	$573 - $661	1,678 -2,017

Northern California Total		324	—	—	324

Total—Unconsolidated Joint Venture Projects		808	65	59	743

Fee Building Projects
Southern California
Orange County:
Carmel, Irvine	2011	96	96	—	—	$899 - $1,206	2,616 -2,846
San Marino, Irvine (9)	2012	47	23	24	24	$900 - $1,100	2,808 -3,761
Toscana, Irvine (9)	2011	86	72	14	14	$1,000 -$1,300	2,806 -3,137
Mendocino, Irvine (9)	2013	133	—	36	133	$800 - $950	2,221 -2,452
The Strand, Dana Point (9)	2014	2	—	—	2	$5,000 -$5,700	6,436 -7,855
San Diego County:
Carlsbad, Carlsbad	2014	16	—	—	16	$750 - $990	2,900 -3,750

Southern California Total		380	191	74	189

Total—Fee Building Projects		380	191	74	189

(1)	Year of first delivery for future periods is based upon management’s estimates and is subject to change.
(2)	The number of homes to be built at completion is subject to change, and there can be no assurance that we will build these homes.
(3)

Backlog consists of homes under sales contracts that had not yet closed as of March 31, 2013, and there can be no assurance that closing of sold homes will occur. Backlog has not been reduced to reflect our historical cancellation rate.

(4)

Consists of owned or controlled lots, fee building lots and unconsolidated joint venture lots as of March 31, 2013, including owned or controlled lots, fee building lots and unconsolidated joint venture lots in backlog as of March 31, 2013. Of the foregoing lots, there were no completed and unsold homes other than those being used as model homes.

(5)

Sales price range reflects actual total price for homes already sold in the respective projects and, where sales have not yet commenced for a project, anticipated sales prices for homes to be sold. The actual prices at which our homes are sold in the future may differ.

(6)

Reflects actual home size range for homes already sold in the respective projects and, where sales have not yet commenced for a project, anticipated home size ranges for homes to be sold. The actual home size ranges may differ.

(7)

We own economic interests in our unconsolidated joint ventures, which include our capital interests that range from 5% to 50% plus, in each case, a share of the distributions from the joint ventures in excess of our capital interest. These economic interests vary among our different joint ventures. A description of such share of distributions in excess of our capital interest for each of our joint ventures is described under “Our Business—Joint Ventures.”

(8)

Garden House and Terraces have nine and five below-market homes, respectively, as required by the Housing Authority of the County of Marin. The price range for these homes is $181,000 to $425,000 and is excluded from the sales price range.

(9)	We entered into a fee building agreement to build homes in this community for an independent third-party property owner. The project is marketed under the third-party owner’s name.

Pending Acquisitions

As of March 31, 2013, we and our unconsolidated joint ventures had options or were under contract to acquire land for aggregate purchase prices of approximately $30.0 million and $144.7 million, respectively, in each case net of deposits. As of March 31, 2013, we and our unconsolidated joint ventures had paid $1.0 million and $7.7 million, respectively, in non-refundable deposits relating to these pending acquisitions. The following table presents certain information with respect to each of these pending acquisitions as of March 31, 2013.

	Company			Unconsolidated Joint Ventures
Market	Total Lots Controlled(1)	Communities	Aggregate Purchase Price, Net(2)	Total Lots Controlled(3)	Communities	Aggregate Purchase Price, Net(4)
Southern California	156	2	$17,500,000	199	3	$53,865,000
San Francisco Bay Area	106	2	12,450,000	404	3	29,500,000
Metro Sacramento	—	—	—	1,745	25	61,379,000

Company Total	262	4	$29,950,000	2,348	31	$144,744,000

(1)

All of the 262 lots controlled under Company projects are under purchase contracts. There can be no assurance that we will acquire any of these land parcels on the terms or timing anticipted or at all or that we will proceed to build and sell homes on any of this land.

(2)	Consists of the estimated aggregate purchase price for pending acquisitions of all the lots per region, less aggregate deposits paid of $1.0 million as of March 31, 2013.
(3)

Consists of 2,316 lots that are under purchase contracts and 32 lots under non-binding letters of intent. There can be no assurance that we will acquire any of these land parcels on the terms or timing anticipated or at all or that we will proceed to build and sell homes on any of this land.

(4)	Consists of the estimated aggregate purchase price for pending acquisitions of all the lots per region, less aggregate deposits paid of $7.7 million as of March 31, 2013.

Owned and Controlled Lots

As of March 31, 2013, we and our unconsolidated joint ventures owned or controlled, pursuant to purchase and sale agreements, non-binding letters of intent or fee building contracts, an aggregate of 639 lots and 3,091 lots, respectively. In addition, we also controlled 189 lots under fee building arrangements. The following table presents certain information with respect to our owned and controlled lots as of March 31, 2013 and for the period from April 1 to June 14, 2013.

	As of March 31, 2013			Activity from April 1 to June 14, 2013						As of June 14, 2013
Market	Lots Owned	Lots Controlled(1)	Lots Owned and Controlled(1)	Project Location	Status		Lots Controlled	Commun- ities	Purchase Price, Net ($mm)	Total Lots Owned or Controlled
Company
Southern California	170	156	326				108	2	$118.2	434

				Irvine	LOI	(2)	70	1	72.0
				Irvine	LOI	(2)	38	1	46.2

Northern California	207	106	313							313

Total — Company	377	262	639				108	2	$118.2	747

Unconsolidated Joint Ventures(3)	743	2,348	3,091							3,091

Fee Building Projects	—	189	189							189

(1)

Includes (i) 262 lots and 2,316 lots that we and our unconsolidated joint ventures, respectively, have under purchase and sale agreements, (ii) 32 lots that our unconsolidated joint ventures have under non-binding letters of intent, and (iii) 189 lots that we control pursuant to fee building contracts. With respect to the lots under non-binding letters of intent, there can be no assurance that we will enter into binding agreements or as to the terms thereof.

(2)	Letter of Intent, or LOI, reflects executed non-binding letters of intent that are subject to customary conditions and have not yet closed, and there can be no assurance that such closings will occur.
(3)

We own economic interests in our unconsolidated joint ventures, which include our capital interests that range from 5% to 50% plus, in each case, a share of the distributions from the joint ventures in excess of our capital interest. These economic interests vary among our different unconsolidated joint ventures. A description of such share of distributions in excess of our capital interest for each of our joint ventures is described under “Our Business—Joint Ventures.”

Recent Developments

Quarter Ended June 30, 2013

The following table sets forth our selected preliminary operating data for the three months ended June 30, 2013.

	Three Months Ended June 30,		Increase (Decrease)
	2013	2012	Amount %
Company
Net new home orders	29	14	107%
New homes delivered	22	7	214%
Average selling communities	3	3	0%
Selling communities at end of period, number of homes	2	3	(33)%
Backlog(1) at end of period, number of homes	38	21	81%

Joint Ventures
Net new home orders	34	—	n/a
New homes delivered	25	—	n/a
Average selling communities	3	—	n/a
Selling communities at end of period, number of homes	3	—	n/a
Backlog(1) at end of period, number of homes	68	—	n/a

(1)

Backlog consists of homes under sales contracts that had not yet closed as of June 30, 2013, and there can be no assurance that closings of sold homes will occur. Backlog has not been reduced to reflect our historical cancellation rate.

We are in the process of finalizing our operating data for the three months ended June 30, 2013, and, therefore, actual data for this period is not yet available. The preliminary operating data presented above for the three months ended June 30, 2013 is subject to change pending finalization, and actual data may differ.

Other Developments

In April 2013, each of the four members of TNHC LLC agreed to further increase its capital commitment by $2.5 million, which increased our aggregate capital commitment from $50 million to $60 million. The additional $10 million was called and funded in April 2013. Such amounts are to be used for investments in identified, specific projects.

In April 2013, our Newport Beach, California unconsolidated joint venture acquired 4.5 acres of land. Upon the acquisition, our aggregate investment in that unconsolidated joint venture was $10.3 million. In May 2013, we formed the McKinley unconsolidated joint venture to acquire a 48.7 acre site to develop 330 lots in Sacramento, California.

In May 2013, we formed our TNHC San Juan Capistrano unconsolidated joint venture and it acquired an 18-acre site to develop 33 lots in San Juan Capistrano, California. Upon the acquisition, our aggregate investment in that unconsolidated joint venture was $2.3 million. We also formed our Russell Ranch unconsolidated joint venture in May 2013, which acquired a 431-acre site to develop 870 lots in Sacramento, California. Upon the acquisition, our aggregate investment in that unconsolidated joint venture was $3.5 million.

Summary Risk Factors

An investment in shares of our common stock involves risks. You should consider carefully the risks discussed below and described more fully along with other risks under “Risk Factors” in this prospectus before investing in our common stock.

•

The homebuilding and land development industry in the United States has recently undergone a significant downturn, and the likelihood of a continued recovery is uncertain in the current state of the economy.

•	Our industry is cyclical and adverse changes in general and local economic conditions could reduce the demand for homes and, as a result, could have a material adverse effect on us.

•	Our geographic concentration could materially and adversely affect us if the homebuilding industry in our markets should decline.

•

Because most of our homebuyers finance the purchase of their homes, the terms and availability of mortgage financing can affect the demand for and the ability to complete the purchase of a home, which could materially and adversely affect us.

•	Interest rate increases or changes in federal lending programs or other regulations could lower demand for our homes, which could materially and adversely affect us.

•	Our long-term growth depends, in part, upon our ability to successfully identify and acquire desirable land parcels for residential buildout.

•	The estimates, forecasts and projections relating to our markets prepared by JBREC are based upon numerous assumptions and may not prove to be accurate.

•	Our business and results of operations are dependent on the availability and skill of subcontractors.

•	Fluctuations in real estate values may require us to write-down the book value of our real estate assets.

•	We expect to use leverage in executing our business strategy, which may adversely affect the return on our assets.

•

Our current and future joint venture investments could be adversely affected by a lack of sole decision-making authority, disputes with our joint venture partners, and reliance on the financial condition and liquidity of our joint venture partners.

•	We have a limited operating history and we may not be able to successfully operate our business.

•

There is currently no public market for shares of our common stock, a trading market for our common stock may never develop following this offering and our common stock prices may be volatile and could decline substantially following this offering.

•	The offering price per share of our common stock offered under this prospectus may not accurately reflect the value of your investment.

Formation Transaction

Immediately prior to the completion of this offering, TNHC LLC intends to convert into a Delaware corporation, The New Home Company Inc. As part of this conversion, all of the outstanding membership interests in TNHC LLC will be converted into an aggregate of                  shares of common stock in The New Home Company Inc. Subsequent to our conversion into a corporation, we will be subject to taxation as a corporation under U.S. Federal and state income tax laws.

We carry out our business generally through a number of project-specific, wholly owned subsidiaries and joint ventures. Our fee building business is conducted primarily through our wholly owned subsidiary, TNHC Realty & Construction Inc., through which we also conduct real estate brokerage and contracting activities relating to our business.

The following chart illustrates our expected ownership and structure immediately following the completion of this offering (assuming no exercise by the underwriters of their option to purchase additional shares):

(1)

As part of our formation transactions, the members of The New Home Company LLC (the entity that will be converted into a Delaware corporation and renamed The New Home Company Inc. as part of our formation transactions), or TNHC LLC, will receive an aggregate of                  shares of our common stock in connection with the exchange of their membership interests in TNHC LLC. The members of TNHC LLC include an entity owned by our executive management team and three other non-management institutional investors (Tricon, Watt and IHP). In accordance with the TNHC LLC operating agreement, the allocation of                  shares of our common stock to be received by the respective members of TNHC LLC as part of our formation transactions depends upon the value per share of our common stock in this offering. The allocation of shares among the members of TNHC LLC reflected in this prospectus is for illustrative purposes and is based upon the midpoint of the price range set forth on the cover page of this prospectus. The actual allocation of shares among the members of TNHC LLC will be based upon the initial public offering price. Such allocation will not change the aggregate number of shares of common stock received by members of TNHC LLC as part of our formation transactions and only effects how many shares are allocated to each respective member. For a more detailed discussion regarding the shares of our common stock that will be received by the members of TNHC LLC, see “Principal Stockholders.”
(2)

Excludes: (i)              shares of our common stock issuable upon the vesting of restricted stock units to be granted to our officers (other than Messrs. Webb, Stelmar, Davis and Redwitz) and employees and our director nominees upon the pricing of this offering pursuant to our 2013 Long Term Incentive Plan; and (ii)             shares of our common stock issuable upon exercise of options to be granted to the members of our management team, other officers and employees upon the pricing of this offering pursuant to our 2013 Long Term Incentive Plan. The actual number of restricted stock units and the strike price and the number of shares of common stock subject to options will be based upon the price at which the shares are sold to the public in this offering.

(3)

If the underwriters exercise their option to purchase additional shares of our common stock, we will use the net proceeds from the sale of those additional shares to purchase an equivalent number of shares of our common stock from our non-management institutional investors.

Non-Management Institutional Investors

IHP, Watt, and Tricon are our current non-management institutional investors.

IHP Capital Partners was founded in 1992 and is one of the largest investment firms in the United States providing equity financing for residential development. The firm invests institutional capital in for-sale residential real estate projects, including land entitlement, land development and housing construction. IHP and its investment partners have created neighborhoods and communities valued at more than $19 billion, investing in over 235 projects with more than 50 builder and developer partners throughout the United States.

The Watt Companies offer comprehensive and diversified real estate services across the United States to investors and partners, homebuyers and commercial customers. Watt builds homes, offices and shopping centers.

Listed on the Toronto Stock Exchange (TCN:TSX), Tricon Capital Group Inc. is one of North America’s leading residential real estate companies with a focus on single-family land development, homebuilding, multi-family construction and single-family rental. Through its private fund business, Tricon currently manages in excess of $1 billion for primarily institutional investors and has funded approximately 150 development projects valued at more than $10 billion since its inception. Tricon is also a leading participant in the U.S. single-family rental sector and currently owns approximately 1,800 homes for its own account.

Our Offices

Our principal executive offices are located at 95 Enterprise, Suite 325, Aliso Viejo, California 92656. Our main telephone number is (949) 382-7800. Our internet website is thenewhomecompany.com. The information contained in, or that can be accessed through, our website is not incorporated by reference in and is not a part of this prospectus.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to companies that are not “emerging growth companies.” These provisions include, among other matters:

•	an exemption to provide fewer years of financial statements and other financial data in an initial public offering registration statement;

•	an exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting;

•

an exemption from new or revised financial accounting standards until they would apply to private companies with no pending registration statement and from compliance with any requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

•	reduced disclosure about the emerging growth company’s executive compensation arrangements; and

•	an exemption from the requirement to seek non-binding advisory votes on executive compensation and golden parachute arrangements.

We have determined to opt out of the exemption from compliance with new or revised financial accounting standards. Our decision to opt out of this exemption is irrevocable.

We have elected to adopt the reduced disclosure requirements available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other companies in which you hold equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of our elections, which may cause a less active trading market for our common stock and more volatility in our stock price.

We will remain an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means, among other things, that the market value of our common stock that is held by non-affiliates is at least $700 million as of the last business day of our most recently completed second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

The Offering

Common stock offered by us	shares

Common stock to be outstanding immediately following this offering	shares(1)

Underwriters’ option to purchase additional shares	Up to shares. If the underwriters exercise their option to purchase additional shares of our common stock, we will use the net proceeds from the sale of those additional shares to purchase an equivalent number of shares of our common stock from our non-management institutional investors. See “Use of Proceeds.”

Use of proceeds	We expect to receive net proceeds from this offering of approximately $ million (or approximately $ million if the underwriters fully exercise their option to purchase additional shares of our common stock from us), assuming an initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering, excluding the net proceeds received from any exercise of the underwriters’ option to purchase additional shares from us, primarily for the acquisition of land, including the land described above under “—Pending Acquisitions,” and for development of lots, home construction and other related purposes. If the underwriters exercise their option to purchase additional shares of our common stock from us, we will use the net proceeds from the sale of those additional shares to purchase an equivalent number of shares of our common stock from our non-management institutional investors. See “Use of Proceeds.”

Although we will receive the net proceeds from any sale of shares of our common stock pursuant to any exercise of the underwriters’ option to purchase additional shares from us, we will use such proceeds to purchase an equivalent number of shares of our common stock from our non-management institutional investors. See “Use of Proceeds.”

Dividend policy	We currently intend to retain our future earnings, if any, to finance the development and expansion of our business and, therefore, do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments and such other factors as our board of directors deems relevant. See “Dividend Policy.”

New York Stock Exchange symbol	Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “NWHM.”

Directed share program	The underwriters have reserved for sale, at the initial public offering price, up to shares of our common stock being offered to persons who are directors, officers or employees, or who are otherwise associated with us. See “Underwriting.”

Risk factors	Investing in our common stock involves a high degree of risk. For a discussion of factors you should consider in making an investment, see “Risk Factors” beginning on page 25 of this prospectus.

(1)

Based on                      shares to be outstanding immediately after the consummation of our formation transactions and excludes: (i)                      shares of our common stock issuable upon the vesting of restricted stock units to be granted to our officers (other than Messrs. Webb, Stelmar, Davis and Redwitz) and employees and our director nominees upon the pricing of this offering pursuant to our 2013 Long-Term Incentive Plan (assuming a public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus); (ii)                     shares of our common stock issuable upon the exercise of options to be granted to the members of our management team, other officers and employees upon the pricing of this offering pursuant to our 2013 Long-Term Incentive Plan (with a strike price based upon the midpoint of the price range set forth on the cover page of this prospectus); and (iii)                      shares of our common stock reserved for future issuance under our 2013 Long-Term Incentive Plan. The actual number of restricted stock units and the strike price and the number of shares of common stock subject to options will be based upon the price at which the shares are sold to the public in this offering.

Summary of Selected Financial Data

The following tables set forth our summary selected financial data and other operating information, including pro forma information. The selected financial data as of and for the years ended December 31, 2012 and 2011 and for the period from August 18, 2010 (inception) through December 31, 2010 and the period from January 1, 2010 through August 17, 2010 are derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm. The selected financial data as of and for the three months ended March 31, 2013 and for the three months ended March 31, 2012 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2013. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

The unaudited pro forma consolidated statements of operations data for the year ended December 31, 2012 and the three months ended March 31, 2013 are based on the historical statements of operations. Our historical information is derived from our unaudited statement of operations for the three months ended March 31, 2013 and our audited statement of operations for the year ended December 31, 2012 included elsewhere in this prospectus.

The unaudited pro forma consolidated balance sheet data as of March 31, 2013 gives effect to the additional capital contributions made by the members subsequent to March 31, 2013 and the investment of a portion of such proceeds into new unconsolidated real estate joint ventures as well as the issuance of                     shares of common stock at $                     per share (based on the midpoint of the price range set forth on the cover page of this prospectus) and the conversion of our membership interests into                  shares of common stock all in connection with our initial public offering, as if those transactions had occurred as of March 31, 2013. The unaudited pro forma consolidated statements of operations data for the three months ended March 31, 2013 and the year ended December 31, 2012 give effect to the issuance of stock awards and the adjustments to executive salaries and board of directors’ compensation plans assuming we were public as of January 1, 2012. In addition, we have adjusted our provision for income taxes in the pro forma statement of operations assuming we operated as a corporation for Federal and state tax purposes as of January 1, 2012.

The unaudited pro forma consolidated financial statements data are provided for informational purposes only and are based on estimates and assumptions as set forth in the notes to such statements. The unaudited pro forma consolidated financial statements data are not necessarily indicative of the results of operations to be expected in any future period. This information should be read in conjunction with our historical consolidated financial statements and related notes as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus, and in conjunction with the accompanying notes to these unaudited pro forma consolidated financial statements.

	TNHC Inc. Pro Forma(4)	TNHC LLC		TNHC Inc. Pro Forma(4)	TNHC LLC			Predecessor
	Three Months Ended March 31,			Year Ended December 31,			Period From August 18, 2010 (Inception) Through December 31,	Period From January 1, 2010 Through August 17,
	2013	2013	2012	2012	2012	2011	2010	2010
Statement of Operations Data:(1)
Home sales(2)	$4,666,531	$4,666,531	$4,110,937	$24,197,956	$24,197,956	$25,624,111	$5,319,408	$538,598
Cost of home sales(2)	3,729,627	3,729,627	3,417,550	20,779,338	20,779,338	21,774,199	4,423,236	399,995

Homebuilding gross profit	936,904	936,904	693,387	3,418,618	3,418,618	3,849,912	896,172	138,603

Fee building	13,472,550	13,472,550	2,719,748	28,268,675	28,268,675	16,522,946	11,494,347	12,941,110
Cost of fee building	12,938,813	12,938,813	2,652,779	26,505,042	26,505,042	16,762,666	11,331,286	12,764,497

Fee building gross profit	533,737	533,737	66,969	1,763,633	1,763,633	(239,720)	163,061	176,613
Land sales gross margin	—	—	—	(321,791)	(321,791)	—	—	—
Abandoned project costs	159,587	159,587	—	408,642	408,642	128,798	—	—
Equity in net (income) loss of unconsolidated joint ventures	(271,856)	(271,856)	38,789	(349,445)	(349,445)	38,916	—	—
Selling and marketing	277,020	277,020	323,262	1,677,058	1,677,058	1,748,430	453,799	134,002
General and administrative		963,104	934,299		3,999,949	3,522,617	689,781	328,295

Income (loss) from operations		342,786	(535,994)		(875,744)	(1,828,569)	(84,347)	(147,081)
Guaranty fee income	28,391	28,391	—	85,172	85,172	—	—	—
Other income (expense), net	—	—	6,361	(15,048)	(15,048)	(14,750)	(10,596)	(6,048)

Income (loss) before taxes		371,177	(529,633)		(805,620)	(1,843,319)	(94,943)	(153,129)
Provision for taxes	—	(64,745)	—	—	(71,255)	(10,149)	—	—

Net income (loss)	$	$306,432	$(529,633)	$	$(876,875)	$(1,853,468)	$(94,943)	$(153,129)

	TNHC Inc. Pro Forma	TNHC LLC		TNHC Inc. Pro Forma	TNHC LLC			Predecessor
	Three Months Ended March 31,			Year Ended December 31,			Period From August 18, 2010 (Inception) Through December 31,	Period From January 1, 2010 Through August 17,
	2013	2013	2012	2012	2012	2011	2010	2010
Unaudited pro forma income (loss) per share
Basic	$			$

Diluted	$			$

Operating Data — Company Projects
Net new home orders		17	16		72	45	15	4
New homes delivered		12	9		53	49	8	—
Average sales price of homes delivered		$389,000	$457,000		$457,000	$523,000	$665,000	$—
Cancellation rate		11%	24%		16%	25%	10%	0%
Average selling communities		4	4		4	4	3	1
Selling communities at end of period		3	3		3	4	3	1
Backlog at end of period, number of homes		31	14		26	7	11	4
Backlog at end of period, aggregate sales value		$13,724,000	$7,418,000		$10,593,000	$5,074,000	$3,982,000	$1,177,000

	As of March 31, 2013				As of December 31,
	TNHC Inc. Pro Forma As Adjusted(4)		TNHC LLC Pro Forma(3)	TNHC LLC	2012	2011
Balance Sheet Data
Cash and restricted cash	$		$9,517,201	$5,231,707	$6,152,048	$5,523,851
Receivables		4,797,652	4,797,652	4,797,652	6,049,676	59,317
Real estate inventories		38,616,171	38,616,171	39,743,736	39,268,764	28,890,573
Investment in unconsolidated joint ventures		30,440,406	30,440,406	23,598,335	12,424,229	4,854,584
Other assets		1,421,300	1,421,300	1,421,300	615,999	433,465

Total assets	$		$84,792,730	$74,792,730	$64,510,716	$39,761,790

Notes payable to member		$1,000,000	$1,000,000	$1,000,000	$1,000,000	$—
Notes payable		17,239,273	17,239,273	17,239,273	16,721,878	9,383,462
Accounts payable and accrued expenses		9,072,311	9,072,311	9,072,311	11,214,124	2,526,739

Total liabilities		27,311,584	27,311,584	27,311,584	28,936,002	11,910,201
Members’ equity		—	57,481,146	47,481,146	35,574,714	27,851,589
Stockholders’ equity			—	—	—	—

Total liabilities and equity	$		$84,792,730	$74,792,730	$64,510,716	$39,761,790

						Predecessor
	Three Months Ended March 31,		Year Ended December 31,		Period From August 18, 2010 (Inception) Through December 31,	Period From January 1, 2010 Through August 17,
	2013	2012	2012	2011	2010	2010
Operating and Financial Data – Unconsolidated Joint Ventures(5)
Home sales	$30,764,001	$—	$56,018,517	$—	$—	$—
Cost of home sales	22,537,742	—	41,548,236	—	—	—

Homebuilding gross profit	8,226,259	—	14,470,281	—	—	—
Net income (loss)	$6,160,994	(606,826)	$8,652,751	$(776,819)	$—	$—
Management fees earned by the Company(6)	$965,462	$444,069	$2,949,365	$844,411	$—	$—
Net new home orders	28	—	96	—	—	—
New homes delivered	23	—	42	—	—	—
Cancellation rate	13%	—	5%	—	—	—
Average selling communities	3	—	3	—	—	—
Selling communities at end of period	3	—	3	—	—	—
Backlog at end of period, number of homes	59	—	54	—	—	—
Backlog at end of period, aggregate sales value	$82,500,000	$—	$72,921,000	$—	$—	$—

	As of March 31, 2013	As of December 31,
		2012	2011
Balance Sheet Data – Unconsolidated Joint Ventures
Total assets, primarily real estate inventories	$205,336,221	$173,255,773	$92,622,144

Total liabilities, primarily accounts payable and notes payable	$42,637,295	$44,673,841	$21,610,963
The Company’s equity	23,598,335	12,424,229	4,854,584
Other partners’ equity	139,100,591	116,157,703	66,156,597

Total equity	162,698,926	128,581,932	71,011,181

Total liabilities and equity	$205,336,221	$173,255,773	$92,622,144

						Predecessor
	Three Months Ended March 31,		Year Ended December 31,		Period From August 18, 2010 (Inception) Through December 31,	Period From January 1, 2010 Through August 17,
	2013	2012	2012	2011	2010	2010
Operating Data – Fee Building Projects
Net new home orders	12	18	145	25	28	55
New homes delivered	45	2	50	47	37	12
Average sales price of homes delivered	$1,150,000	$1,100,000	$1,153,000	$1,234,000	$1,125,000	$1,429,000

(1)

Immediately prior to the completion of this offering, we intend to convert into a Delaware corporation. Subsequent to our conversion into a corporation, we will be subject to taxation as a corporation under U.S. Federal and state income tax laws.

(2)

During the years ended December 31, 2011 and 2010, the Company entered into a fee building services agreement that allowed us to independently operate a design center and directly market upgrade options to the landowners’ homebuyers. We recognized revenue for these option upgrades in accordance with ASC 360-20, Property, Plant and Equipment, Real Estate Sales, as more fully described in the notes to the consolidated financial statements. During the years ended December 31, 2011 and 2010, we recognized revenue for these option upgrades of $3,159,988 and $2,846,472, respectively, which is included above in home sales. The cost of these option upgrades, included above in cost of home sales, was $2,476,668 and

$2,231,778 during the years ended December 31, 2011 and 2010, respectively. These revenues and costs were for the delivery of option upgrades on 47 and 49 homes, respectively, which are included in the operating data for fee building services.
(3)

This column gives effect to the additional $10 million of capital contributions made to TNHC LLC by its members subsequent to March 31, 2013, a portion of which was used for investment in four new unconsolidated joint ventures.

(4)	This column gives further effect to (i) our formation transactions and (ii) our initial public offering.
(5)

“Operating and Financial Data – Unconsolidated Joint Ventures” reflects the data for the ventures and not our share thereof. We own economic interests in our unconsolidated joint ventures, which include our capital interests that range from 5% to 50% plus, in each case, a share of the distributions from the joint ventures in excess of our capital interest. These economic interests vary among our different joint ventures. A description of such share of distributions in excess of our capital interest for each of our joint ventures is described under “Our Business—Joint Ventures.” Such financial data is not included in our financial data for GAAP purposes, but is recognized in our results of operations as a component of equity in net (income) loss of unconsolidated joint ventures. We have investments in several unconsolidated joint ventures and this information has been included to provide additional information about the operations and financial condition of our unconsolidated joint ventures. This data is included for informational purposes only.

(6)

We have entered into agreements with our unconsolidated joint ventures to provide management services related to the underlying projects. Pursuant to the agreements, we receive a management fee based on each project’s revenues. During the three months ended March 31, 2013 and 2012 and the years ended December 31, 2012 and 2011, we earned $965,462, $444,069, $2,949,365 and $844,411, respectively, in management fees, which have been recorded as fee building revenue.

RISK FACTORS

An investment in our common stock involves a high degree of risk and should be considered highly speculative. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our business and an investment in our common stock, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occur, our business, prospects, liquidity, financial condition and results of operations could be materially and adversely affected, in which case the trading price of our common stock could decline significantly and you could lose part or all of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Concerning Forward-Looking Statements.”

Risks Related to Our Business

The homebuilding and land development industry in the United States has recently undergone a significant downturn, and the likelihood of a continued recovery is uncertain in the current state of the economy.

The homebuilding and land development industry experienced substantial losses in connection with the recent downturn in the U.S. housing market and, in particular, in California. Although the housing markets in the U.S. and the California markets have begun to recover, we cannot predict whether and to what extent this recovery will continue or its timing. While some of the many negative factors that contributed to the housing downturn may have moderated in 2012, several remain, and they could return or intensify to inhibit any future improvement in housing market conditions. These negative factors include but are not limited to the following:

•	weak general economic and employment growth that, among other things, restrains consumer incomes, consumer confidence and demand for homes;

•

elevated levels of mortgage loan delinquencies, defaults and foreclosures that could add to a “shadow inventory” of lender-owned homes that may be sold in competition with new and other resale homes at low “distressed” prices or that generate short sales activity at such price levels;

•

a significant number of homeowners whose outstanding principal balance on their mortgage loan exceeds the market value of their home, which undermines their ability to purchase another home that they otherwise might desire and be able to afford;

•	volatility and uncertainty in domestic and international financial, credit and consumer lending markets amid slow growth or recessionary conditions in various regions around the world; and

•

tight lending standards and practices for mortgage loans that limit consumers’ ability to qualify for mortgage financing to purchase a home, including increased minimum credit score requirements, credit risk/mortgage loan insurance premiums or other fees, required down payment amounts, more conservative appraisals, higher loan-to-value ratios and extensive buyer income and asset documentation requirements.

Additional headwinds may come from the efforts and proposals of lawmakers to reduce the debt of the federal government through tax increases or spending cuts, and financial markets’ and businesses’ reactions to those efforts and proposals, which could impair economic growth. Given these factors, we may not be successful in implementing our business strategy and may not operate profitably.

Our industry is cyclical, and adverse changes in general and local economic conditions could reduce the demand for homes and, as a result, could have a material adverse effect on us.

The residential homebuilding industry is cyclical and is highly sensitive to changes in general economic conditions such as levels of employment, consumer confidence and income, availability of financing for acquisitions, construction and permanent mortgages, interest rate levels, inflation and demand for housing. The health of the residential homebuilding industry may also be significantly affected by “shadow inventory” levels during recessionary and recovery periods. “Shadow inventory” refers to the number of homes with mortgages that are in some form of distress but that have not yet been listed for sale. Shadow inventory can occur when lenders put properties that have been foreclosed or forfeited to lenders on the market gradually, rather than all at once, or delay the foreclosure process. A significant shadow inventory in our markets could, were it to be released into our markets, adversely impact home and land prices and demand for our homes and land, which would have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations. In addition, an important segment of our end-purchaser and customer base consists of first time and second time “move-up” buyers, who often purchase homes subject to contingencies related to the sale of their existing homes. The difficulties facing these buyers in selling their homes during recessionary periods may adversely affect our sales. Moreover, during such periods, we may need to reduce our sales prices and offer greater incentives to buyers to compete for sales, which may reduce our margins.

Furthermore, we are subject to additional market exposure risk because it can take years from the time we acquire control of a property to the time we make our first home sale on the site. A project that we initially expect to be profitable may become less profitable or unprofitable due to changes in the global and local economic conditions that occur after we acquire control of the property and before we sell the homes we build on them.

Our geographic concentration could materially and adversely affect us if the homebuilding industry in our current markets declines.

Our business strategy is focused on the design, construction and sale of innovative single-family detached and attached homes in planned communities in major metropolitan areas in coastal Southern California, the San Francisco Bay area and metro Sacramento and the potential entry into other Southwestern and Pacific Northwest markets. In Southern California, we principally operate in the counties of Orange, Los Angeles, Ventura and San Diego, and in Northern California, we principally operate in the counties of El Dorado, Placer, Sacramento, Yolo Marin, San Mateo and Santa Clara. Because our operations are concentrated in these areas, a prolonged economic downturn in one or more of these areas could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations, and a disproportionately greater impact on us than other homebuilders with more diversified operations. During the downturn from 2008 to 2010, land values, the demand for new homes and home prices declined substantially in California. In addition, the state of California recently experienced severe budget shortfalls and has raised taxes and increased fees to offset the deficit. If these conditions in California persist or worsen, our business, prospects, liquidity, financial condition and results of operations could materially suffer. If the current, relatively weak buyer demand for new homes in California continues or worsens, home prices could stagnate or continue to decline, which would have a material adverse effect on us.

Because most of our homebuyers finance the purchase of their homes, the terms and availability of mortgage financing can affect the demand for and the ability to complete the purchase of a home, which could materially and adversely affect us.

Our business depends on the ability of our homebuyers to obtain financing for the purchase of their homes. Many of our homebuyers must sell their existing homes in order to buy a home from us. Since 2009, the U.S. residential mortgage market as a whole has experienced significant instability due to, among other things, defaults on subprime and other loans, resulting in the declining market value of such loans. In light of these developments, lenders, investors, regulators and other third parties questioned the adequacy of lending standards and other credit requirements for several loan programs made available to borrowers in recent years. This has led to tightened credit requirements and an increase in indemnity claims for mortgages. Deterioration in credit quality among subprime and other nonconforming loans has caused most lenders to eliminate subprime mortgages and most other loan products that do not conform to Federal National Mortgage Association, or Fannie Mae, Federal Home Loan Mortgage Corporation, or Freddie Mac, Federal Housing Administration, or FHA, or Veterans Administration, or the VA, standards. Fewer loan products and tighter loan qualifications, in turn, make it more difficult for a borrower to finance the purchase of a new home or the purchase of an existing home from a potential “move-up” buyer who wishes to purchase one of our homes. In general, these developments have delayed any general improvement in the housing market. If our potential homebuyers or the buyers of our homebuyers’ existing homes cannot obtain suitable financing, our business, prospects, liquidity, financial condition and results of operations could be materially and adversely affected.

Interest rate increases or changes in federal lending programs or other regulations could lower demand for our homes, which could materially and adversely affect us.

Substantially all purchasers of our homes finance their acquisitions with mortgage financing. Rising interest rates, decreased availability of mortgage financing or of certain mortgage programs, higher down payment requirements or increased monthly mortgage costs may lead to reduced demand for our homes and mortgage loans. Increased interest rates can also hinder our ability to realize our backlog because our home purchase contracts provide customers with a financing contingency. Financing contingencies allow customers to cancel their home purchase contracts in the event that they cannot arrange for adequate financing. As a result, rising interest rates can decrease our home sales and mortgage originations. Any of these factors could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

In addition, as a result of the turbulence in the credit markets and mortgage finance industry, the federal government has taken on a significant role in supporting mortgage lending through its conservatorship of Fannie Mae and Freddie Mac, both of which purchase home mortgages and mortgage-backed securities originated by mortgage lenders, and its insurance of mortgages originated by lenders through the FHA and the VA. The availability and affordability of mortgage loans, including interest rates for such loans, could be adversely affected by a curtailment or cessation of the federal government’s mortgage-related programs or policies. The FHA may continue to impose stricter loan qualification standards, raise minimum down payment requirements, impose higher mortgage insurance premiums and other costs, or limit the number of mortgages it insures. Due to federal budget deficits, the U.S. Treasury may not be able to continue supporting the mortgage-related activities of Fannie Mae, Freddie Mac, the FHA and the VA at present levels, or it may revise significantly the federal government’s participation in and support of the residential mortgage market. Because the availability of Fannie Mae, Freddie Mac, FHA and VA-backed mortgage financing is an important factor in marketing and selling many of our homes, any limitations, restrictions or changes in the availability of such government-backed financing could reduce our home sales, which could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

Furthermore, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was signed into law. This legislation provides for a number of new requirements relating to residential mortgages and mortgage lending practices, many of which are to be developed further by implementing rules. These include, among others, minimum standards for mortgages and lender practices in making mortgages, limitations on certain fees and incentive arrangements, retention of credit risk and remedies for borrowers in foreclosure proceedings. The effect of such provisions on lending institutions will depend on the rules that are ultimately enacted. However, these requirements, as and when implemented, are expected to reduce the availability of loans to borrowers or increase the costs to borrowers to obtain such loans. Any such reduction could result in a decline of our home sales, which could materially and adversely affect us.

Because of the seasonal nature of our business, our quarterly operating results fluctuate.

As discussed under “Management’s Discussion and Analysis of Financial Condition—Liquidity and Capital Resources—Seasonality” we have experienced seasonal fluctuations in our quarterly operating results and capital requirements that can have a material impact on our results and our consolidated financial statements. We typically experience the highest new home order activity in spring and summer, although this activity also highly depends on the number of active selling communities, timing of new community openings and other market factors. Since it typically takes four to six months to construct a new home, we deliver more homes in the second half of the year as spring and summer home orders convert to home deliveries. Because of this seasonality, home starts, construction costs and related cash outflows have historically been highest in the second and third quarters, and the majority of cash receipts from home deliveries occur during the second half of the year. We expect this seasonal pattern to continue over the long-term, although it may be affected by volatility in the homebuilding industry. We expect the traditional seasonality cycle and its impact on our results to become more prominent if and as the present housing recovery progresses and the homebuilding industry returns to a more normal operating environment, but we can make no assurances as to the degree to which our historical seasonal patterns will occur in 2013 and beyond, if at all.

Our business and long-term growth would suffer if we are unable to successfully identify and acquire desirable land parcels for residential buildout.

Our future growth depends, in part, upon our ability to successfully identify and acquire attractive land parcels for development of our single-family homes at reasonable prices and with terms that meet our underwriting criteria. Our ability to acquire land parcels for new single-family homes may be adversely affected by changes in the general availability of land parcels, the willingness of land sellers to sell land parcels at reasonable prices, competition for available land parcels, availability of financing to acquire land parcels, zoning and other market conditions. If the supply of land parcels appropriate for development of single-family homes is limited because of these factors, or for any other reason, our ability to grow could be significantly limited, and our revenue, gross margins and the number of homes that we build and sell could decline. Additionally, our ability to begin new projects could be impacted if we elect not to purchase land parcels under option contracts. To the extent that we are unable to purchase land parcels timely or enter into new contracts for the purchase of land parcels at reasonable prices, our home sales revenue and results of operations could be negatively impacted.

The estimates, forecasts and projections relating to our markets prepared by JBREC are based upon numerous assumptions and may not prove to be accurate.

This prospectus contains estimates, forecasts and projections relating to our markets that were prepared for us for use in connection with this offering by JBREC, an independent research provider and consulting firm focused on the housing industry. See “Market Opportunity.” We have paid JBREC a fee of $41,000 for its services, plus an amount charged at an hourly rate for additional information we may require from JBREC from time to time in connection with its services. The estimates, forecasts and projections relate to, among other things, employment, demographics, household income, home sales prices and affordability. These estimates may not be, and the forecasts and projections may not prove to be, accurate. These estimates, forecasts and projections are based on data (including third-party data), significant assumptions, proprietary methodologies and the experience and judgment of JBREC. In many cases, a particular estimate, forecast or projection may be extremely sensitive to small changes in the underlying assumptions, judgments and methodologies, which may prove to be inaccurate or inappropriate. Accordingly, the application of alternative assumptions, judgments or methodologies could result in materially less favorable estimates, forecasts and projections than those contained in this prospectus. Other real estate experts have different views regarding these forecasts and projections that may be more positive or negative, including in terms of the timing, magnitude and direction of future changes.

The forecasts and projections in this prospectus are forward-looking statements and involve risks and uncertainties that may cause actual results to be materially different from the projections. JBREC has made these forecasts and projections based on studying the historical and current performance of the residential housing market and applying JBREC’s qualitative knowledge and subjective estimates, assumptions and judgments about the residential housing market. The future is difficult to predict, particularly given that the economy and housing markets are cyclical, subject to changing consumer and market psychology and governmental policies related to mortgage regulations and interest rates. There will usually be differences between projected and actual outcomes, because events and circumstances frequently do not occur as expected, and the differences may be material. Accordingly, the forecasts and projections included in this prospectus might not occur or might occur to a different extent or at a different time. For the foregoing reasons, neither we nor JBREC can provide any assurance that the estimates, forecasts and projections contained in this prospectus are accurate, actual outcomes may vary significantly from those contained or implied by the forecasts and projections, and you should not place undue reliance on these estimates, forecasts and projections. Except as required by law, we are not obligated to, and do not intend to, update the statements in this prospectus to conform to actual outcomes or changes in our or JBREC’s expectations.

We may not achieve projected goals and objectives in the time periods that we anticipate or announce publicly, which could have an adverse effect on our business and could cause the price of our common stock to decline.

We set goals and objectives for the timing of certain accomplishments and milestones regarding our business. We have included some of these goals and objectives in this prospectus and may make similar future public statements. For example, this prospectus includes forecasts regarding the timelines for opening sales locations, or beginning development, in various communities or markets and the number of homes in planned future communities. These projections are based on our current expectations and may not accurately reflect specific uncertainties or uncertainties inherent in all forecasts. More specifically, the actual timing of these events can vary dramatically due to a number of factors, including currently unforeseen matters and matters beyond our control. You should not unduly rely on these forecasts in deciding whether to invest in our common stock.

If the market value of our land inventory decreases, our results of operations could be adversely affected by impairments and write-downs.

The market value of our land and housing inventories depends on market conditions. We acquire land for expansion into new markets and for replacement of land inventory and expansion within our current markets. There is an inherent risk that the value of the land owned or controlled by us may decline after purchase. The valuation of property is inherently subjective and based on the individual characteristics of each property. We may have acquired options on or bought and developed land at a cost we will not be able to recover fully or on which we cannot build and sell homes profitably. In addition, our deposits for lots controlled under option or similar contracts may be put at risk. Factors such as changes in regulatory requirements and applicable laws (including in relation to building regulations, taxation and planning), political conditions, the condition of financial markets, both local and national economic conditions, the financial condition of customers, potentially adverse tax consequences, and interest and inflation rate fluctuations subject valuations to uncertainty. Moreover, all valuations are made on the basis of assumptions that may not prove to reflect economic or demographic reality. If housing demand decreases below what we anticipated when we acquired our inventory, our results of operations and financial conditions may be adversely affected and we may not be able to recover our costs when we sell and build houses. We regularly review the value of our land holdings and continue to review our holdings on a periodic basis. Material write-downs and impairments in the value of our inventory may be required, and we may in the future sell land or homes at a loss, which could adversely affect our results of operations and financial condition.

Any limitation on, or reduction or elimination of, tax benefits associated with owning a home would decrease the demand for our home products and land, which could be material to our business.

Changes in federal income tax laws may affect the demand for new homes and land suitable for residential development. Current tax laws generally permit significant expenses associated with owning a home, primarily mortgage interest expense and real estate taxes, to be deducted for the purpose of calculating an individual’s federal, and in many cases, state, taxable income. Various proposals have been publicly discussed to limit mortgage interest deductions and to limit the exclusion of gains from the sale of a principal residence. For instance, under the American Taxpayer Relief Act of 2012, which was signed into law in January 2013, the federal government enacted higher income tax rates and limits on the value of tax deductions for certain high-income individuals and households. If the federal government or a state government changes or further changes its income tax laws, as some lawmakers have proposed, by eliminating, limiting or substantially reducing these income tax benefits without offsetting provisions, the after-tax cost of owning a new home would increase for many of our potential customers. Enactment of any such proposal may have an adverse effect on the homebuilding industry in general, as the loss or reduction of homeowner tax deductions could decrease the demand for new homes.

Difficulty in obtaining sufficient capital could prevent us from acquiring land for our developments or increase costs and delays in the completion of our development projects.

The homebuilding and land development industry is capital-intensive and requires significant up-front expenditures to acquire land parcels and begin development. If internally generated funds are not sufficient, we may seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financings or securities offerings. The availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced nationally, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. The credit and capital markets have recently experienced significant volatility. If we are required to seek additional financing to fund our operations, continued volatility in these markets may restrict our flexibility to access such financing. If we are not successful in obtaining sufficient capital to fund our planned capital and other expenditures, we may be unable to acquire land for our housing developments or to develop housing. Additionally, if we cannot obtain additional financing to fund the purchase of land under our option contracts or purchase contracts, we may incur contractual penalties and fees. Any difficulty in obtaining sufficient capital for planned development expenditures could also cause project delays, which could increase our costs. Any one or more of the foregoing events could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

We face potentially substantial risk with respect to our land and lot inventory.

We intend to acquire land parcels for replacement and expansion of land inventory within our current and any new markets. The risks inherent in purchasing and developing land parcels increase as consumer demand for housing decreases. As a result, we may buy and develop land parcels on which homes cannot be profitably built and sold. The market value of land parcels, building lots and housing inventories can fluctuate significantly as a result of changing market conditions, and the measures we employ to manage inventory risk may not be adequate to insulate our operations from a severe drop in inventory values. When market conditions drive land values down, option agreements we have previously entered into may become less desirable, at which time we may elect to forego deposits and pre-acquisition costs and terminate the agreements. Land parcels, building lots and housing inventories are illiquid assets, and we may not be able to dispose of them efficiently or at all if we are in financial distress. In addition, inventory carrying costs can be significant and can result in losses in a poorly performing project or market. In the event of significant changes in economic or market conditions, we may have to sell homes at significantly lower margins or at a loss, if we are able to sell them at all.

Adverse weather and geological conditions may increase costs, cause project delays and reduce consumer demand for housing, all of which could materially and adversely affect us.

As a homebuilder and land developer, we are subject to the risks associated with numerous weather-related and geologic events, many of which are beyond our control. These weather-related and geologic events include but are not limited to droughts, floods, wildfires, landslides, soil subsidence and earthquakes. The occurrence of any of these events could damage our land parcels and projects, cause delays in the completion of our projects, reduce consumer demand for housing and cause shortages and price increases in labor or raw materials, any of which could harm our sales and profitability. Our California markets are in areas which have historically experienced significant earthquake activity and seasonal wildfires. In addition to directly damaging our land or projects, earthquakes, wildfires or other geologic events could damage roads and highways providing access to those projects, thereby adversely affecting our ability to market homes in those areas and possibly increasing the costs of completion.

There are some risks of loss for which we may be unable to purchase insurance coverage. For example, losses associated with landslides, earthquakes and other geologic events may not be insurable, and other losses, such as those arising from terrorism, may not be economically insurable. A sizeable uninsured loss could materially and adversely affect our business, prospects, liquidity, financial condition and results of operations.

Our business and results of operations depend on the availability and skill of trade partners.

Substantially all of our construction work is done by third-party trade partners with us acting as the general contractor. Accordingly, the timing and quality of our construction depend on the availability and skill of our trade partners. We do not have long-term contractual commitments with any trade partners, and there can be no assurance that skilled subcontractors will continue to be available at reasonable rates and in the areas in which we conduct our operations. Certain of the trade partners engaged by us are represented by labor unions or are subject to collective bargaining arrangements that require the payment of prevailing wages that are higher than normally expected on a residential construction site. A strike or other work stoppage involving any of our subcontractors could also make it difficult for us to retain subcontractors for our construction work. In addition, union activity could result in higher costs to retain our subcontractors. The inability to contract with skilled trade partners at reasonable costs on a timely basis could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

In addition, despite our quality control efforts, we may discover that our trade partners were engaging in improper construction practices or installing defective materials in our homes. When we discover these issues, we, generally through our trade partners, repair the homes in accordance with our new home warranty and as required by law. We reserve 1% of the sales price of each home we sell to satisfy warranty and other legal obligations to our homebuyers. These reserves are established based on market practices, our historical experiences and our judgment of the qualitative risks associated with the types of homes built. However, the cost of satisfying our warranty and other legal obligations in these instances may be significantly higher than our reserves, and we may be unable to recover the cost of repair from such trade partners. Regardless of the steps we take, we can in some instances be subject to fines or other penalties, and our reputation may be adversely affected.

Labor and raw material shortages and price fluctuations could delay or increase the cost of home construction, which could materially and adversely affect us.

The residential construction industry experiences serious labor and raw material shortages from time to time, including shortages in qualified tradespeople, and supplies of insulation, drywall, cement, steel and lumber. These labor and raw material shortages can be more severe during periods of strong demand for housing or during periods where the regions in which we operate experience natural disasters that have a significant impact on existing residential and commercial structures. The cost of labor and raw materials may also increase during periods of shortage or high inflation. During the recent economic downturn, a large number of qualified trade partners went out of business or otherwise exited the market. A reduction in available trade partners will likely exacerbate labor shortages when demand for new housing increases. Shortages and price increases could cause delays in and increase our costs of home construction, which in turn could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

New and existing laws and regulations or other governmental actions may increase our expenses, limit the number of homes that we can build or delay the completion of our projects.

We are subject to numerous local, state, federal and other statutes, ordinances, rules and regulations concerning zoning, development, building design, construction and similar matters which impose restrictive zoning and density requirements, which can limit the number of homes that can be built within the boundaries of a particular area. Projects that are not entitled may be subjected to periodic delays, changes in use, less intensive development or elimination of development in certain specific areas due to government regulations. We may also be subject to periodic delays or may be precluded entirely from developing in certain communities due to building moratoriums or “slow-growth” or “no-growth” initiatives that could be implemented in the future. Local governments also have broad discretion regarding the imposition of development fees and exactions for projects in their jurisdiction. Projects for which we have received land use and development entitlements or approvals may still require a variety of other governmental approvals and permits during the development process and can also be impacted adversely by unforeseen health, safety and welfare issues, which can further delay these projects or prevent their development. As a result, home sales could decline and costs could increase, which could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

Our current and future joint venture investments could be adversely affected by a lack of sole decision-making authority and reliance on the financial condition and liquidity of our joint venture partners.

Upon completion of this offering and our formation transactions, we will own interests in projects through ten joint ventures, all of which are unconsolidated joint ventures. As of March 31, 2013, we had investments in our unconsolidated joint ventures of $23.6 million. We may enter into additional joint ventures in the future, thereby reducing the amount of capital required by us to make investments and diversifying our capital sources for growth. Such joint venture investments involve risks not otherwise present in wholly owned projects, including the following:

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we do not have exclusive control over the development, financing, management and other aspects of the project or joint venture, which may prevent us from taking actions that are in our best interest but opposed by our partners;

•	joint venture agreements often restrict the transfer of a partner’s interest or may otherwise restrict our ability to sell the interest when we desire or on advantageous terms;

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our existing joint venture agreements contain, and any future joint venture agreements may contain, buy-sell provisions pursuant to which one partner may initiate procedures requiring the other partner to choose between buying the other partner’s interest or selling its interest to that partner; we may not have the capital to purchase our joint venture parties’ interest under these circumstances even if we believe it would be beneficial to do so;

•	we cannot exercise sole decision-making authority regarding the project or joint venture, which could create the potential risk of creating impasses on decisions, such as acquisitions or sales;

•	a partner may, at any time, have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals;

•

a partner may fail to fund its share of required capital contributions or may become bankrupt, which generally would cause us and any other remaining partners to remain liable for the joint venture’s liabilities;

•

our relationships with our partners are contractual in nature and may be terminated or dissolved under the terms of the applicable joint venture agreements, and, in such event, we may not continue to own or operate the interests or assets underlying such relationship or may need to purchase such interests or assets at a premium to the market price to continue ownership;

•

disputes between us and our partners may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and efforts on our business and could result in subjecting the projects owned by the joint venture to additional risk; or

•	we may be liable for joint venture obligations where the joint venture is a partnership and we serve as a general partner.

Any of the above might subject a project to liabilities in excess of those contemplated and adversely affect the value of our current and future joint venture investments.

We may be unable to obtain suitable bonding for the development of our housing projects.

We are often required to provide bonds to governmental authorities and others to ensure the completion of our projects. As a result of market conditions, surety providers have been reluctant to issue new bonds and some providers are requesting credit enhancements (such as cash deposits or letters of credit) in order to maintain existing bonds or to issue new bonds. If we are unable to obtain required bonds in the future for our projects, or if we are required to provide credit enhancements with respect to our current or future bonds, our business, prospects, liquidity, financial condition and results of operations could be materially and adversely affected.

We are subject to environmental laws and regulations, which may increase our costs, limit the areas in which we can build homes and delay completion of our projects.

We are subject to a variety of local, state, federal and other statutes, ordinances, rules and regulations concerning the environment. The particular environmental laws which apply to any given property vary according to multiple factors, including the property’s location, its environmental conditions, the present and former uses of the property, the presence or absence of endangered plants or animals or sensitive habitats, as well as conditions at nearby properties. Environmental laws and conditions may result in delays, may cause us to incur substantial compliance and other costs and can prohibit or severely restrict development and homebuilding activity in environmentally sensitive regions or areas. In addition, in those cases where an endangered or threatened species is involved and agency rulemaking and litigation are ongoing, the outcome of such rulemaking and litigation can be unpredictable, and at any time can result in unplanned or unforeseeable restrictions on or even the prohibition of development in identified environmentally sensitive areas. From time to time, the United States Environmental Protection Agency, or the EPA, and similar federal, state or local agencies review land developers’ and homebuilders’ compliance with environmental laws and may levy fines and penalties for failure to strictly comply with applicable environmental laws, including those applicable to control or storm water discharges during construction, or impose additional requirements for future compliance as a result of past failures. Any such actions taken with respect to us may increase our costs and result in project delays. We expect that increasingly stringent requirements will be imposed on land developers and homebuilders in the future. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials such as lumber, and on other building materials.

California is especially susceptible to restrictive government regulations and environmental laws. For example, California imposes notification obligations respecting environmental conditions, sometimes recorded on deeds, and also those required to be delivered to persons accessing property or to home buyers or renters, which may cause some persons, or their financing sources, to view the subject parcels as less valuable or as impaired. California has also enacted so-called “climate change” legislation, which could result in additional costs to achieve energy use or energy efficiency mandates, alter community layouts, meet “green building” standards and impose carbon or other greenhouse gas reductions or offset obligations, and could result in other costs or obligations as well.

Under various environmental laws, current or former owners of real estate, as well as certain other categories of parties, may be required to investigate and clean up hazardous or toxic substances or petroleum product releases, and may be held liable to a governmental entity or to third parties for related damages, including for bodily injury, and for investigation and clean-up costs incurred by such parties in connection with the contamination. A mitigation system may be installed during the construction of a home if a cleanup does not remove all contaminants of concern or to address a naturally occurring condition such as methane. Some buyers may not want to purchase a home with a mitigation system.

Ownership, leasing or occupation of land and the use of hazardous materials carries potential environmental risks and liabilities.

We are subject to a variety of local, state and federal statutes, rules and regulations concerning land use and the protection of health and the environment, including those governing discharge of pollutants to soil, water and air, including asbestos, the handling of hazardous materials and the cleanup of contaminated sites. We may be liable for the costs of removal, investigation or remediation of man-made or natural hazardous or toxic substances located on, under or in a property currently or formerly owned, leased or occupied by us, whether or not we caused or knew of the pollution. The costs of any required removal, investigation or remediation of such substances or the costs of defending against environmental claims may be substantial. The presence of such substances, or the failure to remediate such substances adequately, may also adversely affect our ability to sell the land or to borrow using the land as security. Environmental impacts from historical activities have been identified at some of the projects we have developed in the past and additional projects are located on land that was contaminated by previous use.

The particular impact and requirements of environmental laws that apply to any given community vary greatly according to the community site, the site’s environmental conditions and the present and former uses of the site. We expect that increasingly stringent requirements may be imposed on land developers and homebuilders in the future. Environmental laws may result in delays, cause us to implement time consuming and expensive compliance programs and prohibit or severely restrict development in certain environmentally sensitive regions or areas, such as wetlands. We also may not identify all of these concerns during any pre-acquisition or pre-development review of project sites, and concerns could arise due to post-acquisition changes in laws or agency policies, or the interpretation thereof. Furthermore, we could incur substantial costs, including cleanup costs, fines, penalties and other sanctions and damages from third-party claims for property damage or personal injury, as a result of our failure to comply with, or liabilities under, applicable environmental laws and regulations. In addition, under environmental laws and regulations, third parties, such as environmental groups or neighborhood associations, may challenge the permits and other approvals required for our projects and operations. These matters could adversely affect our business, prospects, liquidity, financial condition and results of operations.

We may be liable for claims for damages as a result of use of hazardous materials.

As a land development and homebuilding business with a wide variety of historic ownership, development, homebuilding and construction activities, we could be liable for future claims for damages as a result of the past or present use of hazardous materials, including building materials or fixtures known or suspected to be hazardous or to contain hazardous materials or due to use of building materials or fixtures which are associated with elevated mold. Many of the agreements pursuant to which we purchase land for development provide that we purchase the land “as is” and that the seller of the land makes no representation as to the existence of any environmental contaminants. Accordingly, we have to rely on our own investigation as to the existence of environmental contaminants, and we may not be able to identify all pre-existing environmental contaminants at the time we purchase the land. Any such claims may adversely affect our business, prospects, liquidity, financial condition and results of operations. Insurance coverage for such claims may be limited or non-existent.

We may become subject to litigation, which could materially and adversely affect us.

In the future we may become subject to litigation, including claims relating to our operations, joint ventures, securities offerings and otherwise in the ordinary course of business or otherwise. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. We generally intend to vigorously defend ourselves. However, we cannot be certain of the ultimate outcomes of any claims that may arise in the future. Resolution of these types of matters against us may result in our having to pay significant fines, judgments or settlements, which, if uninsured, or if the fines, judgments and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby materially and adversely affecting us. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could materially and adversely impact us, expose us to increased risks that would be uninsured, and materially and adversely impact our ability to attract directors and officers. Furthermore, any litigation, regardless of its outcome, can divert the attention of our management from operating our core business and can harm our reputation, each of which could harm our business.

We may suffer uninsured losses or material losses in excess of insurance limits, and increased insurance costs and reduced insurance coverage may affect our results of operations and increase our potential exposure to liability.

Material losses or liabilities in excess of insurance proceeds may occur in the future. We could suffer physical damage to property and liabilities resulting in losses that may not be fully recoverable by insurance. In addition, certain types of risks, such as personal injury claims, may be, or may become in the future, either uninsurable or not economically insurable, or may not be currently or in the future covered by our insurance policies. In addition, the costs of insuring against construction defect, product liability and director and officer claims are substantial, and the cost of insurance for our operations may rise, deductibles and retentions may increase and the availability of insurance may diminish. Should an uninsured loss or a loss in excess of insured limits occur, we could sustain financial loss or lose capital invested in the affected property as well as anticipated future income from that property. Significant increases in the cost of insurance coverage could also have a material adverse effect on our results of operations and financial condition. In addition, we could be liable to repair damage or meet liabilities caused by uninsured risks.

We may not be able to compete effectively against competitors in the homebuilding industry.

We operate in a very competitive environment which is characterized by competition from a number of other homebuilders in each market in which we operate. Additionally, there are relatively low barriers to entry into our business. We compete with numerous large national and regional homebuilding companies and with smaller local homebuilders and land developers for, among other things, home buyers, desirable land parcels, financing, raw materials and skilled management and labor resources. Our competitors may independently develop land and construct housing units that are superior or substantially similar to our products. Increased competition could hurt our business, as it could prevent us from acquiring attractive land parcels on which to build homes or make such acquisitions more expensive, hinder our market share expansion and cause us to increase our selling incentives and reduce our prices. An oversupply of homes available for sale and the heavy discounting of home prices by some of our competitors have adversely affected demand for homes in the market as a whole and could do so again in the future. We also compete with the resale, or “previously owned,” home market which has increased significantly due to the large number of homes that have been foreclosed on or could be foreclosed on due to the recent economic downturn. If we are unable to compete effectively in our markets, our business could decline disproportionately to our competitors, and our results of operations and financial condition could be adversely affected.

We may be at a competitive disadvantage with regard to certain of our large national and regional homebuilding competitors whose operations are more geographically diversified than ours, as these competitors may be better able to withstand any future regional downturn in the housing market. We compete directly with a number of large national and regional homebuilders that may have longer operating histories and greater financial and operational resources than we do. Many of these competitors also have longstanding relationships with subcontractors and suppliers in the markets in which we operate. This may give our competitors an advantage in securing materials and labor at lower prices, marketing their products and allowing their homes to be delivered to customers more quickly and at more favorable prices. This competition could reduce our market share and limit our ability to expand our business as we have planned.

If we are unable to develop our communities successfully or within expected timeframes, our results of operations could be adversely affected.

Before a community generates any revenue, time and material expenditures are required to acquire land, obtain development approvals and construct significant portions of project infrastructure, amenities, model homes and sales facilities. It can take several years from the time we acquire control of a property to the time we make our first home sale on the site. Delays in the development of communities expose us to the risk of changes in market conditions for homes. A decline in our ability to develop and market our communities successfully and to generate positive cash flow from these operations in a timely manner could have a material adverse effect on our business and results of operations and on our ability to service our debt and to meet our working capital requirements.

Increases in our cancellation rate could have a negative impact on our home sales revenue and homebuilding margins.

The cancellation rate of buyers for our owned projects who contracted to buy a home but did not close escrow (as a percentage of overall orders), excluding our unconsolidated joint ventures, was approximately 11% and 16%, respectively, for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively. Our cancellation rate for our unconsolidated joint venture projects was 13% and 5% for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively. Home order cancellations negatively impact the number of closed homes, net new home orders, home sales revenue and results of operations, as well as the number of homes in backlog. Home order cancellations can result from a number of factors, including declines or slow appreciation in the market value of homes, increases in the supply of homes available to be purchased, increased competition, higher mortgage interest rates, homebuyers’ inability to sell their existing homes, homebuyers’ inability to obtain suitable financing, including providing sufficient down payments, and adverse changes in economic conditions. Upon a home order cancellation, the homebuyer’s escrow deposit is returned to the homebuyer (other than with respect to certain design-related deposits, which we retain). An increase in the level of our home order cancellations could have a negative impact on our business, prospects, liquidity, financial condition and results of operations.

We are subject to product liability and warranty claims arising in the ordinary course of business.

As a homebuilder, we are subject to construction defect, product liability and home warranty claims, including moisture intrusion and related claims, arising in the ordinary course of business or otherwise. While we maintain general liability insurance and generally seek to require our subcontractors and design professionals to indemnify us for some portion of the liabilities arising from their work, there can be no assurance that these insurance rights and indemnities will be collectable or adequate to cover any or all construction defect and warranty claims for which we may be liable. For example, contractual indemnities can be difficult to enforce, we are often responsible for applicable self-insured retentions (particularly in markets where we include our subcontractors on our general liability insurance and our ability to seek indemnity for insured claims is significantly limited), certain claims may not be covered by insurance or may exceed applicable coverage limits, and one or more of our insurance carriers could become insolvent. Further, in the United States, and California in particular, the coverage offered and the availability of general liability insurance for construction defects is currently limited and is costly. As a result, an increasing number of our subcontractors may be unable to obtain insurance, particularly in California where we have instituted an “owner controlled insurance program,” under which subcontractors are effectively insured by us. If we cannot effectively recover construction defect liabilities and defense costs from our subcontractors or their insurers, or if we are self-insured, we may suffer losses. Coverage may be further restricted and become even more costly. Such circumstances could adversely affect our business, prospects, liquidity, financial condition and results of operations.

In addition, we conduct all of our business in California, one of the most highly regulated and litigious jurisdictions in the United States, which imposes a ten year, strict liability tail on many construction liability claims. As a result, our potential losses and expenses due to litigation, new laws and regulations may be greater than those of our competitors who have smaller California operations.

We have incurred annual losses since our inception and may have difficulty achieving or maintaining profitability in the future.

We generated net losses of $0.9 million in 2012 and $1.9 million in 2011 and may never achieve profitability on an annual basis. Even if we achieve profitability, we may not be able to sustain or increase profitability on a annual basis going forward. If our revenue grows more slowly than we anticipate, or if our operating expenses exceed our expectations and cannot be adjusted accordingly, our business will be harmed. As a result, the price of our shares of common stock may decline, and you may lose a portion or all of your investment.

Our operating performance is subject to risks associated with the real estate industry.

Real estate investments are subject to various risks, fluctuations and cycles in value and demand, many of which are beyond our control. Certain events may decrease cash available for operations, as well as the value of our real estate assets. These events include, but are not limited to:

•	adverse changes in international, national or local economic and demographic conditions;

•	adverse changes in financial conditions of buyers and sellers of properties, particularly residential homes and land suitable for development of residential homes;

•	competition from other real estate investors with significant capital, including other real estate operating companies and developers and institutional investment funds;

•	reductions in the level of demand for and increases in the supply of land suitable for development;

•	fluctuations in interest rates, which could adversely affect our ability, or the ability of homebuyers, to obtain financing on favorable terms or at all;

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unanticipated increases in expenses, including, without limitation, insurance costs, development costs, real estate assessments and other taxes and costs of compliance with laws, regulations and governmental policies; and

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changes in enforcement of laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws, governmental fiscal policies and the Americans with Disabilities Act of 1990.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in the purchase of homes or an increased incidence of home order cancellations. If we cannot successfully implement our business strategy, our business, prospects, liquidity, financial condition and results of operations will be adversely affected.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties for reasonable prices in response to changing economic, financial and investment conditions may be limited and we may be forced to hold non-income producing properties for extended periods of time.

Real estate investments are relatively difficult to sell quickly. As a result, our ability to promptly sell one or more properties in response to changing economic, financial and investment conditions is limited and we may be forced to hold non-income producing assets for an extended period of time. We cannot predict whether we will be able to sell any property for the price or on the terms that we set or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

Fluctuations in real estate values may require us to write-down the book value of our real estate assets.

The homebuilding and land development industries are subject to significant variability and fluctuations in real estate values. As a result, we may be required to write-down the book value of our real estate assets in accordance with U.S. generally accepted accounting principles, or GAAP, and some of those write-downs could be material. Any material write-downs of assets could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

Inflation could adversely affect our business and financial results.

Inflation could adversely affect us by increasing the costs of land, raw materials and labor needed to operate our business. If our markets have an oversupply of homes relative to demand, we may be unable to offset any such increases in costs with corresponding higher sales prices for our homes. Inflation typically also accompanies higher interests rates, which could adversely impact potential customers’ ability to obtain financing on favorable terms, thereby further decreasing demand. If we are unable to raise the prices of our homes to offset the increasing costs of our operations, our margins could decrease. Furthermore, if we need to lower the price of our homes to meet demand, the value of our land inventory may decrease. Inflation may also raise our costs of capital and decrease our purchasing power, making it more difficult to maintain sufficient funds to operate our business.

A major health and safety incident relating to our business could be costly in terms of potential liabilities and reputational damage.

Building sites are inherently dangerous, and operating in the homebuilding industry poses certain inherent health and safety risks. Due to health and safety regulatory requirements and the number of projects we work on, health and safety performance is critical to the success of all areas of our business. Any failure in health and safety performance may result in penalties for non-compliance with relevant regulatory requirements or litigation, and a failure that results in a major or significant health and safety incident is likely to be costly in terms of potential liabilities incurred as a result. Such a failure could generate significant negative publicity and have a corresponding impact on our reputation, our relationships with relevant regulatory agencies, governmental authorities and local communities, and our ability to win new business, which in turn could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

Acts of war or terrorism may seriously harm our business.

Acts of war, any outbreak or escalation of hostilities between the United States and any foreign power or acts of terrorism may cause disruption to the U.S. economy, or the local economies of the markets in which we operate, cause shortages of building materials, increase costs associated with obtaining building materials, result in building code changes that could increase costs of construction, affect job growth and consumer confidence, or cause economic changes that we cannot anticipate. Each of these events could reduce demand for our homes and adversely impact our business, prospects, liquidity, financial condition and results of operations.

An information systems interruption or breach in security could adversely affect us.

We rely on accounting, financial and operational management information systems to conduct our operations. Any disruption in these systems could adversely affect our ability to conduct our business. Furthermore, any security breach of information systems or data could result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation and a loss of confidence in our security measures, which could harm our business.

Poor relations with the residents of our communities could negatively impact sales, which could cause our revenues or results of operations to decline.

Residents of communities we develop rely on us to resolve issues or disputes that may arise in connection with the operation or development of their communities. Efforts made by us to resolve these issues or disputes could be deemed unsatisfactory by the affected residents, and subsequent actions by these residents could adversely affect sales or our reputation. In addition, we could be required to make material expenditures related to the settlement of such issues or disputes or to modify our community development plans, which could adversely affect our results of operations.

We may incur a variety of costs to engage in future growth or expansion of our operations or acquisitions or disposals of businesses, and the anticipated benefits may never be realized.

As a part of our business strategy, we may make acquisitions, or significant investments in or disposals of businesses. We may also expand our operations to new markets. Any future acquisitions, investments, disposals or entry into a new market would be accompanied by risks such as:

•	difficulties in assimilating the operations and personnel of acquired companies or businesses;

•	potential loss of key employees of the acquired companies or business;

•	diversion of our management’s attention from ongoing business concerns;

•	our potential inability to maximize our financial and strategic position through the successful incorporation or disposition of operations;

•	difficulty in maintaining of uniform standards, controls, procedures and policies;

•	impairment of existing relationships with employees, contractors, suppliers and customers as a result of the integration of new management personnel and cost-saving initiatives; and

•	risks associated with entering markets in which we have limited or no direct experience.

The magnitude, timing and nature of any future acquisition or expansion will depend on a number of factors, including our ability to identify suitable additional markets or acquisition candidates. We cannot guarantee that we will be able to successfully integrate any company or business that we might acquire in the future, or that any expansion into a new market will be successfully executed, and our failure to do so could harm our current business.

In addition, we may not realize the anticipated benefits of these transactions or expansions, and there may be other unanticipated or unidentified effects. While we would seek protection, for example, through warranties and indemnities in the case of acquisitions, significant liabilities may not be identified in due diligence or may come to light after the expiry of warranty or indemnity periods. Additionally, while we would seek to limit our ongoing exposure, for example, through liability caps and period limits on warranties and indemnities in the case of disposals, some warranties and indemnities may give rise to unexpected and significant liabilities. Any claims arising in the future may adversely affect our business, prospects, liquidity, financial condition and results of operations and could lead to a decline in the price of our common stock.

We have broad discretion to use the offering proceeds and our investment of those proceeds may not yield a favorable return.

Our management has broad discretion to spend the proceeds from this offering in ways with which you may not agree. The failure of our management to apply these funds effectively could result in unfavorable returns. This could harm our business and could cause the price of our common stock to decline.

Utility shortages or price increases could adversely impact our operations.

Certain of the areas in which we operate, particularly in Southern and Northern California, have experienced power shortages, including mandatory periods without electrical power, as well as significant increases in utility costs. We may incur additional costs and may not be able to complete construction on a timely basis if such power shortages and utility rate increases continue. In addition, power shortages and rate increases may adversely affect the local economies in which we operate, which may reduce demand for housing in our markets.

We are an early-stage company and will rely on significant growth to achieve and sustain profitability. Our business strategy will fail if we are unable to manage our expected growth.

Our predecessor began operations in the third quarter of 2009, and we sold our first home in 2010. Through March 31, 2013, we delivered 122 homes and our unconsolidated joint ventures delivered 65 homes (and there were 191 homes delivered in fee building projects marketed under a third-party owner’s name), and we have only recently begun to significantly expand our operations. Our business plan requires us to continue to expand our operations over a relatively short period of time. This expansion has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. In order to manage our continued growth, we may be required to raise significant amounts of capital, improve existing and implement new operational and financial systems, procedures and controls and expand, train and manage a growing employee base. Our current and planned personnel, systems, procedures and controls may not be adequate, and we may be unable to obtain the necessary capital, to support our anticipated growth. If we are unable to manage our growth effectively, our business will suffer and we may never reach profitability.

Risks Related to Our Indebtedness

We expect to use leverage in executing our business strategy, which may adversely affect the return on our assets.

We expect to employ prudent levels of leverage to finance the acquisition and development of our lots and construction of our homes. Our existing indebtedness is both recourse and non-recourse to us, and we anticipate that future indebtedness will be likewise. As of March 31, 2013, we had approximately $27.8 million loan commitments, of which $18.2 million was outstanding. We will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of new indebtedness, including the purchase price of assets to be acquired with debt financing, the estimated market value of our assets and the ability of particular assets, and our company as a whole, to generate cash flow to cover the expected debt service costs. As a means of sustaining our long-term financial health and limiting our exposure to unforeseen dislocations in the debt and financing markets, we currently expect to remain conservatively capitalized. However, subsequent to the completion of this offering, our board of directors may change our target debt levels at any time without the approval of our stockholders.

Incurring substantial debt could subject us to many risks that, if realized, would adversely affect us, including the risk that:

•	our cash flow from operations may be insufficient to make required payments of principal of and interest on the debt, which is likely to result in acceleration of the maturity of such debt;

•	our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that investment yields will increase with higher financing costs;

•

we may be required to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations and capital expenditures, future investment opportunities or other purposes; and

•	the terms of any refinancing may not be as favorable as the terms of the debt being refinanced.

If we do not have sufficient funds to repay our debt at maturity, it may be necessary to refinance the debt through additional debt or additional equity financings. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect our cash flows and results of operations. If we are unable to refinance our debt on acceptable terms, we may be forced to dispose of our assets on disadvantageous terms, potentially resulting in losses. To the extent we cannot meet any future debt service obligations, we may lose some or all of our assets that may be pledged to secure our obligations to foreclosure. Also, debt agreements may contain specific cross-default provisions with respect to specified other indebtedness, giving the lenders the right to declare a default if we are in default under other loans in some circumstances. Defaults under our debt agreements could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

Access to financing sources may not be available on favorable terms, or at all, especially in light of current market conditions, which could adversely affect our ability to increase our returns.

Our growth strategy requires significant additional capital. Our access to additional third-party sources of financing will depend, in part, on:

•	general market conditions;

•	the market’s perception of our growth potential;

•	with respect to acquisition or development financing, the market’s perception of the value of the land parcels to be acquired or developed;

•	our debt levels;

•	any credit rating assigned to us or our existing debt by a rating agency or any indication that those ratings may be lowered;

•	our expected results of operations;

•	our cash flow; and

•	the market price of our common stock.

Recently, domestic financial markets have experienced unusual volatility, uncertainty and a tightening of liquidity in both the investment grade debt and equity capital markets. Credit spreads for major sources of capital widened significantly during the U.S. credit crisis as investors demanded a higher risk premium. Given the current volatility and weakness in the capital and credit markets, potential lenders may be unwilling or unable to provide us with financing that is attractive to us or may charge us prohibitively high fees in order to obtain financing. Consequently, there is greater uncertainty regarding our ability to access the credit market in order to attract financing on reasonable terms. Investment returns on our assets and our ability to make acquisitions could be adversely affected by our inability to secure additional financing on reasonable terms, if at all.

Depending on market conditions at the relevant time, we may have to rely more heavily on additional equity financings or on less efficient forms of debt financing that require a larger portion of our cash flow from operations, thereby reducing funds available for our operations, future business opportunities and other purposes. We may not have access to such equity or debt capital on favorable terms at the desired times, or at all.

Our current financing arrangements contain, and our future financing arrangements likely will contain, restrictive covenants relating to our operations.

Our current financing arrangements contain, and the financing arrangements we enter into in the future likely will contain, covenants (financial and otherwise) affecting our ability to incur additional debt, make certain investments, reduce liquidity below certain levels, make distributions to our stockholders and otherwise affect our operating policies. If we fail to meet or satisfy any of these covenants in our debt agreements, we would be in default under these agreements, which could result in a cross-default under other debt agreements, and our lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their respective interests against existing collateral. A default also could limit significantly our financing alternatives, which could cause us to curtail our investment activities or dispose of assets when we otherwise would not choose to do so. A default on any of our debt agreements could materially and adversely affect our business, prospects, liquidity, financial condition and results of operations.

Secured indebtedness exposes us to the possibility of foreclosure on our ownership interests in our land parcels.

Incurring mortgage and other secured indebtedness increases our risk of loss of our ownership interests in our land parcels or other assets because defaults thereunder, and the inability to refinance such indebtedness, may result in foreclosure action initiated by lenders.

Interest expense on debt we incur may limit our cash available to fund our growth strategies.

As of March 31, 2013, we had approximately $27.8 million loan commitments, of which $18.2 million was outstanding. As part of our financing strategy, we may incur a significant amount of additional debt. Our current debt has, and any additional debt we subsequently incur may have, a floating rate of interest. Higher interest rates could increase debt service requirements on our current floating rate debt and on any floating rate debt we subsequently incur, and could reduce funds available for operations, future business opportunities or other purposes. If we need to repay existing debt during periods of rising interest rates, we could be required to refinance our then-existing debt on unfavorable terms or liquidate one or more of our assets to repay such debt at times which may not permit realization of a favorable return on such assets and could result in a loss. The occurrence of either such event or both could materially and adversely affect our business, prospects, liquidity, financial condition and results of operations.

Failure to hedge effectively against interest rate changes may adversely affect us.

We may obtain in the future one or more forms of interest rate protection—in the form of swap agreements, interest rate cap contracts or similar agreements—to hedge against the possible negative effects of interest rate fluctuations on our indebtedness that bears interest at floating rates. However, we cannot assure you that any hedging will adequately relieve the adverse effects of interest rate increases or that counterparties under these hedging agreements will honor their obligations thereunder. In addition, we may be subject to risks of default by hedging counterparties. Increased interest expenses on our floating rate indebtedness that we have not hedged will harm our financial position and results of operations.

Risks Related to Our Organization and Structure

We have a limited operating history and we may not be able to successfully operate our business.

Our company was founded in August 2009, and we have incurred losses since our inception. Prior to the completion of this offering, TNHC LLC will be converted from a Delaware limited liability company into a Delaware corporation and renamed The New Home Company Inc. Given our limited operating history, you have limited historical information upon which to evaluate our prospects, including our ability to acquire desirable land parcels, develop such land and market our homes. In addition, we cannot assure you that our past experience will be sufficient to enable us to operate our business successfully or implement our operating policies and business strategies as described in this prospectus. Furthermore, we may not be able to generate sufficient operating cash flows to pay our operating expenses or service our indebtedness. You should not rely upon the past performance of our management team, as past performance may not be indicative of our future results.

We depend on key personnel.

Our success depends to a significant degree upon the contributions of certain key personnel including, but not limited to, H. Lawrence Webb, our Chief Executive Officer, Wayne Stelmar, our Chief Financial Officer, Joseph Davis, our Chief Investment Officer, and Thomas Redwitz, our Chief Operating Officer, each of whom would be difficult to replace. Although we will enter into employment agreements with Messrs. Webb, Stelmar, Davis and Redwitz upon the completion of this offering, there is no guarantee that these executives will remain employed with us. If any of our key personnel were to cease employment with us, our operating results could suffer. Our ability to retain our key personnel or to attract suitable replacements should any members of our management team leave depends on the competitive nature of the employment market. The loss of services from key personnel or a limitation in their availability could materially and adversely impact our business, prospects, liquidity, financial condition and results of operations. Further, such a loss could be negatively perceived in the capital markets. Although we are currently considering our coverages, we have not obtained key person life insurance that would provide us with proceeds in the event of death or disability of any of our key personnel.

Termination of the employment agreements with the members of our management team could be costly and prevent a change in control of our company.

The employment agreements we will enter into with H. Lawrence Webb, our Chief Executive Officer, Wayne Stelmar, our Chief Financial Officer, Joseph Davis, our Chief Investment Officer, and Thomas Redwitz, our Chief Operating Officer, upon the completion of this offering each provide that if their employment with us terminates under certain circumstances, we may be required to pay them significant amounts of severance compensation, thereby making it costly to terminate their employment. Furthermore, these provisions could delay or prevent a transaction or a change in control of our company that might involve a premium paid for shares of our common stock or otherwise be in the best interests of our stockholders, which could adversely affect the market price of our common stock.

Certain anti-takeover defenses and applicable law may limit the ability of a third-party to acquire control of us.

Our charter and bylaws and Delaware law contain provisions that may delay or prevent a transaction or a change in control of our company that might involve a premium paid for shares of our common stock or otherwise be in the best interests of our stockholders, which could adversely affect the market price of our common stock. Certain of these provisions are described below.

Selected provisions of our charter and bylaws.

Our charter and/or bylaws contain anti-takeover provisions that:

•	divide our directors into three classes, with the term of one class expiring each year, which could delay a change in our control;

•

authorize our board of directors, without further action by the stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series, and with respect to each series, to fix the number of shares constituting that series and establish the rights and other terms of that series;

•	require that actions to be taken by our stockholders may be taken only at an annual or special meeting of our stockholders and not by written consent;

•

specify that special meetings of our stockholders can be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors then in office, the chairman of our board of directors or our chief executive officer;

•	establish advance notice procedures for stockholders to submit nominations of candidates for election to our board of directors and other proposals to be brought before a stockholders meeting;

•	provide that our bylaws may be amended by our board of directors without stockholder approval;

•	allow our directors to establish the size of our board of directors by action of our board of directors, subject to a minimum of three members;

•

provide that vacancies on our board of directors or newly created directorships resulting from an increase in the number of our directors may be filled only by a majority of directors then in office, even though less than a quorum;

•	do not give the holders of our common stock cumulative voting rights with respect to the election of directors; and

•	prohibit us from engaging in certain business combinations with any “interested stockholder” unless specified conditions are satisfied as described below under “—Selected provisions of Delaware law.”

Selected provisions of Delaware law. We have opted out of Section 203 of the Delaware General Corporation Law, or the DGCL, which regulates corporate takeovers. However, our charter contains provisions that are similar to Section 203 of the DGCL. Specifically, our charter provides that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the person became an interested stockholder, unless:

•

prior to the time that person became an interested stockholder, our board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to the time the person became an interested stockholder, the business combination is approved by our board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, consolidation, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. This provision could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

We may change our operational policies, investment guidelines and our business and growth strategies without stockholder consent, which may subject us to different and more significant risks in the future.

Our board of directors will determine our operational policies, investment guidelines and our business and growth strategies. Our board of directors may make changes to, or approve transactions that deviate from, those policies, guidelines and strategies without a vote of, or notice to, our stockholders. This could result in us conducting operational matters, making investments or pursuing different business or growth strategies than those contemplated in this prospectus. Under any of these circumstances, we may expose ourselves to different and more significant risks in the future, which could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

We will be subject to taxation as a corporation.

Immediately prior to the completion of this offering, we intend to convert into a Delaware corporation. Subsequent to our conversion into a corporation, we will be subject to taxation as a corporation under U.S. Federal and state income tax laws.

The obligations associated with being a public company will require significant resources and management attention.

As a public company with listed equity securities, we will need to comply with new laws, regulations and requirements, including the requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, related regulations of the Securities and Exchange Commission, or the SEC, and requirements of the New York Stock Exchange, with which we were not required to comply as a private company. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition and proxy statements with respect to the solicitation of votes. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting and effective disclosure controls and procedures for making required filings with the SEC.

Section 404 of the Sarbanes-Oxley Act requires our management and independent auditors to report annually on the effectiveness of our internal control over financial reporting. However, we are an “emerging growth company,” as defined in the JOBS Act, and, so for as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, exemptions from the auditor attestation requirements of Section 404. Once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent auditors on the effectiveness of our internal control over financial reporting.

These reporting and other obligations will place significant demands on our management, administrative, operational and accounting resources and will cause us to incur significant expenses. We may need to upgrade our systems or create new systems, implement additional financial and management controls, reporting systems and procedures, create or outsource an internal audit function, and hire additional accounting and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal control over financial reporting could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

If we fail to implement and maintain an effective system of internal controls, we may not be able to accurately determine our financial results or prevent fraud. As a result, our stockholders could lose confidence in our financial results, which could materially and adversely affect us.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We may in the future discover areas of our internal controls that need improvement. We cannot be certain that we will be successful in implementing or maintaining adequate internal control over our financial reporting and financial processes. Furthermore, as we grow our business, our internal controls will become more complex, and we will require significantly more resources to ensure our internal controls remain effective. Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weakness or significant deficiency, and management may not be able to remediate any such material weakness or significant deficiency in a timely manner. The existence of any material weakness or significant deficiency in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause stockholders to lose confidence in our reported financial information, all of which could materially and adversely affect us.

We are an “emerging growth company”, and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements. We have elected to adopt these reduced disclosure requirements. We could be an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of this offering, although a variety of circumstances could cause us to lose that status earlier. We cannot predict whether investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised financial accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have determined to opt out of such extended transition period, and, as a result, we will comply with new or revised financial accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised financial accounting standards is irrevocable.

Changes in accounting rules, assumptions or judgments could materially and adversely affect us.

Accounting rules and interpretations for certain aspects of our operations are highly complex and involve significant assumptions and judgment. These complexities could lead to a delay in the preparation and dissemination of our financial statements. Furthermore, changes in accounting rules and interpretations or in our accounting assumptions or judgments, such as asset impairments, could significantly impact our financial statements. In some cases, we could be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements. Any of these circumstances could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

Risks Related to this Offering and Ownership of Our Common Stock

There is currently no public market for shares of our common stock, a trading market for our common stock may never develop following this offering and our common stock prices may be volatile and could decline substantially following this offering.

Prior to this offering there has been no market for shares of our common stock. An active trading market for the shares of our common stock may never develop, or if one develops, it may not be sustained following this offering. Accordingly, no assurance can be given as to the following:

•	the likelihood that an active trading market for shares of our common stock will develop or be sustained;

•	the liquidity of any such market;

•	the ability of our stockholders to sell their shares of common stock; or

•	the price that our stockholders may obtain for their common stock.

If an active market does not develop or is not maintained, the market price of our common stock may decline and you may not be able to sell your shares. Even if an active trading market develops for our common stock subsequent to this offering, the market price of our common stock may be highly volatile and subject to wide fluctuations.

Some of the factors that could negatively affect or result in fluctuations in the market price of our common stock include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in market valuations of similar companies;

•	changes in interest rates, mortgage regulations or land and home prices in the areas in which we operate;

•	adverse market reaction to the level of our indebtedness;

•	additions or departures of key personnel;

•	actions by stockholders;

•	speculation in the press or investment community;

•	general market, economic and political conditions, including an economic slowdown or dislocation in the global credit markets and in California in particular;

•	our operating performance and the performance of other similar companies;

•	changes in accounting principles and tax laws; and

•	passage of legislation or other regulatory developments that adversely affect us or the homebuilding and land development industry.

If securities or industry analysts do not publish, or cease publishing, research or reports about us, our business or our market, or if they change their recommendations regarding our common stock adversely, our stock price and trading volume could decline.

If a trading market for our common stock develops, the trading market will be influenced by whether industry or securities analysts publish research and reports about us, our business, our market or our competitors and, if any analysts do publish such reports, what they publish in those reports. We may not obtain analyst coverage in the future. Any analysts who do cover us may make adverse recommendations regarding our common stock, adversely change their recommendations from time to time or provide more favorable relative recommendations about our competitors. If any analyst who may cover us in the future were to cease coverage of our company or fail to regularly publish reports on us, or if analysts fail to cover us or publish reports about us at all, we could lose, or never gain, visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

The offering price per share of our common stock offered by this prospectus may not accurately reflect the value of your investment.

Prior to this offering there has been no market for our common stock. The offering price per share of our common stock offered by this prospectus was negotiated among us, our non-management institutional investors and the underwriters. Factors considered in determining the price of our common stock include:

•	the history and prospects of companies whose principal business is the acquisition and development of land, and the design, construction and sale of single-family homes;

•	prior offerings of those companies;

•	our prospects for acquiring land parcels for development at attractive values;

•	our capital structure;

•	an assessment of our management and its experience in acquiring land parcels and designing, constructing and selling homes;

•	general conditions of the securities markets at the time of this offering; and

•	other factors we deemed relevant.

If you purchase common stock in this offering, you will experience immediate dilution.

The offering price of our common stock is higher than the pro forma as adjusted net tangible book value per share of our common stock outstanding upon the completion of this offering. Accordingly, if you purchase common stock in this offering, you will experience immediate dilution of approximately $         per share of our common stock, based upon the midpoint of the price range set forth on the cover page of this prospectus. This means that investors that purchase shares of our common stock in this offering will pay a price per share that exceeds the pro forma as adjusted per share net tangible book value of our assets. See “Dilution.”

We do not intend to pay dividends on our common stock for the foreseeable future.

We currently intend to retain our future earnings, if any, to finance the development and expansion of our business and, therefore, do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments and such other factors as our board of directors deems relevant. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

Future sales of our common stock or other securities convertible into our common stock could cause the market value of our common stock to decline and could result in dilution of your shares.

Our board of directors is authorized, without your approval, to cause us to issue additional shares of our common stock or to raise capital through the issuance of preferred stock, securities (including debt securities)

convertible into common stock, options, warrants and other rights, on terms and for consideration as our board of directors in its sole discretion may determine. Sales of substantial amounts of our common stock could cause the market price of our common stock to decrease significantly. We cannot predict the effect, if any, of future sales of our common stock, or other securities on the value of our common stock. Sales of substantial amounts of our common stock by a large stockholder or otherwise, or the perception that such sales could occur, may adversely affect the market price of our common stock.

We are offering                      shares of our common stock as described in this prospectus (or up to                      shares if the underwriters fully exercise their option to purchase additional shares from us). Upon the completion of this offering, the members of our management team will collectively beneficially own                      shares of our common stock (excluding grants of options to purchase shares of our common stock), which will represent         % of our common stock outstanding immediately after this offering. See “Principal Stockholders.” In addition, our officers (other than Messrs. Webb, Stelmar, Davis and Redwitz) and employees will be granted an aggregate of                     restricted stock units (based upon the midpoint of the price range set forth on the cover page of this prospectus), and the members of our management team, other officers and employees will be granted options to purchase an aggregate of                      shares of our common stock (with a strike price based upon the midpoint of the price range set forth on the cover page of this prospectus), in each case upon the pricing of this offering pursuant to our 2013 Long-Term Incentive Plan, and our director nominees will be granted an aggregate of                     restricted stock units upon the pricing of this offering pursuant to our 2013 Long-Term Incentive Plan (based upon the midpoint of the price range set forth on the cover page of this prospectus). The actual number of restricted stock units and the strike price and the number of shares of common stock subject to options will be based upon the price at which the shares are sold to the public in this offering. In connection with this offering, we, our officers and directors, TNHC Partners LLC and our non-management institutional investors and others have agreed that for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock, subject to certain exceptions. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. If the restrictions under the lock-up agreements are waived, shares of our common stock may become available for resale into the market, subject to applicable law, which could reduce the market price for our common stock.

We will enter into a registration rights agreement with the members of TNHC LLC, including the members of our management team and the institutional investors in TNHC LLC, with respect to the shares of our common stock that they will receive as part of our formation transactions. We refer to these shares collectively as the “registrable shares.” Pursuant to the registration rights agreement, we will grant the members of TNHC LLC and their direct and indirect transferees shelf registration rights requiring us to file a shelf registration statement and to maintain the effectiveness of such registration statement so as to allow sales thereunder from time to time, demand registration rights to have the registrable shares registered for resale, and, in certain circumstances, the right to “piggy-back” the registrable shares in registration statements we might file in connection with any future public offering.

In connection with this offering, we intend to file a registration statement on Form S-8 to register the offer and sale of the total number of shares of our common stock that may be issued under our 2013 Long-Term Incentive Plan, including the restricted stock units to be granted to our officers (other than Messrs. Webb, Stelmar, Davis and Redwitz) and employees and our director nominees, as well as the options to purchase shares of our common stock to be granted to the members of our management team, other officers and employees, in each case upon the pricing of this offering pursuant to our 2013 Long-Term Incentive Plan.

Future offerings of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future offerings of equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by conducting offerings of debt securities or additional offerings of equity securities. Upon bankruptcy or liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments or both that could limit our ability to make a dividend distribution to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control. As a result, we cannot predict or estimate the amount, timing or nature of our future offerings, and purchasers of our common stock in this offering bear the risk of our future offerings reducing the market price of our common stock and diluting their ownership interest in our company.

Non-U.S. holders may be subject to U.S. federal income tax on gain realized on the sale or disposition of shares of our common stock.

Because of our anticipated holdings in United States real property interests following the completion of our formation transactions, we believe we will be and will remain a “United States real property holding corporation”, or USRPHC, for U.S. federal income tax purposes. As a result, a non-U.S. holder (as defined in “Certain Material Federal Income Tax Considerations”) may be subject to U.S. federal income tax on any gain realized on a sale or disposition of shares of our common stock if (i) our common stock is not regularly traded on an established securities market, or (ii) our common stock is regularly traded on an established securities market (such as the New York Stock Exchange) and such non-U.S. holder holds more than 5% of our common stock at any time during the shorter of the five-year period preceding the date of the sale or disposition and the non-U.S. holder’s holding period in such stock. A non-U.S. holder also will be required to file a U.S. federal income tax return for any taxable year in which it realizes a gain from the disposition of our common stock that is subject to U.S. federal income tax under these rules. In addition, if our stock is not treated as publicly traded for purposes of these rules, a purchaser of the stock may be required to withhold and remit to the Internal Revenue Service, or the IRS, 10% of the purchase price, unless an exception applies.

We anticipate that our common stock will be regularly traded on an established securities market following this offering. However, no assurance can be given in this regard and no assurance can be given that our common stock will remain regularly traded in the future. Non-U.S. holders should consult their tax advisors concerning the consequences of disposing of shares of our common stock.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Various statements contained in this prospectus, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “forecast,” “would,” “should,” “could,” “may,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this prospectus speak only as of the date of this prospectus, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements:

•	economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation;

•	continued or increased downturn in the homebuilding industry;

•	continued volatility and uncertainty in the credit markets and broader financial markets;

•	our future operating results and financial condition;

•	our business operations;

•	changes in our business and investment strategy;

•	availability of land to acquire and our ability to acquire such land on favorable terms or at all;

•	availability, terms and deployment of capital;

•	continued or increased disruption in the availability of mortgage financing or the number of foreclosures in the market;

•	shortages of or increased prices for labor, land or raw materials used in housing construction;

•	delays in land development or home construction resulting from adverse weather conditions or other events outside our control;

•	issues concerning our joint venture partnerships;

•	the cost and availability of insurance and surety bonds;

•	changes in, or the failure or inability to comply with, governmental laws and regulations;

•	the timing of receipt of regulatory approvals and the opening of projects;

•	the degree and nature of our competition;

•	our leverage and debt service obligations;

•	availability of qualified personnel and our ability to retain our key personnel; and

•	additional factors discussed under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business.”

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $            million (or approximately $            million if the underwriters fully exercise their option to purchase additional shares of our common stock from us), assuming an initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering, excluding any net proceeds received from any exercise of the underwriters’ option to purchase additional shares from us, primarily for the acquisition of land, including the land described under “Our Business—Pending Acquisitions,” and for development of lots, home construction and other related purposes. If the underwriters exercise their option to purchase additional shares of our common stock from us, we will use the net proceeds from the sale of those additional shares to purchase an equivalent number of shares of our common stock from our non-management institutional investors.

Pending these uses, we intend to invest the net proceeds from this offering in a variety of capital preservation investments, including short-term, interest-bearing investment grade securities, money market accounts, certificates of deposit and direct or guaranteed obligations of the U.S. government.

Each $1.00 increase (decrease) in the assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $         million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. The information discussed above is illustrative only.

Although we will receive the net proceeds from any sale of shares of our common stock pursuant to the underwriters’ option to purchase additional shares from us, we will use such proceeds to purchase an equivalent number of shares of our common stock from our non-management institutional investors.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2013:

•	on an actual basis;

•	on a pro forma basis to give effect to:

•

the additional $10 million of capital contributions made to TNHC LLC by its members subsequent to March 31, 2013 that were called in April 2013 and the use of $                 for investments in identified, specific projects (the use of these funds is not reflected in the table below);

•	on a pro forma as adjusted basis to give further effect to:

•	our conversion from a limited liability company to a corporation and the adoption of our certificate of incorporation as part of our formation transactions;

•	the issuance of shares of our common stock to TNHC LLC’s members in exchange for, and the cancellation of, their respective membership interests in TNHC LLC as part of our formation transactions; and

•

the issuance and sale of                  shares of our common stock that we are offering at an assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us.

This table should be read in conjunction with the sections captioned “Use of Proceeds,” “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes thereto included elsewhere in this prospectus.

	As of March 31, 2013 (unaudited)
	Actual	Pro Forma	Pro Forma as Adjusted
Debt:
Notes payable to member	$1,000,000	$1,000,000		$1,000,000
Notes payable	17,239,273	17,239,273		17,239,273

Total Debt	18,239,273	18,239,273		18,239,273

Members’ equity and stockholders’ equity:
Members’ equity	47,481,146	57,481,146		—
Common stock, $0.01 par value per share; no shares authorized and no shares issued and outstanding, actual and pro forma; 500,000,000 shares authorized and shares issued and outstanding, pro forma as adjusted(2)	—	—
Preferred Stock, $0.01 par value per share, no shares authorized and no shares issued and outstanding, actual and pro forma; 50,000,000 shares authorized and no shares issued and outstanding, pro forma as adjusted	—	—		—
Additional paid-in capital(1)	—	—

Total members’ equity	47,481,146	57,481,146		—

Total stockholders’ equity(1)	—	—

Total capitalization(1)	$65,720,419	$75,720,419	$

(1)

Each $1.00 increase (decrease) in the assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) each of pro forma as adjusted additional paid-in capital, total stockholders’ equity and total capitalization by approximately $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. The information discussed above is illustrative only.

(2)

The number of outstanding shares does not include: (i)                  shares of our common stock issuable upon the vesting of restricted stock units to be granted to our officers (other than Messrs. Webb, Stelmar, Davis and Redwitz) and employees and our director nominees upon the pricing of this offering pursuant to our 2013 Long-Term Incentive Plan (assuming a public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus); (ii)                  shares of our common stock issuable upon exercise of options to be granted to the members of our management team, other officers and employees upon the pricing of this offering pursuant to our 2013 Long-Term Incentive Plan (with a strike price based upon the midpoint of the price range set forth on the cover page of this prospectus); and (iii)                 shares of our common stock reserved for future issuance under our 2013 Long-Term Incentive Plan. The actual number of restricted stock units and the strike price and the number of shares of common stock subject to options will be based upon the price at which the shares are sold to the public in this offering.

DILUTION

Purchasers of shares of our common stock in this offering will incur an immediate and substantial dilution to the extent of the difference between the public offering price per share that you pay in this offering and the net tangible book value per share of our common stock immediately after this offering.

Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities, by the number of outstanding shares of our common stock.

As of March 31, 2013, our historical net tangible book value was approximately $47.5 million. As of March 31, 2013, our pro forma as adjusted net tangible book value was approximately $         million, or $         per share of our common stock, after giving effect to:

•

the additional $10 million of capital contributions to TNHC LLC by its members subsequent to March 31, 2013 that were called in April 2013 and are to be used for investments in identified, specific projects of ours and our joint ventures (the use of these funds is not reflected in the pro forma figures presented here);

•	our conversion from a limited liability company to a corporation and the adoption of our certificate of incorporation as part of our formation transactions; and

•	the issuance of shares of our common stock to TNHC LLC’s members in exchange for, and the cancellation of, their respective membership interests in TNHC LLC as part of our formation transactions.

After giving further effect to the sale of                  shares of our common stock that we are offering at an assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2013 was approximately $             million, or $         per share. This amount represents an immediate increase in net tangible book value of approximately $         per share of our common stock to our existing stockholders and an immediate dilution of approximately $         per share to purchasers in this offering.

The following table illustrates the dilution to purchasers in this offering on a per share basis:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of March 31, 2013	$
Increase in net tangible book value per share, after giving effect to the pro forma as adjusted adjustments described above

Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to purchasers in this offering		$

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value per share by $         per share and the dilution by $         per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

The following table sets forth, as of March 31, 2013, on the pro forma as adjusted basis as described above, the differences between the number of shares of our common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and by purchasers in this offering, before deducting the underwriting discount and estimated offering expenses payable by us, at an assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

	Shares Purchased			Total Consideration
	Number	Percent		Amount	Percent		Average Price Per Share

Existing stockholders			%	$		%	$

Purchasers in this offering

Total			%	$		%	$

If the underwriters’ option to purchase additional shares from us is exercised in full, then, after giving effect to our use of the net proceeds from the sale of those additional shares to purchase an equivalent number of shares of our common stock from our non-management institutional investors, the following will occur:

•	the number of shares of our common stock held by our existing stockholders will decrease to shares, or approximately % of the total number of shares of our common stock outstanding;

•	the number of shares of our common stock held by purchasers in this offering will increase to shares, or approximately % of the total number of shares of our common stock outstanding; and

•	the pro forma as adjusted net tangible book value per share will be $ and the immediate dilution experienced by purchasers in this offering will be $ per share.

DIVIDEND POLICY

We currently intend to retain our future earnings, if any, to finance the development and expansion of our business and, therefore, do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments and such other factors as our board of directors deems relevant. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—We do not intend to pay dividends on our common stock for the foreseeable future.”

SELECTED FINANCIAL DATA

The following tables set forth our selected financial data and other operating information, including pro forma information. The selected financial data as of and for the years ended December 31, 2012 and 2011 and for the period from August 18, 2010 (inception) through December 31, 2010 and the period from January 1, 2010 through August 17, 2010 are derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm. The selected financial data as of and for the three months ended March 31, 2013 and for the three months ended March 31, 2012 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2013. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

The unaudited pro forma consolidated statements of operations data for the year ended December 31, 2012 and the three months ended March 31, 2013 are based on the historical statements of operations. Our historical information is derived from our unaudited statement of operations for the three months ended March 31, 2013 and our audited statement of operations for the year ended December 31, 2012 included elsewhere in this prospectus.

The unaudited pro forma consolidated balance sheet data as of March 31, 2013 gives effect to the additional capital contributions made by the members subsequent to March 31, 2013 and the investment of operation of such proceeds into new unconsolidated real estate joint ventures as well as the issuance of                      shares of common stock at $         per share (based on the midpoint of the price range set forth on the cover page of this prospectus) and the conversion of our membership interests into                     shares of common stock all in connection with our initial public offering, as if those transactions had occurred as of March 31, 2013. The unaudited pro forma consolidated statements of operations data for the three months ended March 31, 2013 and the year ended December 31, 2012 give effect to the issuance of stock awards and the adjustments to executive salaries and board of directors’ compensation plans assuming we were public as of January 1, 2012. In addition, we have adjusted our provision for income taxes in the pro forma statement of operations assuming we operated as a corporation for Federal and state tax purposes as of January 1, 2012.

The unaudited pro forma consolidated financial statements data are provided for informational purposes only and are based on estimates and assumptions as set forth in the notes to such statements. The unaudited pro forma consolidated financial statements data are not necessarily indicative of the results of operations to be expected in any future period. This information should be read in conjunction with our historical consolidated financial statements and related notes as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus, and in conjunction with the accompanying notes to these unaudited pro forma consolidated financial statements.

	TNHC Inc. Pro Forma(4)		TNHC LLC		TNHC Inc. Pro Forma(4)		TNHC LLC			Predecessor
	Three Months Ended March 31,				Year Ended December 31,				Period From August 18, 2010 (Inception) Through December 31,	Period From January 1, 2010 Through August 17, 2010
	2013		2013	2012	2012		2012	2011	2010
Statement of Operations Data:(1)
Home sales(2)		$4,666,531	$4,666,531	$4,110,937		$24,197,956	$24,197,956	$25,624,111	$5,319,408	$538,598
Cost of home sales(2)		3,729,627	3,729,627	3,417,550		20,779,338	20,779,338	21,774,199	4,423,236	399,995

Homebuilding gross profit		936,904	936,904	693,387		3,418,618	3,418,618	3,849,912	896,172	138,603

Fee building		13,472,550	13,472,550	2,719,748		28,268,675	28,268,675	16,522,946	11,494,347	12,941,110
Cost of fee building		12,938,813	12,938,813	2,652,779		26,505,042	26,505,042	16,762,666	11,331,286	12,764,497

Fee building gross profit		533,737	533,737	66,969		1,763,633	1,763,633	(239,720)	163,061	176,613
Land sales gross margin		—	—	—		(321,791)	(321,791)	—	—	—
Abandoned project costs		159,587	159,587	—		408,642	408,642	128,798	—	—
Equity in net (income) loss of unconsolidated joint ventures		(271,856)	(271,856)	38,789		(349,445)	(349,445)	38,916	—	—
Selling and marketing		277,020	277,020	323,262		1,677,058	1,677,058	1,748,430	453,799	134,002
General and administrative			963,104	934,299			3,999,949	3,522,617	689,781	328,295

Income (loss) from operations			342,786	(535,994)			(875,744)	(1,828,569)	(84,347)	(147,081)
Guaranty fee income		28,391	28,391	—		85,172	85,172	—	—	—
Other income (expense), net		—	—	6,361		(15,048)	(15,048)	(14,750)	(10,596)	(6,048)

Income (loss) before taxes			371,177	(529,633)			(805,620)	(1,843,319)	(94,943)	(153,129)
Provision for taxes		—	(64,745)	—		—	(71,255)	(10,149)	—	—

Net income (loss)	$		$306,432	$(529,633)	$		$(876,875)	$(1,853,468)	$(94,943)	$(153,129)

Unaudited pro forma income (loss) per share
Basic	$				$

Diluted	$				$

Operating Data — Company Projects
Net new home orders			17	16			72	45	15	4
New homes delivered			12	9			53	49	8	—
Average sales price of homes delivered			$389,000	$457,000			$457,000	$523,000	$665,000	$—
Cancellation rate			11%	24%			16%	25%	10%	0%
Average selling communities			4	4			4	4	3	1
Selling communities at end of period			3	4			3	4	3	1
Backlog at end of period, number of homes			31	14			26	7	11	4
Backlog at end of period, aggregate sales value			$13,724,000	$7,418,000			$10,593,000	$5,074,000	$3,982,000	$1,177,000

	As of March 31, 2013				As of December 31,
	TNHC Inc. Pro Forma As Adjusted(4)		TNHC LLC Pro Forma(3)	TNHC LLC	2012	2011
Balance Sheet Data
Cash and restricted cash	$		$9,517,201	$5,231,707	$6,152,048	$5,523,851
Receivables		4,797,652	4,797,652	4,797,652	6,049,676	59,317
Real estate inventories		38,616,171	38,616,171	39,743,736	39,268,764	28,890,573
Investment in unconsolidated joint ventures		30,440,406	30,440,406	23,598,335	12,424,229	4,854,584
Other assets		1,421,300	1,421,300	1,421,300	615,999	433,465

Total assets	$		$84,792,730	$74,792,730	$64,510,716	$39,761,790

Notes payable to member		$1,000,000	$1,000,000	$1,000,000	$1,000,000	$—
Notes payable		17,239,273	17,239,273	17,239,273	16,721,878	9,383,462
Accounts payable and accrued expenses		9,072,311	9,072,311	9,072,311	11,214,124	2,526,739

Total liabilities		27,311,584	27,311,584	27,311,584	28,936,002	11,910,201
Members’ equity		—	57,481,146	47,481,146	35,574,714	27,851,589
Stockholder’s equity			—	—	—	—

Total liabilities and equity	$		$84,792,730	$74,792,730	$64,510,716	$39,761,790

					Period From August 18, 2010 (Inception) Through December 31, 2010	Predecessor
	Three Months Ended March 31,		Year Ended December 31,			Period From January 1, 2010 Through August 17, 2010
	2013	2012	2012	2011
Operating and Financial Data – Unconsolidated Joint Ventures(5)
Home sales	$30,764,001	$—	$56,018,517	$—	$—	$—
Cost of home sales	22,537,742	—	41,548,236	$—	—	—

Homebuilding gross profit	8,226,259	—	14,470,281	—	—	—
Net income (loss)	$6,160,994	$(606,826)	$8,652,751	$(776,819)	$—	$—
Management fees earned by the Company(6)	$965,462	$444,069	$2,949,365	$844,411	$—	$—
Net new home orders	28	—	96	—	—	—
New homes delivered	23	—	42	—	—	—
Cancellation rate	13%	—	5%	—	—	—
Average selling communities	3	—	3	—	—	—
Selling communities at end of period	3	—	3	—	—	—
Backlog at end of period, number of homes	59	—	54	—	—	—
Backlog at end of period, aggregate sales value	$82,500,000	$—	$72,921,000	$—	$—	$—

	As of March 31, 2013	As of December 31,
		2012	2011
Balance Sheet Data-Unconsolidated Joint Ventures
Total assets, primarily real estate inventories	$205,336,221	$173,255,773	$92,622,144

Total liabilities, primarily accounts payable and notes payable	$42,637,295	$44,673,841	$21,610,963
The Company’s equity	23,598,335	12,424,229	4,854,584
Other partners’ equity	139,100,591	116,157,703	66,156,597

Total equity	162,698,926	128,581,932	71,011,181

Total liabilities and equity	$205,336,221	$173,255,773	$92,622,144

					Period From August 18, 2010 (Inception) Through December 31, 2010	Predecessor
	Three Months Ended March 31,		Year Ended December 31,			Period From January 1, 2010 Through August 17, 2010
	2013	2012	2012	2011
Operating Data – Fee Building Projects
Net new home orders	12	18	145	25	28	55
New homes delivered	45	2	50	47	37	12
Average sales price of homes delivered	$1,150,000	$1,100,000	$1,153,000	$1,234,000	$1,125,000	$1,429,000

(1)

Immediately prior to the completion of this offering, we intend to convert into a Delaware corporation. Subsequent to our conversion into a corporation, we will be subject to taxation as a corporation under U.S. Federal and state income tax laws.

(2)

During the years ended December 31, 2011 and 2010, the Company entered into a fee building services agreement that allowed us to independently operate a design center and directly market upgrade options to the landowners’ homebuyers. We recognized revenue for these option upgrades in accordance with ASC 360-20, Property, Plant and Equipment, Real Estate Sales, as more fully described in the notes to the consolidated financial statements. During the years ended December 31, 2011 and 2010, we recognized revenue for these option upgrades of $3.2 million and $2.8 million, respectively, which is included above in home sales. The cost of these option upgrades, included above in cost of home sales, was $2.5 million and $2.2 million during the years ended December 31, 2011 and 2010, respectively. These revenues and costs were for the delivery of option upgrades on 47 and 49 homes, respectively, which are included in the operating data for fee building services.

(3)

This column gives effect to the additional $10 million of capital contributions made to TNHC LLC by its members subsequent to March 31, 2013, a portion of which was used for investment in four new unconsolidated joint ventures.

(4)	This column gives further effect to (i) our formation transactions and (ii) our initial public offering.
(5)

“Operating and Financial Data – Unconsolidated Joint Ventures” reflects the data for the ventures and not our share thereof. We own economic interests in our unconsolidated joint ventures, which include our capital interests that range from 5% to 50% plus, in each case, a share of the distributions from the joint ventures in excess of our capital interest. These economic interests vary among our different joint ventures. A description of such share of distributions in excess of our capital interest for each of our joint ventures is described under “Our Business—Joint Ventures.” Such financial data is not included in our financial data for GAAP purposes, but is recognized in our results of operations as a component of equity in net (income) loss of unconsolidated joint ventures. We have interests in several unconsolidated joint ventures and this information has been included to provide additional information about the operations and financial condition of our unconsolidated joint ventures. This data is included for informational purposes only.
(6)

We have entered into agreements with our unconsolidated joint ventures to provide management services related to the underlying projects. Pursuant to the agreements, we receive a management fee based on each project’s revenues. During the three months ended March 31, 2013 and 2012 and the years ended December 31, 2012 and 2011, we earned $965,462, $444,069, $2,949,365 and $844,411, respectively, in management fees, which have been recorded as fee building revenue.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATION

You should read the following in conjunction with the sections of this prospectus entitled “Risk Factors,” “Cautionary Note Concerning Forward-Looking Statements,” “Selected Financial Data” and “Our Business” and our historical financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

We are a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California, including coastal Southern California, the San Francisco Bay area and metro Sacramento. We also seek to create unique communities via our significant land development expertise, either stand-alone or within master-planned communities developed by third parties.

We were founded in August 2009, towards the end of an unprecedented downturn in the U.S. homebuilding industry, with a combined initial capital commitment of $10 million by our founders, who are also our four most senior executives. Our business initially focused on fee building projects in Southern California, in which we built, marketed and sold homes for independent third-party land owners in prestigious master planned communities. Fee-building represented a capital-efficient method of establishing operations and strengthening relationships with key land owners and developers. Commencing with the $20 million capital commitment by Institutional Housing Partners, or IHP, and Watt Residential LLC, or Watt, in August 2010, and the subsequent $10 million capital commitment by Tricon Capital, or Tricon, in January 2011, we began to rapidly deploy capital to acquire land and build homes for our own account on larger infill sites within established communities, where we could leverage the experience of our management team in land planning and development. In an effort to sustain a steep growth trajectory while retaining ownership control and generating attractive risk-adjusted returns for all stakeholders, we have employed a joint venture strategy, in which we contribute a minority share of the capital and receive distributions in excess of our percentage capital interest plus management fees from the joint ventures. Our joint venture strategy has been instrumental in allowing us to leverage our entity-level capital and establish a homebuilding platform focused on high-growth, land-constrained markets, such as Orange and Los Angeles counties in Southern California and San Mateo, Santa Clara, Marin and Yolo counties in Northern California.

Overview and Outlook

During the year ended December 31, 2012 and continuing through the quarter ended March 31, 2013, the overall housing market continued to show signs of improvement largely driven by increasing consumer confidence levels related to the homebuilding industry, continued favorable housing affordability based on historical metrics, decreasing home inventory levels in many markets, and more positive consumer sentiment for the overall economy. Individual markets continue to experience varying results as local economic and employment situations strongly influence the local market demand and home buying abilities. However, our markets have shown positive indicators of a sustainable recovery. We improved on several key operating metrics during the year and three months ended December 31, 2012 and March 31, 2013, respectively, as compared to the year and three months ended December 31, 2011 and March 31, 2012, respectively, including increased net new home orders, home deliveries, fee building revenue, backlog units, backlog value and equity in net income from unconsolidated joint ventures.

We expect to adopt an equity incentive plan in connection with this offering. The number of shares of our common stock that may be issued under our 2013 Long-Term Incentive Plan is                  shares. Assuming an initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, upon the pricing of this offering, we expect to grant                  restricted stock units to our officers (other than Messrs. Webb, Stelmar, Davis and Redwitz) and employees and our non-employee director

nominees, as well as options to purchase              shares of our common stock to the members of our management team, other officers and employees, in each case pursuant to our 2013 Long-Term Incentive Plan. The actual number of restricted stock units and the strike price and the number of shares of common stock subject to options will be based upon the price at which the shares are sold to the public in this offering. We expect to have              shares of our common stock reserved for future issuance under our 2013 Long-Term Incentive Plan. Based upon this assumed initial public offering price, we expect to recognize compensation expense in respect of the foregoing restricted stock unit grants of $            , of which $             will be recognized in the first 12 months, $             in the second 12 months and $             in the third 12 months, from the grant date. In addition, based upon this assumed initial public offering price, we expect to recognize compensation expense in respect of the foregoing option grants of $            , of which $             will be recognized in the first 12 months, $             in the second 12 months and $             in the third 12 months, from the grant date. For a description of our 2013 Long-Term Incentive Plan and the initial awards to be made pursuant to such plan, see “Executive and Director Compensation—2013 Long-Term Incentive Plan.”

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts have been eliminated upon consolidation. The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP, as contained within the Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC. Operating results for the periods presented are not necessarily indicative of the results to be expected for any subsequent period.

Results of Operations

Our primary goal in 2012 was to acquire land or lots in targeted market areas to generate deliveries beginning in 2013 and beyond. We are currently in the process of acquiring and developing lots in California to increase our lot supply and community count. Our communities are strategically located in major metropolitan areas within select California growth markets, including coastal Southern California, the San Francisco Bay area and metro Sacramento. While our primary growth strategy will focus on increasing our market position in these markets, we are exploring expansion opportunities in Phoenix and the Pacific Northwest and may consider other markets, through organic growth or acquisitions. During the three months ended March 31, 2013 and the year ended December 31, 2012, we acquired 20 and 150 lots, respectively, in California. As of March 31, 2013, we owned 377 lots and had begun development on 126 of those lots. We were under contract to acquire 262 lots in our existing markets as of March 31, 2013.

We are also focused on increasing our number of active selling locations, which we expect will contribute to our new home order growth, homes in backlog and ultimately new home deliveries. During the three months ended March 31, 2013 and 2012, our cancellation rate, excluding our unconsolidated joint ventures, decreased 54.2% from 24% to 11%. Our backlog units increased 121% from 14 to 31 as of March 31, 2013 as compared to March 31, 2012. Backlog value also increased $6.3 million, or 85%, to $13.7 million as of March 31, 2013 as compared to March 31, 2012. We opened one new community and increased our net new home orders by 60% during the year ended December 31, 2012 as compared to the year ended December 31, 2011. Our backlog units increased from seven to 26, a 271% increase, and the backlog value increased 109% from $5.1 million to $10.6 million as of December 31, 2012, as compared to December 31, 2011.

Our equity in net income (loss) from unconsolidated joint ventures increased $310,645 from a loss of ($38,789) to income of $271,856 for the three months ended March 31, 2013 as compared to the three months ended March 31, 2012. We experienced our first net new home orders and new home deliveries from an unconsolidated joint venture during the year ended December 31, 2012, which were 96 and 42, respectively. During the three months ended March 31, 2013, net new home orders and new home deliveries from unconsolidated joint ventures were 28 and 23, respectively.

In addition, during the year ended December 31, 2012, we added three new fee building contracts for the construction of 182 homes in Southern California.

We refer to our financial statement line items in the explanation of our period-over-period changes in results of operations. Below are general definitions of what those line items include and represent.

Revenues

Revenues are derived primarily from home deliveries and fee building services provided to independent third-party property owners. Fee building services also include management fees received from our unconsolidated joint ventures. Homes sales revenue is recorded at close of escrow of the homes. Revenue for fee building services is recognized either over a cost-to-cost approach in applying the percentage-of-completion method or in proportion to total efforts expected to be provided net of estimated warranty costs.

Expenses

Expenses primarily relate to cost of home sales and fee building cost of sales provided to independent third-party property owners. Cost of home sales includes the cost of land, land development, home construction, capitalized interest, indirect costs of construction, estimated warranty costs, real estate taxes and direct overhead costs incurred during development and home construction that benefit the entire project. Cost of fee building includes direct labor, subcontractor costs and other indirect costs. Selling and marketing expense is comprised of direct selling expenses, including internal and external commissions, related selling and marketing expenses, such as advertising and model operations, and sales office costs, and is recorded in the period incurred. General and administrative expenses represent parent and subsidiary overhead expenses, such as salaries, benefits, office expenses, outside professional services and insurance and travel expenses, and are recorded in the period incurred.

Investments in Unconsolidated Joint Ventures

Investments in our unconsolidated joint ventures are accounted for under the equity method of accounting. Under the equity method, we recognize our proportionate share of earnings and losses generated by the joint venture upon the delivery of lots or homes to third parties. Our ownership interests in our unconsolidated joint ventures vary, but are generally less than or equal to 50%.

Other Income (Expense), Net

Other income (expense), net, consists of miscellaneous fees paid to state regulatory agencies offset partially by interest income and national contract rebates.

The historical financial data presented below is not necessarily indicative of the results to be expected for any future period. Immediately prior to the completion of this offering, we intend to convert into a Delaware corporation. Subsequent to our conversion into a corporation, we will be subject to taxation as a corporation under U.S. Federal and state income tax laws.

Consolidated Financial Data:

					Period From August 18, 2010 (Inception) Through December 31, 2010	Predecessor
	Three Months Ended March 31,		Year Ended December 31,			Period From January 1, 2010 Through August 17, 2010
	2013	2012	2012	2011
Revenue:
Home sales	$4,666,531	$4,110,937	$24,197,956	$25,624,111	$5,319,408	$538,598
Fee building	13,472,550	2,719,748	28,268,675	16,522,946	11,494,347	12,941,110
Land sales	—	—	2,940,100	—	—	—

	18,139,081	6,830,685	55,406,731	42,147,057	16,813,755	13,479,708

Expenses:
Cost of home sales	3,729,627	3,417,550	20,779,338	21,774,199	4,423,236	399,995
Fee building	12,938,813	2,652,779	26,505,042	16,762,666	11,331,286	12,764,497
Cost of land sales	—	—	3,261,891	—	—	—
Abandoned project costs	159,587	—	408,642	128,798	—	—
Equity in net (income) loss of unconsolidated joint ventures	(271,856)	38,789	(349,445)	38,916	—	—
Selling and marketing	277,020	323,262	1,677,058	1,748,430	453,799	134,002
General and administrative	963,104	934,299	3,999,949	3,522,617	689,781	328,295

	17,796,295	7,366,679	56,282,475	43,975,626	16,898,102	13,626,789

Income (loss) from operations	342,786	(535,994)	(875,744)	(1,828,569)	(84,347)	(147,081)
Guaranty fee income	28,391	—	85,172	—	—	—
Other income (expense), net	—	6,361	(15,048)	(14,750)	(10,596)	(6,048)

	371,177	(529,633)	(805,620)	(1,843,319)	(94,943)	(153,129)
Provision for taxes	(64,745)	—	(71,255)	(10,149)	—	—

Net income (loss)	$306,432	$(529,633)	$(876,875)	$(1,853,468)	$(94,943)	$(153,129)

Matters Affecting the Comparability of Our Financial Results

The New Home Company LLC was formed in August 2009, and on August 18, 2010, Watt and IHP were admitted as members, increasing our total capital commitment to $30 million. Prior to the admission of Watt and IHP, most of our operations consisted of “fee building projects” in which we built, marketed and sold homes for independent third-party property owners with whom we had revenue-sharing agreements on projects typically marketed under The New Home Company brand name.

For the periods prior to August 18, 2010, we were wholly owned by our founders. References to our “Predecessor” in this prospectus are references to us prior to August 18, 2010. As a result of the foregoing, the financial and operational data for 2010 that is presented and discussed in this prospectus is generally bifurcated between the period during 2010 that our business was conducted through our Predecessor (January 1, 2010 through August 17, 2010) and subsequent thereto (August 18, 2010 through December 31, 2010). The historical operational results of our Predecessor may not be comparable to the results of operations of us because each of our Predecessor and us used a different basis of accounting and our homebuilding operations have been our strategic focus since August 18, 2010 compared to our Predecessor’s focus on fee building services prior to such date.

Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

Net New Home Orders and Backlog

	Three Months Ended March 31,		Increase (Decrease)
	2013	2012	Amount	%
Net new home orders	17	16	1	6%
Cancellation rate	11%	24%	(13)%	(54)%
Average selling communities	4	4	—	0%
Selling communities at end of period	3	3	—	0%
Backlog (dollar value)	$13,724,000	$7,418,000	$6,306,000	85%
Backlog (units)	31	14	17	121%
Average sales price of backlog	$443,000	$530,000	$(87,000)	(16)%

Net new home orders for the three months ended March 31, 2013 increased 6% to 17, compared to 16 during the same period in 2012. Our overall “absorption rate” (the rate at which home orders are contracted, net of cancellations) for the three months ended March 31, 2013 was 4.3 per average selling community (1.4 monthly), compared to 4 per average selling community (1.3 monthly) during the same period in 2012.

Our cancellation rate, excluding our unconsolidated joint ventures, of buyers who contracted to buy a home, but did not close escrow (as a percentage of overall orders), was approximately 11% for the three months ended March 31, 2013 as compared to 24% for the same period in 2012. Our average number of selling communities remained unchanged for the three months ended March 31, 2013, but reflected the opening of two new communities, offset by the final closeout of two selling communities, compared to the same period in 2012.

Backlog reflects the number of homes, net of actual cancellations experienced during the period, for which we have entered into a sales contract with a customer, but for which we have not yet delivered the home. Backlog has not been reduced to reflect our historical cancellation rate. Homes in backlog are generally closed within three to six months, although we may experience cancellations of sales contracts prior to closing. An increase in net new home orders during the year ended December 31, 2012 positively impacted our number of homes in backlog as of March 31, 2013, which are homes we expect to close in future periods. We expect that our net new home orders and backlog increases will have a positive impact on revenues and cash flow in future periods. The dollar value of backlog increased $6.3 million, or 85%, as of March 31, 2013, compared to March 31, 2012. The increase in dollar amount of backlog reflects an increase in the number of homes in backlog of 17. The average sales price of backlog decreased by $87,000, or 16%, during the three months ended March 31, 2013 primarily due to a different product mix, driven by the introduction of sales in a lower priced community during the same period.

Home Sales Revenue and New Homes Delivered

	Three Months Ended March 31,		Increase (Decrease)
	2013	2012	Amount	%
New homes delivered	12	9	3	33%
Home sales revenue	$4,666,531	$4,110,937	$555,594	14%
Average sales price of homes delivered	$389,000	$457,000	$(68,000)	(15)%

New home deliveries increased by three, or 33%, during the three months ended March 31, 2013 compared to the same period in 2012. The increase in new home deliveries was primarily attributable to the increase in net new home orders and units in backlog.

During the three months ended March 31, 2013, average sales price of homes delivered decreased $68,000, or 15%, from the same period in 2012. This decrease is primarily due to a different product mix and geographical location of homes delivered.

Homebuilding

	Three Months Ended March 31,
	2013	%	2012	%
Home sales	$4,666,531	100.0%	$4,110,937	100.0%
Cost of home sales	3,729,627	79.9%	3,417,550	83.1%

Homebuilding gross margin	936,904	20.1%	693,387	16.9%
Add: interest in cost of home sales	73,427	1.6%	57,743	1.4%

Adjusted homebuilding gross margin(1)	$1,010,331	21.7%	$751,130	18.3%

Homebuilding gross margin percentage	20.1%		16.9%

Adjusted homebuilding gross margin percentage(1)	21.7%		18.3%

(1)	Non-GAAP financial measure (as discussed below).

Cost of home sales includes the cost of land, land development, home construction, capitalized interest, indirect costs of construction, estimated warranty costs, real estate taxes and direct costs incurred during development and home construction that benefit the project and is dependent upon the number of new home deliveries and the price at which we can acquire land and raw materials. Cost of home sales increased to $3.7 million from $3.4 million during the three months ended March 31, 2013 when compared to the same period in 2012. The increase in cost of home sales primarily relates to the 33% increase in new home deliveries.

Cost of home sales as a percentage of home sales revenue decreased to 79.9% from 83.1% for the three months ended March 31, 2013 when compared to the same period in 2012, respectively, due to a larger number of new home deliveries from communities with a lower cost of land.

Homebuilding gross margin represents home sales revenue less cost of home sales. Our homebuilding gross margin increased to 20.1% for the three months ended March 31, 2013 as compared to 16.9% for the same period in 2012 primarily due to a shift in product mix to more deliveries from higher margin communities and improved overall market conditions.

Excluding interest in cost of home sales, adjusted homebuilding gross margin percentage was 21.7% for the three months ended March 31, 2013, compared to 18.3% for the same period in 2012. Adjusted homebuilding gross margin is a non-GAAP financial measure. We believe that by adding interest in cost of home sales back to homebuilding gross margin, investors are able to assess the performance of our homebuilding business excluding our interest cost, allowing a focus on the performance of the underlying homebuilding operations. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors who adjust gross margins in a similar fashion. See the table above reconciling this non-GAAP financial measure to homebuilding gross margin, the nearest GAAP equivalent.

Fee Building

	Three Months Ended March 31,
	2013	%	2012	%
Fee building revenues	$13,472,550	100.0%	$2,719,748	100.0%
Cost of fee building	12,938,813	96.0%	2,652,779	97.5%

Fee building gross margin	$533,737	4.0%	$66,969	2.5%

As of March 31, 2013 and 2012, we had five and two, respectively, fee building agreements with independent third-party land owners and six and two, respectively, construction management agreements with our unconsolidated joint ventures to provide construction management services. Fee building revenue increased to $13.5 million for the three months ended March 31, 2013 compared to $2.7 million for the same period during 2012. Cost of fee building increased to $12.9 million for the three months ended March 31, 2013 compared to $2.7 million for the same period during 2012. Cost of fee building includes direct labor, subcontractor costs and other indirect costs, for which we are reimbursed by the independent third-party land owner and is primarily driven by the pace at which the land owner has us execute on its development plan. The increase in fee building revenue and cost is due to three new fee building agreements as of March 31, 2013 and the increase in management fees from three communities contained within one unconsolidated joint venture during the three months ended March 31, 2013 compared to the three months ended March 31, 2012.

We collect management fees from our unconsolidated joint ventures during the life of the project, and these fees increase as new homes are delivered. These management fees were $965,462 and $444,069 for the three months ended March 31, 2013 and 2012, respectively, and are included in fee building revenues. The 117% increase in management fees from unconsolidated joint ventures caused fee building gross margin to increase 1.5%.

Abandoned Project Costs

Pre-acquisition costs, which primarily are non-refundable deposits for specific projects, are expensed to abandoned project costs when we determine continuation of the respective project is not probable. During the three months ended March 31, 2013, abandoned project costs increased to $159,587 from $0 during the three months ended March 31, 2012, primarily due to the increase in project investigation activity.

Equity in Net Income (Loss) of Unconsolidated Joint Ventures

As of March 31, 2013 and 2012, we had ownership interests in six and two, respectively, unconsolidated joint ventures. We own economic interests in our unconsolidated joint ventures, which include our capital interests that range from 5% to 50% plus, in each case, a share of the distributions from the joint ventures in excess of our capital interest. These economic interests vary among our different joint ventures. The unconsolidated joint ventures produced $6.2 million in net income during the three months ended March 31, 2013 and a net loss of $606,826 for the same period in 2012. Our equity in net income from unconsolidated joint ventures was $0.3 million for the three months ended March 31, 2013, compared to equity in net loss of $0.1 million for the same period in 2012. The change was primarily due to the 23 and 0 new home deliveries during the three months ended March 31, 2013 and 2012, respectively, partially offset by losses in unconsolidated joint ventures entered into that were not yet generating income.

The following sets forth supplemental information about our unconsolidated joint ventures. We have investments in several unconsolidated joint ventures, and this information has been included to provide additional information about the operations and financial condition of our unconsolidated joint ventures. We own economic interests in our unconsolidated joint ventures, which include our capital interests that range from 5% to 50% plus, in each case, a share of the distributions from the joint ventures in excess of our percentage capital interest, the amount of which varies among our different joint ventures. A description of such share of distributions in excess of our capital interest for each of our joint ventures is described under “Our Business—Joint Ventures.” Dollar amounts and other data reflect the entire amounts attributable to our unconsolidated joint ventures and not our share thereof. Such information is not included in our financial data for GAAP purposes, but is recognized in our results of operations as a component of equity in net income (loss) of unconsolidated joint ventures. This data is included for informational purposes only.

	Three Months Ended March 31,		Increase (Decrease)
	2013	2012	Amount	%
Unconsolidated Joint Ventures—Net New Home Orders, Backlog, Revenues and Deliveries
Net new home orders	28	—	28	n/a
Cancellation rate	13%	n/a	n/a	n/a
Average selling communities	3	—	3	n/a
Selling communities at end of period	3	—	3	n/a
Backlog (dollar value)	$82,500,000	$—	$82,500,000	n/a
Backlog (units)	59	—	59	n/a
Average sales price of backlog	$1,398,000	$—	$1,398,000	n/a
New homes delivered	23	—	23	n/a
Home sales revenue	$30,764,001	$—	$30,764,001	n/a
Average sales price of homes delivered	$1,338,000	$—	$1,338,000	n/a

	Three Months Ended March 31,
	2013	%	2012	%
Unconsolidated Joint Ventures—Homebuilding
Unconsolidated joint ventures home sales	$30,764,001	100.0%	$—	n/a
Cost of unconsolidated joint ventures home sales	22,537,742	73.3%	—	n/a

Unconsolidated joint ventures gross margin	8,226,259	26.7%	—	n/a
Add: interest in cost of unconsolidated joint venture home sales	744,580	2.4%	—	n/a

Adjusted unconsolidated joint ventures gross margin(1)	$8,970,839	29.2%	$—	n/a

Unconsolidated joint ventures home sales gross margin percentage	26.7%		—

Adjusted unconsolidated joint ventures home sales gross margin percentage(1)	29.2%		—

(1)	Non-GAAP financial measure (as discussed below).

The table below summarizes lots owned and controlled by our unconsolidated joint ventures as of the dates presented:

	March 31,		Increase
	2013	2012	Amount	%
Unconsolidated Joint Ventures—Lots Owned and Controlled
Lots owned	743	254	489	193%
Lots controlled(1)	2,348	394	1,954	496%

Total	3,091	648	2,443	377%

(1)	Consists of 2,316 lots and 394 lots that are under purchase and sale agreements, as of March 31, 2013 and 2012, respectively.

Selling, General and Administrative Expense

	Three Months Ended March 31,		As a Percentage of Home Sales Revenue
	2013	2012	2013	2012
Selling and marketing expenses	$277,020	$323,262	5.9%	7.9%
General and administrative expenses (“G&A”)	963,104	934,299	20.6%	22.7%

Total selling, marketing and G&A	$1,240,124	$1,257,561	26.6%	30.6%

Selling and marketing expense incurred during the three months ended March 31, 2013 decreased to 5.9% of home sales revenue compared to 7.9% for the same period in 2012. The decrease in selling and marketing expense is primarily due to fewer home deliveries from Company projects with co-broker involvement during the three months ended March 31, 2013 as compared to the same period in 2012.

G&A expenses decreased to 20.6% of home sales revenue for the three months ended March 31, 2013 compared to 22.7% for the same period in 2012. The slight decrease in G&A as a percentage of home sales revenue is primarily due to a 14% increase in home sales revenue offset partially by a slight increase in G&A expenses for the three months ended March 31, 2013 as compared to the same period in 2012.

Other Income (Expense), Net

Other income, net decreased slightly during the three months ended March 31, 2013 compared to the same period in 2012 due to a reduction in national contract rebates.

Provision For Taxes

We are a limited liability company which is treated as a partnership for income tax purposes and is subject to certain minimal taxes and fees; however, income taxes on taxable income or losses realized by us are the obligation of the members. We have a subsidiary that is treated as a C Corporation, and Federal and state income taxes are provided for this entity.

Provision for income taxes increased to $64,745 for the three months ended March 31, 2013 compared to $0 for the three months ended March 31, 2012. The increase in provision for income taxes is primarily due to the increase in fee building gross margin during the three months ended March 31, 2013 compared to the three months ended March 31, 2012.

Net Income (Loss)

As a result of the foregoing factors, net income during the three months ended March 31, 2013 was $0.3 million compared to a net loss during the same period in 2012 of $0.5 million.

Interest Incurred

Interest, which was incurred principally to finance land acquisition, land development and home construction, totaled $273,999 and $94,649 for the three months ended March 31, 2013 and 2012, respectively, all of which was capitalized to real estate inventory. The increase in interest incurred during the three months ended March 31, 2013 compared to the three months ended March 31, 2012 was primarily attributable to our increase in outstanding debt, which was the result of the increase in the number of projects and the growth in our real estate inventory.

Lots Owned and Controlled

	March 31,		Increase (Decrease)
	2013	2012	Amount	%
Lots Owned
Southern California	170	—	170	—
Northern California	207	333	(126)	(38)%

Total	377	333	44	13%

Lots Controlled(1)
Southern California	156	20	136	680%
Northern California	106	—	106	—
Fee Building Projects	189	95	94	99%

Total	451	115	336	292%

Total Lots Owned and Controlled	828	448	380	85%

(1)	Includes 262 and 20 lots as of March 31, 2013 and 2012, respectively, that are under purchase contracts.

Our lots owned increased by 13% to 377 as of March 31, 2013 due to the acquisition of 170 lots in two communities in Southern California, partially offset by the closeout of one community in Northern California and the increase in new home deliveries.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Net New Home Orders and Backlog

	Year Ended December 31,		Increase (Decrease)
	2012	2011	Amount	%
Net new home orders	72	45	27	60%
Cancellation rate	16%	25%	(9)%	(36)%
Average selling communities	4	4	—	0%
Selling communities at end of period	3	4	(1)	(25)%
Backlog (dollar value)	$10,593,000	$5,074,000	$5,519,000	109%
Backlog (units)	26	7	19	271%
Average sales price of backlog	$407,000	$725,000	$(318,000)	(44)%

Net new home orders for the year ended December 31, 2012 increased 60% to 72, compared to 45 during the the year ended December 31, 2011. Our overall “absorption rate” (the rate at which home orders are contracted, net of cancellations) for the year ended December 31, 2012 was 18 per average selling community (1.7 monthly), compared to 11.25 per average selling community (0.8 monthly) during the year ended December 31, 2011. Our cancellation rate, excluding our unconsolidated joint ventures, of buyers who contracted to buy a home, but did not close escrow (as a percentage of overall orders), was approximately 16% for the year ended December 31, 2012 as compared to 25% for the year ended December 31, 2011. The growth during the year ended December 31, 2012 was primarily due to the opening of one new community and increased absorption rates at our selling communities. Our average number of selling communities decreased by one during the year ended December 31, 2012 due to opening one new community, offset by the final closeout of two selling communities. The increase in net new home orders positively impacted our number of homes in backlog, which are homes we expect to close in future periods. We expect that our net new home orders and backlog increases will have a positive impact on revenues and cash flow in future periods.

Backlog reflects the number of homes, net of actual cancellations experienced during the period, for which we have entered into a sales contract with a customer, but for which we have not yet delivered the home. Backlog has not been reduced to reflect our historical cancellation rate. Homes in backlog are generally closed within three to six months, although we may experience cancellations of sales contracts prior to closing. The increase in backlog units of 19 homes was driven by the 60% increase in net new home orders during the year ended December 31, 2012 as compared to the previous year. The dollar value of backlog increased $5.5 million, or 109%, as of December 31, 2012. The increase in dollar amount of backlog reflects an increase in the number of homes in backlog of 19. We experienced a decrease in average sales price of backlog of $318,000 during the year ended December 31, 2012 compared to the year ended December 31, 2011 due to the introduction of sales in a lower priced community during the same period. The increase in the dollar amount of backlog of homes sold, but not closed, as described above generally results in an increase in operating revenues in subsequent periods.

Home Sales Revenue and New Homes Delivered

	Year Ended December 31,			Increase (Decrease)
	2012	2011		Amount	%
New homes delivered	53	49		4	8%
Home sales revenue	$24,197,956	$25,624,111	(1)	$(1,426,155)	(6%)
Average sales price of homes delivered	$457,000	$523,000	(1)	$(66,000)	(13%)

(1)

We entered into a fee building services agreement that allowed us to independently operate a design center and directly market upgrade options to the landowners’ homebuyers. We recognized revenue only for these option upgrades, and not the related homes delivered, in accordance with ASC 360-20, Property, Plant and Equipment, Real Estate Sales, as more fully described in the notes to the consolidated financial statements. During the years ended December 31, 2012 and 2011, we recognized revenue for these option upgrades of $0 and $3.2 million, respectively, which is included above in home sales revenue. These option revenues were for the delivery of 0 and 47 homes in 2012 and 2011, respectively, which are not included above as new homes delivered. Excluding these option upgrade revenues, home sales revenue and the average sales price of homes delivered in the year ended December 31, 2011 would have been $22.5 million and $458,000, respectively.

New home deliveries increased by four, or 8%, during the year ended December 31, 2012 compared to the year ended December 31, 2011. The increase in new home deliveries was primarily attributable to the increase in net new home orders and units in backlog.

Home sales revenue decreased by $1.4 million, or 6%, during the year ended December 31, 2012 primarily due to the closeout of a fee building project during the year ended December 31, 2011, which generated $3.2 million in home sales revenue during the year ended December 31, 2011 and none during the year ended December 31, 2012 (see note 1 above).

Homebuilding

	Year Ended December 31,
	2012	%	2011	%
Home sales(1)	$24,197,956	100.0%	$25,624,111	100.00%
Cost of home sales(1)	20,779,338	85.9%	21,774,199	85.0%

Homebuilding gross margin	3,418,618	14.1%	3,849,912	15.0%
Add: interest in cost of home sales	328,245	1.4%	425,704	1.7%

Adjusted homebuilding gross margin(2)	$3,746,863	15.5%	$4,275,616	16.7%

Homebuilding gross margin percentage	14.1%		15.0%

Adjusted homebuilding gross margin percentage(2)	15.5%		16.7%

(1)

We entered into a fee building services agreement that allowed us to independently operate a design center and directly market upgrade options to the landowners’ homebuyers. We recognized revenue only for these option upgrades, and not for the related new homes delivered, in accordance with ASC 360-20, Property, Plant and Equipment, Real Estate Sales, as more fully described in the notes to the consolidated financial statements. During the years ended December 31, 2012 and 2011, we recognized revenue for these option upgrades of $0 and $3.2 million, respectively, which is included above in homebuilding home sales. The cost of these option upgrades, included above in homebuilding cost of home sales, was $0 and $2.5 million during the years ended December 31, 2012 and 2011, respectively. Excluding these option upgrades revenues, homebuilding home sales during the years ended December 31, 2012 and 2011 would have been $24.2 million and $22.5 million, respectively, and homebuilding cost of home sales would have been $20.8 million and $19.3 million respectively. Homebuilding gross margins would have been 14.1% for both years ended December 31, 2012 and 2011 and did not materially change on a per unit basis.

(2)

Adjusted homebuilding gross margin is a non-GAAP financial measure. We believe that by adding interest in cost of home sales back to homebuilding gross margin, investors are able to assess the performance of our homebuilding business excluding our interest cost, allowing a focus on the performance of the underlying homebuilding operations. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors who adjust gross margins in a similar fashion. See the table above reconciling this non-GAAP financial measure to homebuilding gross margin, the nearest GAAP equivalent.

Cost of home sales includes the cost of land, land development, home construction, capitalized interest, indirect costs of construction, estimated warranty costs, real estate taxes and direct costs incurred during development and home construction that benefit the project and is dependent upon the number of new home deliveries and the price at which we can acquire land and raw materials. Cost of home sales decreased to $20.8 million from $21.8 million during the year ended December 31, 2012 when compared to the same period in 2011. Although new home deliveries increased by 8%, cost of home sales were higher during the year ended December 31, 2011 as a result of the cost of option upgrades at one of our fee building projects that was completed during the year ended December 31, 2011 (see note 1 above). Cost of home sales during the year ended December 31, 2012 did not include any costs related to option upgrades discussed in note 1 above, and, as a result, the cost of home sales decreased for the year ended December 31, 2012 despite an increase in new home deliveries.

Homebuilding gross margin represents home sales revenue less cost of home sales. Our homebuilding gross margin decreased to 14.1% for the year ended December 31, 2012 as compared to 15.0% for the year ended December 31, 2011 primarily due to option revenue related to the delivery of options and upgrades at one of our fee building projects that was completed during the year ended December 31, 2011 (see note 1 above). Excluding the additional options and upgrades deliveries during the year ended December 31, 2011, homebuilding gross margins would have remained the same (see note 1 above) and did not materially change on a per unit basis.

Excluding interest in cost of home sales, adjusted homebuilding gross margin percentage was 15.5% for the year ended December 31, 2012, compared to 16.7% for the year ended December 31, 2011. Excluding the additional options and upgrades deliveries during the year ended December 31, 2011, adjusted homebuilding gross margins would have been 15.5% and 16.0% for the years ended December 31, 2012 and 2011, respectively. Adjusted homebuilding gross margin is a non-GAAP financial measure. We believe that by adding interest in cost of home sales back to homebuilding gross margin, investors are able to assess the performance of our homebuilding business excluding our interest cost, allowing a focus on the performance of the underlying homebuilding operations. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion. See the table above reconciling this non-GAAP financial measure to homebuilding gross margin, the nearest GAAP equivalent.

Fee Building

	Year Ended December 31,
	2012	%	2011	%
Fee building revenue	$28,268,675	100.0%	$16,522,946	100.0%
Cost of fee building	26,505,042	93.8%	16,762,666	101.5%

Fee building gross margin	$1,763,633	6.2%	$(239,720)	(1.5)%

As of December 31, 2012 and 2011, we had five and two fee building agreements, respectively, with independent third-party land owners and four and two construction management agreements, respectively, with our unconsolidated joint ventures to provide construction management services. Fee building revenue and our cost of fee building increased to $28.3 million and $26.5 million, respectively, for the year ended December 31, 2012 compared to $16.5 million and $16.8 million, respectively, for the year ended December 31, 2011. The increase in fee building revenue and cost of fee building is due to three new fee building agreements entered during the year ended December 31, 2012 and the increase in new home deliveries from three communities contained within one unconsolidated joint venture. Cost of fee building includes direct labor, subcontractor costs and other indirect costs, for which we are reimbursed by the independent third-party land owner and is primarily driven by the pace at which the land owner has us execute on its development plan. We collect management fees from unconsolidated joint ventures during the life of the project, which increase as new homes are delivered. These management fees were $2.9 million and $0.8 million for the years ended December 31, 2012 and 2011, respectively, and are included in fee building revenues. During the year ended December 31, 2012 and 2011, there were 42 and 0, respectively, new home deliveries from unconsolidated joint ventures, which was the primary reason management fees from unconsolidated joint ventures increased. Fee building revenue during the years ended December 31, 2012 and 2011 also included $450,477 and $0 related to an adjustment of the warranty liability on one of our fee building projects. Cost of fee building was not affected by this adjustment during the years ended December 31, 2012 and 2011. The additional fee building revenue from the warranty adjustment had a positive impact on fee building gross margin during the year ended December 31, 2012. Cost of fee building for the year ended December 31, 2012 and 2011 included the contract intangible amortization expense of $0 and $0.4 million, respectively. As a result of the additional contract intangible amortization expense of $0.4 million during the year ended December 31, 2011, cost of fee building exceeded fee building revenue by $239,720 and created a negative fee building gross margin. During the year ended December 31, 2012, the additional fee building revenue from the warranty adjustment, the increase in management fees from unconsolidated joint ventures and the lack of contract intangible amortization expense caused fee building gross margin to increase by 7.7% from (1.5%) to 6.2%.

Land Sale

For the year ended December 31, 2012, we recognized $2.9 million in land sales revenue and $3.3 million in cost of land sales related to the sale of 42 finished lots contained within one of our communities. During April 2012, we made a decision to redeploy capital from a project in Sacramento to a project in San Jose. In connection therewith, we entered into an agreement with a single purchaser to sell 42 finished lots for $2.9 million. As a result, we recognized an impairment charge of $350,000 on the sale during June 2012 included in the cost of land sales. The sale closed in July 2012, resulting in a gross margin of $28,209 in the third quarter of the year ended December 31, 2012. For the year ended December 31, 2012, the net result of this transaction was a negative gross margin on land sales of $321,791.

Abandoned Project Costs

Pre-acquisition costs, which primarily are non-refundable deposits for specific projects, are expensed to abandoned project costs when we determine continuation of the respective project is not probable. During the year ended December 31, 2012, abandoned project costs increased to $0.4 million from $0.1 million during the year ended December 31, 2011, primarily due to the increase in project investigation activity.

Equity in Net (Income) Loss of Unconsolidated Joint Ventures

As of December 31, 2012 and 2011, we had ownership interests in five and two unconsolidated joint ventures, respectively. We own economic interests in our unconsolidated joint ventures, which include our capital interests that range from 5% to 50% plus, in each case, a share of the distributions from the joint ventures in excess of our capital interest. These economic interests vary among our different joint ventures. The unconsolidated joint ventures produced $8.7 million in net income during the year ended December 31, 2012 and a net loss of $0.8 million for the year ended December 31, 2011. Our equity in net income from unconsolidated joint ventures was $0.3 million for the year ended December 31, 2012, compared to equity in net loss of $39,000 for the year ended December 31, 2011. The change was primarily due to the 42 new home deliveries during the year ended December 31, 2012 compared to no new home deliveries during the year ended December 31, 2011.

The following sets forth supplemental information about our unconsolidated joint ventures. We have              investments in several unconsolidated joint ventures, and this information has been included to provide additional information about the operations and financial condition of our unconsolidated joint ventures. We own economic interests in our unconsolidated joint ventures, which include our capital interests that range from 5% to 50% plus, in each case, a share of the distributions from the joint ventures in excess of our capital interest. These economic interests vary among our different joint ventures. A description of such share of distributions in excess of our capital interest for each of our joint ventures is described under “Our Business—Joint Ventures.” Dollar amounts and other data reflect the entire amounts attributable to our unconsolidated joint ventures and not our share thereof. This data is included for informational purposes only.

	Year Ended December 31,
	2012	%	2011	%
Unconsolidated Joint Ventures—Homebuilding
Unconsolidated joint ventures home sales	$56,018,517	100.0%	$—	n/a
Cost of unconsolidated joint ventures home sales	41,548,236	74.2%	—	n/a

Unconsolidated joint ventures gross margin	14,470,281	25.8%	—	n/a
Add: interest in cost of unconsolidated joint venture home sales	1,358,380	2.4%	—	n/a

Adjusted unconsolidated joint ventures gross margin(1)	$15,828,661	28.3%	$—	n/a

Unconsolidated joint ventures home sales gross margin percentage	25.8%		—

Adjusted unconsolidated joint ventures home sales gross margin percentage(1)	28.3%		—

(1)	Non-GAAP financial measure (as discussed below).

	Year Ended December 31,		Increase (Decrease)
	2012	2011	Amount	%
Unconsolidated Joint Ventures—Net New Home Orders, Backlog and Deliveries
Net new home orders	96	—	96	n/a
Cancellation rate	5%	n/a	n/a	n/a
Average selling communities	3	—	3	n/a
Selling communities at end of period	3	—	3	n/a
Backlog (dollar value)	$72,921,000	$—	$72,921,000	n/a
Backlog (units)	54	—	54	n/a
Average sales price per unit of backlog	$1,350,000	$—	$1,350,000	n/a
New homes delivered	42	—	42	n/a
Average sales price of homes delivered	$1,334,000	$—	$1,334,000	n/a

The table below summarizes lots owned and controlled by our unconsolidated joint ventures as of the dates presented:

	December 31,		Increase
	2012	2011	Amount	%
Unconsolidated Joint Ventures—Lots Owned and Controlled
Lots owned	766	254	512	202%
Lots controlled(1)	1,042	394	648	164%

Total	1,808	648	1,160	179%

(1)	Consists of 1,042 lots and 394 lots that are under purchase and sale agreements, as of December 31, 2012 and 2011, respectively.

Selling, General and Administrative Expense

	Year Ended December 31,		As a Percentage of Home Sales Revenue
	2012	2011	2012	2011
Selling and marketing	$1,677,058	$1,748,430	6.9%	6.8%
General and administrative (“G&A”)	3,999,949	3,522,617	16.5%	13.7%

Total selling, marketing and G&A	$5,677,007	$5,271,047	23.5%	20.6%

Selling and marketing expense incurred during the year ended December 31, 2012 and 2011 was consistent as the average number of selling communities remained the same.

G&A expenses increased to 16.5% of home sales revenue for the year ended December 31, 2012 compared to 13.7% for the year ended December 31, 2011. The increase in G&A is primarily due to a 36% increase in office staff during the year ended December 31, 2012 as a result of the increase in, and level of activity of, the projects in our pipeline. We expect that our G&A expense as a percentage of home sales revenue will decrease as our new home deliveries and related revenue increase from growth in our community count.

Guaranty Fee Income

During the year ended December 31, 2012, we received $113,563 from one of our unconsolidated joint venture for certain loan guaranties provided over a 12-month period by us on behalf of the unconsolidated joint venture, of which $28,391 was deferred. As a result, guarantee fee income was $85,172 for the year ended December 31, 2012. We did not receive any guarantee fees during the year ended December 31, 2011.

Other Expense, Net

Other expense, net increased slightly during the year ended December 31, 2012 due to an increase in miscellaneous fees paid to state regulatory agencies.

Provision For Taxes

We are a limited liability company which is treated as a partnership for income tax purposes and subject to certain minimal taxes and fees; however, income taxes on taxable income or losses realized by us are the obligation of our members. We have a subsidiary that is treated as a C corporation, and Federal and state income taxes are provided for this entity. Provision for income taxes increased to $71,255 for the year ended December 31, 2012 compared to $10,149 for the year ended December 31, 2011. The increase in provision for income taxes is primarily due to the increase in fee building gross margin during the year ended December 31, 2012 compared to the year ended December 31, 2011. In addition, the federal statutory tax rate of our sole taxable subsidiary increased from 15% to 34% because its income on a separate company basis increased to over $100,000 for the year ended December 31, 2012 but was at or under $50,000 for the year ended December 31, 2011, causing it to be taxed in different tax brackets for those years.

Net Loss

As a result of the foregoing factors, net loss during the year ended December 31, 2012 was $0.9 million compared to a net loss during the year ended December 31, 2011 of $1.9 million. The net loss for the year ended December 31, 2011 included $0.4 million of amortization expense related to the intangible asset resulting from the application of push-down accounting on August 18, 2010.

Interest Incurred

Interest incurred, which was incurred principally to finance land acquisition, land development and home construction, totaled $0.6 million and $0.4 million for the years ended December 31, 2012 and 2011, respectively, all of which was capitalized to real estate inventory. The increase in interest incurred during the year ended December 31, 2012 compared to the year ended December 31, 2011 was primarily attributable to our increase in outstanding debt, which was the result of the increase in the number of projects and the growth in our real estate inventory.

Lots Owned and Controlled

The table below summarizes our lots owned and controlled as of the dates presented:

	December 31,		Increase (Decrease)
	2012	2011	Amount	%
Lots Owned
Southern California	150	2	148	NM *
Northern California	219	340	(121)	(36%)

Total	369	342	27	8%
Lots Controlled(1)
Southern California	107	20	87	435%
Northern California	108	—	108	—
Fee Building Projects	234	102	132	129%

Total	449	122	327	268%

Total Lots Owned and Controlled	818	464	354	76%

*	Not meaningful.

(1)

Includes 183 lots and 20 lots that were under purchase and sale agreements as of December 31, 2012 and 2011, respectively, and 32 lots that are under a non-binding letter of intent as of December 31, 2012.

In Southern California, our owned and controlled land totaled 257 lots as of December 31, 2012. The controlled lots are subject to purchase and sale agreements and include two infill sites (which are new homes constructed on vacant or under-utilized sites among existing properties in established communities) strategically located within our core markets, including 20 lots in Thousand Oaks (Ventura County) and 87 lots in Calabasas (Los Angeles County). In addition to Company projects, we are managing five fee building projects, all located in Southern California, for a total of 234 homes.

In Northern California, our owned and controlled land totaled 327 lots as of December 31, 2012. We plan to open sales locations at two new communities in 2013 in the following cities (counties): Granite Bay (Placer) and Folsom (Sacramento). Lots under purchase and sale agreements in Northern California include one infill site with 76 lots in San Mateo (San Mateo County).

Year Ended December 31, 2011 Compared to the Period from August 18, 2010 through December 31, 2010

Net New Home Orders and Backlog

	Year Ended December 31, 2011	Period From August 18, 2010 (Inception) Through December 31, 2010	Increase (Decrease)
			Amount	%
Net new home orders	45	15	30	200%
Cancellation rate	25%	10%	15%	150%
Average selling communities	4	3	1	33%
Selling communities at end of period	4	3	1	33%
Backlog (dollar value)	$5,074,000	$3,982,000	$1,092,000	27%
Backlog (units)	7	11	(4)	(36%)
Average sales price of backlog	$725,000	$362,000	$363,000	100%

Net new home orders for the year ended December 31, 2011 increased 200% to 45, compared to 15 for the period from August 18, 2010 to December 31, 2010. Our overall absorption rate for the year ended December 31, 2011 was 11.25 per average selling community (0.94 monthly), compared to 5.0 per average selling community (1.11 monthly) during the period from August 18, 2010 to December 31, 2010. Our cancellation rate, excluding our unconsolidated joint ventures, of buyers who contracted to buy a home, but did not close escrow (as a percentage of overall orders), was approximately 25% for the year ended December 31, 2011 as compared to 10% for the period from August 18, 2010 to December 31, 2010. The growth during the year ended December 31, 2011 was primarily due to the opening of three new communities, one of which closed out within the same period. Our average number of selling communities increased by one during the year ended December 31, 2011 due to opening three new communities, offset by the final closeout of two selling communities.

The decrease in backlog units of four homes was driven by the increase in new home deliveries and the final closeout of two selling communities during the year ended December 31, 2011 as compared to the period from August 18, 2010 to December 31, 2010. The dollar value and average sales price of backlog increased by $1.1 million and $363,000, respectively, when compared to the period from August 18, 2010 to December 31, 2010 primarily due to a different product mix with larger home and lot sizes. Backlog has not been reduced to reflect our historical cancellation rate.

Home Sales Revenue and New Homes Delivered

	Year Ended December 31, 2011	Period From August 18, 2010 (Inception) Through December 31, 2010	Increase (Decrease)
			Amount	%
New homes delivered	49	8	41	513%
Home sales revenue(1)	$25,624,111	$5,319,048	$20,305,063	382%
Average sales price of homes delivered(1)	$523,000	$665,000	$(142,000)	(21%)

(1)

We entered into a fee build agreement that allowed us to independently operate a design center and directly market upgrade options to the landowners’ homebuyers. We recognized revenue only for these option upgrades, and not the related new homes delivered, in accordance with ASC 360-20, Property, Plant and Equipment, Real Estate Sales, as more fully described in the notes to the consolidated financial statements. During the year ended December 31, 2011 and the period from August 18, 2010 (Inception) through December 31, 2010, we recognized revenue for these option upgrades of $3.2 million and $2.3 million, respectively, which is included above in home sales revenue. These revenues were for the delivery of option upgrades on 47 and 37 homes during the year ended December 31, 2011 and the period from August 18, 2010 (Inception) through December 31, 2010, respectively.

New home deliveries increased by 41, or 513%, during the year ended December 31, 2011 compared to the period from August 18, 2010 to December 31, 2010. The increase in new home deliveries was primarily attributable to the increase in net new home orders and net increase of one selling community.

Home sales revenue increased by $20.3 million, or 382%, during the year ended December 31, 2011 primarily due to the increase in new home deliveries. The decrease in average sales price is primarily due to a change in product mix.

Homebuilding

	Year Ended December 31,		Period From August 18, 2010 (Inception) Through December 31,
	2011	%	2010	%
Home sales(1)	$25,624,111	100.0%	$5,319,408	100.0%
Cost of home sales(1)	21,774,199	85.0%	4,423,236	83.2%

Homebuilding gross margin	3,849,912	15.0%	896,172	16.8%
Add: interest in cost of home sales	425,704	1.7%	43,398	0.8%

Adjusted homebuilding gross margin(2)	$4,275,616	16.7%	$939,570	17.7%

Homebuilding gross margin percentage	15.0%		16.8%

Adjusted homebuilding gross margin percentage(2)	16.7%		17.7%

(1)

We entered into a construction management services agreement that allowed us to independently operate a design center and directly market upgrade options to the landowners’ homebuyers. We recognized revenue only for these option upgrades, and not for the related new homes delivered, in accordance with ASC 360-20, Property, Plant and Equipment, Real Estate Sales, as more fully described in the notes to the consolidated financial statements. During the year ended December 31, 2011 and the period from August 18, 2010 (Inception) through December 31, 2010, we recognized revenue for these option upgrades of $3.2 million and $2.3 million, respectively, which is included above in homebuilding home sales. The cost of these option upgrades, included above in homebuilding cost of home sales, was $2.5 million and

$1.7 million during the year ended December 31, 2011 and the period from August 18, 2010 (Inception) through December 31, 2010, respectively.
(2)	Non-GAAP financial measure (as discussed below).

Cost of home sales includes the cost of land, land development, home construction, capitalized interest, indirect costs of construction, estimated warranty costs, real estate taxes and direct costs incurred during development and home construction that benefit the project and is dependent upon the number of new home deliveries and the price at which we can acquire land and raw materials. Cost of home sales increased to $21.8 million from $4.4 million during the year ended December 31, 2011 when compared to the period from August 18, 2010 (Inception) to December 31, 2010, primarily due to a 513% increase in new home deliveries.

Our homebuilding gross margin decreased to 15.0% for the year ended December 31, 2011 as compared to 16.8% for the period from August 18, 2010 to December 31, 2010 primarily due to the decline in delivery of options and upgrades at one of our fee building projects from 2011 compared to 2010. Excluding these option upgrades revenues, homebuilding home sales during the year ended December 31, 2011 and the period from August 18, 2010 (Inception) through December 31, 2010 would have been $22.5 million and $3.0 million, respectively, and homebuilding cost of home sales would have been $19.3 million and $2.7 million, respectively. Homebuilding gross margin percentage would have increased to 14.1% for the year ended December 31, 2011 from 9.2% for the period from August 18, 2010 (Inception) through December 31, 2010, respectively (see note 1 above).

Excluding interest in cost of home sales, adjusted homebuilding gross margin percentage was 16.7% for the year ended December 31, 2011, compared to 17.7% for the period from August 18, 2010 to December 31, 2010. The decrease in adjusted homebuilding gross margin is primarily due to the decline in delivery of options and upgrades at one of our fee building projects from 2011 compared to 2010. Adjusted homebuilding gross margin is a non-GAAP financial measure. We believe that by adding interest in cost of home sales back to homebuilding gross margin, investors are able to assess the performance of our homebuilding business excluding our interest cost, allowing a focus on the performance of the underlying homebuilding operations. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion. See the table above reconciling this non-GAAP financial measure to homebuilding gross margin, the nearest GAAP equivalent.

Fee Building

	Year Ended		Period From August 18, 2010 (Inception) Through December 31,
	2011	%	2010	%
Fee building revenues	$16,522,946	100.0%	$11,494,347	100.0%
Cost of fee building	16,762,666	101.5%	11,331,286	98.6%

Fee building gross margin	$(239,720)	(1.5%)	$163,061	1.4%

As of December 31, 2011 and 2010, we had two and one fee building agreements, respectively, with independent third-party land owners and two and one construction management agreements, respectively, with our unconsolidated joint ventures to provide construction management services. Fee building revenues increased $5.0 million, or 44%, to $16.5 million for the year ended December 31, 2011 from $11.5 million for the period from August 18, 2010 through December 31, 2010. Cost of fee building increased $5.4 million, or 48%, to $16.8 million for the year ended December 31, 2011 from $11.3 million for the period from August 18, 2010 through December 31, 2010. Cost of fee building includes direct labor, subcontractor costs and other indirect costs, for which we are reimbursed by the independent third-party land owner and is primarily driven by the pace at which the land owner has us execute on its development plan. The increase in revenue and cost of fee building is due to the addition of two new fee building agreements during the year ended December 31, 2011.

Cost of fee building includes amortization expense on contracts intangible related to a fee building contract contributed by our Predecessor at our formation. Amortization expense was $0.4 million and $0.3 million for the year ended December 31, 2011 and the period from August 18, 2010 and December 31, 2010, respectively.

Abandoned Project Costs

Pre-acquisition costs, which primarily are non-refundable land deposits for specific projects, are expensed to abandoned project costs when we determine continuation of the respective project is not probable. During the year ended December 31, 2011, we recognized $0.1 million in abandoned project costs compared to $0 for the period from August 18, 2010 to December 31, 2010. The increase is primarily due to the increase in project investigation activity.

Equity in Net (Income) Loss of Unconsolidated Joint Ventures

As of December 31, 2011 and 2010, we had ownership interests in two and one unconsolidated joint ventures, respectively. We own economic interests in our unconsolidated joint ventures, which include our capital interests that range from 5% to 50% plus, in each case, a share of the distributions from the joint ventures in excess of our capital interest. These economic interests vary among our different joint ventures. The unconsolidated joint ventures resulted in a net loss of $0.8 million during the year ended December 31, 2011, of which $39,000 was our proportionate share of equity in net loss. The unconsolidated joint ventures did not have any income or loss during the period from August 18, 2010 to December 31, 2010.

Selling, General and Administrative Expense

			As a Percentage of Home Sales Revenue
	Year Ended December 31, 2011	Period From August 18, 2010 (Inception) Through December 31 2010	Year Ended December 31, 2011	Period From August 18, 2010 (Inception) Through December 31 2010
Selling and marketing expenses	$1,748,430	$453,799	6.8%	8.5%
General and administrative expenses (“G&A”)	3,522,617	689,781	13.7%	13.0%

Total selling, marketing and G&A	$5,271,047	$1,143,580	20.6%	21.5%

Selling and marketing expenses increased $1.3 million, or 285%, to $1.7 million for the year ended December 31, 2011 from $0.5 million for the period from August 18, 2010 through December 31, 2010. The increase in selling and marketing expense was primarily due to a 513% increase in number of homes delivered from Company projects for the year ended December 31, 2011. The increase in selling and marketing expenses was also due to an increase of two selling communities for Company projects to four at December 31, 2011 from two at December 31, 2010. Selling and marketing expenses were 6.8% and 8.5% of overall home sales revenue for the year ended December 31, 2011 and the period from August 18, 2010 to December 31, 2010, respectively.

G&A increased $2.8 million, or 411%, to $3.5 million for the year ended December 31, 2011 from $0.7 million for the period from August 18, 2010 to December 31, 2010, primarily attributable to twelve months of G&A for the full year as compared to just over four months for the period from August 18, 2010 to December 31, 2010. Our G&A as a percentage of home sales revenue were 13.7% and 13.0% for the year ended December 31, 2011 and the period from August 18, 2010 to December 31, 2010, respectively, as a result of increased general and administrative support attributable to our growth in employees and operations.

Provision For Taxes

Provision for income taxes increased to $10,149 for the year ended December 31, 2011 compared to $0 for the period from August 18, 2010 to December 31, 2011. The increase in provision for income taxes is primarily due to state tax credits that were available during the period from August 18, 2010 to December 31, 2010 and not available during the year ended December 31, 2011.

Other Expense, Net

Other expense, net increased to $14,750 for the year ended December 31, 2011 from $10,596 for the period from August 18, 2010 to December 31, 2010. The increase was primarily due to an increase in miscellaneous fees paid to state regulatory agencies.

Net Loss

As a result of the foregoing factors, net loss for the year ended December 31, 2011 was $1.9 million compared to a net loss for the period from August 18, 2010 to December 31, 2010 of $0.1 million.

Interest Incurred

Interest incurred, which was incurred principally to finance land acquisition, land development and home construction, totaled $0.4 million and $0.1 million for the year ended December 31, 2011 and the period from August 18, 2010 to December 31, 2010, respectively, all of which was capitalized to real estate inventory. The increase in interest incurred during the year ended December 31, 2011 compared to the period from August 18, 2010 to December 31, 2010 was primarily attributable to a full year of interest in 2011 compared to only a partial year in 2010.

Lots Owned and Controlled

The table below summarizes our lots owned and controlled as of the dates presented:

	December 31,		Increase (Decrease)
	2011	2010	Amount	%
Lots Owned
Southern California	2	27	(25)	(93%)
Northern California	340	128	212	166%

Total	342	155	187	121%
Lots Controlled(1)
Southern California	20	—	20	—
Northern California	—	—	—	—
Fee Building Projects	102	133	(31)	(23%)

Total	122	133	(11)	(8%)

Total Lots Owned and Controlled	464	288	176	61%

(1)	Includes 20 lots that were under purchase and sale agreements as of December 31, 2011.

Year Ended December 31, 2011 Compared to the Period from January 1, 2010 through August 17, 2010 (Our Predecessor)

Net New Home Orders and Backlog

	December 31, 2011	August 17, 2010	Increase (Decrease)
			Amount	%
Net new home orders	45	4	41	NM *
Cancellation rate	25%	0%	25%	n/a
Average selling communities	4	1	3	300%
Selling communities at end of period	4	1	3	300%
Backlog (dollar value)	$5,074,000	$1,177,000	$3,897,000	331%
Backlog (units)	7	4	3	75%
Average sales price of backlog	$725,000	$294,000	$431,000	147%

*	Not meaningful.

Net new home orders for the year ended December 31, 2011 increased by 41 to 45 compared to four for the period from January 1, 2010 through August 17, 2010. Our overall absorption rate for the year ended December 31, 2011 was 11.25 per average selling community (0.94 monthly). The comparative analysis for the absorption rate for the period from January 1, 2010 through August 17, 2010 is not comparable since there was only one active selling community which opened in June 2010. Our absorption rate per average selling community increased and we experienced substantial order growth for the year ended December 31, 2011 as compared to the period from January 1, 2010 through August 17, 2010 due to twelve months of order activity from four selling communities versus three months of order activity from one selling location in the 2010 period. Our cancellation rate was approximately 25% for the year ended December 31, 2011 as compared to 0% for the period from January 1, 2010 through August 17, 2010. The cancellation rate was higher for the year ended December 31, 2011 due to increased sales activity and therefore increased opportunity for cancellation to occur.

Backlog units increased by three homes, or 75%, to seven as of December 31, 2010 as compared to four homes as of August 17, 2010, primarily driven by the increase in net new home orders offset by 49 home deliveries for the year ended December 31, 2011. The dollar value of backlog increased $3.9 million, or 331%, to $5.1 million as of December 31, 2011 from $1.2 million as of August 17, 2010. The increase in dollar amount of backlog reflects the increase in the number of homes in backlog and an increase in the average sales price of homes in backlog. Our average sales price of homes in backlog increased $0.4 million, or 147%, to $0.7 million at December 31, 2011 compared to $0.3 million at August 17, 2010 due to the introduction of new product at new communities with a shift to larger square footage and higher-end homes with corresponding higher average sales prices in the 2011 period. Backlog has not been reduced to reflect our historical cancellation rate.

Home Sales Revenue and New Homes Delivered

	Year Ended December 31, 2011	January 1, 2010 Through August 17, 2010		Increase (Decrease)
				Amount	%
New homes delivered	49	—		49	n/a
Home sales revenue(1)	$25,624,111	$538,598		$25,085,513	NM	*
Average sales price of homes delivered(1)	$523,000	n/a	(1)	$—	n/a

*	Not meaningful.
(1)

Our Predecessor and we entered into a fee building agreement that allowed us to independently operate a design center and directly market upgrade options to the landowners’ homebuyers. We recognized revenue only for these option upgrades, and not for the related new home deliveries, in accordance with ASC 360-20, Property, Plant and Equipment, Real Estate Sales, as more fully described in the notes to the consolidated financial statements. During the year ended December 31, 2011 and the period from January 1,

2010 through August 17, 2010, we recognized revenue for these option upgrades of $3.2 million and $0.6 million, respectively, which is included above in home sales revenue. These revenues were for the delivery of option upgrades on 47 and 12 homes during the year ended December 31, 2011 and the period from January 1, 2010 through August 17, 2010, respectively, which are included above in new home deliveries from fee building.

Excluding these option upgrades revenues, home sales revenue during the year ended December 31, 2011 and the period from January 1, 2010 through August 17, 2010 would have been $22.5 million and $0, respectively, and the average sales price of homes delivered in 2011 would have been $459,000.

The increase in new homes delivered and average sales price of homes delivered is due to the lack of home sales during the Predecessor period from January 1, 2010 through August 17, 2010. As described in note (1) to the table above, the $538,958 home sales revenue recognized during the Predecessor period from January 1, 2010 through August 17, 2010 was for option upgrades on the delivery of fee building homes.

Fee Building

	Year Ended December 31,		Period From January 1, 2010 Through August 17,
	2011	%	2010	%

Fee building revenues	$16,522,946	100.0%	$12,941,110	100.0%
Cost of fee building	16,762,666	101.5%	12,764,497	98.6%

Fee building gross margin	$(239,720)	(1.5%)	$176,613	1.4%

Fee building revenues increased $3.6 million to $16.5 million for the year ended December 31, 2011 from $12.9 million for the period from January 1, 2010 through August 17, 2010. Cost of fee building increased $4.0 million to $16.8 million for the year ended December 31, 2011 from $12.8 million for the period from January 1, 2010 through August 17, 2010. Cost of fee building includes direct labor, subcontractor costs and other indirect costs, for which we are reimbursed by the independent third-party land owner and is primarily driven by the pace at which the land owner has us execute on its development plan. The number of homes delivered under our fee building agreements increased 35, or 292%, to 47 during the year ended December 31, 2011, from 12 during the period from January 1, 2010 through August 17, 2010, which was the primary reason that fee building revenues and cost of fee building increased.

Cost of fee building for the year ended December 31, 2011 included amortization expense on contracts intangible related to a fee building contract contributed by our Predecessor at our formation. Amortization expense was $0.4 million and $0 for the year ended December 31, 2011 and the period from January 1, 2010 through August 17, 2010, respectively, which was the primary reason fee building gross margin decreased.

Selling, General and Administrative Expense

			As a Percentage of Home Sales Revenue
		Predecessor		Predecessor
	Year Ended December 31, 2011	Period From January 1, 2010 Through August 17, 2010	Year Ended December 31, 2011	Period From January 1, 2010 Through August 17, 2010
Selling and marketing expenses	$1,748,430	$134,002	6.8%	24.9%
General and administrative expenses (“G&A”)	3,522,617	328,295	13.7%	61.0%

Total selling, marketing and G&A	$5,271,047	$462,297	20.6%	85.8%

Selling and marketing expenses increased $1.6 million to $1.7 million for the year ended December 31, 2011 from $0.1 million for the period from January 1, 2010 through August 17, 2010. The increase in selling and marketing expenses were primarily due to an increase of 49 homes delivered for the year ended December 31, 2011, from none in the period from January 1, 2010 through August 17, 2010. The increase in selling and marketing expenses was also due to an increase of two selling communities during the year ended December 31, 2011. Selling and marketing expenses were 6.8% and 24.9% of overall home sales revenue for the year ended December 31, 2011 and the period from January 1, 2010 to August 17, 2010, respectively. This decrease is due to less home sales revenue during the period from January 1, 2010 through August 17, 2010 (home sales revenue during this period was solely from option sales on a fee building project; there was no home sales revenue from Company projects).

G&A increased $3.2 million to $3.5 million for the year ended December 31, 2011 from $0.3 million for the period from January 1, 2010 through August 17, 2010, primarily attributable to our growth in employees and operations for the full year 2011 as compared to the period from January 1, 2010 through August 17, 2010. Our G&A as a percentage of home sales revenue were 13.7% compared to 61.0% for the year ended December 31, 2011 and the period from January 1, 2010 through August 17, 2010, respectively. This decrease is due to less home sales revenue during the period from January 1, 2010 through August 17, 2010 (home sales revenue during this period was solely from option sales on a fee building project; there was no home sales revenue from Company projects).

Other Expense, Net

Other expense, net increased to $14,750 for the year ended December 31, 2011 from $6,048 for the period from January 1, 2010 through August 17, 2010. The increase was primarily due to an increase in miscellaneous fees paid to state regulatory agencies.

Net Loss

As a result of the foregoing factors, net loss for the year ended December 31, 2011 was $1.9 million compared to a net loss for the period from January 1, 2010 through August 17, 2010 of $0.2 million.

Interest Incurred

Interest incurred, which was incurred principally to finance land acquisition, land development and home construction, totaled $0.4 million and $0.1 million for the year ended December 31, 2011 and the period from January 1, 2010 to August 17, 2010, respectively, all of which was capitalized to real estate inventory. The increase in interest incurred during the year ended December 31, 2011 compared to the period from January 1, 2010 to August 17, 2010 was primarily attributable to a full year of interest in 2011 compared to only a partial year in 2010.

Liquidity and Capital Resources

Overview

Our principal uses of capital for the year ended December 31, 2012 and the three months ended March 31, 2013 were land purchases, land development, home construction, investments in unconsolidated joint ventures, operating expenses and the payment of routine liabilities. We used funds generated by operations and available borrowings to meet our short-term working capital requirements. We remain focused on generating positive margins in our homebuilding operations and acquiring desirable land positions in order to maintain a strong balance sheet and keep us poised for growth.

Cash flows for each of our communities depend on their stage in the development cycle, and can differ substantially from reported earnings. Early stages of development or expansion require significant cash outlays for land acquisitions, entitlements and other approvals, and construction of model homes, roads, utilities, general landscaping and other amenities. Because these costs are a component of our real estate inventories and not recognized in our consolidated statement of operations until a home closes, we incur significant cash outlays prior to our recognition of earnings. In the later stages of community development, cash inflows may significantly exceed earnings reported for financial statement purposes, as the cash outflow associated with home and land construction was previously incurred. From a liquidity standpoint, we are actively acquiring and developing lots in our markets to increase our lot supply and community count. We focus on strategically located sites, which are located along key transportation corridors in major job centers in our submarkets. As demand for new homes improves and we continue to expand our business, we expect that cash outlays for land purchases and land development intended to increase our lot inventory will exceed our cash generated by operations. During the year ended December 31, 2012, we delivered 53 homes and purchased 150 lots. During the three months ended March 31, 2013, we delivered 12 homes and purchased 20 lots. The opportunity to purchase substantially finished lots in desired locations is becoming increasingly more limited and competitive. As a result, we are investing more capital to acquire and develop lots for our homebuilding activity.

We exercise strict controls and believe we have a prudent strategy for company-wide cash management, including those related to cash outlays for land and inventory acquisition and development. We ended the 2012 year with $6.0 million of cash and cash equivalents. During the three months ended March 31, 2013, our members increased the aggregate capital commitment from $40 million to $50 million. As of December 31, 2012, $38.4 million of committed entity capital was funded. The remaining $11.6 million of the $50.0 million commitment was contributed during the first quarter of 2013, increasing our cash balance accordingly. This contribution was used to acquire additional land. At March 31, 2013, we had $5.2 million of cash and cash equivalents, including restricted cash. Subsequently, during the second quarter of 2013, our members increased the aggregate capital commitment from $50 million to $60 million. This additional $10 million commitment was contributed during April 2013, increasing our cash balance accordingly. This contribution was also used to acquire additional land and make additional investments in unconsolidated joint ventures. We intend to generate cash from the sale of our inventory, net of loan release payments on our notes payable when applicable, but we intend to redeploy the net cash generated from the sale of inventory to acquire and develop strategic and well-positioned lots that represent opportunities to generate future income.

At March 31, 2013, December 31, 2012 and December 31, 2011, we had $3.9 million, $5.4 million and $14,619, respectively, in accounts payable that related to costs incurred under our fee building agreements. Funding to pay these amounts is the obligation of the independent third-party land owner, which is funded on a monthly basis. Similarly, contracts and account receivable as of the same periods included $4.5 million, $5.8 million and $59,317, respectively, related to the payment of the above payables. The increase in activity and addition of new fee building agreements during the year ended December 31, 2012 caused the increase in accounts payable and contracts and accounts receivable. As of March 31, 2013, we have not experienced any losses from uncollectable contracts and accounts receivable related to our fee building projects.

While our primary growth strategy will focus on increasing our market position in existing markets in California, we continue to be open to opportunities to expand outside these markets through organic growth or acquisitions. We are exploring opportunities to expand into Phoenix and the Pacific Northwest.

We intend to employ both debt and equity as part of our ongoing financing strategy, coupled with redeployment of cash flows from continuing operations, to provide us with the financial flexibility to access capital on favorable terms. In that regard, we expect to employ prudent levels of leverage to finance the acquisition and development of our lots and construction of our homes. As of March 31, 2013, we had approximately $27.8 million of aggregate loan commitments, of which $18.2 million was outstanding. We will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of new indebtedness, including the purchase price of assets to be acquired with debt financing, the estimated market value of our assets and the ability of particular assets, and our company as a whole, to generate cash flow to cover the expected debt service. As a means of sustaining our long-term financial health and limiting our exposure to unforeseen dislocations in the debt and financing markets, we currently expect to remain conservatively capitalized. However, subsequent to this offering, our board of directors may change our target debt levels at any time without the approval of our stockholders.

We intend to finance future acquisitions and developments with the most advantageous source of capital available to us at the time of the transaction, which may include a combination of common and preferred equity, secured and unsecured corporate level debt, property-level debt and mortgage financing and other public, private or bank debt.

Land Acquisition Note

During the year ended December 31, 2012, we entered into a note with a land seller, secured by real estate, which bears interest at 7.0% per annum. The note provides for a commitment of $9.5 million all of which had been funded as of March 31, 2013. The note matures on February 15, 2015 and requires certain mandatory pay downs totaling $1.0 million based on the occurrence of certain project-related events. Interest is payable monthly and the remaining principal is due at maturity.

Unsecured Note

IHP, a related party, issued an unsecured promissory note to us on December 13, 2012. The note provides for a commitment of $5.5 million, of which $1.0 million had been funded as of March 31, 2013. We have $4.5 million available to draw on the commitment as of March 31, 2013. This unsecured promissory note bears interest at 14% per annum and matures on June 13, 2013.

Secured Acquisition and Development Loans and Construction Loans

As of March 31, 2013, we were party to several secured acquisition and development loan agreements to purchase and develop land parcels. In addition, we were party to several secured construction loan agreements for the construction of our model and production homes. As of March 31, 2013, the total aggregate commitment of our acquisition and development loans and our construction loans was approximately $12.8 million, of which $7.7 million was outstanding. The acquisition and development loans will be repaid as lots are released from the loans based upon a specific release price, as defined in each respective loan agreement. Our construction loans will be repaid with proceeds from home sales based upon a specific release price, as defined in each respective loan agreement. These loans range in maturity between September 2013 and October 2014, including six month extensions which are at our election (subject to certain conditions). Interest on the loans is paid monthly at a rate based on LIBOR or prime rate pricing, with interest rate floors ranging between 3.5% and 5.125%.

Covenant Compliance

Under our secured development and construction loans, we are required to comply with certain financial covenants, including but not limited to those set forth in the table below:

Financial Covenant	Actual at March 31, 2013	Covenant Requirement at March 31, 2013
Cash Balance	$5,231,707	$1,000,000
Tangible Net Worth	$47,481,146	$25,000,000
Debt to Tangible Net Worth Ratio	0.38 : 1.0	< 2.5 : 1.0

As of March 31, 2013 and December 31, 2012 and 2011, we were in compliance with all of these financial covenants.

We believe that our leverage ratios provide useful information to the users of our financial statements regarding our financial position and cash and debt management. The ratio of debt-to-capital and the ratio of net debt-to-capital are calculated as follows:

	March 31, 2013	At December 31,
		2012	2011	2010
Notes payable	$18,239,273	$17,721,878	$9,383,462	$5,818,436
Members’ equity	47,481,146	35,574,714	27,851,589	19,284,813

Total capital	$65,720,419	$53,296,592	$37,235,051	$25,103,249

Ratio of debt-to-capital (1)	28%	33%	25%	23%

Notes payable	$18,239,273	$17,721,878	$9,383,462	$5,818,436
Less: cash	(5,231,707)	(6,152,048)	(5,523,851)	(2,425,377)

Net debt	13,007,566	11,569,830	3,859,611	3,393,059
Members’ equity	47,481,146	35,574,714	27,851,589	19,284,813

Total capital	$60,488,712	$47,144,544	$31,711,200	$22,677,872

Ratio of net debt-to-capital (2).	22%	25%	12%	15%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing notes payable by the sum of total notes payable plus members’ equity.
(2)

The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is notes payable less cash) by the sum of net debt plus members’ equity. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our notes payable, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information. See the table above reconciling this non-GAAP financial measure to the ratio of debt-to-capital.

Short-Term Liquidity and Capital Resources

In addition to our contractual obligations of $12.4 million over the next twelve months, we plan to expand the business by entering into new real estate projects and fund ongoing investments in joint ventures. Since our operating cash flows will not be sufficient to fund our operating activities, we plan to fund our financial commitments and operating cash requirements with cash we obtain from acquisition, development and construction loans for which we have $5.1 million in remaining commitments as of March 31, 2013, and with cash proceeds we obtain from this initial public offering. The funding available under these loans is contingent upon us meeting certain criteria for funding. In the event we are unable to meet the funding requirements under the loans, we would have to seek other sources to meet our financial commitments or reduce our plan to invest in additional real estate projects or joint ventures.

Cash Flows —Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

For the three months ended March 31, 2013 as compared to the three months ended March 31, 2012, the comparison of cash flows is as follows:

•

Net cash used in operating activities was $1.6 million in the 2013 period versus net cash provided by operating activities of $0.5 million in the 2012 period. The change was primarily a result of an increase in cash outflows for real estate inventories of $0.5 million in the 2013 period compared to cash inflows of $0.8 million in the 2012 period, primarily driven by the acquisition of 20 lots in Thousand Oaks, CA in the 2013 period compared to no acquisitions in the 2012 period. We also had cash flows from operating activities as a result of distributions of earnings from our unconsolidated joint venture, LR8 Investors LLC, during the 2013 period in which we received $0.3 million. We anticipate that we will continue to receive additional distributions of operating cash flow from LR8 Investors LLC during the next twelve months. However, we anticipate that this cash flow will be used to fund other real estate projects and investments in unconsolidated joint ventures. Net income of $0.3 million during the 2013 period compared to the net loss of $0.5 million was offset by a reduction in accounts payable.

•

Net cash used in investing activities increased to $11.4 million in the 2013 period from $0.7 million in the 2012 period. The change was primarily a result of increased net cash contributions to our unconsolidated joint ventures during the 2013 period partially offset by distributions of equity from our unconsolidated joint ventures.

•

Net cash provided by financing activities was $12.1 million in the 2013 period versus net cash used in financing activities of $1.3 million in the 2012 period. The change was primarily a result of (i) net borrowings of notes payable of $0.5 million in the 2013 period as compared to net repayments on notes payable of $1.3 million in the 2012 period and (ii) an increase in contributions from members to $11.6 million in the 2013 period from none in the 2012 period.

As of March 31, 2013, our cash balance was $5.1 million. As previously discussed, additional capital contributions of $10.0 million were made by members subsequent to March 31, 2013. We believe we have sufficient cash and sources of financing for at least twelve months.

Cash Flows—Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

For the year ended December 31, 2012 as compared to the year ended December 31, 2011, the comparison of cash flows is as follows:

•

Net cash provided by operating activities increased to $1.0 million in the 2012 period from a use of $6.9 million in the 2011 period. The change was primarily a result of a decrease in cash outflows for real estate inventories of $0.9 million in the 2012 period compared to $7.2 million in the 2011 period. During 2012, we acquired 150 lots with seller-provided financing compared to 208 lots during 2011 with minimal financing. We anticipate that cash outflows associated with our real estate inventories will continue to increase as we expand our investments in real estate development projects and invest in unconsolidated joint ventures. Our cash outflows associated with our contracts and accounts receivable also increased from an inflow of $2.9 million to an outflow of $6.0 million as a result of increased activity related to our fee building business. The activity in the cash outflows associated with our fee building receivables was offset by an increase in payables that related to the fee building business. The amount of inflows and outflows of cash associated with our fee building business will vary based upon the timing of development of our fee building projects and the number of active fee building projects in process. In addition, net loss decreased to $0.9 million in the 2012 period compared to $1.9 million in the 2011 period.

•

Net cash used in investing activities increased to $7.9 million in the 2012 period from $3.3 million in the 2011 period. The change was primarily a result of increased net cash contributions to our unconsolidated joint ventures during the 2012 period.

•

Net cash provided by financing activities decreased to $7.4 million in the 2012 period from $13.6 million in the 2011 period. The change was primarily a result of (i) net repayments of notes payable of $2.2 million in the 2012 period as compared to net borrowings on notes payable of $3.6 million in the 2011 period and (ii) a decrease in contributions from members to $8.6 million in the 2012 period from $14.0 million in the 2011 period. This was partially offset by proceeds from the issuance of unsecured notes to a member of $1.0 million in the 2012 period as compared to $0 in the 2011 period and a decrease in distributions to members to $0 in the 2012 period from $4.0 million in the 2011 period.

As of December 31, 2012, our cash balance was $6.0 million. As previously discussed, additional capital contributions of $11.6 million were made by members subsequent to December 31, 2012. We believe we have sufficient cash and sources of financing for at least twelve months.

Cash Flows—Year Ended December 31, 2011 Compared to the Period from August 18, 2010 (Inception) Through December 31, 2010

For the year ended December 31, 2011 as compared to the period from August 18, 2010 through December 31, 2010, the comparison of cash flows is as follows:

•

Net cash used in operating activities decreased to $6.9 million in the 2011 period from a use of $11.0 million in the 2010 period. The change was primarily a result of (i) a decrease in cash outflows for real estate inventories to $7.2 million in the 2011 period compared to $11.0 million in the 2010 period, primarily driven by a focus on land development and home construction in the 2011 period as compared to a focus on land purchases in the 2010 period and (ii) cash inflows from an increase in accrued expenses and other liabilities of $1.3 million in the 2011 period as compared to cash outflows from a decrease in accrued expenses and other liabilities of $0.4 million in the 2010 period.

•

Net cash used in investing activities increased to $3.3 million in the 2011 period from $1.8 million in the 2010 period. The change was primarily a result of increased cash contributions to our unconsolidated joint ventures during the 2011 period.

•

Net cash provided by financing activities decreased to $13.6 million in the 2011 period from $14.2 million in the 2010 period. The change was primarily a result of an increase in cash distributions to members to $4.0 million in the 2011 period as compared to $0 in the 2010 period. This was partially offset by an increase in net borrowings on notes payable to $3.6 million in the 2011 period as compared to $0.3 million in the 2010 period and an increase in cash contributions from members to $14.0 million in the 2011 period as compared to $13.9 million in the 2010 period.

As of December 31, 2011, our cash balance was $5.4 million.

Cash Flows—Year Ended December 31, 2011 Compared to the Period from January 1, 2010 Through August 17, 2010

For the year ended December 31, 2011 as compared to the period from January 1, 2010 through August 17, 2010, the comparison of cash flows is as follows:

•

Net cash used in operating activities increased to $6.9 million in the 2011 period from a use of $5.5 million in the 2010 period. The change was primarily a result of (i) an increase in cash outflows for real estate inventories to $7.2 million in the 2011 period compared to $6.1 million in the 2010 period, primarily driven by the increase in land, land development and homes under construction in the 2011 period as compared to the 2010 period and (ii) an increase in consolidated net loss to $1.9 million in the 2011 period compared to a consolidated net loss of $0.2 million in the 2010 period.

•

Net cash used in investing activities increased to $3.3 million in the 2011 period from $0.2 million in the 2010 period. The change was primarily a result of increased cash contributions to our unconsolidated joint ventures during the 2011 period.

•	Net cash provided by financing activities increased to $13.6 million in the 2011 period from $5.5 million in the 2010 period. The change was primarily a result of an increase in net cash contributions from members to $10.0 million in the 2011 period as compared to $0 in the 2010 period. This was partially offset by an increase in net borrowings on notes payable to $3.6 million in the 2011 period as compared to $5.5 million in the 2010 period.

As of December 31, 2011, our cash balance was $5.4 million.

Contractual Obligations

The following table summarizes our future estimated cash payments under existing contractual obligations as of December 31, 2012, including estimated cash payments due by period. Our purchase obligations primarily represent commitments for subcontractor labor and material to be utilized in the normal course of business.

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	4-5 Years	More than 5 years
Long-term debt principal payments(1)	$17,721,878	$5,251,426	$12,470,452	$—	$—
Long-term debt interest payments	1,810,000	1,087,000	723,000	—	—
Operating leases	1,541,684	419,343	914,372	207,969	—
Purchase obligations(2)	3,758,136	3,758,136	—	—	—

Total	$24,831,698	$10,515,905	$14,107,824	$207,969	—

(1)

Long-term debt includes our secured acquisition and development and construction loans which have contractual maturities depending on specified events such as home sales and release price. The related debt payments for these loans are shown in the schedule above based on our expectation of the specified event occurring, which is between September 2013 to October 2014. For a more detailed description of our long-term debt, please see note 9 of the notes to our consolidated financial statements included elsewhere in this prospectus.

(2)

Includes subcontractor labor and material commitments as of December 31, 2012 for which we are responsible if the subcontractor completes the work as specified in their respective commitments, excluding purchase obligations made on behalf of the owner(s) of fee build projects for which we do not have risk of loss.

Off-Balance Sheet Arrangements

As of March 31, 2013, we held membership interests in six unconsolidated joint ventures. We were a party to one loan-to-value maintenance agreement related to an unconsolidated joint venture as of March 31, 2013. The following table reflects certain financial and other information related to our unconsolidated joint ventures as of March 31, 2013.

			As of March 31, 2013
							Loan-to- Value Maintenance Agreement	Future Capital Commitment (2)
	Year Formed		Total Joint Venture			Debt-to-Total Capitalization
Joint Venture Name		Location	Assets	Debt (1)	Equity
			(Dollars in thousands)					(Dollars in thousands)
LR8 Investors, LLC	2010	Irvine, Orange County	$78,421	$25,104	$47,120	35%	Yes	$—
Larkspur Land 8 Investors, LLC	2011	Larkspur, Marin County	40,753	9,184	30,336	23%	No	537
TNHC-W CV, LLC	2012	Calabasas, Los Angeles County	1,608	—	1,520	0%	N/A	TBD	*
TNHC-TCN Santa Clarita LP	2012	Valencia, Los Angeles County	20,694	—	20,415	0%	N/A	562
TNHC-HW San Jose LLC	2012	San Jose, Santa Clara County	34,305	—	33,753	0%	N/A	—
THNC Newport LLC	2013	Newport Beach, Orange Country	29,555	—	29,555	0%	N/A	5,500

Total Unconsolidated Joint Ventures			$205,336	$34,288	$162,699	17%		$6,599

*	To be determined.
(1)	Scheduled maturities of the unconsolidated joint venture debt as of March 31, 2013 are as follows: $0.6 million matures in 2013 and $33.7 million matures in 2014.
(2)

Future capital commitment represents our proportionate share of estimated future contributions to the respective unconsolidated joint ventures as of March 31, 2013. Actual contributions may differ materially.

As of March 31, 2013, the unconsolidated joint ventures were in compliance with their respective loan covenants, where applicable, and we did not make any loan-to-value maintenance related payments during the year ended December 31, 2012 and the three months ended March 31, 2013.

Inflation

Our homebuilding and fee building segments can be adversely impacted by inflation, primarily from higher land, financing, labor, material and construction costs. In addition, inflation can lead to higher mortgage rates, which can significantly affect the affordability of mortgage financing to homebuyers. While we attempt to pass on cost increases to customers through increased prices, when weak housing market conditions exist, we are often unable to offset cost increases with higher selling prices.

Seasonality

Historically, the homebuilding industry experiences seasonal fluctuations in quarterly operating results and capital requirements. We typically experience the highest new home order activity in spring and summer, although this activity is also highly dependent on the number of active selling communities, timing of new community openings and other market factors. Since it typically takes four to six months to construct a new home, we deliver more homes in the second half of the year as spring and summer home orders convert to home deliveries. Because of this seasonality, home starts, construction costs and related cash outflows have historically been highest in the second and third quarters, and the majority of cash receipts from home deliveries occur during the second half of the year. We expect this seasonal pattern to continue over the long-term, although it may be affected by volatility in the homebuilding industry.

Critical Accounting Policies

Our financial statements have been prepared in accordance with GAAP. The preparation of these financial statements requires our management to make estimates and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of costs and expenses during the reporting period. On an ongoing basis, our management evaluates its estimates and judgments, including those which impact our most critical accounting policies. Our management bases its estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances. Actual results may differ from our estimates under different assumptions or conditions. Our management believes that the following accounting policies are among the most important to the portrayal of our financial condition and results of operations and require among the most difficult, subjective or complex judgments:

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These provisions include:

•

a requirement to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations included in an initial public offering registration statement;

•	an exemption to provide less than five years of selected financial data in an initial public offering registration statement;

•	an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act in the assessment of the emerging growth company’s internal control over financial reporting;

•	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies with no pending registration statement; and

•

an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer.

We have determined to opt out of the exemption from compliance with new or revised financial accounting standards. As a result, we will comply with new or revised financial accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of this exemption is irrevocable.

We have elected to adopt certain of the reduced disclosure requirements described above. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of our elections, which may cause a less active trading market for our common stock and more volatility in our stock price.

We will remain an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means among other things, that the market value of our common stock that is held by non-affiliates is at least $700 million as of the last business day of our most recently completed second fiscal quarter and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Real Estate Inventories and Cost of Sales

Real estate inventories consist of land, land under development, homes under construction, completed homes and model homes and are stated at cost, net of impairment losses. We capitalize direct carrying costs, including interest, property taxes and related development costs to inventories. Field construction supervision and related direct overhead are also included in the capitalized cost of inventories. Direct construction costs are specifically identified and allocated to homes while other common costs, such as land, land improvements and carrying costs, are allocated to homes within a community based upon their anticipated relative sales or fair value. Homebuilding cost of sales is recognized at the same time revenue is recognized and is recorded based upon total estimated costs to be allocated to each home within a community. Any changes to the estimated costs are allocated to the remaining undelivered lots and homes within their respective community. The estimation and allocation of these costs requires a substantial degree of judgment by management.

The estimation process involved in determining relative sales or fair values is inherently uncertain because it involves estimating future sales values of homes before delivery. Additionally, in determining the allocation of costs to a particular land parcel or individual home, we rely on project budgets that are based on a variety of assumptions, including assumptions about construction schedules and future costs to be incurred. It is common that actual results differ from budgeted amounts for various reasons, including construction delays, increases in costs that have not been committed or unforeseen issues encountered during construction that fall outside the scope of existing contracts, or costs that come in less than originally anticipated. While the actual results for a particular construction project are accurately reported over time, a variance between the budget and actual costs could result in the understatement or overstatement of costs and have a related impact on gross margins between reporting periods. To reduce the potential for such variances, we have procedures that have been applied on a consistent basis, including assessing and revising project budgets on a periodic basis, obtaining commitments from subcontractors and vendors for future costs to be incurred and utilizing the most recent information available to estimate costs.

If there are indicators of impairment, we perform a detailed budget and cash flow review of our real estate assets to determine whether the estimated remaining undiscounted future cash flows of the community are more or less than the asset’s carrying value. If the undiscounted cash flows are more than the asset’s carrying value, no impairment adjustment is required. However, if the undiscounted cash flows are less than the asset’s carrying value, the asset is deemed impaired and is written down to fair value.

When estimating undiscounted cash flows of a community, we make various assumptions, including: (i) expected sales prices and sales incentives to be offered, including the number of homes available, pricing and incentives being offered by us or other builders in other communities, and future sales price adjustments based on market and economic trends; (ii) expected sales pace and cancellation rates based on local housing market conditions, competition and historical trends; (iii) costs expended to date and expected to be incurred including, but not limited to, land and land development costs, home construction costs, interest costs, indirect construction and overhead costs, and selling and marketing costs; (iv) alternative product offerings that may be offered that could have an impact on sales pace, sales price and/or building costs; and (v) alternative uses for the property.

Many assumptions are interdependent, and a change in one may require a corresponding change to other assumptions. For example, increasing or decreasing sales absorption rates has a direct impact on the estimated per unit sales price of a home, the level of time-sensitive costs (such as indirect construction, overhead and carrying costs), and selling and marketing costs (such as model maintenance costs and advertising costs). Depending on the underlying objective of the community, assumptions could have a significant impact on the projected cash flow analysis. For example, if our objective is to preserve operating margins, which could lead to higher margins but lower absorption, our cash flow analysis will be different than if the objective is to increase sales, which could lead to lower margins but higher absorption. These objectives may vary significantly from community to community and over time. If assets are considered impaired, impairment is determined by the amount the asset’s carrying value exceeds its fair value. Fair value is determined based on estimated future cash flows discounted for inherent risks associated with real estate assets. These discounted cash flows are impacted by expected risk based on estimated land development, construction and delivery timelines; market risk of price erosion; uncertainty of development or construction cost increases; and other risks specific to the asset or market conditions where the asset is located when assessment is made. These factors are specific to each community and may vary among communities. For the three months ended March 31, 2013 and 2012 and for the year ended December 31, 2011 and for the periods from August 18, 2010 (inception) to December 31, 2010, and from January 1, 2010 to August 17, 2010, we reviewed all of our homebuilding projects for impairment and did not identify any indicators of impairment. During the second quarter of the year ended December 31, 2012, we initiated a change in use to sell certain finished lots not under construction for one of our communities in Northern California. This change in use resulted in an impairment of $350,000 for the related land held for sale which is reflected in cost of land sales in the accompanying statement of operations. The sale closed in July 2012, resulting in a gross margin of $28,209. For the year ended December 31, 2012, the net result of this transaction was a negative gross margin on land sales of $321,791.

As of March 31, 2013 and December 31, 2012 and 2011, we had $1,065,190, $1,326,897 and $2,378,733, respectively, of completed model homes without a sales contract.

Variable Interest Entities

We account for variable interest entities in accordance with ASC 810, Consolidation, or ASC 810. For further details on what is a variable interest entity, or VIE, refer to note 1 to the audited consolidated financial statements included elsewhere in this prospectus. For each VIE, we assess whether we are the primary beneficiary by first determining if we have the ability to control the activities of the VIE that most significantly impact its economic performance. Such activities include, but are not limited to, the ability to determine and approve the operating budget; determine the scope of land development work, if any; the ability to control financing decisions for the VIE; the ability to acquire additional land into the VIE or dispose of land in the VIE; the ability to approve, change or amend the respective VIE’s operating agreement; if we are the managing member who controls key decisions; and hire or fire key employees of the VIE. If we are not able to control such activities, we are not considered the primary beneficiary of the VIE. If we do have the ability to control such activities, we will continue our analysis by determining if we are expected to absorb a potentially significant amount of the VIE’s losses or, if no party absorbs the majority of such losses, if we will potentially benefit from a significant amount of the VIE’s expected gains. If we are the primary beneficiary of the VIE, we will consolidate the VIE in our financial statements and reflect such assets and liabilities as consolidated real estate not owned within our inventory balance in our consolidated balance sheet. The evaluation of whether an entity is a VIE and we are the primary beneficiary of that VIE requires significant judgment by management.

As further disclosed in note 1 to the consolidated financial statements included elsewhere in this prospectus, we are involved in several ventures with independent third parties for our homebuilding activities. We use the equity method of accounting for investments that qualify as VIEs where we are not the primary beneficiary.

Acquired Intangible Assets

Upon consummation of a business combination as defined in ASC 805, Business Combinations, we perform an assessment to determine the value of the acquired company’s tangible and identifiable intangible assets and liabilities. In our assessment, we determine whether identifiable intangible assets exist, which typically include fee build contracts, backlog and customer relationships. A high degree of judgment is made by management on variables, such as revenue growth rates, profitability, discount rates and industry market multiples, when calculating the value of the intangible assets. The identified intangible assets are amortized over their respective calculated term, which is generally the economic benefit period.

Revenue Recognition

Home Sales and Profit Recognition

In accordance with ASC 360, Property, Plant, and Equipment, revenues from home sales and other real estate sales are recorded and a profit is recognized when the respective units are closed. Home sales and other real estate sales are closed when all conditions of escrow are met, including delivery of the home or other real estate asset, title passage, appropriate consideration is received and collection of associated receivables, if any, is reasonably assured. Sales incentives are a reduction of revenues when the respective unit is closed. When it is determined that the earnings process is not complete, the sale and the related profit are deferred for recognition in future periods. The profit we record is based on the calculation of cost of sales, which is dependent on our allocation of costs, as described in more detail above in the section entitled “Real Estate Inventories and Cost of Sales.”

Fee Building

We enter into fee building agreements to provide services whereby we will build homes on behalf of independent third-party property owners. The independent third-party property owner funds all project costs incurred by us to build the homes. We primarily enter into cost plus fee contracts where we charge independent third-party property owners for all direct and indirect costs plus a negotiated management fee. For these types of contracts, we recognize revenue based on the actual total costs we have expended and the applicable management fee. The management fee is typically a fixed fee based on a percentage of the cost or home sales revenue of the project depending on the terms of the agreement with the independent third-party property owner. In accordance with ASC 605, Revenue Recognition, revenues from fee building services are recognized over a cost-to-cost approach in applying the percentage-of-completion method. Under this approach, revenue is earned in proportion to total costs incurred, divided by total costs expected to be incurred. The total estimated cost plus the management fee represents the total contract value. We recognize revenue based on the actual labor and other direct costs incurred, plus the portion of the management fee we have earned to date. In the course of providing our services, we routinely subcontract for services and incur other direct costs on behalf of our clients. These costs are passed through to clients and, in accordance with industry practice and GAAP, are included in our revenue and cost of revenue. Under certain agreements, we are eligible to receive additional incentive compensation as certain financial thresholds defined in the agreement are achieved. We recognize revenue for any incentive compensation when such financial thresholds are probable of being met and such compensation is deemed to be collectible, generally at the date the amount is communicated to us by the independent third-party property owner.

We enter into fee building and management contracts, including with our unconsolidated joint ventures, where we do not bear risks for any services outside of our own. For these types of contracts, we recognize revenue as services are performed. We do not recognize any revenue or costs related to subcontractors’ cost since we do not bear any risk related to them.

We generally utilize a cost-to-cost approach in applying the percentage-of-completion method of revenue recognition for our fee build projects, under which revenue is earned in proportion to total costs incurred, divided by total costs expected to be incurred. Recognition of revenue and profit under this method is dependent upon a number of factors, including the accuracy of a variety of estimates, including construction progress, material quantities, the achievement of milestones, penalty provisions, labor productivity and cost estimates. Due to uncertainties inherent in the estimation process, it is possible that actual completion costs may vary from estimates.

We also enter into fee build and management contracts, including with our unconsolidated joint ventures, where we provide construction supervision services and do not bear risks for any services outside of our own. Revenues from these services are recognized over a proportional performance method. Under this approach, revenue is earned in proportion to total estimated efforts, generally direct labor hours, expected to be provided to the client. The estimated total efforts require a substantial degree of judgment by management.

As of and for the three months ended March 31, 2013 and as of and for the years ended December 31, 2012 and 2011, one customer comprised 89%, 95% and 93%, respectively, of our fee building revenue and 85%, 95% and 42%, respectively, of the related receivables.

Warranty Reserves

In the normal course of business, we incur warranty-related costs associated with homes that have been delivered to homebuyers. Estimated future direct warranty costs are accrued and charged to cost of sales in the period when the related homebuilding revenues are recognized while indirect warranty overhead salaries and related costs are charged to cost of sales in the period incurred. Amounts are accrued based upon our historical rates. We also consider historical experience of our peers due to our limited history related to homebuilding sales. We receive warranty payments from our clients for certain of our fee building projects where we have the contractual risk of construction. These payments are recorded as warranty reserve accruals. We assess the adequacy of our warranty accrual on a quarterly basis and adjust the amounts as appropriate for current quantitative and qualitative factors. Factors that affect the warranty accruals include the number of homes delivered, historical and anticipated rates of warranty claims and cost per claim. Although we consider the warranty accruals reflected in our consolidated balance sheet to be adequate, actual future costs could differ significantly from our currently estimated amounts. Our warranty accrual is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets.

Contracts and Accounts Receivable

Contracts and accounts receivable primarily represents the fees earned but not collected, and reimbursable project costs incurred in connection with fee building agreements. We periodically evaluate the collectability of our contracts receivable, and if it is determined that a receivable might not be fully collectible, an allowance is recorded for the amount deemed uncollectible. This allowance for doubtful accounts is estimated based on management’s evaluation of the contracts involved and the financial condition of its clients. Factors considered in evaluations include, but are not limited to:

•	client type;

•	historical contract performance;

•	historical collection and delinquency trends;

•	client credit worthiness; and

•	general economic conditions.

As of March 31, 2013 and December 31, 2012 and 2011, no allowance was recorded related to contracts and accounts receivable.

Income Taxes

We account for income taxes in accordance with ASC Topic 740, Income Taxes. Deferred tax assets and liabilities are recorded based on future tax consequences of both temporary differences between the amounts reported for financial reporting purposes and the amounts deductible for income tax purposes, and are measured using enacted tax rates expected to apply in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the changes are enacted.

In accordance with the provisions of ASC 740, we periodically assess our deferred tax assets, including the benefit from net operating losses, to determine if a valuation allowance is required. A valuation allowance must be established when, based upon available evidence, it is more likely than not that all or a portion of the deferred tax assets will not be realized. Realization of the deferred tax assets is dependent upon, among other matters, taxable income in prior years available for carryback, estimates of future income, tax planning strategies and reversal of existing temporary differences. Due to uncertainties inherent in the estimation process, it is possible that actual results may vary from estimates.

We have considered the positive and negative evidence in evaluating the realizability of our deferred tax asset. Notwithstanding that we have incurred net losses on a consolidated basis from inception through December 31, 2012, however, our sole taxable subsidiary recognized net income (and net taxable income) for the same period, and is projected to continue to generate income in future periods sufficient to utilize its deferred tax assets.

Related Party Transactions

See “Certain Relationships and Related Party Transactions” for a description of our transactions with related parties.

Recently Issued Accounting Standards

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, or ASU 2011-04. ASU 2011-04 amends ASC 820, Fair Value Measurements, or ASC 820, providing a consistent definition and measurement of fair value, as well as similar disclosure requirements between GAAP and International Financial Reporting

Standards. ASU 2011-04 changes certain fair value measurement principles, clarifies the application of existing fair value measurement and expands the ASC 820 disclosure requirements, particularly for Level 3 fair value measurements. Our adoption of these provisions of ASU 2011-04 on January 1, 2012 did not have an impact on the consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks related to fluctuations in interest rates on our outstanding variable rate debt. We did not utilize swaps, forward or option contracts on interest rates or commodities, or other types of derivative financial instruments, as of or during the three months ended March 31, 2013 or during the years ended December 31, 2012 and 2011. We have not entered into and currently do not hold derivatives for trading or speculative purposes. Many of the statements contained in this section are forward-looking and should be read in conjunction with our disclosures under the heading “Cautionary Note Concerning Forward-Looking Statements.”

The table below details the principal amount and the average interest rates for the outstanding debt for each category based upon the expected maturity or disposition dates. The fair value of our variable rate debt, which consists of our notes payable, is based on quoted market prices for the same or similar instruments as of March 31, 2013.

	Expected Maturity
	2013	2014	2015-2017	Total	Estimated Fair Value
Variable rate debt(1)	$3,457,850	$4,281,423	$—	$7,739,273	$7,739,273
Average interest rate	4.15%	3.50%	—%	3.83%	3.83%

(1)

Contractual maturities of the variable rate debt are in 2013 and 2014; however, the assets securing the loans are expected to be sold in less than a year and consequently repayment will be required at that time. For a more detailed description of our long-term debt, please see note 9 of the notes to our consolidated financial statements included elsewhere in this prospectus.

Based on the current interest rate management policies we have in place with respect to our outstanding debt, we do not believe that the future market rate risks related to the above securities will have a material adverse impact on our financial position, results of operations or liquidity.

MARKET OPPORTUNITY

Unless otherwise indicated, market data is derived from a market study prepared for us in connection with this offering by John Burns Real Estate Consulting, LLC (“JBREC”) based on the most recent data available as of July 2013. Founded in 2001, JBREC is an independent research provider and consulting firm focused on the housing industry. The following information contains forward-looking statements which are subject to uncertainty and you should review “Cautionary Note Concerning Forward-Looking Statements.”

This Market Opportunity section provides a review of the following:

Overview

•	National Housing Market

Selected Housing Markets

•	Orange County

•	San Diego County

•	Ventura County

•	Los Angeles County

•	San Francisco Metropolitan Division

•	San Jose Metropolitan Statistical Area

•	Sacramento Metropolitan Statistical Area

•	Phoenix Metropolitan Statistical Area

National Housing Market

The U.S. housing market continues to improve from the cyclical low points reached during the 2008 to 2009 national recession. Between the 2005 market peak and 2011, new single-family housing sales declined 76%, according to data compiled by the U.S. Census Bureau, and median home prices declined 34%, as measured by the S&P Case-Shiller Index. In 2011, early signs of a recovery began to materialize in many markets around the country as a result of an improving macroeconomic backdrop and favorable housing affordability. In the twelve months ended May 31, 2013, homebuilding permits increased 36% and the annual median single-family existing home price increased 11% year-over-year. Growth in new home sales has outpaced growth in existing home sales over the same period, increasing 29% versus 13% for existing homes, which rose, in part, due to foreclosure-related sales.

Historically, strong housing markets have been associated with very favorable affordability, a healthy domestic economy, positive demographic trends such as population growth and household formation, low mortgage rates, increases in renters that qualify as homebuyers, and locally based dynamics such as housing demand relative to housing supply. Many markets across the U.S. are exhibiting most of these positive characteristics. Relative to long-term historical averages, the U.S. economy is creating more jobs than homebuilding permits issued, the inventory of resale and new unsold homes is well below average, and affordability is near its best level in more than 30 years, as measured by the ratio of homeownership costs to household income.

Despite recent momentum, the U.S. housing market has not fully recovered from the 2008 to 2009 recession as mortgage underwriting standards have tightened and the number of delinquent homes remains elevated relative to historical averages. Additionally, real estate is a local industry and not all markets exhibit the same trends.

The U.S. housing market is in the beginning of phase three of a three-phase supply-constrained housing recovery, as described below:

•	Phase 1—job growth begins.

•

Phase 2—price appreciation occurs among low-priced homes in foreclosure, increasing resale prices to the point that purchasing a new home provides a good value compared to purchasing an existing home. Reduced resale inventory and great affordability are fueling a surge in demand for new homes in this recovery.

•

Phase 3—strong demand and limited supply lead to considerable price appreciation in land-constrained markets, and a resurgence in construction activity in markets with sufficient land supplies. Price appreciation allows discretionary buyers to sell their existing homes and potentially purchase a new home.

While conditions are improving rapidly, significant future growth is required to return to pre-recession housing market conditions.

•

Construction starts, as measured by the U.S. Census Bureau through May 2013, are at 1,020,000 units per year. This represents 53% of a recovery to a level of 1.5 million annual starts, which is comparable to housing starts in the year 2000, a period that is reflective of a more stable market. Permits issued through May 2013 are more than twice the level of the low of 478,000 annual starts in April 2009.

•

Existing home sales, as measured by the National Association of Realtors, are at 4,970,000 annualized transactions through May 2013, which is in line with what JBREC estimates to be a stable level based on a ratio of existing home sales activity per household during the late 1980s and 1990s, when the housing market was in a more balanced environment and many economic variables were near historical averages. Existing home sales had fallen to an annualized rate of 3,300,000 transactions in July 2010.

•

New home sales are at 476,000 annualized transactions through May 2013, as measured by the U.S. Census Bureau, representing 30% of a recovery to a level of 800,000 annual transactions, which JBREC estimates to be a stable level based on new home sales activity during the late 1990s, when the housing market was in a more balanced environment and many economic variables were near historical averages. New home sales had fallen to 273,000 annualized transactions in February 2011.

•

Home affordability for the nation reached its most favorable levels during the housing downturn as prices and mortgage rates declined. A combination of rising prices and mortgage rates is likely to increase the cost of housing relative to incomes for U.S. homebuyers over the next five years, bringing affordability measures closer to the historical median level measured from 1981 to 2012.

Demand.    Job growth is the most important factor for a healthy housing market. While year-over-year job growth is once again positive after significant losses from 2008 through 2010, recent growth has moderated amidst fiscal uncertainty. Additionally, the rate of job growth in economic recoveries has slowed over the last 30 years, primarily as a result of the aging U.S. labor force, productivity improvements and globalization. JBREC assumes that job growth will grow at a 1.6% compound annual rate from 2013 through 2017, ramping up in 2015 and 2016, and slowing in 2017.

By the end of 2014, the economy is expected to have recovered all of the 7.7 million jobs lost between 2008 and 2010.

The average employment growth to homebuilding permit ratio for the country was 2.3 as of May 31, 2013. A balanced ratio in a stable market is 1.2 to 1.3. This ratio has been above a stable market ratio for several quarters, due to a rise in employment growth coupled with historically low homebuilding permit levels. Eventually, the relative excess job growth to homebuilding permit growth should lead to improving consumer confidence and new home sales, which will drive increased construction activity.

Household formations are expected to average 1.36 million per year through 2017, based on population growth that averages 0.9% per year and headship rates (which is the percentage of people in an age group that head a household) that return to levels that are more consistent with historical trends by 2025. The reduction in headship rates for nearly all age groups from 2000 to 2010 was caused primarily by the economic distress in the late 2000s. Immigration is expected to add to the household and population growth as well, occurring at approximately 0.3% per year, and mostly concentrated in the 20 to 40 year old demographic.

A lack of inventory is limiting sales activity in the existing home market, but sales are expected to grow through 2016, in part, due to continued investor activity. After decreasing to 4.1 million transactions in 2008 from a peak of nearly 7.1 million transactions three years prior, existing home sales transactions are currently at 4.97 million, hampered by a large decrease in the supply of homes on the market. JBREC forecasts that sales will rise to 5.5 million transactions in 2016, which would be slightly higher than the sales activity in 2001, and will decline in 2017 when mortgage rates are assumed to exceed 5.5% and the economy is assumed to slow. The share of sales that were for investment purposes rose to 30% in the first quarter of 2013, which was the highest rate on record. An elevated share of distressed sales is expected to keep investor activity above normal levels in the near term. Many investors are converting distressed inventory to rentals for a long-term hold, which is aiding the recovery process as they are removing marginal inventory that otherwise depresses prices.

The projected slow but steady job growth should support absorption of the rising new home supply, which is coming off historical lows. New home sales transactions reached a trough in 2011 at 273,000 homes sold, and are forecasted to rise steadily to 810,400 sales in 2016—a level last reached in pre-boom 1997 and slightly higher than 2007. The new home market currently has only 161,000 units of completed supply, which is near the lowest level in more than 30 years, and JBREC expects construction levels to increase as the price of housing rebounds.

Supply.    JBREC is forecasting measurable improvement in new residential construction activity. Activity should steadily increase through 2016 at a rate that slightly exceeds the recovery in past regional downturns, such as what happened in Houston in the late-1980s and Southern California in the late-1990s. With prices rising, and certain submarkets stabilized, homebuilder demand for lots is increasing substantially.

Very little entitlement processing took place during the housing correction, so the supply of finished, or even approved lots, is very tight today. There will be a lag in the delivery of new lot supply, especially in markets with a prolonged approvals process, such as California. In many metro areas, lot prices are quickly approaching peak values as demand exceeds supply.

The number of existing homes available for sale (not including “shadow inventory,” which is the number of homes with a mortgage that are in some form of distress but that are not currently for sale) continues its general downward trend after peaking in 2007. As of May 31, 2013, there were 5.1 months of inventory supply on the market, which is well below the peak level and below the average of 7.2 months of supply over the past 30 years.

The excess of vacant homes in the United States has been entirely cleared over the last year, according to JBREC. The vacant housing inventory had accumulated during the correction as investors and second-home buyers purchased homes for profit and personal use, and again as the severe recession significantly reduced household formations. Household growth has outpaced construction and housing vacancy has stabilized nationally, although this varies by local market.

While the number of homes entering the foreclosure process is declining, the overall volume is still quite high relative to historical levels. Approximately 10.8% of all mortgages are delinquent as of the first quarter of 2013—nearly twice the pre-2008 level. The shadow inventory is still substantial. This supply is likely to be sold or liquidated over the next several years. JBREC believes that banks will dispose of many of these distressed loans through either short sales or foreclosures and will do so at a moderate rate so as to limit the downward pressure on home prices resulting from the liquidation. One risk is that banks change their philosophy and decide to dispose of these distressed loans at a more rapid pace.

The media has made much of the distress in the market, focusing on the homes that are in some form of delinquency or foreclosure. However, only 9% of the total housing units in the United States have some sort of distress; the remaining 91% do not, as estimated by JBREC.

Affordability.    Affordability in the existing home market is at historically favorable levels nationally, looking back over the last 30 years. The ratio of annual housing costs (which are mortgage payments plus a portion of the down payment) for the median-priced resale home to the median household income is near an all-time low, dating back to 1981. Due to rising mortgage rates coupled with expected home price appreciation, affordability conditions nationally are expected to weaken gradually in the coming years, reaching their historical median levels in 2016. While affordability conditions vary by market, most markets have experienced their most favorable historical affordability during this cycle.

Home values are trending up, and the combination of low mortgage rates, a declining percentage of distressed sales, and low inventory levels are expected to drive rising home values. JBREC estimates national home values appreciated by approximately 5.2% during the twelve months ended May 31, 2013, and forecasts national appreciation of 9.1% in 2013 and 7.6% in 2014, slowing to 0.8% by 2017. Many factors can influence this outlook. Purchases by the Federal Reserve of mortgage-backed securities cause JBREC to believe that the Federal Reserve would like to see home prices rise.

Increasing home price appreciation will be supported by low mortgage rates, which remain historically favorable and are expected to remain low in the near term due to low inflation and global economic uncertainty.

JBREC assumes that average 30-year fixed mortgage rates will rise gradually to 5.7% by 2017, as increasing inflation and an improving economy drive rates higher after this period of very low inflation. This assumption has a very high level of risk as interest rates can change quickly.

There is a strong case for solid price appreciation:

•

Demand—demand is growing much faster than the new home supply being added to the market, which is helping to reduce the excess existing supply in the market. With a lower level of excess supply, prices will rise as there will be multiple buyers for every house on the market for sale.

•	Affordability—the most favorable affordability in decades will make it easier for buyers to pay higher prices for homes.

•

Investment—hard assets, such as real estate, are broadly considered an inflation hedge, and many investors will focus on inflation once the current deflation concerns subside. International investors sense a fantastic opportunity to buy U.S. real estate, partially thanks to favorable exchange rates. Also, large institutional investors as well as local investment groups see a great opportunity to buy homes at below replacement cost or below the historical price/income ratio, and have been driving prices up.

The Bear Case.    While the fundamentals are in place for a recovery in the housing market, there are a number of factors that are slowing the recovery, including the following.

•

The market is experiencing a low level of activity from entry-level buyers due to a lack of savings, challenges with back-end debt-to-income ratios and credit, and uncertainty about the housing market and the economy.

•	A low level of home purchases by current homeowners is occurring due to the high loan-to-value ratios of many existing homeowners.

•

The economy could still experience slow and volatile growth in the years to come, and even a recession. Recessions caused by excess leverage, such as the recent recession, usually resolve over many years and the path is typically very volatile.

•	A large number of mortgaged homes will continue to go through the foreclosure process and will be sold under duress.

•	Mortgage rates could rise.

•

The implementation of qualified mortgage and qualified residential mortgage rules proposed in the Dodd Frank Wall Street Reform and Consumer Protection Act could make mortgages more difficult to obtain. The recent qualified mortgage definition recommended a 43% backend debt-to-income ratio, which is generally more accommodative than the early 1990s.

•	Development and building costs are rising, which could negatively impact homebuilder margins.

In addition, the government deficit is substantial, and the United States will be subject to further credit rating downgrades until political leadership develops and executes a plan to address the deficit. A lack of fiscal accountability could cause U.S. economic problems for years to come.

Conclusion.    In summary, housing is a risky asset class, but JBREC believes the outlook for the housing market is very favorable as a result of several factors, including the following:

•	Demand is strong. The number of adults finding employment is exceeding new home supply by a ratio of 2.3 to 1.

•	Supply is low. Resale inventory is well below the historical average months of supply, new home inventory is near an all-time low, and new construction is well below historical averages.

•

Affordability is historically favorable. With mortgage rates at 4.5% as of early July 2013, and home prices in many markets back to levels last seen in 2003-2004, homeownership is an attractive financial option.

JBREC forecasts that the excesses of the recent downturn will clear and that home prices and construction will increase for the foreseeable future.

The following table provides a summary of actual economic data and estimates, forecasts and projections for the eight primary markets for the most recent data available as of July 2013.

	Forecasted 2013 Home Value Appreciation(1)	Data: Twelve months ended May 31, 2013
Market		Job Growth	Permits	Job Growth / Permit Ratio	Months of Resale Supply(2)
Orange County	13.7%	24,500	6,662	3.7	2.3
San Diego	13.78%	20,300	6,720	3.0	2.5
Ventura	13.5%	4,300	614	7.0	2.8
Los Angeles	9.0%	44,100	11,960	3.7	2.8
San Francisco	14.4%	25,300	6,099	4.1	2.8
San Jose	15.9%	26,400	6,201	4.3	2.2
Sacramento	16.5%	7,100	4,123	1.7	1.2
Phoenix	19.6%	47,200	17,563	2.7	2.7

(1)	This information is contained in the market study provided to us by JBREC and is based upon various assumptions and forward-looking estimates. Actual results may differ materially from this forecast.
(2)	Estimated months of supply as of May 31, 2013.

Orange County, CA Housing Market Overview

Orange County, California, also referred to as the Santa Ana-Anaheim-Irvine metropolitan division, is a part of a single MSA which consists of Los Angeles and Orange Counties together. Orange County has over 3.1 million people and 1.0 million households, making it the third-most populous county in California. Considered to be a set of suburban commuter cities several decades ago, Orange County now has its own vibrant economy and employment centers, and stands on its own identity as a mature community and culture independent of the larger Los Angeles County to its north. Because of its coastal location and its status as a thriving employment center, Orange County is a “first choice” region for housing within the greater Southern California real estate market.

The housing fundamentals of Orange County have shown considerable improvement in recent years, which is a positive sign for home price appreciation in this market, indicating a recovery from the recession of the last few years. The John Burns Real Estate Consulting Housing Cycle Risk Index measures the health of the housing market based on the performance of 24 market fundamentals in relation to their own history, and has historically been a one- to three-year leading indicator for home price appreciation. The improvement in the overall fundamentals is the result of improving job growth, low supply, good affordability, and the turning of the business cycle. The affordability fundamentals are good, with prices having bottomed at levels last seen in 2003 and 2004, at the same time that low mortgage rates are at 4.5% as of early July 2013. The combination of prices being below peak and historically low mortgage rates continue to provide a good buying opportunity.

There are 1.4 million non-farm payroll jobs in Orange County, and employment growth has been positive since 2011 after job losses in 2007 through 2010. The metro area lost 165,200 jobs (10.9%) from the 2006 peak before adding a combined 75,200 jobs (5.6% growth) from 2011 through May 2013. JBREC expects employment growth of 30,000 jobs (2.1%) in 2013.

Although the area is famous for its vacation destinations such as Disneyland and Knott’s Berry Farm, employment in Orange County is distributed over many industries and sectors. The largest employment sector is the high-paying Professional Business Services (18.0% of jobs) sector, followed by the Trade, Transportation & Utilities (17.1%) sector. Leisure and Hospitality (13.1%), Educational and Health Services

(11.8%), Manufacturing (11.1%) and Government (10.7%) follow in size. While Disney is indeed the county’s largest employer, the next three places are held by the University of California, Irvine; St. Joseph’s Health; and Boeing. The headquarters of several Fortune 500 companies are in Orange County, including Ingram Micro and First American in Santa Ana, Western Digital in Lake Forest, and Pacific Life in Newport Beach. The city of Irvine is the home of Allergan, Broadcom, Standard Pacific and Gateway. The Asian-based automobile and electronics companies Mazda, Toshiba, Toyota, Samsung, Kia, Mitsubishi and Hyundai all have regional or national headquarters in Orange County.

While Orange County lost 0.4% of its population in 2005 and 2006, it has gained population every year since then, adding a total of 186,600 people (6.4%) from 2007 through May 2013. JBREC assumes population growth of 28,400 people (0.9% growth) and household growth of 10,800 (1.1% growth) in 2013.

As of May 2013, the median household income in Orange County was $71,803, having peaked in 2008 at $76,181. Notably, Orange County median household income is well above the corresponding figure of $53,728 for Los Angeles County, showing the prevalence of higher-income jobs, many of them professional, in Orange County. JBREC expects income growth will be relatively flat for Orange County in 2013.

Existing home sales in Orange County are rising after dipping in 2011. In the twelve months ended May 31, 2013, existing home sales for the area increased to 34,768, up 48% from the trough of 2007. Existing home sales levels are still well below the peak level of 52,000 in 2003. Home prices have increased sharply in Orange County. The median existing single-family detached home price declined 31% between 2007 and 2009, due in part to a shift in sales activity away from the higher price points and a loss in value. The strength of the Orange County economy is seen in the fact that this decline was less than the corresponding drop of 41% in Los Angeles County. As of May 2013, the median price for existing single-family detached homes was $600,000, up from $495,000 in May 2012 and above the 2004 median price level of $570,000, but still below the median price for 2005.

New home sales activity for the twelve months ended May 31, 2013 has risen from the trough levels of 2009, but remains low for this market. New home sales transactions totaled 2,531 for the twelve months ended May 31, 2013, well below the peak of 6,436 in 2003. JBREC expects the new home sales volume to increase to 3,000 transactions in 2013. The median new home price is once again rising after declining from the peak level in 2005. As of May 2013, the median new home price was $694,250, which is up 14.8% from May 2012, but still down slightly from its top of $706,500 in 2005. The median new home price can be heavily influenced by the mix of home types being sold at any given time, and should not be relied upon as the only indicator of market trends.

Home values in Orange County are poised for continued positive growth in 2013, according to JBREC. The Burns Home Value Index provides an estimate of home value trends in an MSA, based on an “electronic appraisal” of every home in the market, rather than just the small sample of homes that are actually transacting. JBREC forecasts home values to rise by 13.7% in 2013, after rising 13.3% during the twelve months ended May 31, 2013.

Homebuilding permit activity in Orange County continues to increase from its lowest levels in decades, with the mix of permits issued gradually moving toward multi-family housing as the county “fills up” and available land slowly decreases. While JBREC forecasts that much of the growth in the housing inventory in 2013 will be for multifamily units, single-family construction is also expected to rebound from trough levels during the downturn in housing. Single-family homebuilding permits had fallen to 1,330 units in 2008, but rose to 3,123 over the twelve months ended May 31, 2013. Multifamily permits totaled 3,539 over the twelve months ended May 31, 2013 and are projected to rise to 4,500 in 2013. The potential exists for a significant increase in homebuilding permit activity in Orange County over the next decade due to a number of large, restructured investments such as: Heritage Fields at the former El Toro Marine Corps Air Station; the former Tustin Marine Corps Air Station; Baker Ranch; Rancho Mission Viejo; and the Irvine Ranch.

The demand being generated for housing is greater than the new supply being added to the market, with job growth in 2012 nearly five times the number of homebuilding permits issued in that same time. The employment growth to homebuilding permit ratio as of May 2013 was 3.7 and that ratio is expected to remain relatively steady for 2013 due to strong job growth.

Resale listings in Orange County are low, which could lead to more competitiveness and increasing prices in the resale market. Through May 2013, the county had 6,550 homes listed on the market, which represented a 23% decline from one year prior and a 46% drop from 2010. By comparison, listings exceeded 17,000 homes on the market in some months of 2007. The level of listings as of May 2013 translates to a very low 2.3 months of supply, based on existing home sales activity over the most recent twelve months. A 6.0 month supply is considered equilibrium for most markets. The May 2013 inventory level is well below the peak level of 8.9 months of supply in 2008.

Pre-foreclosure notices are declining in Orange County, which is a positive sign for home prices, as pre-foreclosure notices are an indicator of future distress. In the twelve months ended March 31, 2013, approximately 10,200 notices were issued, representing a 41% decline from one year prior and a 68% decline from the peak in 2009.

While the number of homes falling into pre-foreclosure is declining, there is a moderate level of potential distressed homes that are not yet on the market and may limit upward movement for home prices. JBREC estimated the shadow inventory as of March 31, 2013 at 15,400, or about 5.0 months of supply. The shadow inventory is approximately two times the very low level of listings that are on the market. JBREC believes that most shadow inventory homes will gradually become distressed sales over the next few years, and the pace of distressed sales will be slow enough that home prices will not be significantly negatively affected.

When comparing the monthly costs of owning the median-priced home with the median household income,

affordability conditions are slightly better than the historical median affordability conditions in the Orange County metro division. JBREC’s Affordability Index takes into consideration the change in mortgage rates over time in its estimate of the ownership costs, which can significantly impact the monthly payment. JBREC forecasts affordability conditions in Orange County will weaken further in 2013 as home prices and mortgage rates are expected to rise.

In summary, the housing fundamentals in Orange County are solid. Job growth is positive for housing demand in this market, particularly as job growth outpaces the supply of new homes being added to the market. Low levels of existing home listings are creating a more competitive resale market, which should influence future home price appreciation. Prices are at low levels not seen since 2004, in a time when mortgage rates are also low. The combination of relatively low prices and low mortgage rates in a county of high-income jobs suggests a continued rebound in the form of rising construction activity and home prices.

San Diego, CA Housing Market Overview

The San Diego-Carlsbad-San Marcos, California MSA consists of San Diego County. San Diego is the second-most populous county in the State of California, with over 3.2 million people and more than 1.1 million households, which is slightly larger than neighboring Orange County. The coastal county is known for its defense/military bases, high-tech industry, and tourism, as well as manufacturing and research. The majority of demand for housing is generated by growth in the region’s diverse economy, but San Diego has also attracted certain affluent second-home buyers and retirees for quality of life reasons.

The housing fundamentals in San Diego are improving, which is a positive sign for price appreciation in this market. The John Burns Real Estate Consulting Housing Cycle Risk Index measures the health of the housing market based on the performance of 24 market fundamentals in relation to their own history, and has historically been a one- to three-year leading indicator for home price appreciation. The overall housing market fundamentals grade has improved since 2008, as the demand, supply and affordability fundamentals have all improved in this market. The risk of a substantial oversupply of residential lots and homes in this MSA are reduced relative to most other markets in the country due to a very difficult entitlement process in which it can take several years to convert a raw property into entitled and finished residential lots.

San Diego has a payroll employment level of nearly 1.3 million workers, and job growth has returning to the market after witnessing a decrease in employment of 6.6% between 2008 and 2010. On a percentage basis, the San Diego metro area witnessed the smallest decrease in employment of the Southern California metro areas. The metro area has added 59,800 jobs (4.9% growth) since 2011, and JBREC assumes job growth of 25,000 (2.0%) in 2013.

Defense/military has a large presence in San Diego’s employment, including the largest naval fleet in the world. The county is also home to a large number of research and manufacturing businesses, particularly in the wireless and biotechnology sectors, and is home to two Fortune 500 companies (Qualcomm and Sempra Energy). The Government sector is the county’s largest, accounting for 18.1% of employment, The Professional and Business Services sector is nearly equal in size, accounting for 17.2% of jobs, and is generally considered to be a high-income employment sector. The Trade, Transportation and Utilities sector comprises 16.1% of employment. Compared to the nation, San Diego has a higher concentration of jobs in the Professional and Business Services, Leisure and Hospitality, and Government sectors.

Population and household growth in San Diego have rebounded after slowing in the early- to mid-2000s. From 2008 to 2012, population growth averaged 39,900 people (1.3%) per year and household growth averaged

12,500 (1.2%) per year. JBREC assumes population growth of 41,300 people (1.3% growth) and household growth of 15,600 households (1.4% growth) in 2013.

As of May 2013, the median household income in San Diego was $60,709, which is higher than the national average. After peaking above $63,500 in 2008, the median household income in San Diego declined in 2009 and 2010. JBREC assumes income levels will remain relatively flat in 2013.

San Diego’s existing home sales are improving. In the twelve months ended May 31, 2013, sales had reached 39,655 transactions, representing an increase of more than 48% from the 2007 market trough of 26,715. The federal and state tax credits, as well as increased levels of distressed sales, helped to boost sales in 2008 and 2009. Sales slowed in 2010 and 2011 as the tax credits began to expire and the number of homes on the market began to decline, but sales are rising once again. Resale prices had witnessed strong appreciation from the late 1990s through 2005, but remained essentially flat in 2006 and decreased from 2007 through 2009. The median price in San Diego declined 38% from the peak in 2005 to the trough in 2009, due in part to a shift in sales activity away from the higher price points and a loss in value. Home prices are now rising rapidly.

San Diego’s new home sales activity is steadily increasing from trough levels in 2011, but the increase is expected to accelerate as both demand and supply return to the market. New home sales totaled 3,581 in the twelve months ended May 31, 2013, and JBREC forecasts 3,500 transactions in 2013, which is still low in comparison to historical levels for this market. The median new home price was the highest it had ever been in May 2013 at $495,000. However, new home prices should not be relied upon as the only indicator of market trends, as they can be heavily influenced by the mix of home types being sold at any given time. Resale home prices are a better indication of market trends.

Home values in the San Diego MSA are rebounding, and are poised for continued positive growth in 2013, according to the Burns Home Value Index. The index shows that San Diego home values appreciated 14.0% during the twelve months ended May 31, 2103, following six years of declining values from 2006 through 2011. JBREC forecasts home values to rise 13.7% in 2013.

Homebuilding permit activity in San Diego is rising from its lowest levels in decades, but for the twelve months ended May 31, 2013 levels were approximately one-third of the highest level during the early 2000s. The trough of the market for construction activity occurred in 2009 at just under 3,000 total homebuilding permits, which was less than 7% of the peak permit level in the county in 1986. During the twelve months ended May 31, 2013, San Diego issued 6,720 homebuilding permits, which is much lower than the demand generated by the recent improvement in employment growth. Over the 30-year period from 1983 through May 2013, 52% of the homebuilding permits issued were for single-family homes. During the twelve months ended May 31, 2013, 37% of the homebuilding permits issued were for single-family homes. This shift is due to a lack of land zoned for traditional single-family detached homes and a resulting increase in the share of infill, attached housing.

The demand being generated for housing is greater than the new supply being added to the market, with job growth in the twelve months ended May 31, 2013 higher than the number of homebuilding permits issued in that same time. The employment growth to homebuilding permit ratio was 3.0 in May 2013, as compared to the 1.3 average employment growth to homebuilding permit ratio for the market from 1981 through 2012, and is expected to remain high in 2013.

Resale listings in San Diego are low, causing the resale market to become more competitive and leading to increases in prices. As of May 2013, San Diego had 8,120 homes listed on the market, which represented a decline of 27% from the prior year. In late 2006 and again in late 2007, listings surpassed 22,000 homes on the market. The level of listings as of May 2013 equated to 2.5 months of supply, based on existing home sales activity over the prior twelve months. This represents a significant decrease from the more than nine months of supply in 2008.

In addition to the decline in listings, pre-foreclosure notices have been trending downward, which is a positive sign for home prices in the San Diego market. Pre-foreclosure notices are an indicator of future home sales that will be distressed sales. In the twelve months ended March 31, 2013, just over 12,000 pre-foreclosure notices had been issued, representing a 38% decline from the prior year and a 69% decline from the peak in 2009.

While the level of future distressed home sales is generally declining, there remains a moderate level of distressed homes that are not yet on the market that will act to limit rapid appreciation of home prices. As of March 31, 2013, the shadow inventory amounted to an estimated 17,900 homes, or 5.0 months of supply. This is approximately two times the level of listings that were on the market at that time. JBREC believes that most shadow inventory homes in San Diego will gradually become distressed sales over the next few years, and the pace of distressed sales will be slow enough that home prices will not be significantly negatively affected.

When comparing the monthly costs of owning the median-priced home with the median household income, through May 31, 2013, affordability in San Diego is better than the area’s historical median dating back to 1981. Affordability conditions are expected to worsen in 2013 as home prices and mortgage rates are expected to rise.

In summary, San Diego’s housing fundamentals are solid. Job growth exceeds the area’s new construction levels, and listings are low. As the fundamentals that drive the San Diego housing market reflect a more stable environment, the market is on track to return to solid price appreciation and rising construction.

Ventura, CA Housing Market Overview

The Ventura MSA, also referred to as the Oxnard-Thousand Oaks-Ventura MSA, consists of Ventura County. The county is home to nearly 844,000 people and more than 278,000 households. The coastal county has a rich history, while simultaneously providing amenities found in much more urban settings. Although Ventura lives in the large shadow of Los Angeles County to the south, it has a vibrant economy in its own right, and household income levels are significantly higher than surrounding metros. Limited land supply and a tough land planning and approval environment will continue to restrict the supply of new homes over the next few years.

The housing fundamentals in Ventura are improving, which is a positive sign for home price appreciation in this market, indicating a recovery from the recession of the last few years. The improvement in the overall fundamentals is the result of improving job growth, low supply and excellent affordability. In particular, the supply fundamentals stand out, given the very low levels of homebuilding permit activity and resale listings. The combination of prices being below peak and low mortgage rates provide a historic buying opportunity, which makes for good affordability conditions.

There are nearly 284,000 non-farm payroll jobs in Ventura County, and employment growth has been positive since 2011 after job losses that lasted from 2007 through 2010. The metro area lost 25,000 jobs (8.4%) from the 2006 peak before adding 10,900 jobs (4.0% growth) in 2011 through May 2013. JBREC assumes employment growth rising to 5,000 jobs added in 2013.

The largest employment sector is Trade, Transportation and Utilities (19.4% of jobs), followed by the Government (15.8%) sector. The high-paying Professional Business Services sector comprises an additional 12.8% of jobs in the MSA, which is lower than the national average for this sector. The Fortune 500 pharmaceutical company Amgen is headquartered in Thousand Oaks.

The Ventura MSA showed a slowing in population growth and household growth in the mid-2000s, but has rebounded, adding an estimated 7,900 people and 3,500 households during the twelve months ended May 31, 2013. JBREC assumes population growth of approximately 8,100 people (1.0% growth) and household growth of approximately 3,600 (1.3% growth) in 2013.

As of May 2013, the median household income in Ventura County was $72,803, having peaked in 2008 at $76,888. Notably, Ventura’s median household income is well above the median income for Los Angeles County, showing the prevalence of higher-income jobs, many of them professional, in Ventura County. JBREC assumes median incomes will remain relatively flat for Ventura in 2013.

Existing home sales in Ventura are rising rapidly after remaining relatively flat in 2011. In the twelve months ended May 31, 2013, existing home sales for the area increased to 9,805, up 32% from the trough of 2007. Existing home sales levels during the twelve months ended May 31, 2013 were still well below the recent peak level of 16,153 in 2003. Home prices are starting to turn around in Ventura. The median existing single-family detached home price declined 38% between 2007 and 2009, due in part to a shift in sales activity away from the higher price points and a loss in value. Although substantial, this decline was slightly less than the corresponding drop of 41% in Los Angeles County. As of May 2013, the median price for existing single-family detached home prices was $460,000, up from $406,250 in May 2012 and slightly above the 2003 median price level of $403,000.

New home sales activity for the twelve months ended May 31, 2013 has risen from the trough levels of 2011, but remains very low for this market. New home sales transactions totaled 427 for the twelve months ended May 31, 2013, well below the peak of 2,965 in 2000. JBREC expects the new home sales volume to increase to 600 transactions in 2013. The median new home price is once again starting to increase after declining from the peak level in 2005. As of May 2013, the median new home price was $412,000, which is up 8% from May 2012, but still down 41% from its top of $699,000 in 2005. The median new home price can be heavily influenced by the mix of home types being sold at any given time, and should not be relied upon as the only indicator of market trends.

Home values in Ventura are poised for continued positive growth in 2013, according to JBREC. JBREC forecasts home values to rise by 13.5% in 2013, after rising 13.6% during the twelve months ended May 31, 2013.

Homebuilding permit activity in Ventura is starting to pick up, but remains at very low levels. While JBREC forecasts that much of the growth in the housing inventory in 2013 will be for multifamily units, single-family construction is also expected to rebound steadily. Single-family homebuilding permits had fallen to 204 units in 2009, but rose to 305 over the twelve months ended May 31, 2013. Single-family homebuilding permits are expected to account for roughly 45% of the total residential construction activity in 2013, rising to 390 permits. In contrast, multifamily permits totaled 309 during the twelve months ended May 31, 2013 and are projected to rise to 480 in 2013. Limited available land will keep construction activity well below what was seen over the last few decades.

The demand being generated for housing is greater than the new supply being added to the market, with job growth in the twelve months ended May 31, 2013 approximately seven times the number of homebuilding permits issued in that same time; the employment growth to homebuilding permit ratio for the twelve months ended May 31, 2013 was 7.0. That ratio is expected to remain high in 2013, due to improving job growth and low permit levels.

Resale listings in Ventura are low, which could lead to more competitiveness and increasing prices in the resale market. As of May 2013, the county had 2,303 homes listed on the market, which represented a 31% decline from one year prior and a 55% drop from 2010. By comparison, listings exceeded 7,000 homes on the market in some months of 2007. The level of listings as of May 31, 2013 translates to a very low 2.8 months of supply, based on existing home sales activity. A 6.0 month supply is considered equilibrium for most markets. The May 2013 inventory level is well below the peak level of 11.8 months of supply in 2008.

Pre-foreclosure notices are declining in Ventura, which is a positive sign for home prices, as pre-foreclosure notices are an indicator of future distress. In the twelve months ended March 31, 2013, approximately 3,500 notices were issued, representing a 38% decline from one year prior and a 61% decline from the peak in 2009.

While the number of homes falling into pre-foreclosure is declining, there is a moderate level of potential distressed homes that are not yet on the market and may limit upward movement for home prices. As of March 31, 2013, JBREC estimated the shadow inventory at 5,300, or about 5.0 months of supply. The shadow inventory is nearly two times the very low level of listings that were on the market at that time. JBREC believes that most shadow inventory homes will gradually become distressed sales over the next few years, and the pace of distressed sales will be slow enough that home prices will not be significantly negatively affected.

When comparing the monthly costs of owning the median-priced home with the median household income,

affordability conditions are better than the historical median affordability conditions in Ventura. JBREC forecasts affordability conditions in Ventura will weaken in 2013 as home prices and mortgage rates are expected to rise.

In summary, the housing fundamentals in Ventura are improving steadily. Job growth is positive for housing demand in this market, particularly as job growth outpaces the supply of new homes being added to the market. Low levels of existing home listings are creating a more competitive resale market, which should influence future home price appreciation. Prices are still at relatively low levels in a time when mortgage rates are also low. The combination of low prices and low mortgage rates in a county of high-income jobs suggests a rebound in the form of rising construction activity and home prices.

Los Angeles, CA Housing Market Overview

The Los Angeles metropolitan division is a part of a single MSA which consists of Los Angeles and Orange Counties together; the Los Angeles division represents Los Angeles County only. This county has over 10.0 million people and 3.3 million households, making it the most populous county in the entire nation as well as in California, representing slightly less than 30% of the state population and about 3% of the population of the entire nation. Owing to its size, this market has a wide diversity of submarkets and demographics, which make it critical for builders and developers to understand the local consumer. A large percentage of new homebuilding activity will likely occur in either infill locations close to job growth or in more distant areas where land is available for traditional single-family detached home development.

The housing fundamentals of Los Angeles County have shown considerable improvement in recent years, which is a positive sign for home price appreciation in this market, indicating a recovery from the recession of the last few years. The improvement in the overall fundamentals is the result of improving job growth and declining distressed sales, crossed with low construction levels in the recession. The affordability fundamentals are excellent, with prices on average having fallen to levels consistent with prices in 2003 at the same time that mortgage rates are at a low level, around 4.5% as of early July. The current affordability conditions continue to provide a good buying opportunity.

There are more than 3.9 million non-farm payroll jobs in Los Angeles County, and employment growth is once again positive after job losses in 2008 through 2010. The metro area lost 349,700 jobs (8.5%) from the 2007 peak before adding 141,500 jobs (3.8% growth) from 2011 through May 2013. The recent recession resulted in fewer losses than the 433,900 jobs lost in the downturn of 1991 through 1994, which had fallen upon a smaller population. JBREC assumes employment growth of 70,000 jobs in 2013.

Although the area is famous for its entertainment industry, employment in Los Angeles County is distributed over many industries and sectors. The largest employment sector is Trade, Transportation and Utilities (19.2% of jobs), followed by the high-paying Professional and Business Services (14.9%), Government (14.4%), and Educational and Health Services (14.3%). Los Angeles County is home to such Fortune 500 companies as Walt Disney, DirecTV, Occidental Petroleum and Edison International, as well as the U.S headquarters for automobile companies

Toyota, Honda and Isuzu. The city and county governments are also major employers, as is the educational system. The ports of Los Angeles and Long Beach handle one-fourth of all container traffic coming into the United States, making the complex the largest port in the country and the third-largest in the world.

Los Angeles County lost a little less than one percent of its population in the three years from 2005 through 2007, but has added 341,500 people from 2008 through May 2013 (3.5% cumulative growth). JBREC assumes population growth of approximately 84,500 people (0.8% growth) and household growth of approximately 34,500 households (1.0% growth) in 2013.

As of May 2013, the median household income in Los Angeles County was $53,728, having declined modestly since 2008 when it peaked at $55,537. JBREC assumes the median income will be flat in 2013.

Existing home sales in Los Angeles County are rising vigorously after declining in 2010 and 2011. In the twelve months ended May 31, 2013, existing home sales for the area increased to 82,089, up 40% from the trough of the market in 2008. Existing home sales levels for the twelve months ended May 31, 2013 were still well below the peak levels that topped 127,000 transactions in both 2003 and 2004. Home prices have turned around in Los Angeles County. In a classic business cycle, the median existing single-family detached home price declined by 44% between 2007 and 2009, representing the withdrawal of generous lending that had made high prices possible and led to many distressed sales. As of May 2013, the median price for existing single-family detached home prices was $420,000, up from $326,000 in May 2012 and above the 2004 median price level of $410,000.

New home sales activity for the twelve months ended May 31, 2013 rose from trough levels in 2011, but remains very low in comparison to history in this market. New home sales transactions totaled 4,323 for the twelve months ended May 31, 2013, up from 3,822 in 2011, but still well short of the peak at 12,370 in 2006. The median new home price is once again rising after declining from the peak level in 2007. As of May 2013 the median new home price was $450,000, down 10.5% from its peak of $502,867 in 2007. The median new home price can be heavily influenced by the mix of home types being sold at any given time in this broad region. As a result, resale home prices are a better indication of market trends.

Home values in Los Angeles County are poised for continued positive growth in 2013, according to the Burns Home Value Index. JBREC forecasts home values to rise by 9.0% in 2013, after growing 8.2% during the twelve months ended May 2013.

While the mix of new housing construction in this county has historically been a fairly balanced split between attached homes and single-family detached homes, the market is becoming a more attached-dominated market as the availability of land for detached housing is diminished. JBREC forecasts that much of the growth in the housing in 2013 will be for multifamily units, but single-family construction is also expected to rebound from trough levels during the downturn in housing. Single-family homebuilding permits had fallen to 2,268 units in 2009 as construction slowed, but rose to 3,007 over the twelve months ended May 31, 2013. Single-family homebuilding permits are expected to account for approximately one-fourth of the total residential construction activity in 2013, rising to 3,360 permits. In contrast, multi-family permits totaled 8,953 during the twelve months ended May 31, 2013 and are projected to rise to 11,000 in 2013.

The demand being generated for housing is greater than the new supply being added to the market, with job growth in the twelve months ended May 31, 2013 nearly four times the number of homebuilding permits issued in that same time; the employment growth to homebuilding permit ratio through May 2013 was 3.7. This ratio is expected to remain high in 2013, owing to relatively strong job growth and low permit levels.

Resale listings in Los Angeles County are very low, which could lead to more competitiveness and increasing prices in the resale market. As of May 2013, the county had 19,100 homes listed on the market, which represented a 28% decline from one year prior and an almost 50% drop from 2010. By comparison, listings exceeded 50,000 homes on the market in much of 2007 and 2008. The level of listings as of May 2013 translates to a very low 2.8 months of supply, based on existing home sales activity over the most recent twelve months. A 6.0 month supply is considered equilibrium for most markets. The May 2013 inventory level is well below the level of more than 11 to 12 months of supply in 2008, when listings had peaked.

Pre-foreclosure notices are declining in Los Angeles County. This is a positive sign for home prices, as pre-foreclosure notices are an indicator of future distress. In the twelve months ended March 31, 2013, approximately 35,600 notices were issued, representing a 38% decline from one year prior and a 68% decline from the peak in 2009.

While the number of homes falling into pre-foreclosure is declining, there is a moderate level of potential distressed homes that are not yet on the market and may limit upward movement for home prices. As of March 31, 2013, JBREC estimated the shadow inventory at 58,300 homes, or about 7.0 months of supply. This is approximately three times the very low level of listings on the market at that same time. JBREC believes that most shadow inventory homes will gradually become distressed sales over the next few years, and the pace of distressed sales will be slow enough that home prices will not be significantly negatively affected.

When comparing the monthly costs of owning the median-priced home with the median household income,

affordability conditions are good in relation to history in the Los Angeles metro area. JBREC forecasts affordability conditions in Los Angeles County will begin to weaken in 2013 as home prices and mortgage rates are expected to rise.

In summary, the housing fundamentals in Los Angeles are excellent. Solid job growth is positive for housing demand in this market, particularly as job growth significantly outpaces the supply of new homes being added to the market. Low levels of existing home listings are creating a more competitive resale market, which should influence future home price appreciation. Additionally, the combination of prices that are down from peak levels and low mortgage rates means that affordability is good for the buyer, suggesting a coming cyclic rebound in the form of increased construction activity and rising home prices.

San Francisco, CA Housing Market Overview

The San Francisco Metropolitan Division consists of three counties: San Francisco, San Mateo and Marin. It is part of the larger San Francisco-Oakland-Hayward MSA, which also includes the East Bay counties of Alameda and Contra Costa. All three counties in the San Francisco Metropolitan Division are affluent and housing there tends to be expensive. Combined, the three counties have a population of more than 1.8 million. The San Francisco metro is mature and largely developed in core locations. Limited land supply and a tough land planning and approval environment restrict the supply of new homes. Homebuyers typically evaluate opportunities to buy higher density product closer-in, or commute to outlying locations for relative affordability and detached homes. Like many other markets, the San Francisco Metro experienced a housing correction; however, San Francisco’s economy was still struggling from the technology correction during the early parts of the national housing boom so home prices did not rise or fall as much as other metros.

The housing fundamentals of the San Francisco metro have shown considerable improvement in recent years, based largely on gains in affordability, which is a positive sign for home price appreciation in this market, indicating a recovery from the recession of the last few years. The improvement in the overall fundamentals is the result of improving job growth, increasing affordability, and the turning of the business cycle. The affordability fundamentals are excellent (by San Francisco standards), with prices reset to 2004 and 2005 levels, at the same time that low mortgage rates are now at 4.5%. The combination of below-peak prices and lower mortgage payments continues to provide a good buying opportunity. As a result, properties are now quickly snapped up by eager buyers, mostly at higher prices than one year ago and sometimes above their asking prices.

There are over 1.0 million non-farm payroll jobs in the San Francisco metro, and employment growth has resumed since 2011 after job losses in 2009 and 2010. The metro area lost 60,600 jobs (6.1%) in 2009 and 2010 before adding 84,900 jobs (9.1% growth) from 2011 through May 2013. JBREC assumes employment growth of 25,300 jobs (2.5%) in 2013.

The strongest sector for employment is the high-paid Professional and Business Services (23.0% of jobs), followed by Trade, Transportation and Utilities (15.1%), Leisure and Hospitality (13.6%), Government (13.3%), and Educational and Health Services (11.4%). In the city of San Francisco itself, tourism is a major industry. Many private companies make their headquarters in San Francisco, including Wells Fargo (the largest private employer in the city), Union Bank, the construction firm Bechtel, and Visa. In San Mateo

County the largest private employers are Genentech, Oracle, and Kaiser Permanente. These counties are also home to many smaller companies, often startups, in the biotech and computer/Internet fields, in the spirit of Silicon Valley to the south.

While the San Francisco metro lost 1.6% of its population in the dot-com recession from 2001 through 2004, it has gained population every year since then, adding 126,100 people (7.4% cumulative) from 2007 through May 2013. JBREC assumes population growth of approximately 11,000 people (0.6% growth) and household growth of approximately 6,100 (0.8% growth) in 2013.

As of May 2013, the median household income in the three-county metro was $77,525, just short of its peak of $78,514 in 2008. This high level of median household income suggests the prevalence of well-paying professional jobs. JBREC assumes the median income will decline by 0.4% in 2013.

Existing home sales in the San Francisco metro rose sharply during the twelve months ended May 2013 and had been increasing for three years before that, since 2009. In the twelve months ended May 31, 2013, existing home sales for the area increased to 17,526, up 12.7% from May 2012 and up 40% from the trough of 2008. Current existing home sales levels are still well below the peak level of 24,979 in 2004. The median existing single-family detached home price declined by 22% between 2007 and 2011, but this was a far smaller decline than in many metros, thanks to limited supply, less of a price increase early in the decade because of the crash in the technology sector, and an abundance of high-paying jobs. As of May 2013, the median price for existing single-family detached home prices was $854,500, up 17.4% from $728,000 in May 2012. Since the economy remains strong, supply remains low, and mortgage rates are low, prices are likely to rise in the near and medium term.

New home sales activity during the twelve months ended May 31, 2013 has risen above the levels of 2011, but there have always been relatively few new sales compared to the population of this mature and land-constrained metro. New home sales transactions totaled 1,003 for the twelve months ended May 31, 2013, up from 826 in 2011, but well below the peak of 2,516 in 2004, and we expect sales to remain relatively flat in 2013. The median new home price continues to strongly rise. As of May 2013, the median new home price was $633,000, which is down from a year ago. However, the median new home price can be heavily influenced by the mix of home types being sold at any given time in this broad region. As a result, resale home prices are a better indication of market trends, especially given that the new home sales volume in this market is very much lower than the existing home sales volume.

Home values in the San Francisco metro are poised for continued positive growth in 2013, according to the Burns Home Value Index. JBREC forecasts home values to rise by 14.4% in 2013, after growing 13.8% during the twelve months ended May 31, 2013.

Because of cultural preference and the lack of buildable land, the mix of new permits has favored multifamily in-fill housing over single-family homes for the last two decades. JBREC forecasts that this trend will continue in 2013. Single-family construction is also expected to rebound from trough levels during the downturn in housing. Single-family homebuilding permits had fallen to only 349 units in 2010 and 374 units in 2011, but rose to 521 over the twelve months ended May 31, 2013. Single-family homebuilding permits are expected to rise to approximately 700 in 2013, but remain low given the constraints in this market. Historically, more than one-half of the single-family homebuilding permits issues in the metro division have been in San Mateo County, and this has risen to two-thirds of single-family permits in 2011 and 2012. Multifamily permits totaled 5,578 during the twelve months ended May 31, 2013.

The demand being generated for housing is greater than the new supply being added to the market, with job growth in the twelve months ended May 31, 2013 outpacing the number of homebuilding permits issued in that same time by more than four to one. The ratio is expected to remain high in 2013 as permit activity is not expected to dramatically increase.

Resale listings in the San Francisco metro are low, which could lead to more competitiveness and increasing prices in the resale market. As of May 2013, the county had just 4,060 homes listed on the market, which represented a 8% decline from one year prior and a 42% drop from 2010. This level of listings translates to a very low 2.8 months of supply, based on existing home sales activity over the twelve months through May 31, 2013. A 6.0 month supply is considered equilibrium for most markets. The May 2013 inventory level is well below the peak level of 6.3 months of supply in 2009 and 2010. Note that even the peak level of inventory was rather low, indicating the existing home market conditions have always been tight. It is not surprising, therefore, that both new and existing homes are often quickly purchased when they come to market, whether by investors or by households planning to occupy the residences; sometimes the homes are sold as soon as they are listed, and sometimes they sell at higher prices than had been expected. Again, the governing factor is the lack of supply.

Pre-foreclosure notices are declining in this metro. This is a positive sign for home prices, as pre-foreclosure notices are an indicator of future distress. In the twelve months ended March 31, 2013, approximately 3,500 notices were issued, representing a 43% decline from one year prior and a 62% decline from the peak in 2009.

While the number of homes falling into pre-foreclosure is declining, there is a moderate level of potential distressed homes that are not yet on the market and may limit upward movement for home prices. JBREC estimated the shadow inventory as of March 31, 2013 at 5,200 homes, or about 3.0 months of supply. This level of shadow inventory is slightly more than the level of listings that were on the market at that time. JBREC believes that most shadow inventory homes will gradually become distressed sales over the next few years, but the pace of distressed sales will be slow enough that home prices will not be significantly negatively affected.

When comparing the monthly costs of owning the median-priced home with the median household income,

affordability conditions are at the historic median in the San Francisco metro area. JBREC estimates that affordability will weaken in 2013 as home prices and mortgage rates are both expected to rise.

In summary, the housing fundamentals in the San Francisco metro are solid, with a recovery underway and the potential for strong price appreciation. There is solid growth of high-income jobs to support demand in an environment of low and constrained supply. Affordability is slightly better than average for the metro’s history. Limited lot and land supplies and the political environment affecting project approvals are long-term conditions in the Bay Area, which underscores the importance of a management team with strong local knowledge and planning and development expertise.

San Jose, CA Housing Market Overview

The San Jose MSA consists of Santa Clara and San Benito counties. With over 1.9 million people and 641,000 households, San Jose is one of the larger markets in the state of California. Widely regarded as a leading technology center, the metro area is home to many of the world’s foremost technology companies. The job growth from this South Bay market has a ripple effect on regional housing demand. The mix of housing in San Jose is shifting from a fairly balanced split between attached homes and single-family detached homes to a more attached-dominated market, due to limited land for detached housing as well as political and environmental challenges.

San Jose’s housing fundamentals have shown considerable improvement in recent years, which is a positive sign for home price appreciation in this market. The improvement in the overall fundamentals is the result of improving job growth and rising sales activity paired with low homebuilding permit and listings levels. The affordability fundamentals in San Jose are improved from 2005, and affordability conditions are nearing the MSA’s historical median.

There are nearly 930,000 non-farm payroll jobs in the San Jose metro area, and employment growth is once again positive after job losses in 2009 and 2010. The metro area lost 59,800 jobs (6.5%) from the 2008 peak before adding 74,700 jobs (8.7% growth) from 2011 through May 2013. The recent recession resulted in fewer losses than the downturn caused by the “dot com” bust in the early 2000s, when San Jose lost 182,300 jobs between 2001 and 2004, or 17.5% of the market total. JBREC assumes employment growth of 30,000 jobs (3.3%) in 2013.

Because of its dominance in the technology industry, San Jose has a very high concentration of employment in related job sectors when compared to the nation as a whole. Technology and innovation-related employment contribute significantly to the sizeable economy in the MSA. The largest employment sector is the higher-paying Professional and Business Services sector, which accounts for over 20% of the payroll jobs in the metro area. The next largest sector is Manufacturing, which accounts for 17% of the jobs in San Jose—nearly twice the national average. The Information sector, at approximately 6% of all jobs, is three times the concentration of the nation, and is also considered to be a higher-paying sector. Technology companies dominate the Fortune 500 companies in San Jose, which include Hewlett-Packard, Apple, Google, SanDisk and Intel, among many others. Approximately 41% of the U.S. venture capital investment activity in 2012 took place in Silicon Valley (which also includes the San Francisco market to the north), amounting to nearly $10.9 billion, according to the PricewaterhouseCoopers MoneyTree Report.

Unlike the years that followed the dot com bust in the early 2000s, San Jose has not witnessed a drop in population or households in the recent downturn. Growth has remained strong, with an average of 25,100 people (1.4% growth) added each year from 2007 through 2012, and an average of 8,000 households (1.3% growth) added annually. JBREC assumes population growth of approximately 14,800 people (0.8% growth) and household growth of approximately 6,600 households (1.0% growth) in 2013.

As of May 2013, the median household income in the San Jose metro area was $86,302, which is the highest among the major Bay Area markets, driven by tech jobs. The San Jose median household income peaked above $87,300 in 2008, declining in 2009 and 2010. JBREC assumes incomes will grow by 0.9% growth in 2013.

Existing home sales in San Jose are rising after remaining relatively flat in 2010 and 2011. In the twelve months ended May 31, 2013, existing home sales for the area increased nearly 31% to 19,874 transactions from the trough of the market at 15,130 transactions in 2008. Existing home sales levels during the twelve months ended May 31, 2013 constituted a return to the levels prevalent in the mid-1990s. Home prices also continue to rise in San Jose. The total decline in the median existing single-family detached home price of nearly 37% between 2008 and 2009 was a result of sales activity shifting to lower price points, as well as a loss of value. The median existing single-family detached home price of $730,000 in May 2013 was on par with the median price in 2006 for this market.

San Jose’s new home sales activity is rising from trough levels in 2011, but remains historically low for this market. New home sales transactions totaled 1,538 for the twelve months ended May 31, 2013. The San Jose market has historically accounted for 28% of the new home sales activity among the three major Bay Area markets (San Jose, San Francisco and Oakland) over the last 20 years and, during the twelve months ended May 31, 2013, San Jose made up 27% of the total. The median new home price is once again rising after declining from the peak at $644,300 in 2007. As of May 2013, the median new home price was $708,000 which exceeds the 2007 peak. The median new home price can be heavily influenced by the mix of home types being sold at any given time in this broad region. As a result, resale home prices are a better indication of market trends, especially given that the new home sales volume in this market is considerably lower than the existing home sales volume.

Home values in the San Jose MSA are rebounding sharply, and are poised for continued positive growth in 2013, according to the Burns Home Value Index. The index shows that San Jose home values appreciated 15.1% during the twelve months ended May 31, 2013, following five years of declining prices from 2007 through 2011. JBREC forecasts home values to rise by 15.9% in 2013.

While the mix of new housing construction in San Jose has historically been a fairly balanced split between attached homes and single-family detached homes, the market is becoming a more attached-dominated market as the availability of land for detached housing is diminished. JBREC forecasts that much of the growth in the housing inventory in 2013 will be for multifamily units, but single-family construction is also expected to rebound from trough levels during the downturn in housing. Single-family homebuilding permits had fallen to 642 units in 2009 as construction slowed, but more than doubled to 1,678 single-family homebuilding permits over the twelve months ended May 31, 2013. Single-family homebuilding permits are expected to account for approximately one-third of the total residential construction activity in 2013, rising to 2,000 permits.

The demand being generated for housing is greater than the new supply being added to the market, with job growth in the twelve months ended May 31, 2013 significantly higher than the number of homebuilding permits issued in that same time. The employment growth to homebuilding permit ratio for the twelve months ended May 31, 2013 was 4.3. Historically, the ratio has been closer to 1.2 jobs added for every homebuilding permit issued. The ratio is expected to remain high in 2013 due to solid job growth amidst relatively low permit levels.

Resale listings in San Jose are very low, which could lead to more competitiveness and increasing prices in the resale market. Through May 31, 2013, San Jose had 3,710 homes listed on the market, which represented an 11% decline from one year prior. By comparison, listings exceeded 10,000 homes on the market in August 2008. The May 2013 level of listings translates to a very low 2.2 months of supply, based on existing home sales activity over the most recent twelve months. A 6.0 month supply is considered equilibrium for most markets. The May 2013 inventory level is well below the level of more than 8.5 months of supply when listings had peaked.

Pre-foreclosure notices are once again declining in the San Jose market after flattening in 2011. This is a positive sign for home prices, as pre-foreclosure notices are an indicator of future distress. In the twelve months ended March 31, 2013, approximately 4,400 notices were issued, representing a 48% decline from one year prior and a 74% decline from the peak in 2009.

While the number of homes falling into pre-foreclosure is declining, there is a moderate level of potential distressed homes that are not yet on the market and may limit upward movement for home prices. As of March 31, 2013, JBREC estimated the shadow inventory at 6,700 homes, or 3.0 months of supply. This is approximately two times the very low level of listings on the market at that time. JBREC believes that most shadow inventory homes will gradually become distressed sales over the next few years, and the pace of distressed sales will be slow enough that home prices will not be significantly negatively affected.

When comparing the monthly costs of owning the median-priced home with the median household income, affordability conditions are good in relation to history in the San Jose MSA. JBREC’s Affordability Index takes into consideration the change in mortgage rates over time in its estimate of the ownership costs, which can significantly impact the monthly payment. Affordability conditions at the end of 2011 were at the market’s best since 1997. While affordability conditions weakened slightly in 2012 as home prices rose, overall affordability remains favorable (by San Jose standards) in comparison to historical levels. JBREC forecasts affordability conditions in San Jose will weaken considerably in 2013 as home prices and mortgage rates are expected to rise.

In summary, the housing fundamentals in San Jose are improving. The combination of solid job growth and a high-income employment base are positive for housing demand in this market, particularly as job growth outpaces the supply of new homes being added to the market. Low levels of existing home listings are creating a more competitive resale market, which should influence future home price appreciation.

Sacramento, CA Housing Market Overview

The Sacramento-Arden-Arcade-Roseville metro consists of four counties: El Dorado, Placer, Sacramento and Yolo counties. Sacramento’s status as the capital of California provides a large employment basis for solid middle-class households. This is a major metro area with more than 2.2 million residents and more than 830,000 jobs, comparable to, for instance, greater Portland or Charlotte. Because of the relative availability of land and the low prices for housing in the area, this region experienced a great deal of construction and rapidly rising prices during the boom of the last decade. Sacramento has long been impacted by Bay Area commuters and relocations. High prices and a lack of developable land in the Bay Area traditionally push buyers into the greater Sacramento area, although that impact was muted during the housing downturn.

The housing fundamentals of the Sacramento metro have shown considerable improvement in the last year, based largely on gains in affordability, which is a positive sign for home price appreciation in this market, indicating a recovery from the recession of the last few years. The improvement in the overall fundamentals is the result of improving job growth, strongly increasing affordability, and the turning of the business cycle. The affordability fundamentals are good, with prices comparable to 2003-2004 levels, at the same time that mortgage rates are at 4.5% as of early July 2013.

There are 833,300 non-farm payroll jobs in the Sacramento metro, and employment growth turned positive in 2012 after job losses from 2008 through 2011. The metro area lost 94,400 jobs (10.1%) from 2008 through 2011 before adding 24,700 jobs (3.0% growth) from 2012 through May 2013. JBREC assumes improving employment growth averaging 12,000 jobs (1.5%) in 2013.

Because Sacramento is the state capital, by far the largest sector of employment is Government (27.0%), followed by Trade, Transportation and Utilities (16.9%), Professional and Business Services (13.9%), and Educational and Health Services (13.0%). Beside governmental and educational organizations at various levels, the largest private employers in Sacramento include Sutter Health, Kaiser Permanente, Intel, and Dignity Health.

The population and number of households continue to grow at a relatively steady pace in the Sacramento MSA, with improved growth assumed in the near term. Over the twelve months ended May 31, 2013, the population rose to 2,221,000, adding 24,800 (1.1%) from a year prior. JBREC assumes population growth of approximately 24,900 (1.1% growth) and household growth of approximately 8,700 (1.1% growth) in 2013.

As of May 2013, the median household income in the Sacramento metro area was $59,085, increasing from 2010 and 2011, but still below the peak of $61,139 in 2008. JBREC assumes continued increases in incomes, with growth of 0.4% in 2013.

Existing home sales in the Sacramento metro area have steadily increased since 2011 after dipping in 2010. In the twelve months ended May 31, 2013, existing home sales for the area increased to 35,981, up 4.0% from May 2012 and up 66% from the trough in 2007.

Existing home sales for the twelve months ended May 31, 2013 were still well below the peak level of 50,459 in 2004, and are forecasted to top 37,000 transactions in 2013. The median existing single-family detached home price declined by 51% between 2006 and 2011, representing the withdrawal of generous lending and a falling back from unsustainable prices. As of May 2013, the median single-family detached existing home price was $260,000, which was up 39% from $187,000 in May 2012.

The new home sales volume during the twelve months ended May 31, 2013 increased sharply following 6 years of decline in the Sacramento MSA, but remains well below the sales volume from the boom years when construction rang out at an intense pace. New home sales transactions totaled 2,973 for the twelve months ended May 31, 2013, which was up from 2,067 a year prior. By comparison, new home sales in the MSA reached 16,635 in 2003, and surpassed 15,000 transactions per year for four consecutive years from 2002 through 2005, indicating the strength of the boom in this area. JBREC projects new home sales will reach 3,400 transactions in 2013. The median new home price as of May 2013 was $347,000, which was up 19.7% from May 2012, but still far below the peak of $466,000 attained in 2005. The median new home price can be heavily influenced by the mix of home types being sold at any given time. As a result, resale home prices are a better indication of market trends, especially given the very low level of new homes that are transacting.

Home values in the Sacramento MSA are poised for positive growth in 2013, according to the Burns Home Value Index. JBREC forecasts home values to rise by 16.5% in 2013, after growing 16.2% during the twelve months ended May 31, 2013. The predicted home value appreciation is based on the current over-correction of the housing cycle on the downside, and the current excellent affordability conditions resulting from the combination of low prices and low mortgage rates.

Single-family construction has begun to rebound from trough levels during the housing downturn, with continued growth projected in the near future. Because of the availability of land, new single-family construction has tended to be higher than multifamily construction in the Sacramento area. Single-family homebuilding permits had fallen to 1,873 units in 2011, but rose to 3,527 over the twelve months ended May 31, 2013. By comparison, single-family homebuilding permits topped 18,000 units in 2003 and 2004. Single-family homebuilding permits are expected to rise to 3,800 in 2013, which is still well below peak levels. Multifamily permits totaled only 596 during the twelve months ended May 31, 2013 and are projected to rise to 800 units in 2013.

The demand being generated for housing is slightly greater than the new supply being added to the market, with job growth in the twelve months ended May 31, 2013 outpacing the number of homebuilding permits issued in that same time by almost two to one. Job growth is expected to outpace homebuilding activity at a similar level in 2013.

Resale listings in the Sacramento metro area are low, which could lead to more competitiveness and increasing prices in the resale market. As of May 2013, the MSA had just 3,460 homes listed on the market, which represented a 7% decline from one year prior. The May 2013 level of listings translates to only 1.2 months of supply, based on existing home sales activity over the twelve months ended May 31, 2013. A 6.0 month supply is considered equilibrium for most markets. In contrast, inventory in October 2007 constituted 8.3 months of supply. Given the low levels of inventory, existing homes are being quickly purchased when they come to market, whether by investors or by households planning to occupy the residences.

Pre-foreclosure notices are declining in the Sacramento metro area, which is a positive sign for home prices, as pre-foreclosure notices are an indicator of future distress. In the twelve months ended March 31, 2013, just over 13,200 notices were issued, representing a 41% decline from one year prior and a 76% decline from the peak in 2009.

While the number of homes falling into pre-foreclosure is declining, there is a significant number of potential distressed homes that are not yet on the market. The high number of defaults and distressed properties (both short sales and REOs) continues to be a slight drag on the Sacramento real estate market. JBREC estimated the shadow inventory as of March 31, 2013 at 20,229, or about 6.7 months of supply. This level of shadow inventory is about four times the very low level of listings on the market at that time. JBREC believes that most shadow inventory homes will gradually become distressed sales over the next few years, and will act as a slight drag on the Sacramento market, but the pace of distressed sales will be slow enough that home prices will not be massively impacted. While declining, the sheer size of the shadow inventory makes it something not to be dismissed.

When comparing the monthly costs of owning the median-priced home with the median household income, affordability conditions are excellent in relation to history in the Sacramento metro area. JBREC estimates that affordability conditions reached their historical best level in early 2012 and will weaken in 2013 as home prices and mortgage rates rise.

In summary, the housing fundamentals in the Sacramento metro are outstanding. Prices are relatively low and, at the same time, mortgage rates remain very low. The combination of overcorrected prices, low mortgage rates and tremendously low levels of homes for sale supports a cyclic recovery and strong optimism regarding prices and construction in this market.

Phoenix, AZ Housing Market Overview

The Phoenix-Mesa-Glendale Metropolitan Area consists of Maricopa and Pinal counties. With 4.4 million people and 1.6 million households, Phoenix is the largest market in the state of Arizona. Phoenix is well-known as a retirement mecca and enjoys plenty of tourism, but is also ranked second in the country for solar power installations and is a manufacturing and distribution hub that operates at a 40% savings from California locations. Key cities in the MSA include Phoenix, Mesa, Scottsdale and Tempe.

The housing fundamentals in the Phoenix MSA have shown considerable improvement in recent years, which is typically a precursor for home price appreciation. The John Burns Real Estate Consulting Housing Cycle Risk Index measures the health of the housing market based on the performance of 24 market fundamentals in relation to their own history, and has historically been a one- to three-year leading indicator for home price appreciation. The improvement in the overall fundamentals is due to the combination of significantly improved demand fundamentals as a result of improving job growth and rising sales activity, and improved supply fundamentals as a result of low homebuilding permit and listings levels. The affordability fundamentals in Phoenix are very good, but are beginning to show signs of weakening as prices rise in this market.

There are more than 1.8 million non-farm payroll jobs in the Phoenix metro area, and employment growth resumed in 2011 after three years of losses from 2008 through 2010. The metro area lost 228,500 jobs, or 11.9% from the 2007 peak of 1.9 million, before adding 113,300 jobs (6.7%) since 2011. JBREC assumes Phoenix will add 45,000 new jobs (2.6%) in 2013

Phoenix has a diverse employment distribution that resembles that of the nation as a whole, with some differences. The largest employment sector is the Trade, Transportation and Utilities sector, which accounts for 20% of the jobs in the metro. Phoenix has a larger combined concentration of jobs in the sectors that generally represent higher incomes: Professional and Business Services, Financial Activities and Information. The combination of these three sectors represents 26% of the jobs in the metro, versus 21% for the nation.

Metro leaders are focused on development or expansion of several industry clusters, including renewable energy, biomedical/personalized medicine, advanced business services, manufacturing and distribution, data centers, emerging technology and aerospace and aviation. Several of these sectors capitalize on the many sunny, clear days each year and lower cost of doing business, which is reportedly 40% lower than California. Top employers include city, county and state government, Bank of America, Wells Fargo, Raytheon, Arizona State University and Apollo Group, which is the parent company for Phoenix University and many other accessible education programs.

Population and household growth slowed in Phoenix during the recession, with an average of 61,840 people (1.5% growth) and 22,160 households (1.5% growth) added annually from 2008 through 2012. JBREC assumes a return to strong population growth of approximately 120,400 people (2.8% growth) and strong household growth of 42,700 households (2.7% growth) in 2013.

The median household income is rising in the Phoenix metro, increasing 2.5% during the twelve months ended May 2013 to nearly $53,300. While the median household income is still below the peak of $55,700 in 2008, JBREC assumes continued income growth of 2.1% in 2013.

Phoenix’s existing home sales volume has recovered significant from the low in 2007, but remains below the peak in 2003. Approximately 101,000 existing home sales for the twelve months ended May 31, 2013 were 67% higher than the trough at 60,600 transactions in volume in 2008. JBREC forecasts that existing home sales will reach 101,900 transactions in 2013, which would be the most since 2005.

The median existing home sales price rose 23.3% during the twelve months ended May 31, 2013, following five years of declining or weak prices. From the 2006 peak to the 2010 trough, the median existing single-family detached home price declined by 54% as a result of sales activity shifting to lower price points, as well as a loss of value. The median existing single-family detached home price of $185,000 as of May 2013 was on par with the median price in 2004 for this market.

New home sales activity increased sharply in Phoenix during the twelve months ended May 31, 2013, and JBREC forecasts strong sales growth for the next several years. New home sales transactions totaled 12,152 for the twelve months ended May 31, 2013, which was up 43% from the recent trough in 2011. JBREC projects that new home sales activity will increase to 13,000 transactions in 2013, which would be the highest level since 2008.

While solid growth is forecasted for the next several years, new home sales activity is likely to remain well below the peak levels achieved in 2005. Very low resale and new home inventory levels paired with recovering demand are driving new home prices higher, as consumers want to take advantage of low mortgage rates and good affordability. New homes typically have a pricing premium over resale homes, and that gap is growing again as housing recovers. DataQuick indicates the May 2013 median price for new homes was $255,181. The median new home price rose 26% during the twelve months ended May 2013 after declining from the peak of $269,300 in 2006. The median new home price can be heavily influenced by the mix of home types being sold and, as a result, resale home prices are a better indication of market trends.

Phoenix home values rose 19.1% during the twelve months ended May 31, 2013, following five years of declining values, during which time home values declined 55% from the 2006 peak, according to JBREC’s Burns Home Value Index. The index provides an estimate of home value trends in an MSA, and is calculated based on an “electronic appraisal” of every home in the market, rather than just the small sample of homes that are actually transacting. JBREC forecasts home values to rise 19.6% in 2013.

Single-family homebuilding permit activity in the Phoenix metro continues to rise from very low levels, and JBREC forecasts volume to grow in 2013 as the demand for housing increases. Single-family homebuilding permits totaled 12,510 in the twelve months ended May 31, 2013, rising from 7,212 units at the low point of the cycle in 2010. JBREC forecasts that single-family homebuilding permits will reach 14,000 issuances in 2013, which would be the highest level since 2007 in this market.

The pace of job growth is ahead of permit activity in Phoenix, resulting in current demand outpacing the new supply being added to the market. During the twelve months ended May 31, 2013, approximately 2.7 jobs were added to the market for every 1 homebuilding permit issued. Historically, this ratio has been closer to 1.2 for the Phoenix metro. The ratio is expected to fall slightly to 2.5 in 2013 as employment growth increases.

The resale inventory has steadily declined in the Phoenix metro since 2011, dropping by 3% in the last year. As of May 2013, there were 17,425 listings in the metro, translating to 2.1 months of supply, based on sales activity during the twelve months ended May 31, 2013. A 6.0 month supply is considered equilibrium for most markets. Low levels of inventory could lead to more competitiveness and increasing prices in the resale market. The level of listings as of May 2013 was well below the peak of more than 58,200 listings in October 2007, and the months of supply had been as high as 12.6 months in March 2008.

Pre-foreclosure notices have been declining in the Phoenix metro division since a peak in the fourth quarter of 2009. At the peak, approximately 117,300 notices were issued in Phoenix. In the twelve months ended March 31, 2013, approximately 34,700 notices had been issued, which represents a 39% decline from the twelve months ended March 31, 2012.

There is a relatively high level of potential distressed homes that are not yet on the market and may limit home price appreciation. As of March 31, 2013, the shadow inventory amounted to an estimated 32,050 homes, or 4.1 months of supply at the resale sales rate during the twelve months ended May 31, 2013. JBREC believes that most shadow inventory homes will gradually become distressed sales over the next few years; however, demand for the distressed inventory will exceed the slow pace of inventory coming to market so that material home price declines are unlikely.

When comparing the monthly costs of owning the median-priced home with the median household income, current affordability conditions are good in relation to history in the Phoenix metro. JBREC’s Affordability Index takes into consideration the change in mortgage rates over time in its estimate of the ownership costs, which can significantly impact the monthly payment. Affordability conditions at 2012 year-end were near the market’s best. JBREC forecasts that affordability conditions in Phoenix will worsen in 2013 as home prices and mortgage rates are expected to rise.

In summary, the Phoenix metropolitan area is recovering, with strong job growth that is fueling housing demand. Additional demand for homes by retirees and second-home buyers isn’t captured in the job growth metrics, which serve as a proxy for demand. Investors have also been active buyers in recent years, helping to clear much of the distress. Because resale and new home inventories are very limited, home prices are appreciating. Homebuilders are reporting very strong sales and improving pricing power, leading many to intentionally slow sales while working to open new sections or communities. Lot and land prices are escalating quickly.

Use of Estimates and Forward-Looking Statements

This market study was prepared for The New Home Company in connection with this offering by JBREC. Founded in 2001, JBREC is an independent research provider and consulting firm focused on the housing industry. The market study contains forward-looking statements which are subject to uncertainty.

The estimates, forecasts and projections prepared by JBREC are based upon numerous assumptions and may not prove to be accurate. This market study contains estimates, forecasts and projections that were prepared by JBREC, a real estate consulting firm. The estimates, forecasts and projections relate to, among other things, home value indices, payroll employment growth, median household income, housing permits and household formation. No assurance can be given that these estimates are, or that the forecasts and projections will prove to be, accurate. These estimates, forecasts and projections are based on data (including third-party data), significant assumptions, proprietary methodologies and the experience and judgment of JBREC. No assurance can be given regarding the accuracy or appropriateness of the assumptions and judgments made, or the methodologies used, by JBREC. The application of alternative assumptions, judgments or methodologies could result in materially less favorable estimates, forecasts and projections than those contained in this market study. Other real estate experts have different views regarding these forecasts and projections that may be more positive or negative, including in terms of the timing, magnitude and direction of future changes.

The forecasts and projections are forward-looking statements and involve risks and uncertainties that may cause actual results to be materially different from the projections. JBREC has made these forecasts and projections based on studying the historical and current performance of the residential housing market and applying JBREC’s qualitative knowledge about the residential housing market. The future is difficult to predict, particularly given that the economy and housing markets can be cyclical, subject to changing consumer and market psychology, geo-political events, and governmental policies related to mortgage regulations and interest rates. There will usually be differences between projected and actual outcomes, because events and circumstances frequently do not occur as expected, and the differences may be material. Accordingly, the forecasts and projections included in this market study might not occur or might occur to a different extent or at a different time. For the foregoing reasons, JBREC cannot provide any assurance that the estimates, forecasts and projections contained in this market study are accurate, actual outcomes may vary significantly from those contained or implied by the forecasts and projections, and you should not place undue reliance on these estimates, forecasts and projections. Except as required by law, we are not obligated to, and do not intend to, update the statements in this prospectus to conform to actual outcomes or changes in our or JBREC’s expectations. See “Risk Factors—Risks Related to Our Business—The estimates, forecasts and projections relating to our markets prepared by JBREC are based upon numerous assumptions and may not prove to be accurate.”

OUR BUSINESS

Our Company

We are a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California, including coastal Southern California, the San Francisco Bay area and metro Sacramento. We also seek to create unique communities via our significant land development expertise, either stand-alone or within master-planned communities developed by third parties. As a new generation homebuilder, we are driven by:

•	understanding our target homebuyer customers through extensive research and analytical methods;

•	personalizing new home designs to fit our target homebuyers’ unique lifestyle needs;

•	a tailored, contemporary and technology-enhanced approach to marketing our new homes;

•	enhancing the homebuyer experience through high-touch customer service and care;

•	selecting attractive investment opportunities, without burdensome legacy issues, that we believe are well-positioned to be developed in a manner that enhances the value of such opportunities; and

•	hand-selecting talented employees that share our culture of continuous personal and professional innovation and development.

We were founded in August 2009, towards the end of an unprecedented downturn in the U.S. homebuilding industry, with a combined initial capital commitment of $10 million by our founders, who are also our four most senior executives. Our founders, Larry Webb, our Chief Executive Officer, Wayne Stelmar, our Chief Financial Officer, Joseph Davis, our Chief Investment Officer, and Tom Redwitz, our Chief Operating Officer, have extensive and complementary construction, design, marketing, development and entitlement expertise as well as strong relationships with key land sellers within each of our local markets and have worked together for up to 25 years. Additionally, Mr. Webb and Mr. Stelmar served in similar capacities together at John Laing Homes and oversaw the growth of that business, beginning with the merger of Watt Residential Partners with John Laing Homes in 1998, the leveraged buyout of John Laing Homes in 2001 for $190 million and, finally, orchestrating its timely sale in 2006 for $1.05 billion. Messrs. Webb and Stelmar were instrumental in driving the expansion of John Laing Homes following the merger from a small, multi-market builder to the second largest private builder in the United States at the time of its sale in 2006 (2,891 closings in 2005). We believe that the diverse and complementary skill sets our founders have acquired during their extensive careers in the industry provide an important competitive advantage for our company.

We were formed in 2009, and on August 18, 2010, Watt and IHP were admitted as members. References to our “Predecessor” in this prospectus are references to us prior to August 18, 2010. Our Predecessor’s business focused on fee building projects in Southern California, in which we built, marketed and sold homes for independent third-party land owners in prestigious master planned communities typically under The New Home Company name. Fee building represented a capital-efficient method of establishing operations and strengthening relationships with key land owners and developers. Commencing with the $20 million capital commitment by IHP Capital Partners, or IHP, and Watt Residential LLC, or Watt, in August 2010, and the subsequent $10 million capital commitment by Tricon Capital Group, Inc., or Tricon, in January 2011, we began to rapidly deploy capital to acquire land and build homes on larger infill sites within established communities, where we could leverage the experience of our management team in land planning and development. In an effort to sustain a steep growth trajectory while retaining ownership control and generating attractive risk-adjusted returns for all stakeholders, we have employed a joint venture strategy, in which we contribute a minority share of the capital and receive distributions in excess of our percentage capital interest plus management fees. Our joint venture strategy has been instrumental in allowing us to leverage our entity-level capital and establish a homebuilding platform focused on high-growth, land-constrained markets, such as Orange and Los Angeles counties in Southern California and Santa Clara, San Mateo, Marin and Yolo counties in Northern California. In 2012, sales from unconsolidated joint ventures represented 57% of our total sales, versus 0% in 2011. We intend to continue to use joint venture partnerships to access unique market opportunities, including land development opportunities. We intend to invest the proceeds of this offering primarily to accelerate the contribution from wholly owned projects for our own account.

We employ a local market, consumer-driven approach to designing differentiated homes that meet the unique lifestyle needs of homebuyers across a variety of demographics. Our deeply analytical approach to market research and construction expertise across an extensive product offering allow us the flexibility to pursue a wide array of land acquisition opportunities and appeal to a broad range of potential homebuyers, including entry-level, move-up, move-down and luxury-focused customers. Our current product offering (including homes that we are building for our unconsolidated joint ventures) ranges in price from approximately $280,000 to $2.2 million (excluding 12 units of affordable housing), with home sizes ranging from approximately 800 to 4,600 square feet. Customer-focused community creation and product development, as well as exemplary customer service, are key components of the lifestyle connection we seek to establish with each homebuyer.

Additionally, we strive to enhance the home-buying experience and buyers’ personal investment in their homes through actively engaging them in the selection of design options and upgrades. Our on-site design studios offer state-of-the-art amenities and a wide variety of structural and design options across many price points, allowing buyers to personalize any of our home types to meet their unique needs. We believe our design studios are a key source of competitive differentiation and contribute to greater profitability through the sale of higher margin options. In 2012, our cancellation rate, excluding our unconsolidated joint ventures, was 16%, which was below the average of approximately 18.5% for homebuilders who were public in 2012. In 2012, the cancellation rate for our unconsolidated joint ventures was 5%. In February 2013, we were awarded the Eliant Homebuyers’ Choice Award for Best Overall Customer Experience, Best Design Selection Experience and Best Construction Experience among mid-size builders. Our commitment to customer satisfaction is a key element of our company culture, which we believe fosters an environment where our team members can innovate. We believe our reputation for high quality, differentiated architecture and design as well as high customer satisfaction and company culture enhances our overall financial performance and generates increased customer loyalty. However, we face significant competition in our markets.

In addition to our award-winning home designs and customer service, an important element of our business strategy is leveraging our substantial land entitlement and development expertise to add value to the land we acquire. Collectively, our senior executive team as well as our deep bench of managerial talent have decades of experience acquiring land, creating masterplans, obtaining entitlements and completing projects on budget and on schedule. However, despite our management team’s experience, we were formed in 2009 and have a limited operating history. To increase returns and manage risks associated with larger projects, from time to time, we may seek to sell land at various stages of development to other homebuilders. We believe we have established a reputation as both successful land developers and high-quality homebuilders, and will continue to focus on optimal capital allocation and balance between these activities throughout the lives of our projects.

As of March 31, 2013, our homebuilding operations consisted of nine communities, three of which are actively selling, containing 377 lots under various stages of development. In addition, our unconsolidated joint venture homebuilding projects consisted of 13 communities, three of which are actively selling, containing 743 lots, as described below, in Southern California, the San Francisco Bay area and metro Sacramento. The 13 unconsolidated joint venture communities are located in Irvine (Orange County – three actively selling communities), Larkspur (Marin County – three communities), San Jose (Santa Clara County – three communities) and Santa Clarita (Los Angeles County – four communities). Additionally, as of March 31, 2013, we operated five communities, three of which are actively selling, containing 189 lots under fee building projects in Southern California.

Lots and Communities as of March 31, 2013

	Total		Actively Selling
	Lots	Communities	Lots	Communities
Company	377	9	77	3
Unconsolidated Joint Ventures	743	13	104	3
Fee Building	189	5	171	3

Since August 2009, we have delivered 122 homes at Company projects, 65 homes through our unconsolidated joint ventures, and 191 homes through our fee building projects. These communities are located in prestigious master-planned communities in California. Our management team has long-standing relationships with leading masterplan community developers in each of our core markets and, through these relationships, we are generally invited to participate in new lot offerings. Home sales revenues for our Company projects and our unconsolidated joint venture activities were $25.6 million and $0, respectively, in 2011, $24.2 million and $56.0 million, respectively, in 2012, and $4.7 million and $30.8 million, respectively, for the three months ended March 31, 2013, and our business mix has shifted away from fee building to projects in which we have a significant financial interest (directly or in unconsolidated joint ventures). As of March 31, 2013, we owned or controlled 639 lots and our unconsolidated joint ventures owned or controlled 3,091 lots. As of March 31, 2013, we owned 377 lots and controlled 262 lots, and our unconsolidated joint ventures owned 743 lots and controlled 2,348 lots, of which 32 lots were under non-binding letters of intent. In addition, at such date, we controlled 189 additional lots under fee building contracts. Cumulatively, we believe these lots represent supply to support our current growth plan over the next several years. We believe that our current inventory of owned and controlled lots and lots under land option or purchase contracts will be adequate to supply our and our unconsolidated joint ventures’ homebuilding operations’ projected closings through 2015. We seek to invest only in land inventory that we can efficiently develop for homebuilding over a 24- to 36-month horizon in order to increase our returns on capital and reduce our exposure to market risk. We continually evaluate new communities and believe we have an attractive pipeline of land acquisition opportunities.

For the three months ended March 31, 2013, we had net income of $306,432, and for the years ended December 31, 2012 and 2011, we experienced net losses of $876,875 and $1.9 million, respectively.

In Southern California, we owned or controlled 326 lots as of March 31, 2013, and our unconsolidated joint ventures owned or controlled 618 lots. Each of these unconsolidated joint ventures will develop lots and build and sell homes. We plan to open sales locations at five new communities by March 31, 2014 through our unconsolidated joint ventures at the Company-created master planned community in Santa Clarita and the Newport Beach community. In addition, we controlled five fee building projects that contain a total of 189 homes remaining to be built in Irvine and Dana Point (Orange County) and Carlsbad (San Diego County).

In the San Francisco Bay area, we owned or controlled 106 lots as of March 31, 2013 and our unconsolidated joint ventures owned or controlled 728 lots. The lots owned by unconsolidated joint ventures consist of 85 lots in Larkspur (Marin County) and 239 lots in San Jose (Santa Clara County) intended for homebuilding activity. The lots controlled by unconsolidated joint ventures consist of 404 lots in Foster City (San Mateo County). Of these, approximately 200 lots are intended for homebuilding activity some of which we may purchase for Company projects. We anticipate that the remaining lots will be sold and developed by others, primarily for other residential uses. In March 2013, we entered into an agreement to acquire 30 lots in Santa Clara (Santa Clara county – one community). We plan to open sale locations at six new communities through our unconsolidated joint ventures located in Larkspur (three communities) and San Jose (three communities) by March 31, 2014.

In metro Sacramento, we owned or controlled 207 lots in established market areas in El Dorado, Placer and Sacramento counties. We expect to acquire and develop the 513 in Davis (Yolo county), 870 lots in Russell Ranch (Sacramento County) and 330 lots in McKinley Village (Sacramento County) through unconsolidated joint ventures. We are in the process of creating a masterplan containing eight communities in Davis, under which we may acquire lots from the unconsolidated joint venture and build homes for our own account in addition to selling lots to other homebuilders. We plan to open sales locations at two new communities located in Granite Bay (Placer County) and Folsom (Sacramento County) by March 31, 2014. We expect to create a masterplan containing 12 communities in the Folsom community, under which we may acquire lots and build homes for our own account in addition to selling lots to other homebuilders. We anticipate that the Sacramento community will contain 330 homes in four product types.

Owned and Controlled Lots

	As of March 31, 2013			Activity April 1 - June 14, 2013					As of June 14, 2013
Market	Lots Owned	Lots Controlled	Lots Owned and Controlled	Project Location	Status	Lots Controlled	Commun- ities	Purchase Price, Net ($mm)	Total Lots Owned or Controlled
Company
Southern California	170	156	326			108	2	$118.2	434

				Irvine	LOI	70	1	72.0
				Irvine	LOI	38	1	46.2
Northern California	207	106	313			—	—	—	313

Total — Company	377	262	639			108	2	$118.2	747

Fee Building	—	189	189						189

Unconsolidated Joint Ventures	743	2,348	3,091						3,091

Net new home orders for our projects for the quarter ended March 31, 2013 and the years ended December 31, 2012 and 2011 were 17 homes, 72 homes and 45 homes, respectively. Net new home orders for our unconsolidated joint venture projects for the quarter ended March 31, 2013 and the year ended December 31, 2012 were 28 homes and 96 homes, respectively. For the quarter ended March 31, 2013 and the year ended December 31, 2012, we delivered 12 homes and 53 homes, respectively, from our projects and 23 and 42 homes, respectively, from our unconsolidated joint venture projects. For the year ended December 31, 2011, we delivered 49 homes from our projects and no homes from our unconsolidated joint venture projects for total home sales revenue of $25.6 million. The dollar amount of our backlog of homes sold but not closed for our projects as of March 31, 2013 was approximately $13.7 million. The dollar amount of the backlog of homes sold but not closed for our unconsolidated joint venture projects as of March 31, 2013 was approximately $82.5 million.

We operate our business through The New Home Company LLC, which, prior to the completion of this offering, will be converted into a Delaware corporation and renamed The New Home Company Inc. The members of The New Home Company LLC, which include TNHC Partners LLC (the founders), IHP, Watt and Tricon, will receive an aggregate of                  shares of our common stock in connection with our conversion into a corporation.

Our Competitive Strengths

We believe the following strengths will provide us with a significant competitive advantage in implementing our business strategy:

Experienced and Proven Leadership Supported by a Talented Senior Management Team

Our founders have worked together for various periods of up to 25 years and have successful track records of managing and growing homebuilding companies. Their combined real estate industry experience includes land acquisition, entitlement, master-planned community creation, land development, home construction, financing, marketing and sales of single-family detached and attached homes in communities in a variety of markets. Prior to forming our company in 2009, Messrs. Webb and Stelmar worked together for 11 years at John Laing Homes, from its formation in 1998, ultimately serving as its Chief Executive Officer and Chief Financial Officer, respectively. In 2001, Messrs. Webb and Stelmar led the leveraged buyout of John Laing Homes for $190 million (representing a purchase price of approximately 1.0x book value), resulting in GMAC/RFC becoming the majority owner, and successfully orchestrated the timely sale of John Laing Homes in 2006 for $1.05 billion (representing a sale price of approximately 3.4x book value). Mr. Redwitz joined John Laing Homes in 2002 as President of its Laing Luxury Division, having served previously as President of Taylor Woodrow’s Southern California division from 1999 to 2002. In addition, Mr. Davis brings over 40 years of land development and entitlement experience and served for eleven years as President of Irvine Community Development Corporation, a subsidiary of The Irvine Company and developer of the Irvine Ranch, a 125,000 lot master-planned community containing approximately 40 villages located in Orange County, California. However, despite our management team’s experience, we were formed in 2009 and have a limited operating history.

We believe that our founders’ extensive experience, relationships, local market knowledge and reputation provide us with a competitive advantage in being able to acquire land, create masterplans, obtain entitlements, build quality homes and complete projects on budget and on schedule. Our executives are supported by a talented senior management team that was assembled at a time of dislocation in the homebuilding industry and was hand-picked to build deep organizational strength designed to ensure execution of management’s business plan.

Our founders have made and continue to hold a significant investment in the Company. Collectively, Messrs. Webb, Stelmar, Redwitz and Davis have invested $12.5 million cumulatively since the Company’s formation in 2009. Upon the completion of this offering, they will collectively beneficially own                  shares of our common stock (excluding options to purchase                  shares of our common stock to be granted in connection with this offering), which will represent         % of our common stock outstanding immediately after this offering.

Significant Land Positions in Our Markets to Support Growth Plan

We believe that we have strong land positions strategically located within our core markets, many of which were acquired during the downturn and are controlled at favorable prices. The prior experience of our founders in the creation of thoughtful land plans and consumer-driven architecture provides us the ability to create unique communities, enhancing the value of our homes. Our Southern California assets are well located along key transportation corridors in major job centers in our submarkets. In the San Francisco Bay area, our assets are located within and around the Silicon Valley, a major employment center. In Sacramento, our assets are located in infill or existing master-planned communities, located near major employment centers, with a concentration of larger technology and medical companies and strong school districts.

As of March 31, 2013, in California, we owned or controlled 639 lots, our unconsolidated joint ventures owned or controlled 3,091 lots, and we controlled 189 lots under fee building arrangements. We owned 126 lots, and our unconsolidated joint ventures owned 743 lots, on which we had commenced development. An additional 173 lots were under development and subject to fee building contracts. The remaining lots were owned or controlled and in various stages of pre-development activities with development expected to begin by March 31, 2014.

Focus on Attractive Growth Markets in California

We are currently focused on identifying unique sites and creating communities that allow us to design, construct and sell consumer-driven single-family detached and attached homes in major metropolitan areas in coastal Southern California, the San Francisco Bay area and metro Sacramento. Given our existing land positions, strong local relationships and reputation for quality building, we believe our business is well-positioned to capitalize on the housing market recovery underway in these markets. However, we face significant competition in our markets and during the most recent downturn the California housing market experienced a deeper and longer decline than many other markets. According to JBREC, these regions represent some of the largest single family housing markets in the country, as defined by sales, starts and building permits. In coastal Southern California, we principally operate in the counties of Orange, San Diego, Los Angeles and Ventura. In the San Francisco Bay area, we principally operate in the counties of Santa Clara, San Mateo and Marin, while in metro Sacramento, we operate primarily in the counties of El Dorado, Placer, Sacramento and Yolo. These markets are generally characterized as infill markets with barriers to entry, job growth and increasing populations, which can create growing demand for new housing. Moreover, our management team has deep local market knowledge of the California homebuilding and the land planning and development businesses. We believe this experience and strong relationships with local market participants uniquely enable our company to source site acquisitions and achieve land entitlements to fuel our growth.

History of Operational Discipline

Our management team possesses extensive and valuable expertise, including in the growth and operation of a much larger homebuilder controlled by a large public company. The perspective gained from leadership roles with companies such as John Laing Homes, Taylor Woodrow, The Irvine Company and others has helped shape the strict discipline and hands-on management approach that we believe has been a key component of our initial success. From weekly project activity performance management to semi-monthly operations reviews covering each project combined with financial accountability at the project level, our strict operating discipline is a key part of our strategy to increase returns while effectively managing risk. However, like other growing companies, we face challenges in expanding our operations while trying to manage risk and maintaining our disciplined and hands-on approach. Our management team has drawn upon the deep real estate knowledge base of IHP, Watt and Tricon personnel and their substantial experience in investing in real estate. Additionally, IHP and Tricon have made off-market opportunities available to us through affiliates and may make additional opportunities available to us in the future.

We also have strong relationships with institutional joint venture partners, including Westbrook, Hillwood and Tricon. As of March 31, 2013, we had five unconsolidated joint ventures with these partners, with total assets of $203.7 million and total capital contributed by the partners of $138.3 million, as well as $22.8 million contributed by us. We believe that these relationships may provide us with access to future land opportunities controlled by them.

Absence of Legacy Issues Allows Us to Focus on the Growth of Our Business

Our absence of legacy issues enables us to focus on the growth of our business, as opposed to diverting attention and resources to manage troubled assets or other legacy issues. Our land inventory was accumulated following the investment in us by IHP and Watt in August 2010 and by Tricon in January 2011, and we do not have any existing distressed assets or liabilities to manage, unlike many competitors that were affected by the unprecedented downturn in the real estate markets that resulted from the recession during 2008 and 2009. All of our real estate assets were acquired and are located in markets that we targeted after the downturn commenced. However, there can be no assurance that our land inventory will not decline in value from the prices that we paid.

Our Business Strategy

Our business strategy is focused on the design, construction and sale of consumer-driven new homes in planned communities in major metropolitan areas located in coastal Southern California, the San Francisco Bay area and metro Sacramento. Our business strategy is driven by the following:

Disciplined Acquisition of Attractive Land Positions

We believe that we have strong land positions strategically located within our core markets, many of which were acquired or that we acquired control over during the downturn in the market. We believe that our professional reputation and long-standing relationships with key land sellers including master plan community developers, brokers and other builders, as well as our institutional investors and joint venture partners, enable us to acquire well-positioned land parcels in our existing markets as well as new target markets. The strength of these relationships often provides us with a first look at acquisition opportunities and allows us to negotiate terms based on our reputation for delivering on our promises.

In addition, we plan to continue to leverage the strength of our land planning and land development expertise in each local market to position us to add value to our land, capture incremental profit opportunities and provide a steady supply of lots to support the significant planned growth of our homebuilding business. Land development and planning operations are overseen by Joseph Davis, one of our founders and our Chief Investment Officer, who has over 40 years of industry experience. Collectively, the five senior professionals in charge of our land acquisition and planning activities have over 90 years of experience and extensive relationships that help us to achieve entitlements in a timely manner in order to reduce market risk. We only seek to acquire land where we believe our development and entitlement skills can help us earn a risk-adjusted return that is accretive to our overall return on land or that is in excess of existing market opportunities.

As of March 31, 2013, in California, we owned or controlled 639 lots and our unconsolidated joint ventures owned or controlled 3,091 lots. In addition, we controlled 189 lots under fee building arrangements). We owned 377 lots and our unconsolidated joint ventures owned 743 lots. We controlled 262 lots and our unconsolidated joint ventures controlled 2,348 lots, including 32 lots under non-binding letters of intent. We believe that our strategy of holding an inventory of land that will provide us with a two- to three-year supply of developed lots for our homebuilding operations and focusing on the entitlement and development of parcels, primarily in our land development joint ventures, that we can complete within approximately 24 to 48 months from the date the property is acquired allows us to control our exposure to land development and market cycle risk while pursuing attractive returns on our capital. Furthermore, we have stringent underwriting return criteria that measure entitlement, development, market and financing risks for each proposed acquisition. These risks are quantified and a numeric risk value is determined, which is used to set our minimum required unleveraged internal rate of return for the proposed acquisition.

We further seek to reduce our exposure to land risk through the use of land options, joint ventures and other flexible land acquisition arrangements. Our joint venture strategy has been instrumental in allowing us to leverage our entity-level capital and establish a homebuilding platform focused on high-growth, land-constrained markets.

Deliver a Diverse, Consumer-Driven Product Offering and a Superior Home Experience

We consider ourselves a local market, consumer-driven homebuilder with expertise across a wide variety of product types and customer segments, including the entry-level, move-up, move-down and luxury-focused customer segments. In addition to understanding the key economic drivers of demand in our markets, we focus on understanding the pool of potential buyers, the product types sought by those buyers and the proper price point for the product types in each market. We perform extensive consumer research that helps us create land plans and design homes that meet the needs and desires of our specific targeted buyers. Our homes are competitively priced, but are not designed to be the lowest cost option in the market. Our core operating philosophy is to provide a positive, memorable experience to our homeowners through active engagement in the building process, tailoring our product to the buyer’s lifestyle needs and enhancing communication, knowledge and satisfaction. Our selling process focuses on the homes’ features, benefits, quality and design. Our customers’ experience is measured by an independent survey company, beginning with the sales process. This customer feedback continues to be measured well after the buyer closes on the sale. Ultimately, we use direct customer feedback we receive to improve and differentiate the quality of our home products, selling experience and service for our customers.

A key element of our strategy is to allow all buyers to personalize their homes regardless of the price point. Unlike many homebuilders with centralized locations to which buyers can travel to select options and upgrades, each of our communities has an on-site design center with a dedicated designer knowledgeable about the attributes of the homes offered in the community. The specific options and upgrades, both structural and finishes, available for the community are selected by our buyers as they navigate the buying process. These options and upgrades in many cases can form a substantial part of the total purchase price of a home and are typically priced with profit margins well in excess of the profit margins on the base home purchase before the options and upgrades. We also believe that the active participation of buyers in selecting options and upgrades results in buyers becoming more personally invested in their homes. In 2012, our cancellation rate, excluding our unconsolidated joint ventures, was 16%, which was below the average of approximately 18.5% for homebuilders who were public in 2012. In 2012, the cancellation rate for our unconsolidated joint ventures was 5%.

We spend extensive amount of time studying and designing our products through the selection of architects, consultants and homeowner focus groups for all levels and price points in our target markets. We believe our diversified product strategy enables us to better serve a wide range of buyers, adapt quickly to changing market conditions and improve performance and returns while strategically reducing portfolio risk. We believe these steps improve the selling process, lead to a more satisfied homeowner, increase the number of buyers referred to our communities and enhance our operating results.

Increase Active Community Count in Our Markets

Our belief that homebuilding is a local market business supports our strategy to pursue significant opportunities to expand our business in our existing markets. We continually review the allocation of capital among our markets, based on both aggregate demographic information and our own operating results. We use the results of these reviews to focus our investments on those markets where we believe we can increase our profitability and return on capital. Additionally, we engage in limited speculative building and proceed with community development in phases where we believe it is economically feasible to do so with the goal of optimizing community design and increasing profits. While our primary growth strategy will focus on increasing our market position in our existing markets, we are exploring expansion opportunities in Phoenix and the Pacific Northwest and may consider other markets, through organic growth or acquisitions.

Vigilant Focus on Cost Structure

Cost control throughout our business permeates our corporate culture. Our management team maintains its focus on controlling costs and in implementing measures designed to ensure that our organization is efficient. We competitively bid each phase of development while maintaining strong relationships with our trade partners. We manage production schedules closely and, while respecting our valued relationships, require accountability from our vendors and trade partners.

We have made significant investments in systems in order to be responsive to the reporting and other needs of our institutional investors. These systems are designed to enable us to operate our business efficiently. We believe that our systems and infrastructure are designed to be scalable and will support the planned growth of our Company.

Prudent Use of Leverage to Enhance Shareholder Returns

Our seasoned management team has experienced many cycles in the housing market and our four most senior executives have made substantial personal investments in us. We seek to increase stockholder value over the long-term, and operate our business to mitigate risks from downturns in the market and position ourselves to capitalize on upturns. We intend to employ both debt and equity as part of our ongoing financing strategy, coupled with redeployment of cash flow from continuing operations, to provide us with the financial flexibility to access capital on favorable terms. In that regard, we expect to employ prudent levels of leverage to finance the acquisition and development of our lots and construction of our homes. Upon completion of the offering, we expect to have leverage on a debt to book capitalization basis of less than 20%. Our existing indebtedness is both recourse and non-recourse to us and we anticipate that future indebtedness will be likewise. As of March 31, 2013, we had approximately $27.8 million of loan commitments, of which $18.2 million was outstanding. At that date, our aggregate loan commitments consisted primarily of a project-specific revolving loan and a loan from a land seller secured by the land. These amounts also included a commitment of $5.5 million from IHP under which $1.0 million had been advanced in connection with a specific project. Additionally, at March 31, 2013, our unconsolidated joint ventures had approximately $65.0 million of loan commitments, of which $34.3 million was outstanding. We provide limited recourse to the lenders under $45.4 million of the unconsolidated joint venture loan commitments, of which $24.5 million was outstanding.

We expect to incur indebtedness to supplement our investment capital. We are in discussions to obtain commitments from a lending syndicate for an unsecured revolving credit facility that we anticipate will be in place following completion of the offering. We expect that the proposed facility will consist of a borrowing base of our existing and future real estate assets, and will contain customary financial covenants. The proposed facility will be used to fund land acquisition and development expenditures and home construction and for general corporate purposes. There is no assurance that we will be able to enter into a definitive agreement relating to this proposed credit facility on terms we find acceptable.

Beyond our anticipated credit facility, we intend to use other financing methods as necessary, potentially including preferred equity, secured and unsecured corporate-level debt, property-level debt and other public, private or bank debt. When possible and desirable, we will seek to replace short-term sources of capital with long-term financing.

Project Sales by Market

The following table sets forth home sales revenue and units delivered by market for our projects in which we built and sold the homes for our account during the quarter ended March 31, 2013 and the years ended December 31, 2012, 2011 and 2010. In addition, the following table sets forth units delivered by market during those periods for our unconsolidated joint ventures and our fee building projects, in which we built the homes for independent third-party property owners. In our fee building business, we receive management fees for homes we build for independent third-party property owners and do not record the home sales revenue from the homes sold.

	Three Months Ended March 31, 2013		Year Ended December 31,
			2012		2011		2010
	Home Sales Revenue	Units Delivered	Home Sales Revenue	Units Delivered	Home Sales Revenue	Units Delivered	Home Sales Revenue	Units Delivered
			(dollars in thousands)
Southern California
Company Projects
Orange County:
Stonetree Manor, Irvine	$—	—	$—	—	$9,916	14	$674	1
Four Quartets, Irvine	—	—	980	2	5,146	11	—	—

Total—Southern California	—	—	980	2	15,062	25	674	1

Northern California
Owned Projects
Sacramento County:
Madeira, Elk Grove	—	—	3,364	10	5,842	17	2,338	7
Marbella, Folsom	—	—	1,527	5	—	—	—	—
Folsom Trails, Folsom	3,535	9	3,303	9	—	—	—	—
Placer County:
Strada, Roseville	—	—	—	—	933	5	—	—
Lincoln, Roseville	1,131	3	4,326	14	627	2	—	—
Granite Bay, Granite Bay	—	—	10,698	13	—	—	—	—

Total—Northern California	4,666	12	23,218	51	7,402	24	2,338	7

Total—Company	$4,666	12	$24,198	53	$22,464	49	$3,012	8

Unconsolidated Joint Ventures (1)
Orange County:
Lambert Ranch-Field, Irvine	$9,301	9	$14,466	14	$—	—	$—	—
Lambert Ranch-Hill, Irvine	11,664	8	21,131	15	—	—	—	—
Lambert Ranch-Grove, Irvine	9,799	6	20,421	13	—	—	—	—

Total—Unconsolidated Joint Ventures	$30,764	23	$56,018	42	$—	—	$—	—

Fee Building Projects
Orange County:
Carmel, Irvine(2)		—		—		47		49
Toscana, Irvine(3)		31		41		—		—
San Marino, Irvine(3)		14		9		—		—

Total—Fee Building Projects		45		50		47		49

(1)

Home sales revenue from unconsolidated joint ventures reflects the entire amount of home sales revenue of such joint ventures and not our share thereof. We own economic interests in our unconsolidated joint ventures, which include our capital interests that range from 5% to 50% plus, in each case, a share of the distributions from the joint ventures in excess of our capital interest. These economic interests vary among our different joint ventures. A description of such share of distributions in excess of our capital interest for each of our joint ventures is described under “—Joint Ventures.” Revenue from unconsolidated joint ventures is not included in our revenue for generally accepted accounting principles, or GAAP, purposes, but is recognized as a component of equity in net (income) loss of unconsolidated joint ventures. These figures are included here for informational purposes only.

(2)	We entered into a fee building agreement to build homes in this community for an independent third-party owner. This project was marketed under The New Home Company brand name.
(3)

We entered into a fee building agreement to build homes in this community for an independent third-party property owner. This project is marketed under the independent third-party property owner’s name.

Description of Completed Projects and Communities under Development

Our homebuilding projects usually take approximately 24 to 36 months to complete from the initiation of homebuilding activity. The following table presents project information relating to each of our markets as of March 31, 2013 and includes information for all completed projects from our inception and current projects under development where we are building and selling homes for our own account or for our unconsolidated joint ventures, all completed projects from our inception and current projects under development where we are acting as a fee builder.

County, Project, City	Year of First Delivery(1)	Total Number of Homes to Be Built at Completion(2)	Cumulative Units Delivered as of March 31, 2013	Backlog at March 31, 2013(3)	Lots as of March 31, 2013(4)	Sales Price Range (in thousands)(5)	Home Size Range (sq. ft.)(6)
Company Projects
Southern California
Los Angeles County:
Canyon Oaks, Calabasas	2015	150	—	—	150	$620 - $740	1,700 - 2,087
Orange County:
Four Quartets, Irvine	2011	13	13	—	—	$372 - $554	1,132 - 1,745
Stonetree Manor, Irvine	2011	15	15	—	—	$635 - $732	1,964 - 2,268
Ventura County:
Thousand Oaks, Thousand Oaks	2014	20	—	—	20	$885 - $964	2,900 - 4,016

Southern California Total		198	28	—	170

Northern California
El Dorado County:
Blackstone, El Dorado Hills	2014	71	—	—	71	$350 - $375	1,750 - 2,050
Placer County:
Lincoln Crossing, Lincoln	2011	27	19	8	8	$303 - $334	1,948 - 2,350
Strada, Roseville	2011	5	5	—	—	$180 - $197	1,271 - 1,462
Granite Bay, Granite Bay	2012	17	13	3	4	$679 - $1,150	2,809 - 3,680
Olive Ranch, Granite Bay	2013	12	—	1	12	$850 - $900	3,000 - 3,680
Sacramento County:
Madeira, Elk Grove	2010	34	34	—	—	$273 - $369	1,948 - 2,204
Marbella, Folsom	2012	5	5	—	—	$343 - $405	1,874 - 2,203
The Trails, Folsom	2012	79	18	19	61	$345 - $399	1,874 - 2,203
The Meadows, Folsom	2013	41	—	—	41	$375 - $395	1,950 - 2,200
Candela, Sacramento	2014	10	—	—	10	$225 - $250	1,541 - 1,801

Northern California Total		301	94	31	207

Total—Company		499	122	31	377

Unconsolidated Joint Venture Projects(7)
Southern California
Los Angeles County:
Aqua, Villa Metro, Valencia	2013	95	—	—	95	$284 - $348	1,105 - 1,441
Terra, Villa Metro, Valencia	2013	99	—	—	99	$330 - $379	1,420 - 1,745
Sol, Villa Metro, Valencia	2013	99	—	—	99	$363 - $414	1,610 - 1,998
Viento, Villa Metro, Valencia	2013	22	—	—	22	$354 - $447	1,764 - 2,391
Orange County:
The Field, Lambert Ranch, Irvine	2012	66	23	21	43	$934 - $1,300	2,673 - 3,027
The Hill, Lambert Ranch, Irvine	2012	45	23	16	22	$1,244 - $2,230	3,418 - 3,792
The Grove, Lambert Ranch, Irvine	2012	58	19	22	39	$1,401 - $1,940	4,273 - 4,573

Southern California Total		484	65	59	419

County, Project, City	Year of First Delivery(1)	Total Number of Homes to Be Built at Completion(2)	Cumulative Units Delivered as of March 31, 2013	Backlog at March 31, 2013(3)	Lots as of March 31, 2013(4)	Sales Price Range (in thousands)(5)	Home Size Range (sq. ft.)(6)
Northern California
Marin County:
The Collection, Rose Lane, Larkspur	2013	29	—	—	29	$1,700 - $2,600	1,649 - 3,539
Garden House, Rose Lane, Larkspur (8)	2013	14	—	—	14	$182 - $1,000	900 - 1,250
Terraces, Rose Lane, Larkspur (8)	2013	42	—	—	42	$182 - $900	765 - 1,625
Santa Clara County:
Row Towns, Berryessa, San Jose	2013	107	—	—	107	$560 - $668	1,592 - 2,043
Court Towns, Berryessa, San Jose	2013	60	—	—	60	$561 - $670	1,648 - 2,185
Condo Flats, Berryessa, San Jose	2013	72	—	—	72	$573 - $661	1,678 - 2,017

Northern California Total		324	—	—	324

Total—Unconsolidated Joint Venture Projects		808	65	59	743

Fee Building Projects
Southern California
Orange County:
Carmel, Irvine	2011	96	96	—	—	$899 - $1,206	2,616 - 2,846
San Marino, Irvine (9)	2012	47	23	24	24	$900 - $1,100	2,808 - 3,761
Toscana, Irvine (9)	2011	86	72	14	14	$1,000 - $1,300	2,806 - 3,137
Mendocino, Irvine (9)	2013	133	—	36	133	$800 - $950	2,221 - 2,452
The Strand, Dana Point (9)	2014	2	—	—	2	$5,000 - $5,700	6,436 - 7,855
San Diego County:
Carlsbad, Carlsbad	2014	16	—	—	16	$750 - $990	2,900 - 3,750

Southern California Total		380	191	74	189

Total—Fee Building Projects		380	191	74	189

(1)	Year of first delivery for future periods is based upon management’s estimates and is subject to change.
(2)	The number of homes to be built at completion is subject to change, and there can be no assurance that we will build these homes.
(3)

Backlog consists of homes under sales contracts that had not yet closed as of March 31, 2013, and there can be no assurance that closing of sold homes will occur. Backlog has not been reduced to reflect our historical cancellation rate.

(4)

Consists of owned or controlled lots, fee building lots and unconsolidated joint venture lots as of March 31, 2013, including owned or controlled lots, fee building lots and unconsolidated joint venture lots in backlog as of March 31, 2013. Of the foregoing lots, there were no completed and unsold homes other than those being used as model homes.

(5)

Sales price range reflects actual total price for homes already sold in the respective project and, where sales have not yet commenced for a projects, anticipated sales prices for homes to be sold. The actual prices at which our homes are sold in the future may differ.

(6)

Reflects actual home size range for homes already sold in the respective projects and, where sales have not yet commenced for a project, anticipated home size ranges for homes to be sold. The actual home size ranges may differ.

(7)

We own economic interests in our unconsolidated joint ventures, which include our capital interests that range from 5% to 50% plus, in each case, a share of the distributions from the joint ventures in excess of our capital interest. These economic interests vary among our different joint ventures. A description of such share of distributions in excess of our capital interest for each of our joint ventures is described under “ —Joint Ventures.”

(8)

Garden House and Terraces have nine and five below-market homes, respectively, as required by the Housing Authority of the County of Marin. The price range for these homes is $181,000 to $425,000 and is excluded from the sales price range.

(9)	We entered into a fee building agreement to only build homes in this community for an independent third-party property owner. The project is marketed under the third-party owner’s name.

Pending Acquisitions

As of March 31, 2013, we and our unconsolidated joint ventures had options or were under contract to acquire land for an aggregate purchase price of approximately $30.0 million and $144.7 million, respectively, in each case net of deposits. As of March 31, 2013, we and our unconsolidated joint ventures had paid $1.0 million and $7.7 million, respectively, in non-refundable deposits relating to these pending acquisitions. The following table presents certain information with respect to each of these pending acquisitions as of March 31, 2013.

	Company			Unconsolidated Joint Ventures
Market	Total Lots Controlled(1)	Communities	Aggregate Purchase Price, Net(2)	Total Lots Controlled(3)	Communities	Aggregate Purchase Price, Net(4)
Southern California	156	2	$17,500,000	199	3	$53,865,000
San Francisco Bay Area	106	2	12,450,000	404	3	29,500,000
Metro Sacramento	—	—	—	1,745	25	61,379,000

Company Total	262	4	$29,950,000	2,348	31	$144,744,000

(1)

All of the 262 lots controlled under Company projects are under purchase contracts. There can be no assurance that we will acquire any of these land parcels on the terms or timing anticipted or at all or that we will proceed to build and sell homes on any of this land.

(2)	Consists of the estimated aggregate purchase price for pending acquisitions of all the lots per region, less aggregate deposits paid of $1.0 million as of March 31, 2013.
(3)

Consists of 2,316 lots that are under purchase contracts and 32 lots that are under non-binding letters of intent. There can be no assurance that we will acquire any of these land parcels on the terms or timing anticipated or at all or that we will proceed to build and sell homes on any of this land.

(4)	Consists of the estimated aggregate purchase price for pending acquisitions of all the lots per region, less aggregate deposits paid of $7.7 million as of March 31, 2013.

Acquisition Process

As of March 31, 2013, we and our unconsolidated joint ventures had 13 and 44 communities, respectively, containing 639 and 3,091 lots, respectively, including controlled lots. In addition, at that date, we had five communities containing 189 lots under our fee building arrangements. We believe that our current inventory of owned and controlled lots and lots under land option or purchase contracts will be adequate to supply our and our unconsolidated joint ventures’ homebuilding operations’ projected closings through 2015.

Our land acquisition strategy is differentiated between housing programs and larger lot development programs. For lot development programs, the focus is on developing entitled parcels that we can complete within approximately 24 to 48 months from the date the property is acquired. For housing programs, we focus on controlling development and market cycle risk while maintaining an inventory of owned lots and lots under land option or purchase contracts sufficient for construction of homes over a two- to three-year period from the initiation of homebuilding activity. Our acquisition process generally includes the following steps aimed at reducing development and market cycle risk:

•	review of the status of entitlements and other governmental processing, including title reviews;

•	identification of target buyer and appropriate housing product;

•	determination of land plan to accommodate desired housing product;

•	completion of environmental reviews and third-party market studies;

•	preparation of detailed budgets for all cost categories;

•	completion of due diligence on the land parcel prior to committing to the acquisition;

•	utilization of options, joint ventures and other land acquisition arrangements, if necessary;

•	limitation on the size of an acquisition to minimize investment levels in any one project, which is generally an amount not to exceed 15% of the Company’s equity; and

•	employment of centralized control of approval of all acquisitions through a Board approval process.

Before purchasing a land parcel, we engage and work closely with outside architects and consultants to design our homes and communities.

We acquire land parcels pursuant to purchase agreements that are often structured as option contracts. Such option contracts require us to pay non-refundable deposits, which can vary by transaction, and entitle (but do not obligate) us to acquire the land typically at fixed prices. The term within which we can exercise our option varies by transaction, and our acquisition is often contingent upon the completion of entitlement or other work with regard to the land (such as “backbone” improvements, such as the installation of main roads or utility services). Depending upon the transaction, we may be required to purchase all of the land involved at one time or we may have a right to acquire identified groups of lots over a specified timetable. In some transactions, a portion of the consideration that we pay for the land may be in the form of a share of the profits of a project after we receive an agreed to level of profits from the project. In limited instances such as where we acquire land from a master developer that is part of a larger project, the seller may have repurchase rights entitling it to repurchase the land from us under circumstances where we do not develop the land by an outside deadline (unless the delay is caused by certain circumstances outside our control), or where we seek to sell the land directly to a third party or indirectly through a change in control of our company. Repurchase rights typically allow the seller to repurchase the land at the price that we paid the seller to acquire the land plus the cost of improvements that we have made to the land and less some specified discount.

Homebuilding, Marketing and Sales Process

The detached homes that we have built range in size from approximately 1,100 to 4,600 square feet, and attached homes that we have built range in size from approximately 800 to 2,200 square feet. The prices of homes also vary substantially. Sales prices for detached homes that we have built range from approximately $280,000 to $2.2 million (excluding 12 units of affordable housing) and sales prices for attached homes range from approximately $350,000 to $670,000. For the quarter ended March 31, 2013 and the years ended December 31, 2012 and 2011, the average sales price of our homes delivered from our projects was approximately $389,000, $457,000 and $523,000 and for homes delivered from our unconsolidated joint venture projects was $1.3 million, $1.3 million and $0, for the quarter ended March 31, 2013 and the years ended December 31, 2012 and 2011.

We typically develop communities in phases based upon projected sales. We seek to control the timing of construction of subsequent phases in the same community based on demand as evidenced by sales of homes in prior phases and the number of qualified potential homebuyers that exist on our priority buyer list. Our construction process is driven by sales contracts that generally precede the start of the construction of homes. The determination that a potential home buyer is qualified to obtain the financing necessary to complete the purchase is an integral part of our process. Once qualified, our on-site design centers, with designers dedicated to a specific community, work with the buyer to tailor the home to the buyer’s specifications. This practice is designed to enhance the buyers’ design center experience and results in increased option sales.

The design of our homes must conform to zoning requirements, building codes and energy efficiency laws. As a result, we contract with a number of architects and other consultants in connection with the design process. Substantially all of our construction work is done by trade partners with us acting as the general contractor. We also enter into contracts as needed with design professionals and other service providers who are familiar with local market conditions and requirements. We do not have long-term contractual commitments with our trade partners, suppliers or laborers. We maintain strong and long-standing relationships with many of our trade partners. We believe that our relationships with trade partners have been enhanced through involving them prior to the start of a new community, maintaining our schedules and making timely payment. By dealing fairly, we believe we are able to keep our key trade partners loyal to us.

Sales and Marketing

In connection with the sale and marketing of our homes, we make extensive use of advertising and other promotional activities, including through our website (thenewhomecompany.com), social-media, brochures, direct mail and other community-specific collateral materials. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

We sell our homes through our own sales representatives. Our in-house sales force works from sales offices located in model homes close to or in each community. Sales representatives assist potential buyers by providing them with floor plan, price and community amenity information, construction timetables and tours of model homes. Sales personnel are licensed by the applicable real estate bodies in their respective markets, are trained by us and generally have had prior experience selling new homes in the local market.

As of March 31, 2013, we owned 12 model homes (9 of which were owned by our unconsolidated joint ventures). Generally, we build model homes at each project and have them professionally decorated to display design features and options available for purchase in the design center. We believe that model homes play a significant role in helping homebuyers understand the efficiencies and value provided by each floor plan type. Interior decorations vary among our models and are selected based upon the lifestyles of our targeted homebuyers. Structural changes in design from the model homes, other than those predetermined, are not generally permitted, but homebuyers may select various other optional construction and design amenities. Our on-site design centers are an integral part of our sales process. Specific options are selected for each community based upon the price of the home and anticipated buyer preferences. Options include structural (room configurations or pre-determined additional square footage), electrical, plumbing and finish options (flooring, cabinets, fixtures). In certain communities, we also offer turn-key landscape options. Each design center is managed by our own designers dedicated to the specific community. We believe this approach enables us to create a strong relationship with our buyers that results in fewer cancellations and increased revenue.

We typically sell homes using sales contracts that include cash deposits by the purchasers. Before entering into sales contracts, we pre-qualify our customers through a preferred mortgage provider. However, purchasers can generally cancel sales contracts if they are unable to sell their existing homes, if they fail to qualify for financing or under certain other circumstances. Although cancellations can delay the sale of our homes, they have historically not had a material impact on our operating results. For our projects, the cancellation rate, excluding our unconsolidated joint ventures, of buyers who contracted to buy a home but did not close escrow as a percentage of overall orders was approximately 11% during the quarter ended March 31, 2013, 16% during the year ended December 31, 2012 and 25% during the year ended December 31, 2011. For our unconsolidated joint venture projects, the cancellation rate was 13% during the quarter ended March 31, 2013, 5% during the year ended December 31, 2012 and 0% during the year ended December 31, 2011 (as we had no home sales through unconsolidated joint ventures in 2011). Cancellation rates are subject to a variety of factors beyond our control, such as adverse economic conditions and increases in mortgage interest rates. As of March 31, 2013, we did not have any completed and unsold homes.

Customer Financing

At each of our communities, we seek to assist our homebuyers in obtaining financing by arranging with preferred mortgage lenders to offer qualified buyers a variety of financing options. Most homebuyers utilize long-term mortgage financing to purchase a home, and mortgage lenders will usually make loans only to qualified borrowers.

Quality Control and Customer Service

We pay particular attention to the product design process and carefully consider quality and choice of materials in order to attempt to eliminate building deficiencies. The quality and workmanship of the trade partners we employ are monitored using our personnel and third-party consultants. We make regular inspections and evaluations of our trade partners to seek to ensure that our standards are met.

We maintain a quality control and customer service staff whose role includes providing a positive experience for each customer throughout the pre-sale, sale, building, closing and post-closing periods. These employees are also responsible for providing after-sales customer service. Our quality and service initiatives include taking customers on a comprehensive tour of their home during construction and prior to closing and using a third party, Eliant, to survey our buyers in order to improve our standards of quality and customer satisfaction.

We have consistently ranked at the top end of the survey results when compared to the other builders who participate in the Eliant survey.

Warranty Program

Our company currently provides a limited one-year warranty covering workmanship and materials. In addition, our limited warranty, which generally ranges from a minimum of two years up to the period covered by the applicable statute of repose, covers certain defined construction defects. The limited warranty covering construction defects is transferable to subsequent buyers not under direct contract with us and requires that homebuyers agree to the definitions and procedures set forth in the warranty, including the submission of unresolved construction-related disputes to binding arbitration. We generally reserve 1% of the sales price of each home we sell to provide warranty service to our homebuyers. Additionally, we have dedicated customer service staff that work with our buyers and coordinate with trade partners, as necessary, during the warranty period. We believe that our reserves are adequate to cover the ultimate resolution of our potential liabilities associated with known and anticipated warranty and construction defect related claims and litigation.

We subcontract our homebuilding work to trade partners who generally provide us with an indemnity prior to receiving payments for their work. Accordingly, claims relating to workmanship and materials are generally the primary responsibility of our trade partners.

We purchase general liability insurance that covers development and construction activity at each of our communities. Our trade partners are covered by these programs.

There can be no assurance, however, that the terms and limitations of the limited warranty will be effective against claims made by homebuyers, that we will be able to renew our insurance coverage or renew it at reasonable rates, that we will not be liable for damages, that we will not incur significant cost of repairs or the expenses of litigation surrounding possible construction defects, soil subsidence or building related claims or that claims will not arise out of uninsurable events or circumstances not covered by insurance and not subject to effective indemnification agreements with our trade partners.

Seasonality

We have experienced seasonal variations in our quarterly operating results and capital requirements. We typically take orders for more homes in the first half of the fiscal year than in the second half, which creates additional working capital requirements in the second and third quarters to build our inventories to satisfy the deliveries in the second half of the year. We expect this seasonal pattern to continue over the long-term, although it may be affected by volatility in the homebuilding industry.

Raw Materials

Typically, all the raw materials and most of the components used in our business are readily available in the United States. Most are standard items carried by major suppliers. However, a rapid increase in the number of homes started could cause shortages in the availability of such materials or in the price of services, thereby leading to delays in the delivery of homes under construction. We continue to monitor the supply markets to achieve favorable prices.

Joint Ventures

Our joint venture strategy has been instrumental in allowing us to leverage our entity-level capital and establish a homebuilding platform focused on high-growth, land-constrained markets, such as Orange and Los Angeles counties in Southern California and Santa Clara, San Mateo, Marin and Yolo counties in Northern California.

We serve as the administrative member, manager or managing member of each of our eight homebuilding and one land development joint ventures. We do not, however, exercise control over the joint ventures, as the joint venture agreements generally provide our respective partners with the right to consent to certain actions. Under the joint venture agreements, certain major decisions must be approved by the applicable joint venture’s executive committee, which is comprised of both our representatives and representatives of our joint venture partners. In addition, some of our joint venture agreements grant both partners a buy-sell right pursuant to which, subject to certain exceptions, either partner may initiate procedures requiring the other partner to choose between selling its interest to the other partner or buying the other partner’s interest. Additional information on our joint ventures and the agreements governing them is set forth below.

Name (Projects)	Location	Percent- age of Capital Contri- buted by Us	Net Capital Contributed by Us as of March 31, 2013(1) (in thousands)	Total Joint Venture	Total Number of Homes	Planned Opening(3)	Cumulative Units Closed as of March 31, 2013	Backlog as of March 31, 2013(4)	Lots Owned as of March 31, 2013	Lots Controlled as of March 31, 2013
(in thousands)
Assets	Debt(2)	Equity

TNHC Newport LLC (Meridian)	Newport Beach, California	35%	$10,344	(6)	$29,555	—	$29,555	79	2014	—	—	—	79

TNHC-HW San Jose, LLC (Row Towns, Berryessa; Court Towns, Berryessa; Condo Flats, Berryessa)	San Jose, California	15%	$5,171	$34,305	—	$33,753	239	2014	—	—	239	—

LR8 Investors, LLC (The Field, Lambert Ranch; The Hill, Lambert Ranch; The Grove, Lambert Ranch)	Irvine, California	5%	$1,571	$78,421	$25,104	$47,120	169	2012	65	59	104	—

Larkspur Land 8 Investors, LLC (The Collection, Rose Lane; Garden House, Rose Lane; Terraces, Rose Lane)	Larkspur, California	10%	$3,099	$40,753	$9,184	$30,336	85	2013	—	—	85	—

TNHC—TCN Santa Clarita LP (Aqua, Villa Metro, Valencia; Terra, Villa Metro, Valencia; Sol, Villa Metro, Valencia; Viento, Villa Metro, Valencia)	Santa Clarita, California	10%	$2,070	$20,694	—	$20,415	315	2013	—	—	315	—

TNHC-W CV, LLC (Calabasas)	Calabasas, California	50	%(5)	$760	$1,608	—	$1,520	87	2014	—	—	—	87

TNHC-San Juan LLC	San Juan Capistrano, California	20%	$530	(6)	$530	$—	$530	33	2014	—	—	—	33

Encore McKinley Village, LLC	Sacramento, California	10%	$49	(6)	$49	$—	$49	330	2015	—	—	—	330

TNHC Russell Ranch LLC	Folsom, California	35%	$527	(6)	$527	$—	$527	870	2015	—	—	—	870

The Grove at Granite Bay LLC	Granite Bay, California	(7)	$—	—	—	—	32	2014	—	—	—	32

TNHC-HW Foster City LLC	Foster City, California	35%	$1,941	(8)	$1,941	—	$1,941	404	2014	—	—	—	404

(1)	Amounts reflect capital contributions and exclude cumulative net income or loss.

(2)	Scheduled maturities of the unconsolidated joint venture debt as of March 31, 2013 are as follows: $604,000 matures in 2013 and $33.7 million matures in 2014.
(3)	Represents planned year in which model homes will be open for sales at the communities, except for Russell Ranch, where it represents expected commencement date of lot sales.
(4)

Backlog consists of homes under sales contracts that had not yet closed as of March 31, 2013, and there can be no assurance that closing of sold homes will occur. Backlog has not been reduced to reflect our historical cancellation rate.

(5)

Our capital interest in this unconsolidated joint venture is currently 50%, but our capital interest will change as a result of the need for additional capital that is required to acquire and develop this site.

(6)	Joint venture operating agreement executed in May 2013. Amount as of March 31, 2013 represents amount invested in deposits and due diligence costs.
(7)	We made an initial contribution of $500,000 to the joint venture in June 2013. See “—The Grove at Granite Bay, LLC.”
(8)	Joint venture operating agreement executed in July 2013. Amount as of March 31, 2013 represents amount invested in deposits and due diligence costs.

TNHC Newport LLC

We have a 35% capital interest in the TNHC Newport joint venture. The joint venture owns the Meridian project located in Newport Beach, California. NB Residences, LLC is our partner in this joint venture. We have the ability to admit IHP as a member of our entity, TNHC Meridian Investors LLC. Under the terms of the joint venture, after the return to the joint venture partners of a     % per annum first priority preference amount and their first priority contributed capital and a     % per annum second priority preference amount and their second priority contributed capital, TNHC Meridian Investors is entitled to receive 50% of the distributions from the joint venture in accordance with our percentage economic interest. In addition, we receive management fees from the joint venture of approximately 3% of gross sales revenue.

We additionally serve as the managing member of the joint venture with discretion to manage its business and affairs on a daily basis. Certain major decisions require the approval of the executive committee, which is composed of one representative appointed by us and two by our partner. Major decisions include, among others, approval of any tax elections, approval of the commencement of construction, approval of any budget that varies materially from the initial annual budget, and the incurrence of any joint venture indebtedness or modification of the terms of existing debt. We may be removed as the managing member for cause. No member may transfer or pledge its interest in the joint venture except when such transfer or pledge is permitted under the joint venture agreement. Subject to certain exceptions, both members have a buy-sell right pursuant to which, after the initial phase of construction has been substantially completed, either member may initiate procedures requiring the other member to choose between selling its interest to the initiating member or buying the initiating member’s interest. If a member is involved in a bankruptcy proceeding, has engaged in bad conduct or has committed a material breach or default (which we refer to as a “call event” for purposes of this section), the member that is not the subject of such call event has the right to purchase all of the membership interest of the member who was the subject of such call event. If we were the subject of such call event, our partner has a put right to sell its interests to us.

TNHC-HW San Jose, LLC

We have a 15% capital interest in the TNHC-HW San Jose joint venture. HW San Jose, LLC is our partner in this joint venture. The joint venture owns the Row Towns, Court Towns and Condo Flats of the Berryessa project located in San Jose, California. Under the terms of the joint venture, after the return to the joint venture partners of a     % per annum first priority preference amount and their first priority contributed capital and a     % per annum second priority preference amount and their second priority contributed capital, we are entitled to receive 30% of the distributions from the joint venture. In addition, we receive management fees from the joint venture of approximately 3% of gross sales revenue.

We serve as the managing member of the TNHC-HW San Jose joint venture with discretion to manage its business and affairs on a daily basis. Certain major decisions require the approval of the executive committee, which is composed of one representative appointed by us and two by our partner. Major decisions include, among others, approval of any tax elections, approval of the commencement of construction of each phase, approval of any budget that varies materially from the initial annual budget, the incurrence of any joint venture indebtedness or modifying the terms of existing debt. We may be removed as the managing member for cause. No member may transfer or pledge its interest in the joint venture except when such transfer or pledge is permitted under the joint venture agreement. Subject to certain exceptions, both members have a buy-sell right pursuant to which, after the date on which completion of construction of the improvements has been substantially completed, either member may initiate procedures requiring the other member to choose between selling its interest to the initiating member or buying the initiating member’s interest. If a member is involved in a bankruptcy proceeding, has engaged in bad conduct or has committed a material breach or default (which we refer to as a “call event” for purposes of this section), the member that is not the subject of such call event has the right to purchase all of the membership interest of the member who was the subject of such call event. If we were the subject of such call event, our partner has a put right to sell its interests to us.

LR8 Investors, LLC

We have a 5% capital interest in the LR8 Investors joint venture, which owns The Field, The Hill and The Grove projects in the Lambert Ranch in Irvine, California. MFC18 LR LLC is our partner in this joint venture. If at any time, our partner intends to sell to one or more third-party purchasers more than 50% of its interest or any portion of its interest so that it will no longer control the joint venture, it may require us to sell our entire interest in the joint venture pursuant to the terms and conditions of such sale. Under the terms of the joint venture, we and our joint venture partner are entitled to distributions in accordance with our respective capital interests until each joint venture partner has achieved a 15% internal rate of return on its capital contributions. Thereafter, we are entitled to receive 15% of distributions until each joint venture partner achieves a 20% internal rate of return or an aggregate of 1.5 times its peak capital contributions to the joint venture, whichever is greater. Thereafter, we are entitled to receive 20% of distributions until each joint venture partner has achieved the greater of a 25% internal rate of return or received an amount equal to 1.65 times its peak capital contributions to the joint venture. Thereafter we are entitled to receive 30% of distributions. In addition, we receive management fees from the joint venture of approximately 3% of gross sales revenue.

We serve as the administrative member of the LR8 Investors joint venture in charge of its day-to-day operations with the duty to carry out all decisions and resolutions of the executive committee. Our partner serves as the managing member having the authority to do any act which is necessary or desirable to carry out the purposes of the joint venture, subject to the consent of the executive committee for certain major decisions. The executive committee consists of one member appointed by us and two members appointed by our partner. We may be removed as the administrative member for cause or if we are terminated as the general contractor but may not resign in our capacity as such. No member may transfer its interest in the joint venture without the written consent of the other member, except when such transfer is permitted under the joint venture agreement.

We have agreed to offer the parent entity of MFC18 LR LLC the opportunity to enter into one or more future homebuilding joint ventures that total $30 million or more of equity. The decision to seek such capital is ours in our sole discretion. We have not entered into any documentation with regard to any future joint venture, and our joint venture partner has not committed to make any such investments. There can be no assurance as to the timing or completion of any future joint venture with such partner.

Larkspur Land 8 Investors, LLC

We have a 10% capital interest in the Larkspur Land 8 Investors joint venture, which owns The Collection, Garden House and Terraces and Rose Lane projects in Larkspur, California. MFC18 Larkspur Land, LLC is our partner in this joint venture. If at any time, our partner intends to sell to one or more third-party purchasers more than 50% of its interest or any portion of its interest so that it will no longer control the joint venture, it may require us to sell our entire interest in the joint venture pursuant to the terms and conditions of such sale. Under the terms of the joint venture, we and our joint venture partner are entitled to distributions from the joint venture in accordance with our respective capital interests until each joint venture partner has achieved a     % internal rate of return on its capital contributions. Thereafter, we are entitled to receive     % of distributions until each joint venture partner receives amounts equal to the greater of a     % internal rate of return or an aggregate of      times its capital contributions. Thereafter, we are entitled to receive     % of distributions until each member has achieved a     % internal rate of return or

received an amount equal to          times its capital contributions, whichever is greater. Thereafter we are entitled to receive     % of distributions. In addition, we receive management fees from the joint venture of approximately 3% of gross sales revenue.

We serve as the administrative member of the Larkspur Land 8 Investors joint venture in charge of its day-to-day operations with the duty to carry out all decisions and resolutions of the executive committee. Our partner serves as the managing member having the authority to do any act which is necessary or desirable to carry out the purposes of the joint venture, subject to the consent of the executive committee for certain major decisions. The executive committee consists of one member appointed by us and two members appointed by our partner. We may be removed as the administrative member of this joint venture for cause or if we are terminated as the general contractor but may not resign in our capacity as such. No member may transfer its interest in the joint venture without the written consent of the other member, except when such transfer is permitted under the joint venture agreement.

TNHC—TCN Santa Clarita LP

We have a 10% capital interest in the TNHC—TCN Santa Clarita joint venture. The joint venture owns the Acqua, Terra, Sol and Viento, Villa Metro – Valencia projects located in Santa Clarita, California. TCN Villa Metro LP, an affiliate of Tricon, is our partner in this joint venture. Under the terms of the joint venture, after the return of certain preference amounts and undistributed capital to the joint venture partners, we are entitled to receive     % of distributions from the joint venture until our partner achieves a     % internal rate of return and receives an aggregate of      times its peak capital contributions to the joint venture. Thereafter we are entitled to receive     % of distributions. In addition, we receive management fees from the joint venture of approximately 3% of gross sales revenue.

We serve as the general partner of the joint venture with discretion to manage its business and affairs on a daily basis. Certain major decisions require the approval of the executive committee, which is composed of one representative appointed by us and two by our partner. Major decisions include, among others, approval of any tax elections, approval of the commencement of construction of each phase, approval of each annual budget, and the incurrence of any joint venture indebtedness or modification of the terms of existing debt. We may be removed as the general partner for cause. No member may transfer or pledge its interest in the joint venture except when such transfer or pledge is permitted under the joint venture agreement. Subject to certain exceptions, both members have a buy-sell right pursuant to which, after the third-year anniversary of the joint venture, either member may initiate procedures requiring the other member to choose between selling its interest to the initiating member or buying the initiating member’s interest.

TNHC-W CV, LLC

We are a member in the TNHC-W CV joint venture, in which we currently have a 50% capital interest and which is under contract to acquire the Calabasas project in Calabasas, California. Watt Communities, LLC is our partner in this joint venture. The existing joint venture is expected to seek additional capital prior to acquiring the site, which may be provided by us or an institutional capital provider. As a result of the need for additional capital, our capital interest in this joint venture will be finalized once the capitalization of the joint venture is determined. Under the terms of the joint venture, after the return of capital contributions to the joint venture partners, we are entitled to receive     % of the distributions from the joint venture in accordance with our percentage capital interest.

We serve as the manager of the joint venture in charge of its day-to-day operations with the duty to carry out all decisions and resolutions of the management committee. The management committee, consisting of two individuals appointed by us and two appointed by our partner, exercises all powers of the joint venture and is responsible for all significant decisions. We may not take any action on significant decisions without the approval of the representatives of the joint venture partner. The management committee, by unanimous action, has the right to appoint or remove the manager from time to time. In addition, we may resign in our capacity as the manager at any time by written notice to the joint venture members. No member may transfer its interest in the joint venture without the written consent of the other member, except when such transfer is permitted under the joint venture agreement.

TNHC San Juan LLC

We have a 20% capital interest in the TNHC San Juan joint venture. Ora Residential Investments I, L.P. is our partner in this joint venture. The joint venture will develop a project located in San Juan, California. Under the terms of the joint venture, after the return of certain preference amounts and priority capital to the joint venture partners, we are entitled to     % of the distributions from the joint venture until our partner has achieved a     % internal rate of return. Thereafter, we are entitled to receive     % of distributions until we have received an amount equal to the amount of distributions received by our joint venture partner. Thereafter, we are entitled to receive     % of distributions. In addition, we receive management fees from the joint venture of up to approximately 3% of gross sales revenue.

We serve as the managing member of the TNHC San Juan joint venture with discretion to manage its business and affairs on a daily basis, except for major decisions that require the prior written consent of our joint venture partner. Major decisions include, among others, the settlement of any claim against or by the joint venture in which the amount in controversy exceeds $100,000, the merger of the joint venture into any other entity, the incurrence of secured joint venture indebtedness that exceeds certain thresholds and the deviation in any material respect from the annual plan. We may be removed as the managing member for cause. No member may transfer or pledge its interest in the joint venture except when such transfer or pledge is permitted under the joint venture agreement. Subject to certain exceptions, both members have a put-call right pursuant to which, upon the occurrence of an event of default or a certain management impasse, either member may initiate procedures requiring the other member to choose between selling its interest to the initiating member or buying the initiating member’s interest. Our joint venture partner also has the option to initiate the put-call procedures if the joint venture fails to acquire a project development loan by January 31, 2014 or if certain events triggering a change of control occurs.

Encore McKinley Village, LLC

We entered into the Encore McKinley Village joint venture through McKinley Village, LLC (which we refer to as our McKinley entity for the purpose of this section), an entity owned 50% by us and 50% by RCI McKinley Village, LLC. Our McKinley entity has a 20% capital interest in the Encore McKinley Village joint venture, which owns the McKinley Village project in Sacramento, California. Encore McKinley Associates, LLC is the partner with our McKinley entity in this joint venture. Under the terms of the joint venture, our McKinley entity is entitled to distributions from the joint venture in accordance with its capital interest until our joint venture partner has received a return of all of its contributions and achieved an internal rate of return of     %. Thereafter, our McKinley entity is entitled to receive     % of distributions plus     % of the rest of the distributions until our joint venture partner has achieved an internal rate of return of     %. Our McKinley entity will then receive     % of distributions plus     % of the rest of the distributions until our joint venture partner has achieved an internal rate of return of     %. Thereafter, our McKinley entity will receive     % of distributions plus     % of the rest of the distributions from the joint venture. In addition, our McKinley entity receives management fees from the joint venture of approximately 3% of project revenue. The amounts noted above are shared between us and RCI.

Our McKinley entity serves as the administrative member of the Encore McKinley Village joint venture with discretion to manage its business and affairs on a daily basis, except for major decisions that require the prior written consent of our joint venture partner. Major decisions include, among others, the adoption of or any supplement to the business plan, any litigation, arbitration or settlement involving the joint venture, any loan by the joint venture to a member, distribution of any property in kind and any other transaction not in the joint venture’s ordinary course of business. Our McKinley entity may be removed as the managing member for cause. No member may transfer or pledge its interest in the joint venture except when such transfer or pledge is permitted under the joint venture agreement.

THNC Russell Ranch LLC

We have a 35% capital interest in the THNC Russell Ranch joint venture. IHP Capital Partners VI, LLC is our partner in this joint venture. We and our partner are each represented on the executive committee of the joint venture by two representatives. The joint venture was formed to develop lots in a master-planned community located in Folsom, California. Under the terms of the joint venture, after the return of certain preferred amounts and priority capital to the joint venture partners, we are entitled to receive     % of the distributions from the joint venture in accordance with our percentage economic interest. In addition, we receive management fees from the joint venture of approximately 3% of net revenues.

We serve as the managing member of the THNC Russell Ranch joint venture responsible for implementing the decisions of the members and overseeing the day-to-day operations of the joint venture. Major decisions require the approval of our joint venture partner. Major decisions include, among others, the commencement of any development, the acquisition of any interest in real property, the incurrence of any joint venture indebtedness or modifying the terms of existing debt or the formation of an assessment district or any other financing mechanism for the infrastructure for the projects. We may be removed as the managing member for cause. We may not transfer or pledge our interest in the joint venture without the prior written consent of our joint venture partner, except when such transfer or pledge is permitted under the joint venture agreement. Subject to certain exceptions, after December 31, 2015 or when there is a failure to fund additional capital, both members have a buy-sell right pursuant to which either member may initiate procedures requiring the other member to choose between selling its interest to the initiating member or buying the initiating member’s interest. In addition, IHP has the sole right to initiate such buy-sell procedures upon the occurrence of certain replacement events or loss of control events.

The Grove at Granite Bay, LLC

We are a member in The Grove at Granite Bay, LLC joint venture, which was recently formed. We made an initial contribution of $500,000 to the joint venture and expect to make additional contributions to fund various costs associated with the project. Our joint venture partner is required to contribute 32 lots with an agreed-upon value of $250,000 per lot. 2540 Partners LLC is our partner in this joint venture. The joint venture was formed to develop a project located in Granite Bay, California. Under the terms of the joint venture, each member is entitled to receive distributions from the joint venture in respect of its preferred return balance based upon its capital contribution, and to the extent its capital account balance exceeds that of the other member. We are thereafter entitled to receive     % of distributions from the joint venture in accordance with our economic interest. In addition, we will receive management fees and warranty fees from the joint venture of approximately 3% and 1%, respectively, of total gross revenues.

We serve as the manager of the joint venture with discretion to manage its business and affairs on a daily basis, except for certain matters that require the consent of our joint venture partner. These matters include, among others, the continuation of the business of the joint venture after its dissolution, the approval of the transfer of a member’s interest in the joint venture and the amendment to the articles of organization or the joint venture agreement. We may be removed as the manager for cause. Both members have a put-call right pursuant to which, upon the occurrence of an involuntary withdrawal of a member, the remaining member has the option to choose between selling its interest to the withdrawing member or buying out the withdrawing member’s interest. Involuntary withdrawal means, among others events, the bankruptcy, dissolution or a change of control of any member.

TNHC-HW Foster City LLC

We have a 35% capital interest in the TNHC-HW Foster City joint venture. HWFC Project, LLC is our partner in this joint venture. The joint venture owns the                      project located in Foster City, California. Under the terms of the joint venture, after the return to the joint venture partners of a     % per annum first priority preference amount and their first priority contributed capital, and a     % per annum second priority preference amount and their second priority contributed capital, we are entitled to receive         % of the

distributions from the joint venture. In addition, we receive management fees from the joint venture of approximately 3% of gross sales proceeds.

We serve as the managing member of the TNHC-HW Foster City joint venture with discretion to manage its business and affairs on a daily basis. Certain major decisions require the approval of the executive committee, which is composed of one representative appointed by us and two by our partner. Major decisions include, among others, approval of any tax elections, approval of the commencement of construction, approval of any budget that varies materially from the initial annual budget and the filing of any application to zone or subdivide the project site. We may be removed as the managing member for cause. No member may transfer or pledge its interest in the joint venture except when such transfer or pledge is permitted under the joint venture agreement. Subject to certain exceptions, both members have a buy-sell right pursuant to which, after the first-year anniversary of the joint venture, either member may initiate procedures requiring the other member to choose between selling its interest to the initiating member or buying the initiating member’s interest. If a member is involved in a bankruptcy proceeding, has engaged in bad conduct or has committed a material breach or default (which we refer to as a “call event” for purposes of this section), the member that is not the subject of such call event has the right to purchase all of the membership interest of the member who was the subject of such call event. If we were the subject of such call event, our partner has a put right to sell its interest to us.

Fee Building Services

Although our primary business focus is building and selling homes for our own account, we also selectively provide construction services to build homes for independent third-party property owners, some of which have been or will be marketed under The New Home Company brand name. We refer to these projects as “fee building projects.” Our services with respect to fee building projects may include design, development, construction and sale of the homes, and we may take a project at any stage of development through its completion and sale. We earn revenue on our fee building projects either as a flat fee for the project or as a percentage of the cost or revenue of the project depending upon the terms of the agreement with our customer.

Our Financing Strategy

We intend to employ both debt and equity as part of our ongoing financing strategy, coupled with redeployment of cash flows from continuing operations, to provide us with the financial flexibility to access capital on favorable terms. In this regard, we expect to employ prudent levels of leverage to finance the acquisition and development of our lots and construction of our homes. Our existing indebtedness is both recourse and non-recourse to us, and we anticipate that future indebtedness will be likewise. As of March 31, 2013, we had approximately $27.8 million of aggregate loan commitments, of which $18.2 million was outstanding. At that date, our aggregate loan commitments consisted of a project-specific revolving loan and a loan from a land seller secured by the land. These amounts also included $1.0 million advanced by IHP under a $5.5 million commitment related to a specific project. Existing indebtedness of our joint ventures is both non-recourse and limited recourse to us. As of March 31, 2013, the unconsolidated joint ventures had approximately $65.0 million of aggregate loan commitments, of which $34.3 million was outstanding. Of these commitment amounts, $19.8 million was non-recourse and $45.2 million was limited recourse to us. Of the amounts outstanding, $24.5 million was limited recourse to us. Limited recourse guarantees include environmental, completion and loan-to-value maintenance. We consider a number of factors when evaluating our level of indebtedness and, when making decisions regarding the incurrence of new indebtedness, including the purchase price of assets to be acquired with debt financing, the estimated market value of our assets and the ability of particular assets, and our company as a whole, to generate cash flow to cover the expected debt service. As a means of sustaining our long-term financial health and limiting our exposure to unforeseen dislocations in the debt and financing markets, we currently expect to remain conservatively capitalized. However, our charter does not contain a limitation on the amount of debt we may incur, and we may change our target debt levels at any time without the approval of our stockholders.

We intend to finance future acquisitions and developments with the most advantageous source of capital available to us at the time of the transaction, which may include a combination of common equity, secured and unsecured corporate level debt, property-level debt and mortgage financing and other public, private or bank debt.

Our Formation Transactions and Structure

Prior to this offering, we have operated our business through TNHC LLC. Prior to the completion of this offering, we will engage in the following formation transactions:

•

TNHC LLC will be converted from a Delaware limited liability company into a Delaware corporation and renamed The New Home Company Inc. Subsequent to our conversion into a corporation, we will be subject to taxation as a corporation under U.S. Federal and state income tax laws.

•

In connection with the conversion, the membership interests of TNHC LLC will be automatically converted into shares of our common stock, and, as a result, the members of TNHC LLC, which members include an entity owned by the members of our management team, will receive an aggregate of                  shares of our common stock. We will allocate those shares among the members of TNHC LLC in the manner described in footnote (1) below.

See “Description of Capital Stock” for additional information regarding the terms of our common stock and the terms of our charter and bylaws that will be in effect following our formation transactions. Concurrently with the completion of our formation transactions, the operating agreement of TNHC LLC will be terminated. Following the completion of our formation transactions, The New Home Company Inc., which is the issuer of the shares of our common stock offered by this prospectus, will own the assets and conduct the business described in this prospectus.

We carry out our business generally through a number of project-specific, wholly owned subsidiaries and joint ventures. Our fee building business is conducted primarily through our wholly owned subsidiary, TNHC Realty & Construction Inc., through which we also conduct real estate brokerage and contracting activities relating to our business.

The following chart illustrates our ownership and structure immediately prior to the completion of this offering:

The following chart illustrates our expected ownership and structure immediately following the completion of this offering (assuming no exercise by the underwriters of their option to purchase additional shares):

(1)

As part of our formation transactions, the members of The New Home Company LLC (the entity that will be converted into a Delaware corporation and renamed The New Home Company Inc. as part of our formation transactions), or TNHC LLC, will receive an aggregate              of shares of our common stock in connection with the exchange of their membership interests in TNHC LLC. The members of TNHC LLC include an entity owned by our executive management team and three other non-management institutional investors (Tricon, Watt and IHP). In accordance with the TNHC LLC operating agreement, the allocation of             shares of our common stock to be received by the respective members of TNHC LLC as part of our formation transactions depends upon the value per share of our common stock in this offering. The allocation of shares among the members of TNHC LLC reflected in this prospectus is for illustrative purposes and is based upon the midpoint of the price range set forth on the cover page of this prospectus. The actual allocation of shares among the members of TNHC LLC will be based upon the initial public offering price. Such allocation will not change the aggregate number of shares of common stock received by members of TNHC LLC as part of our formation transactions and only effects how many shares are allocated to each respective member. For a more detailed discussion regarding the shares of our common stock that will be received by the members of TNHC LLC, see “Principal Stockholders.”

(2)

Excludes: (i)              shares of our common stock issuable upon the vesting of restricted stock units to be granted to our officers (other than Messrs. Webb, Stelmar, Davis and Redwitz) and employees and our director nominees upon the pricing of this offering pursuant to our 2013 Long Term Incentive Plan; and (ii)              shares of our common stock issuable upon exercise of options to be granted to the members of our management team, other officers and employees upon the pricing of this offering pursuant to our 2013 Long Term Incentive Plan. The actual number of restricted stock units and the strike price and the number of shares of common stock subject to options will be based upon the price at which the shares are sold to the public in this offering.

(3)

If the underwriters exercise their option to purchase additional shares of our common stock, we will use the net proceeds from the sale of those additional shares to purchase an equivalent number of shares of our common stock from our non-management institutional investors.

Government Regulation and Environmental Matters

We are subject to numerous local, state, federal and other statutes, ordinances, rules and regulations concerning zoning, development, building design, construction and similar matters, which impose restrictive zoning and density requirements, the result of which is to limit the number of homes that can be built within the boundaries of a particular area. Projects that are not entitled may be subjected to periodic delays, changes in use, less intensive development or elimination of development in certain specific areas due to government regulations. We may also be subject to periodic delays or may be precluded entirely from developing in certain communities due to building moratoriums or “slow-growth” or “no-growth” initiatives that could be implemented in the future. Local governments also have broad discretion regarding the imposition of development fees and exactions for projects in their jurisdiction. Projects for which we have received land use and development entitlements or approvals may still require a variety of other governmental approvals and permits during the development process and can also be impacted adversely by unforeseen health, safety and welfare issues, which can further delay these projects or prevent their development.

We are also subject to a variety of local, state, federal and other statutes, ordinances, rules and regulations concerning the environment. The particular environmental laws which apply to any given homebuilding site vary according to multiple factors, including the site’s location, its environmental conditions and the present and former uses of the site, as well as adjoining properties. Environmental laws and conditions may result in delays, may cause us to incur substantial compliance and other costs, and can prohibit or severely restrict homebuilding activity in environmentally sensitive regions or areas. In addition, in those cases where an endangered or threatened species is involved, environmental rules and regulations can result in the restriction or elimination of development in identified environmentally sensitive areas. From time to time, the EPA and similar federal or state agencies review homebuilders’ compliance with environmental laws and may levy fines and penalties for failure to strictly comply with applicable environmental laws or impose additional requirements for future compliance as a result of past failures. Any such actions taken with respect to us may increase our costs. Further, we expect that increasingly stringent requirements will be imposed on homebuilders in the future. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials such as lumber. California is especially susceptible to restrictive government regulations and environmental laws.

Under various environmental laws, current or former owners of real estate, as well as certain other categories of parties, may be required to investigate and clean up hazardous or toxic substances or petroleum product releases, and may be held liable to a governmental entity or to third parties for related damages, including for bodily injury, and for investigation and clean-up costs incurred by such parties in connection with the contamination. A mitigation system may be installed during the construction of a home if a cleanup does not remove all contaminants of concern or to address a naturally occurring condition such as methane. Some buyers may not want to purchase a home with a mitigation system.

Competition

Competition in the homebuilding industry is intense, and there are relatively low barriers to entry into our business. Homebuilders compete for, among other things, home-buying customers, desirable land parcels, financing, raw materials and skilled labor. Increased competition could hurt our business, as it could prevent us from acquiring attractive land parcels on which to build homes or make such acquisitions more expensive, hinder our market share expansion, and lead to pricing pressures on our homes that may adversely impact our margins and revenues. If we are unable to successfully compete, our business, prospects, liquidity, financial condition and results of operations could be materially and adversely affected. Our competitors may independently develop land and construct housing units that are superior or substantially similar to our products. Furthermore, a number of our primary competitors are significantly larger, have a longer operating history and may have greater resources or lower cost of capital than us. Accordingly, they may be able to compete more effectively in one or more of the markets in which we operate. Many of these competitors also have longstanding relationships with trade partners and suppliers in the markets in which we operate. We also compete for sales with individual resales of existing homes and with available rental housing.

Employees

As of March 31, 2013, we had 100 employees, 48 of whom were executive, management and administrative personnel located in our offices and 52 were located at our projects. Of the latter, 17 were sales and design personnel and 35 were involved in field construction. Although none of our employees are covered by collective bargaining agreements, certain of the trade partners engaged by us are represented by labor unions or are subject to collective bargaining arrangements. We believe that our relations with our employees and trade partners are very good.

Legal Proceedings

We are not involved in any material litigation nor, to our knowledge, is any material litigation threatened against us. However, we may in the future become involved in various legal proceedings arising in the ordinary course of business or otherwise.

Our Offices

Our principal executive offices are located at 95 Enterprise, Suite 325, Aliso Viejo, California 92656. Our main telephone number is (949) 382-7800. Our internet website is thenewhomecompany.com. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

MANAGEMENT

Officers, Directors and Director Nominees

Upon the completion of this offering, our board of directors will consist of nine directors. Of these nine directors, we believe that five, constituting a majority, will be considered “independent,” with independence being determined in accordance with the listing standards established by the New York Stock Exchange. Our board of directors will be divided into three classes upon completion of this offering, Class 1, Class 2 and Class 3. At each annual meeting of our stockholders, one class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The initial terms of the Class 1, Class 2 and Class 3 directors will expire upon the election and qualification of successor directors at the annual meetings of our stockholders held during the calendar years 2014, 2015 and 2016, respectively. There will be no cumulative voting in the election of directors. Consequently, at each annual meeting, the successors to the directors whose terms are then expiring will be elected by a plurality of the votes cast at that meeting. Pursuant to an investor rights agreement that we will enter into with our non-management institutional investors prior to the completion of this offering, each non-management institutional investor will have the right to nominate one member of our board for as long as it owns 4% or more of our outstanding common stock (excluding shares of common stock that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares). Each non-management institutional investor will agree to vote all shares of our common stock that it owns in favor of Messrs. Webb or Berchtold (or, if at that time nominated as a director, Messrs. Stelmar, Davis or Redwitz) in any election in which Messrs. Webb or Berchtold (or, as the case may be, Messrs. Stelmar, Davis or Redwitz) is a director nominee, and each of Messrs. Webb, Stelmar, Davis and Redwitz will agree to vote all shares of our common stock that he owns in favor of the nominees of the non-management institutional investors in any election of directors in which a non-management institutional investor nominee is a director nominee for as long as such non-management institutional investor owns at least 4%.

Set forth below are the names, ages and positions of our directors and officers as of the date of this prospectus, after giving effect to our formation transactions, and the persons who have agreed to become directors upon the completion of this offering, whom we refer to as our director nominees.

Name	Age	Position with the Company
Mr. H. Lawrence Webb	65	Chief Executive Officer and Chairman of our Board of Directors (Class 3 term will expire in 2016)
Mr. Wayne Stelmar	58	Chief Financial Officer and Secretary
Mr. Joseph D. Davis	63	Chief Investment Officer
Mr. Tom Redwitz	58	Chief Operating Officer
Mr. Kevin Carson	53	President, Northern California
Mr. Andrew J. Jarvis	47	President, TNHC Land Company LLC
Ms. Joan Marcus-Colvin	53	Senior Vice President, Sales, Marketing and Design
Mr. Robin Koenemann	55	Senior Vice President, Operations
Mr. Mark Kawanami	50	Senior Vice President, Finance
Mr. Brian Olin	38	Senior Vice President, Land and Planning
Mr. David Berman	65	Non-employee Director Nominee (Class 1 term will expire in 2014)
Mr. Douglas C. Neff	64	Non-employee Director Nominee (Class 1 term will expire in 2014)
Mr. Michael Berchtold	50	Non-employee Director Nominee (Class 2 term will expire in 2015)
Ms. Nadine Watt*	44	Independent Director Nominee (Class 1 term will expire in 2014)
Mr. Sam Bakhshandehpour*	38	Independent Director Nominee (Class 2 term will expire in 2015)
Mr. Gregory P. Lindstrom*	59	Independent Director Nominee (Class 2 term will expire in 2015)
Mr. William A. Witte*	61	Independent Director Nominee (Class 3 term will expire in 2016)
Ms. Cathey S. Lowe*	59	Independent Director Nominee (Class 3 term will expire in 2016)

*	This individual has agreed to become a member of our board of directors upon the completion of this offering and is expected to be an independent director.

Biographical Information

The following is a summary of certain biographical information concerning our directors, our officers and our director nominees.

H. Lawrence Webb. Mr. Webb has served as our Chief Executive Officer and a member of our board of managers since 2010 and, following our formation transactions, will serve as Chief Executive Officer and Chairman of our board of directors. Between 1995 and 2008, he was Chief Executive Officer of John Laing Homes. Prior to joining John Laing Homes, he was Division President for Orange, Riverside and San Bernardino Counties for Kaufman & Broad, as well as Orange County President of Greystone Homes. From 2008 to 2009, Mr. Webb served as Co-Chief Restructuring Officer for LandSource. Mr. Webb currently serves on the Policy Advisory Board of Partners In Building, a Houston and Austin, Texas-based homebuilding company. Mr. Webb received his Bachelor of Arts in History from the State University of New York at Cortland and his Master of City and Regional Planning from Harvard University. Mr. Webb’s leadership, vision, skills, deep knowledge of our business and experience in many facets of the homebuilding business lead to our conclusion that Mr. Webb should serve as the Chairman of our board of directors.

Wayne Stelmar. Mr. Stelmar has served as our Chief Financial Officer and a member of our board of managers since 2010 and, following our formation transactions, will serve as Chief Financial Officer and Secretary. In 1998, when Watt Residential Partners and John Laing Homes merged, he became CFO of John Laing Homes. Prior to joining John Laing Homes, Mr. Stelmar served as CFO of Watt Residential Partners. He joined the Watt Group Inc. in 1988. He has also worked with accounting firms Kenneth Leventhal & Company (later, E&Y Kenneth Leventhal Real Estate Group) and Grant Thornton where he began his career in 1977. Mr. Stelmar is a CPA (inactive) and holds a California real estate broker’s license. Mr. Stelmar received his Bachelor of Science in Accounting from California State University, Northridge.

Joseph D. Davis. Mr. Davis has served as our Chief Investment Officer and a member of our board of managers since 2010 and, following our formation transactions, will serve as Chief Investment Officer. From 1996 to 2007, he served as President of Irvine Community Development Company, where he oversaw the planning, development and marketing of master planned communities owned by The Irvine Company on The Irvine Ranch, Orange County, California. He has held senior management positions at Amfac, Inc., Watt Group Inc., and Chevron Land and Development. Mr. Davis holds California real estate broker’s and contractor’s licenses. Mr. Davis received his Bachelor of Science in Business Administration and his Master of Business Administration from the University of Southern California.

Tom Redwitz. Mr. Redwitz has served as President of our Southern California subsidiary, Chief Operating Officer and a member of our board of managers since 2010 and, following our formation transactions, will serve as Chief Operating Officer. From 2002 to 2009, Mr. Redwitz served as the President of Laing Luxury Homes, a division of John Laing Homes. Mr. Redwitz is a licensed architect and general contractor. He also served as Division President while at Taylor Woodrow from 1996 to 2002 and worked nearly 10 years as an executive for The Irvine Company. Mr. Redwitz received his Associated Bachelor in Architecture from the University of California, Berkeley.

The following is a summary of certain biographical information concerning key employees.

Kevin Carson. Mr. Carson serves as President of our Northern California subsidiary. Prior to joining us in 2010, Mr. Carson served as President of the Sacramento division of John Laing Homes from 1999 to 2009, where he oversaw the overall operations of that division. Prior to joining John Laing Homes, Mr. Carson held several roles, including Division President of Crosswind Communities, President of the Sacramento division of Ryland Homes, and Vice President of Land Acquisition and Development for Dunmore Homes. Mr. Carson received his Bachelor of Arts in Community and Regional Planning from California State University, Chico and his Master of Arts in Urban Planning from Miami University in Oxford, Ohio.

Andrew J. Jarvis. Mr. Jarvis serves as President of TNHC Land Company LLC, our land holding company. Prior to joining us in 2010, Mr. Jarvis served as Vice President of Development and Hospitality for Emaar Properties from 2007 to 2009, Vice President of Land Acquisition and Development for John Laing Homes, Luxury from 2002 to 2007, and Vice President of Land and Planning for Taylor Woodrow Homes from 1995 to 2002. Mr. Jarvis received his Bachelor of Arts in Architectural Engineering from the University of Colorado, Boulder and his Master of Business Administration in Finance from the University of California, Irvine.

Joan Marcus-Colvin. Ms. Marcus-Colvin serves as our Senior Vice President of Sales, Marketing and Design. Prior to joining us in 2010, Ms. Marcus-Colvin served as Senior Director of Interior Design for Emaar Design Studio LLC from 2007 to 2009 and as Vice President of Sales, Marketing and Design for John Laing Homes, Luxury from 2002 to 2007. Ms. Marcus-Colvin holds our California real estate broker’s license. Ms. Marcus-Colvin received her Bachelor of Arts in Political Science from the University of California, Los Angeles.

Robin Koenemann. Mr. Koenemann serves as our Senior Vice President of Operations. Prior to joining us in 2010, Mr. Koenemann served as Vice President of Operations for John Laing Homes, Luxury from 2002 to 2009 and as Vice President of Construction at Capital Pacific Homes/J.M. Peters from 1992 to 2002. Mr. Koenemann currently maintains a California State Contractor’s License “B.” Mr. Koenemann served in the United States Navy from 1975 to 1979.

Mark Kawanami. Mr. Kawanami serves as our Senior Vice President of Finance. Prior to joining us in 2010, Mr. Kawanami served as Vice President of Finance of John Laing Homes from 1998 to 2009. Prior to joining John Laing Homes, Mr. Kawanami held multiple roles, including Vice President of Finance for American Family Communities, Corporate Controller for California Pacific Homes and Director of Finance for Creative Design Consultants. Prior to entering the real estate business, Mr. Kawanami spent 3 years at KPMG where he earned his CPA; he is currently a member (inactive) of the American Institute of Certified Public Accountants. Mr. Kawamani received his Bachelor of Arts in Economics from the University of California, Los Angeles.

Brian Olin. Mr. Olin serves as our Senior Vice President of Land and Planning. Prior to joining us in 2011, Mr. Olin served in various positions, including President of the Bay Area Land Division beginning in 2005, at Lennar Corporation from 1999 to 2011. Mr. Olin received his Bachelor of Science in Economics and Business Administration from Saint Mary’s College of California.

As indicated above, Messrs. Webb, Stelmar and Redwitz served as executives, and Messrs. Koenemann and Kawanami and Ms. Marcus-Colvin served as officers, of John Laing Homes. WL Homes LLC (doing business as John Laing Homes) and certain affiliated entities filed with the U.S. Bankruptcy Court for the District of Delaware for bankruptcy protection from creditors in 2009.

The following is a summary of certain biographical information concerning our non-employee director nominees.

David Berman. Mr. Berman will serve as a member of our board of directors effective upon the completion of this offering. Mr. Berman is Chairman and Chief Executive Officer of Tricon Capital Group Inc., the company he co-founded in 1988. From 1985 to 1988, Mr. Berman served as Executive Vice President of Lakeview Estates Limited, where he was responsible for land development and single-family homebuilding. Prior to 1985, Mr. Berman served as Vice President for real estate acquisitions and equity lending at First City Development Corporation and as Vice President for real estate lending at what is now Citibank Canada. Mr. Berman received his Bachelor of Science and his Master of Business Administration from the University of the Witwatersrand in Johannesburg, South Africa. Mr. Berman’s hands-on experience in the homebuilding business, his extensive background in lending and finance of real estate, his experience in growing a business, his knowledge of our business and his leadership position with one of our institutional investors lead to our conclusion that Mr. Berman should serve as a member of our board of directors.

Douglas C. Neff. Mr. Neff will serve as a member of our board of directors effective upon the completion of this offering. Mr. Neff is a Managing Partner and President of IHP Capital Partners, which positions he has served in since 1992. Mr. Neff also serves as Chairman of IHP Capital Partners’s Investment Committee and has primary responsibility for the company’s operations. From 1985 until the founding of IHP Capital Partners in 1992, Mr. Neff was a Partner of The O’Donnell Group, a regional developer, owner and manager of commercial and industrial real estate. Prior to 1985, Mr. Neff was Treasurer of The Irvine Company and a Vice President in the Real Estate Industries Group at Wells Fargo Bank in San Francisco. Mr. Neff received his Bachelor of Arts in American Studies from Amherst College and his Master of Business Administration from the University of Chicago. Mr. Neff’s background in real estate and finance, his extensive experience in real estate transactions, his deep knowledge of our markets, his knowledge of our business and his leadership position with one of our institutional investors lead to our conclusion that Mr. Neff should serve as a member of our board of directors.

Michael J. Berchtold. Mr. Berchtold will serve as a member of our board of directors effective upon the completion of this offering. Mr. Berchtold is the principal and owner of Berchtold Capital Partners, an entity that serves as an advisor to us, providing general advice and guidance in connection with our becoming a public company, as well as assisting us with the selection of the members of our board of directors and the selection of our compensation consultant and advising our executives and our board of managers regarding governance and compensation matters. Mr. Berchtold worked for Morgan Stanley from 1987 to 2007 in a variety of investment banking roles in New York, Los Angeles, Tokyo, Singapore and Hong Kong. For more than 15 years, Mr. Berchtold was based in Asia where he served as Morgan Stanley’s Head of Investment Banking for Asia Pacific for seven years and as President of Asia Pacific for four years. Mr. Berchtold has served on the Board of Visitors and Executive Committee of the UCLA Anderson School of Management since 2007 and also serves on the Advisory Board of the UCLA Anderson Center for Global Management. Mr. Berchtold received his Bachelor of Arts in History from the University of California, Los Angeles and his Master of Business Administration from the Anderson School of Management at the University of California, Los Angeles. Mr. Berchtold’s leadership skills, his finance and capital markets experience, his strategic perspective and his understanding of our business lead to our conclusion that Mr. Berchtold should serve as a member of our board of directors.

Nadine Watt. Ms. Watt will serve as a member of our board of directors effective upon the completion of this offering. Ms. Watt is President of Watt Companies, where she oversees all commercial investment activities, including acquisitions, development and asset management, for the company’s 6 million square-foot portfolio of properties. She also oversees Watt Companies’ oil and gas operations. Since 2000, Ms. Watt has served in various capacities in the Watt group of companies, including leading a strategic reorganization of Watt Companies in 2011. Ms. Watt is a member of the University of Southern California Marshall School of Business’ Board of Leaders, a board member of the California Science Center, the Brentwood School and 1st Century Bank and the vice chair of the Los Angeles Business Council. Ms. Watt received her Bachelor of Science in Foreign Service from the Georgetown University School of Foreign Service and her Master of Arts from the School of Cinematic Arts at the University of Southern California. Ms. Watt’s experience in the real estate industry, her experience in managing businesses, her knowledge of our business and her leadership position with one of our institutional investors lead to our conclusion that Ms. Watt should serve as a member of our board of directors.

Sam Bakhshandehpour. Mr. Bakhshandehpour will serve as a member of our board of directors effective upon the completion of this offering. Since 2012, Mr. Bakhshandehpour has served as the President of sbe Entertainment (SLS Hotels), in which capacity he is responsible for top-level management of the Hotel, Restaurant and Nightlife Groups, as well as the company’s International, Residential, Gaming and Corporate initiatives. From 2000 to 2012, Mr. Bakhshandehpour served in various positions at J.P. Morgan Securities, most recently running its Real Estate, Lodging & Gaming Investment Banking practice on the West Coast. While at J.P. Morgan Securities, Mr. Bakhshandehpour focused on mergers & acquisitions and capital raising for gaming companies globally, as well as select real estate investment trusts, lodging, homebuilders and real estate private equity funds on the West Coast. Mr. Bakhshandehpour holds a Bachelor of Science in Business Administration from Georgetown University with a double major in Finance and International Business. Mr. Bakhshandehpour’s background in finance and capital markets, his experience in the real estate and homebuilding industry and his leadership experience lead to our conclusion that Mr. Bakhshandehpour should serve as a member of our board of directors.

Gregory P. Lindstrom. Mr. Lindstrom will serve as a member of our board of directors effective upon the completion of this offering. From 2007 to 2011, Mr. Lindstrom served as Executive Vice President, General Counsel and Board Secretary of The Irvine Company, a California real estate development, investment and operating company. In these positions, Mr. Lindstrom was a member of the four-person Office of the Chairman responsible for all administrative functions of the company, including the legal department. From 1978 to 2008, Mr. Lindstrom was a partner at Latham & Watkins LLP, where, at various times, he served as managing partner of the San Francisco and Orange County offices and as a member of the firm’s Executive Committee. Currently, Mr. Lindstrom is a full-time Alternative Dispute Resolution professional specializing in the resolution of complex business disputes. Mr. Lindstrom received his Bachelor of Arts from the University of California Los Angeles and his J.D. from the University of Chicago. Mr. Lindstrom’s extensive legal background, his demonstrated leadership ability and his prior service as an executive officer of a California real estate company lead to our conclusion that Mr. Lindstrom should serve as a member of our board of directors.

William A. Witte. Mr. Witte will serve as a member of our board of directors effective upon the completion of this offering. Mr. Witte is the President and Managing Partner of Related California, an urban and multifamily housing development company in California. Prior to joining The Related Companies in 1989, Mr. Witte served as Deputy Mayor for Housing and Neighborhoods for San Francisco under Mayor Art Agnos, where he oversaw all housing, development and redevelopment activities for the City. From 1981 to 1988, Mr. Witte served as Director of Housing and Economic Development for San Francisco under Mayor Dianne Feinstein. He also served as an appointed Commissioner of the San Francisco Housing Authority from 1989 to 1990. Mr. Witte is a member of the Board of Overseers of the Graduate School of Design at the University of Pennsylvania and a member of the National Real Estate Advisory Council of the Enterprise Foundation. Mr. Witte received his Bachelor of Arts in Urban Studies and his Master in City Planning, both from the University of Pennsylvania. Mr. Witte’s experience in and knowledge of our industry, his prior public service in California and his experience managing businesses lead to our conclusion that Mr. Witte should serve as a member of our board of directors.

Cathey S. Lowe. Ms. Lowe will serve as a member of our board of directors effective upon the completion of this offering. Ms. Lowe is a finance professional and, since 2009, is the owner of Cathey Lowe Consulting, LLC, a consulting company that provides financial support to chief executive officers who do not require a full-time chief financial officer or to chief financial officers who lack staffing depth or expertise. Prior to founding Cathey Lowe Consulting, LLC, from 2002 to 2007, Ms. Lowe was the Senior Vice-President of Finance and Corporate Treasurer for the Ryland Group Inc., a national homebuilder and mortgage company headquartered in Calabasas, California, where she was responsible for identifying and developing the appropriate capital structure for the company. Additionally, she was the Investor Relations Officer and represented the Ryland Group on Wall Street with shareholders, analysts, rating agencies, the stock exchange and the financial media. She also managed the Land Committee and its evaluation and approval process of new land opportunities for Ryland’s homebuilding operations. Prior to joining Ryland, Ms. Lowe worked for Atlantic Richfield Company in Dallas and Los Angeles in various finance and accounting functions for more than 20 years. Ms. Lowe is a CPA. She received her Bachelor of Business Administration in Accounting from the University of Houston, her Master of Science in Organizational Behavior from the University of Texas at Dallas and her Master of Business Administration in Finance from the Anderson School of Management at the University of California, Los Angeles. Ms. Lowe’s background in finance, diverse experience with a national homebuilder company and her management experience lead to our conclusion that Ms. Lowe should serve as a member of our board of directors.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board of Directors

The number of members of our board of directors will be determined from time-to-time by action of our board of directors. Immediately following the completion of this offering, our board of directors will consist of nine persons. After the completion of this offering, we expect our board of directors to determine that five of our directors, constituting a majority, satisfy the listing standards for independence of the New York Stock Exchange and Rule 10A-3 under the Exchange Act.

Our board of directors believes its members collectively have or will have the experience, qualifications, attributes and skills to effectively oversee the management of our company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our company, a willingness to devote the necessary time to board duties, a commitment to representing the best interests of our company and our stockholders and a dedication to enhancing stockholder value.

Role of our Board of Directors in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly, with support from its standing committees to be established upon the completion of this offering, our audit committee, our compensation committee and our nominating and corporate governance committee, each of which will address risks specific to its area of oversight. In particular, our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee will also monitor compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our compensation committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee will provide oversight with respect to corporate governance and ethical conduct and will monitor the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct.

Committees of our Board of Directors

Following the completion of this offering, our board will establish four committees: our audit committee, our compensation committee and our nominating and corporate governance committee. Each of these committees will consist of three members who will satisfy the New York Stock Exchange’s independence standards.

Audit Committee

Upon the completion of this offering, our board of directors will establish an audit committee, which will be comprised of three independent directors, Cathey S. Lowe, Sam Bakhshandehpour and William A. Witte. We expect that our board of directors will determine that each of these members will be “financially literate” under the rules of the New York Stock Exchange. Ms. Lowe will serve as the chairperson of the audit committee. Our audit committee, pursuant to its written charter, will, among other matters, oversee (1) our financial reporting, auditing and internal control activities; (2) the integrity and audits of our financial statements; (3) our compliance with legal and regulatory requirements; (4) the qualifications and independence of our independent auditors; (5) the performance of our internal audit function and independent auditors; and (6) our overall risk exposure and management. Duties of the audit committee will also include the following:

•	annually review and assess the adequacy of the audit committee charter and the performance of the audit committee;

•	be responsible for the appointment, retention and termination of our independent auditors and determine the compensation of our independent auditors;

•	review with the independent auditors the plans and results of the audit engagement;

•	evaluate the qualifications, performance and independence of our independent auditors;

•	have sole authority to approve in advance all audit and non-audit services by our independent auditors, the scope and terms thereof, and the fees therefor;

•	review the adequacy of our internal accounting controls;

•	meet at least quarterly with our executive officers, internal audit staff and our independent auditors in separate executive sessions; and

•	prepare the audit committee report required by SEC regulations to be included in our annual proxy statement.

We expect that Ms. Lowe will be designated by our board of directors as our audit committee financial expert, as that term is defined in the rules of the SEC.

Compensation Committee

Upon the completion of this offering, our board of directors will establish a compensation committee, which will be comprised of three independent directors, Gregory P. Lindstrom, Sam Bakhshandehpour and Cathey S. Lowe, each of whom will be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. Mr. Lindstrom will serve as the chairperson of our compensation committee. The compensation committee, pursuant to its written charter, will, among other matters:

•	assist our board of directors in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans;

•	administer, review and make recommendations to our board of directors regarding our compensation plans, including our 2013 Long-Term Incentive Plan;

•

annually review and approve our corporate goals and objectives with respect to compensation for executive officers and, at least annually, evaluate each executive officer’s performance in light of such goals and objectives to set his or her annual compensation, including salary, bonus and equity and non-equity incentive compensation, subject to approval by our board of directors;

•	provide oversight of management’s decisions regarding the performance, evaluation and compensation of other officers;

•

review our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking and to review and discuss, at least annually, the relationship between risk management policies and practices, business strategy and our executive officers’ compensation;

•	assist management in complying with our proxy statement and annual report disclosure requirements;

•	discuss with management the compensation discussion and analysis required by SEC regulations; and

•	prepare a report on executive compensation to be included in our annual proxy statement.

Our compensation committee will have the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation.

Nominating and Corporate Governance Committee

Upon the completion of this offering, our board of directors will establish a nominating and corporate governance committee, which will be comprised of three independent directors, William A. Witte, Gregory P. Lindstrom and Michael J. Berchtold. Mr. Witte will serve as the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee, pursuant to its written charter, will, among other matters:

•

identify individuals qualified to become members of our board of directors and ensure that our board of directors has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds;

•	develop, and recommend to our board of directors for its approval, qualifications for director candidates and periodically review these qualifications with our board of directors;

•	review the committee structure of our board of directors and recommend directors to serve as members or chairs of each committee of our board of directors;

•	review and recommend committee slates annually and recommend additional committee members to fill vacancies as needed;

•

develop and recommend to our board of directors a set of corporate governance guidelines applicable to us and, at least annually, review such guidelines and recommend changes to our board of directors for approval as necessary; and

•	oversee the annual self-evaluations of our board of directors and management.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is, or has ever been, an officer or employee of our company.

Code of Business Conduct and Ethics

Our board of directors will adopt a code of business conduct and ethics that will apply to our officers, directors and any employees. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote the following:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in our communications with and reports to our stockholders, including reports filed with the SEC, and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of business conduct and ethics.

Any waiver of the code of business conduct and ethics for our executive officers, directors or any employees may be made only by our nominating and corporate governance committee and will be promptly disclosed as required by law and New York Stock Exchange regulations.

Limitations on Liabilities and Indemnification of Directors and Officers

For information concerning limitations of liability and indemnification applicable to our directors and officers, see “Description of Capital Stock—Limitations on Liability, Indemnification of Officers and Directors and Insurance.”

Director Compensation

For a discussion of our director compensation arrangements, see “Executive and Director Compensation—Director Compensation.”

EXECUTIVE AND DIRECTOR COMPENSATION

Fiscal 2012 Summary Compensation Table

The following table summarizes information regarding the compensation awarded to, earned by or paid to H. Lawrence Webb, our Chief Executive Officer, Wayne Stelmar, our Chief Financial Officer, Joseph Davis, our Chief Investment Officer, and Thomas Redwitz, our Chief Operating Officer. We refer to these individuals in this section as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
H. Lawrence Webb	2012	$350,000	—	—	—	$350,000
Chief Executive Officer
Wayne Stelmar	2012	$350,000	—	—	—	$350,000
Chief Financial Officer
Joseph Davis	2012	$350,000	—	—	—	$350,000
Chief Investment Officer
Thomas Redwitz	2012	$350,000	—	—	—	$350,000
Chief Operating Officer

Narrative to Summary Compensation Table

Our named executive officers are currently party to employment agreements with us that will be terminated upon completion of this offering. The existing employment agreements were entered into with each of our named executive officers in 2010, and each provides for, among other things, a base salary of $350,000, incentive compensation, if any, based on determination by the board of managers of TNHC LLC, and participation in any benefit plans that may be in effect from time to time. As discussed below under “—Employment Agreements,” upon the completion of this offering, we will enter into new employment agreements with each of our named executive officers.

Employment Agreements

Effective upon the completion of this offering, we will enter into employment agreements with each of Messrs. Webb, Stelmar, Davis and Redwitz. The employment agreements will have an initial term expiring on the third anniversary of the effective date of the employment agreement. Each employment agreement will provide for automatic one-year extensions after the expiration of the initial term, unless either party provides the other with at least 180 days’ prior written notice of non-renewal. The employment agreements will require each named executive officer to dedicate his full business time and attention to the affairs of our company.

The employment agreements will provide for, among other things:

•	an annual base salary of $500,000, $450,000, $450,000 and $450,000, respectively, for Messrs. Webb, Stelmar, Davis and Redwitz;

•	eligibility for annual cash performance bonuses based on the satisfaction of performance goals to be established by our compensation committee;

•	subject to the approval of our compensation committee, eligibility for equity-based compensation awards on the same terms and conditions as other senior executive officers; and

•	participation in any employee benefit plans and programs that are maintained from time to time for our other senior executive officers.

The employment agreements will contain customary employee non-solicitation provisions that apply during the term of the agreements and for two years after the termination of their employment. The employment agreements also will contain standard confidentiality provisions that apply during the term of the agreements and after the termination of their employment.

We may terminate the employment of a named executive officer at any time with or without cause, and the executive may terminate his employment with or without good reason. If we terminate a named executive officer’s employment for cause, or if the named executive officer resigns without good reason, the named executive officer will be entitled to receive any earned but unpaid annual base salary, any earned but unpaid prior-year bonus, reimbursement of expenses incurred prior to the date of termination, accrued vacation and any other paid-time-off and any benefits that have been earned and accrued prior to the date of termination.

If we terminate a named executive officer’s employment without cause or if the named executive officer terminates his employment for good reason or due to disability or death, the named executive officer will be entitled to receive any earned but unpaid annual base salary, any earned but unpaid prior-year bonus, reimbursement of expenses incurred prior to the date of termination, accrued vacation and any other paid-time-off and any benefits that have been earned and accrued prior to the date of termination. In addition we will reimburse the employer-subsidized portion of the premium under our health and dental plans for a period of 24 months, in the case of Mr. Webb, or 12 months, in the case of Messrs. Stelmar, Davis and Redwitz (or until such earlier date on which they obtain substantially similar coverage).

If we terminate a named executive officer’s employment without cause or if the named executive officer terminates his employment for good reason, the named executive officer will also be entitled to receive a lump sum cash payment in an amount equal to one times or, in the case of Mr. Webb, two times the sum of (1) the named executive officer’s annual base salary, plus (2) the highest annual bonus paid to the named executive officer during the previous three calendar years. These severance benefits will be payable only if the named executive officer signs and does not revoke a waiver and release of any claims against us.

Director Compensation

For the fiscal year ended December 31, 2012, members of the board of managers of TNHC LLC received no compensation for services rendered as such members.

Our board of directors will establish a compensation program for our non-employee directors. Pursuant to this compensation program, we will pay the following fees to each of our non-employee directors:

•	an annual retainer of $40,000;

•	$1,000 for each meeting attended in excess of eight meetings per year for our board of directors or any committee;

•

an annual grant of $60,000 of restricted stock units pursuant to our 2013 Long-Term Incentive Plan (or              restricted stock units based upon the midpoint of the price range set forth on the cover page of this prospectus), the initial grant of which will be made upon the pricing of this offering and which restricted stock units will vest one year after the date of grant, subject to continued service. The actual number of restricted stock units will be based upon the price at which the shares are sold to the public in this offering. Once vested, the restricted stock units will be settled for an equal number of shares of our common stock;

•	an additional annual cash retainer of $13,500 to the chair of our audit committee and an additional cash retainer of $8,500 for the other members of the audit committee;

•	an additional annual cash retainer of $9,000 to the chair of our compensation committee and an additional cash retainer of $6,000 for the other members of such committee; and

•	an additional annual cash retainer of $9,000 to the chair of our nominating and corporate governance committee and an additional cash retainer of $6,000 for the other members of such committee.

We will also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including without limitation travel expenses in connection with their attendance in-person at board and committee meetings. Any non-employee director elected or appointed to our board of directors for the first time following the completion of this offering, and, as of the date of each annual meeting after the completion of this offering, each continuing non-employee director, will receive a grant of $60,000 of restricted stock units, based on the trading price of our common stock on the date of grant, which restricted stock units will vest one year after the date of grant subject to continued service. Once vested, the restricted stock units will be settled for an equal number of shares of our common stock. Directors who are employees will not receive any compensation for their services as directors.

Director Stock Ownership Requirement

Each of our non-management directors will be required, within three years of becoming a member of our board, to own shares of our common stock equal to three times the annual cash retainer payable to our non-employee directors.

2013 Long-Term Incentive Plan

Prior to the completion of this offering, our board will have adopted, and our stockholders will have approved, our 2013 Long-Term Incentive Plan to attract and retain directors, officers, employees and consultants. Our 2013 Long-Term Incentive Plan provides for the grant of equity-based awards, including options to purchase shares of common stock, stock appreciation rights, common stock, restricted stock, restricted stock units and performance awards.

Administration of our 2013 Long-Term Incentive Plan and Eligibility

Our 2013 Long-Term Incentive Plan will be administered by our compensation committee, which may delegate certain of its authority under our 2013 Long-Term Incentive Plan to our board of directors or, subject to applicable law, to our Chief Executive Officer or such other executive officer as our compensation committee deems appropriate; provided, that our compensation committee may not delegate its authority under our 2013 Long-Term Incentive Plan to our Chief Executive Officer or any other executive officer with regard to the selection for participation in our 2013 Long-Term Incentive Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, price or amount of an award to such an officer, director or other person.

Our compensation committee has the authority to make awards to eligible participants, which includes our officers, directors, employees and consultants, and persons expected to become our officers, directors, employees or consultants. Our compensation committee also has the authority to determine what form the awards will take, the amount and timing of the awards and all other terms and conditions of the awards. Our compensation committee may not amend or replace any previously granted option or stock appreciation right in a manner that is considered a repricing under stock exchange listing rules without stockholder approval.

Share Authorization

The number of shares of our common stock that may be issued under our 2013 Long-Term Incentive Plan is                 shares, of which no more than                 shares of our common stock in the aggregate may be issued in connection with incentive stock options (which generally are stock options that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)). The number of shares of our common stock available under our 2013 Long-Term Incentive Plan shall be reduced by the sum of the aggregate number of shares of common stock which become subject to outstanding options, outstanding stock appreciation rights, outstanding stock awards and outstanding performance-related awards. To the extent that shares of our common stock subject to an outstanding option, stock appreciation right, stock award or performance award granted under our 2013 Long-Term Incentive Plan are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award or the settlement of such award in cash, then such shares of our common stock generally shall again be available under our 2013 Long-Term Incentive Plan.

In the event of any equity restructuring that causes the per share value of shares of our common stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, then our compensation committee will appropriately adjust the number and class of securities available under our 2013 Long-Term Incentive Plan and the terms of each outstanding award under our 2013 Long-Term Incentive Plan. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization or partial or complete liquidation, our compensation committee may make such equitable adjustments as it determines to be appropriate and equitable to prevent dilution or enlargement of rights of participants. The decision of our compensation committee regarding any such adjustment shall be final, binding and conclusive.

Stock Options

Our 2013 Long-Term Incentive Plan authorizes the grant of incentive stock options and options that do not qualify as incentive stock options, except that incentive stock options will be granted only to persons who are our employees or employees of one of our subsidiaries, in accordance with Section 422 of the Code. The exercise price of each option will be determined by our compensation committee, provided that the price cannot be less than 100% of the fair market value of the shares of our common stock on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive stock option granted to an individual who is a “ten percent stockholder” under Sections 422 and 424 of the Code). The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a “ten percent stockholder”).

Stock Appreciation Rights

Our 2013 Long-Term Incentive Plan authorizes the grant of stock appreciation rights. A stock appreciation right provides the recipient with the right to receive, upon exercise of the stock appreciation right, shares of our common stock or, if provided in the award agreement, cash, or a combination of the two. The amount that the recipient will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of the shares of our common stock on the date of exercise over the shares’ fair market value on the date of grant. Stock appreciation rights will become exercisable in accordance with terms determined by our compensation committee. Stock appreciation rights may be granted in tandem with an option grant or as independent grants. The term of a stock appreciation right cannot exceed, in the case of a tandem stock appreciation right, the expiration, cancellation or other termination of the related option and, in the case of a free-standing stock appreciation right, ten years from the date of grant.

Stock Awards

Our 2013 Long-Term Incentive Plan also provides for the grant of common stock, restricted stock and restricted stock units. Our compensation committee will determine the number of shares of common stock subject to a restricted stock award or restricted stock unit and the restriction period, performance period (if any), the performance measures (if any) and the other terms applicable to a stock award under our 2013 Long-Term Incentive Plan. A restricted stock unit confers on the participant the right to receive one share of common stock or, in lieu thereof, and if provided in the award agreement, the fair market value of such share of common stock in cash. The holders of awards of restricted stock will be entitled to receive dividends, and the holders of awards of restricted stock units may be entitled to receive dividend equivalents.

Performance Awards

Our 2013 Long-Term Incentive Plan also authorizes the grant of performance awards. Performance awards represent the participant’s right to receive an amount of cash, shares of our common stock, or a combination of both, contingent upon the attainment of specified performance measures within a specified period. Our compensation committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance award.

Change in Control

Subject to the terms of the applicable award agreement, upon a “change in control” (as defined in our 2013 Long-Term Incentive Plan), our compensation committee may, in its discretion, determine whether some or all outstanding options and stock appreciation rights shall become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted stock awards and restricted stock unit awards shall lapse in full or in part and whether the performance measures applicable to some or all outstanding awards shall be deemed to be satisfied. Our compensation committee may further require that shares of stock of the corporation resulting from such a change in control, or a parent corporation thereof, be substituted for some or all of our shares of common stock subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to us by the holder, to be immediately cancelled by us, in exchange for a cash payment, shares of capital stock of the corporation resulting from or succeeding us or a combination of both cash and such shares of stock.

Termination; Amendment

Our 2013 Long-Term Incentive Plan will automatically expire on the tenth anniversary of its effective date. Our board of directors may terminate or amend our 2013 Long-Term Incentive Plan at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation. Our compensation committee may amend the terms of any outstanding award under our 2013 Long-Term Incentive Plan at any time. No amendment or termination of our 2013 Long-Term Incentive Plan or any outstanding award may adversely affect any of the rights of an award holder without the holder’s consent.

Initial Awards

Upon the pricing of this offering, we will grant the following awards under our 2013 Long-Term Incentive Plan to the members of our management team, other officers and employees and our non-employee director nominees. In determining the initial awards to be granted, consideration was given to the form and amount of awards typically granted in connection with initial public offerings and the recommendations of Semler, Brossy Consulting Group, LLC, a compensation consultant that has been retained to assist us in making such determinations. We asked Semler Brossy to review compensation information for public homebuilders, provide compensation data related to executives at public homebuilders and provide us with general advice on compensation matters, including the determination of salaries and bonus, if any, amounts for our executive officers and equity awards for officers and directors and other employees.

•

Each of Messrs. H. Lawrence Webb, our Chief Executive Officer, Wayne Stelmar, our Chief Financial Officer, Joseph Davis, our Chief Investment Officer, and Thomas Redwitz, our Chief Operating Officer, will be granted options to purchase              shares in the case of Mr. Webb and              shares each in the case of Messrs. Stelmar, Davis and Redwitz, based upon the midpoint of the price range set forth on the cover page of this prospectus. These options will have a strike price equal to the fair market value of our common stock on the grant date, will vest on the third anniversary of the date of grant subject to continued service, and will expire in 10 years. The actual strike price and the number of shares of common stock subject to options will be based upon the price at which the shares are sold to the public in this offering.

•

Our officers (other than Messrs. Webb, Stelmar, Davis and Redwitz) and employees will be granted              restricted stock units and options to purchase              shares of our common stock (based upon the midpoint of the price range set forth on the cover page of this prospectus) and cash awards in an aggregate amount of $200,000. The actual number of options and restricted stock units will be based upon the price at which the shares are sold to the public in this offering. Once vested, the restricted stock units will be settled for an equal number of shares of our common stock.

•

As part of the annual retainer, each of our non-employee director nominees will be granted restricted stock units, including an initial grant to be made upon the pricing of this offering, as described above.

Registration Statement on Form S-8

In connection with this offering, we intend to file a registration statement on Form S-8 to register the total number of shares of our common stock that may be issued under our 2013 Long-Term Incentive Plan, including the restricted stock units to be granted to our officers (other than Messrs. Webb, Stelmar, Davis and Redwitz), employees and our director nominees, as well as the options to purchase shares of our common stock to be granted to the members of our management team, officers and employees, in each case upon the pricing of this offering pursuant to our 2013 Long-Term Incentive Plan.

Executive Incentive Compensation Plan

Prior to the completion of this offering, we expect to adopt an Executive Incentive Compensation Plan (“Incentive Plan”) to assist us in attracting, motivating and retaining officers and other key employees who have significant responsibility for our growth and long-term success by providing incentive awards that ensure a strong pay-for-performance linkage for such officers and key employees. The material terms of the Incentive Plan are expected to be as follows:

Plan Term. The Incentive Plan will continue in effect until terminated by our board of directors.

Eligible Participants. All of our officers and other key employees will be eligible to participate in the Incentive Plan. Our compensation committee, in its discretion, will select the officers and other key employees to whom awards may from time to time be granted under the Incentive Plan.

Award Types. Under the Incentive Plan, the compensation committee may grant cash incentive award opportunities with respect to each performance period designated by our compensation committee, which may correspond to, or be longer or shorter than, our fiscal year.

Administration. The Incentive Plan will be administered by a committee designated by our board. The compensation committee will have the authority to select the persons who are granted awards under the Incentive Plan, to determine the time when awards will be granted, to determine whether objectives and conditions for earning awards have been met, to determine whether awards will be paid at the end of the award period or deferred and to determine whether an award or payment of an award should be reduced or eliminated. The compensation committee will have full power and authority to administer and interpret the Incentive Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Incentive Plan and for the conduct of its business as the compensation committee deems necessary or advisable. The compensation committee’s interpretations of the Incentive Plan, and all actions taken and determinations made by the compensation committee pursuant to the powers vested in it, are conclusive and binding on all parties concerned, including us, our stockholders and any person receiving an award under the Incentive Plan.

Performance Targets. Under the Incentive Plan, any performance goals applicable to a particular award will be determined by the compensation committee at the time of grant. The performance goals may be one or more of the following corporate-wide or subsidiary, division, operating unit or individual measures, stated in either absolute terms or relative terms, such as rates of growth or improvement: the attainment of a specified fair market value for a specified period of time; earnings per share; return on assets; return on equity; return on investments; return per share of common stock on invested capital; total stockholder return; earnings or net income of the company before or after taxes and/or interest; earnings before interest, taxes, depreciation and amortization; revenues; market share; cash flow or cost-reduction goals; interest expense after taxes; economic value created; gross margin; operating margin; net cash provided by operations; and strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, efficiency and goals relating to acquisitions or divestitures, or any combination of the foregoing.

Adjustments. The compensation committee may provide that the performance targets or the manner in which performance will be measured against the performance targets will be adjusted in such a manner as it deems appropriate, including, without limitation, any adjustments to reflect the impact of specified corporate transactions (such as a stock split or stock dividend), special charges, accounting or tax law changes and other extraordinary or nonrecurring events.

Payment of Awards. Performance-based awards will be payable upon a determination by the compensation committee that the specified performance targets for the preceding payment period were achieved. A participant may elect to defer all or a portion of any award otherwise payable if permitted pursuant to a deferred compensation plan adopted by, or an agreement entered into with us, provided that such deferral complies with Section 409A of the Code.

Delegation of Administrative Authority. The compensation committee, as it deems necessary, may delegate its responsibilities for administering the Incentive Plan to our executives.

Rule 10b5-1 Sales Plan

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate a Rule 10b5-1 plan in some circumstances. Our directors and executive officers also may buy or sell additional shares outside a Rule 10b5-1 plan when they are not in possession of material nonpublic information, subject to compliance with the terms of our policy on insider trading and communications with the public. Our directors and executive officers may not establish any such plan prior to the expiration of the lock-up agreements described under “Underwriting.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Upon the completion of this offering, our executive officers, directors, director nominees and other related parties will receive material financial and other benefits, including the following:

Employment Agreements

H. Lawrence Webb, Wayne Stelmar, Joseph Davis and Thomas Redwitz will serve as our Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Chief Operating Officer, respectively. Upon the completion of this offering, we will enter into employment agreements with each of these officers, which employment agreements will provide for salary, bonus and other benefits and severance upon a termination of employment under certain circumstances. We may enter into similar employment arrangements with certain executive officers that we hire in the future. See “Executive and Director Compensation—Employment Agreements” for a description of the material terms of the employment agreements.

Grants Under our 2013 Long-Term Incentive Plan

Each of Messrs. H. Lawrence Webb, our Chief Executive Officer, Wayne Stelmar, our Chief Financial Officer, Joseph Davis, our Chief Investment Officer, and Thomas Redwitz, our Chief Operating Officer, will be granted options to purchase              shares in the case of Mr. Webb and              shares each in the case of Messrs. Stelmar, Davis and Redwitz, based upon the midpoint of the price range set forth on the cover page of this prospectus, upon the pricing of this offering pursuant to our 2013 Long-Term Incentive Plan. These options will have a strike price equal to the fair market value of our common stock on the grant date, will vest on the third anniversary of the date of grant, subject to continued service, and will expire in 10 years. The actual strike price and the number of shares of common stock subject to options will be based upon the price at which the shares are sold to the public in this offering.

Our officers (other than Messrs. Webb, Stelmar, Davis and Redwitz) and employees will be granted              restricted stock units and options to purchase              shares of our common stock upon the pricing of this offering pursuant to our 2013 Long-Term Incentive Plan, and cash awards in an aggregate amount of $200,000. The actual number of restricted stock units and the strike price and the number of shares subject to options will be based upon the price at which the shares are sold to the public in this offering. Once vested, the restricted stock units will be settled for an equal number of shares of our common stock.

As part of the annual retainer, each of our non-employee director nominees will be granted $60,000 of restricted stock units (or, for the initial grant,              restricted stock units based upon the midpoint of the price range set forth on the cover page of this prospectus), including an initial grant to be made upon the pricing of this offering pursuant to our 2013 Long-Term Incentive Plan, which restricted stock units will vest one year from the date of grant, subject to continued service. The actual number of restricted stock units for the initial grant will be based upon the price at which the shares are sold to the public in this offering. Once vested, the restricted stock units will be settled for an equal number of shares of our common stock.

Indemnification Agreements

Upon the completion of this offering, we will enter into an indemnification agreement with each of our officers and directors. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. See “Description of Capital Stock—Limitations on Liability, Indemnification of Officers and Directors and Insurance.”

Registration Rights

We will enter into a registration rights agreement with the members of TNHC LLC, including the members of our management team, with respect to the shares of our common stock that they will receive as part of our formation transactions. We refer to these shares collectively as the “registrable shares.” Pursuant to the registration rights agreement, we will grant the members of TNHC LLC and their direct and indirect transferees shelf registration rights requiring us to file a shelf registration statement and to maintain the effectiveness of such registration statement so as to allow sales thereunder from time to time, demand registration rights to have the resale of the registrable shares registered, and, in certain circumstances, the right to “piggy-back” the registrable shares in registration statements we might file in connection with certain future public offerings.

Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

Joint Ventures

During the years ended December 31, 2012 and 2011, we incurred construction-related costs on behalf of our unconsolidated joint ventures totaling $2,231,559 and $411,235, respectively. As of December 31, 2012 and 2011, $51,160 and $40,549 are reflected as due from affiliates in our consolidated balance sheets, respectively.

We have entered into agreements with our unconsolidated joint ventures to provide management services related to the underlying projects. Pursuant to such management agreements, we receive overhead fees based on each project’s revenues. During the years ended December 31, 2012 and 2011, we earned and received $2,949,365 and $844,411, respectively, in overhead fees, which have been recorded as fee building revenue in our consolidated statements of operations.

During the year ended December 31, 2012, we received $113,563 from one of our unconsolidated joint ventures for certain loan guaranties provided over a 12-month period by us on behalf of the unconsolidated joint venture. We deferred these fees as unearned income at the point the guarantee was executed and the cash was received. For the year ended December 31, 2012, we have recognized $85,172 of these fees as guaranty fee income, in our consolidated statements of operations. As of December 31, 2012, the remaining deferred portion of the fees was $28,391, which is reflected as deferred income from affiliate in our consolidated balance sheets.

IHP, one of TNHC LLC’s members and, subsequent to the completion of our formation transactions, one of our shareholders, issued an unsecured promissory note to us on December 13, 2012. The note provides for a commitment of $5,500,000, of which $1,000,000 had been funded as of December 31, 2012 and is included in notes payable to member in our consolidated balance sheets. The note bears interest at 14% per annum and matures on June 13, 2013.

We are a member in the TNHC-W CV joint venture, in which we currently have a 50% capital interest and which is under contract to acquire the Calabasas project in Calabasas, California. Watt Communities, LLC, one of TNHC LLC’s members and, subsequent to the completion of our formation transactions, one of our shareholders, is our partner in this joint venture. As of March 31, 2013, Watt Communities, LLC had contributed $760,500 of capital to the joint venture.

Investor Rights Agreement

Pursuant to an investor rights agreement that we will enter into with our non-management institutional investors prior to the completion of this offering, each non-management institutional investor will have the right to nominate one member of our board for as long as it owns 4% or more of our outstanding common stock (excluding shares of common stock that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares). Each non-management institutional investor will agree to vote all shares of our common stock that it owns in favor of Messrs. Webb or Berchtold (or, if at that time nominated as a director, Messrs. Stelmar, Davis or Redwitz) in any election in which Messrs. Webb or Berchtold (or, as the case may be, Messrs. Stelmar, Davis or Redwitz) is a director nominee, and each of Messrs. Webb, Stelmar, Davis and Redwitz will agree to vote all shares of our common stock that he owns in favor of the nominees of the non-management institutional investors in any election of directors in which a non-management institutional investor nominee is a director nominee for as long as such non-management institutional investor owns at least 4%.

Advisory Services of Berchtold Capital Partners

Berchtold Capital Partners, an entity owned by Mr. Michael Berchtold, one of our non-employee director nominees, serves as an advisor to us, providing us with general advice and guidance in connection with our becoming a public company, as well as assisting us with the selection of the members of our board of directors, the selection of and interacting with our compensation consultant and advising our executives and our board of managers regarding governance and compensation matters. We will pay Berchtold Capital Partners $500,000 for providing us with these services.

Share Purchase from Non-Management Institutional Investors

We will enter into an agreement with our non-management institutional investors. Pursuant to such agreement, our non-management institutional investors will agree to sell to us, and we will agree to buy from our non-management institutional investors, on a pro rata basis, up to              shares of our common stock, if the underwriters exercise their option to purchase additional shares of our common stock from us. The aggregate number of shares that we will purchase from our non-management institutional investors pursuant to such agreement will be the same number of shares, if any, that we sell to the underwriters pursuant to the exercise of such option. The price per share of common stock that we will pay to purchase these shares from our non-management institutional investors will be equal to the price per share of common stock sold to the public pursuant to this offering, less the underwriting discount.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock immediately prior to and immediately after the completion of this offering by (1) each of our directors and director nominees, (2) each of our executive officers, (3) all of our directors, director nominees and executive officers as a group and (4) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over that security. A security holder is also deemed to be, as of any date, the beneficial owner of all securities over which such security holder has the right to acquire voting or investment power within 60 days after that date, including through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement.

The percentages reflect beneficial ownership immediately prior to and immediately after the completion of this offering as determined in accordance with Rule 13d-3 under the Exchange Act and are based on              shares of our common stock outstanding as of the date immediately prior to the completion of this offering and              shares of our common stock outstanding as of the date immediately following the completion of this offering, in each case after giving effect to our formation transactions. We have granted the underwriters an option to purchase up to              additional shares of our common stock. If the underwriters exercise their option to purchase additional shares of our common stock from us, we will use the net proceeds from the sale of those additional shares to purchase an equivalent number of shares of our common stock from our non-management institutional investors. Except as noted below, the address for all beneficial owners in the table below is 95 Enterprise, Suite 325, Aliso Viejo, California 92656.

Amount and Nature of Beneficial Ownership
	Immediately Prior to this Offering			Immediately After this Offering(1)			Immediately After this Offering (Assuming Full Exercise of the Underwriters’ Option to Purchase Additional Shares and the Related Repurchase of Shares from our Non-Management Institutional Investors)
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage		Shares Beneficially Owned	Percentage		Shares Beneficially Owned	Percentage
H. Lawrence Webb (1)(2)(3)(4)			%			%			%
Wayne Stelmar (1)(3)(5)(6)			%			%			%
Joseph Davis (1)(3)(7)(8)			%			%			%
Thomas Redwitz (1)(3)(9)(10)			%			%			%
David Berman (11)(12)			%			%			%
Douglas C. Neff (13)(14)			%			%			%
Michael Berchtold (15)	—	*		—	*		—	*
Nadine Watt (16)(17)			%			%			%
Sam Bakhshandehpour (15)	—	*		—	*		—	*
Gregory P. Lindstrom (15)	—	*		—	*		—	*
William A. Witte (15)	—	*		—	*		—	*
Cathey S. Lowe (15)	—	*		—	*		—	*
All directors, director nominees and executive officers as a group (12 persons) (2)(4)(5)(6) (7)(8)(9)(10)(11)(13)(15)(16)			%			%			%

Amount and Nature of Beneficial Ownership
	Immediately Prior to this Offering			Immediately After this Offering(1)			Immediately After this Offering (Assuming Full Exercise of the Underwriters’ Option to Purchase Additional Shares and the Related Repurchase of Shares from our Non-Management Institutional Investors)
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage		Shares Beneficially Owned	Percentage		Shares Beneficially Owned	Percentage
More than 5% Stockholders:
TNHC Partners LLC (1)(3)			%	—	*		—	*
IHP Capital Partners VI, LLC (14)			%			%			%
Watt/TNHC LLC (17)			%			%			%
TCN/TNHC LP (11)(12)			%			%			%

*	Represents less than 1% of the number of shares of our common stock outstanding.
(1)

As part of our formation transactions, the members of TNHC LLC will receive an aggregate of             shares of our common stock in connection with the exchange of their membership interest in TNHC LLC. The members of TNHC LLC include an entity owned by our executive management team and our three non-management institutional investors. See “Note Regarding Ownership of Shares Reflected in this Prospectus.”

(2)	Includes shares of our common stock owned by the Hadley-Webb Family Trust (of which Mr. Webb is a trustee).
(3)

The Hadley-Webb Family Trust (of which Mr. Webb is a trustee), the W. and L. Stelmar Trust (of which Mr. Stelmar is a trustee), the Joseph and Terri Davis Family Trust (of which Mr. Davis is a trustee) and the Redwitz Family Trust (of which Mr. Redwitz is a trustee) are the only members of TNHC Partners LLC. Messrs. Webb, Stelmar, Davis and Redwitz may be deemed to share voting power and dispositive power over the shares of our common stock owned by TNHC Partners LLC. Each of Messrs. Webb, Stelmar, Davis and Redwitz disclaims beneficial ownership of the shares of our common stock owned by TNHC Partners LLC except to the extent of any pecuniary interest therein.

(4)

Excludes              shares of our common stock issuable upon the exercise of options to be granted to Mr. Webb upon the pricing of this offering pursuant to our 2013 Long-Term Incentive Plan (with a strike price based upon the midpoint of the price range set forth on the cover page of this prospectus). The actual strike price and number of shares subject to options will be based upon the price at which the shares are sold to the public in this offering.

(5)	Includes shares of our common stock owned by the W. and L. Stelmar Trust (of which Mr. Stelmar is a trustee).
(6)

Excludes              shares of our common stock issuable upon the exercise of options to be granted to Mr. Stelmar upon the pricing of this offering pursuant to our 2013 Long-Term Incentive Plan (with a strike price based upon the midpoint of the price range set forth on the cover page of this prospectus). The actual strike price and number of shares subject to options will be based upon the price at which the shares are sold to the public in this offering.

(7)	Includes shares of our common stock owned by the Joseph and Terri Davis Family Trust (of which Mr. Davis is a trustee).
(8)

Excludes              shares of our common stock issuable upon the exercise of options to be granted to Mr. Davis upon the pricing of this offering pursuant to our 2013 Long-Term Incentive Plan (with a strike price based upon the midpoint of the price range set forth on the cover page of this prospectus). The actual strike price and number of shares subject to options will be based upon the price at which the shares are sold to the public in this offering.

(9)	Includes shares of our common stock owned by the Redwitz Family Trust (of which Mr. Redwitz is a trustee).
(10)

Excludes              shares of our common stock issuable upon the exercise of options to be granted to Mr. Redwitz upon the pricing of this offering pursuant to our 2013 Long-Term Incentive Plan (with a strike price based upon the midpoint of the price range set forth on the cover page of this prospectus). The actual strike price and number of shares subject to options will be based upon the price at which the shares are sold to the public in this offering.

(11)

Excludes $60,000 of restricted stock units to be granted to Mr. Berman upon the pricing of this offering pursuant to our 2013 Long-Term Incentive Plan (or             restricted stock units based upon the midpoint of the price range set forth on the cover page of this prospectus). The actual number of restricted stock units will be based upon the price at which the shares are sold to the public in this offering. Mr. Berman is Chairman and Chief Executive Officer of Tricon Capital Group, Inc., one of our non-management institutional investors.

(12)

TCN/TNHC GP LLC has voting and dispositive power over the shares of our common stock held by TCN/TNHC LP. Mr. Berman disclaims beneficial ownership of the shares of our common stock owned by TCN/TNHC LP except to the extent of any pecuniary interest therein.

(13)

Excludes $60,000 of restricted stock units to be granted to Mr. Neff upon the pricing of this offering pursuant to our 2013 Long-Term Incentive Plan (or             restricted stock units based upon the midpoint of the price range set forth on the cover page of this prospectus). The actual number of restricted stock units will be based upon the price at which the shares are sold to the public in this offering. Mr. Neff is a Managing Partner and President of IHP Capital Partners, one of our non-management institutional investors.

(14)

Institutional Housing Partners VI L.P. has voting and dispositive power over the shares of our common stock held by IHP Capital Partners VI LLC. Mr. Neff disclaims beneficial ownership of the shares of our common stock owned by IHP Capital Partners VI LLC except to the extent of any pecuniary interest therein.

(15)

Excludes $60,000 of restricted stock units to be granted to each of Messrs. Berchtold, Bakhshandehpour, Lindstrom and Witte and Ms. Lowe upon the pricing of this offering pursuant to our 2013 Long-Term Incentive Plan (or             restricted stock units based upon the midpoint of the price range set forth on the cover page of this prospectus). The actual number of restricted stock units will be based upon the price at which the shares are sold to the public in this offering.

(16)

Excludes $60,000 of restricted stock units to be granted to Ms. Watt upon the pricing of this offering pursuant to our 2013 Long-Term Incentive Plan (or             restricted stock units based upon the midpoint of the price range set forth on the cover page of this prospectus). The actual number of restricted stock units will be based upon the price at which the shares are sold to the public in this offering. Ms. Watt is President of Watt Companies, an affiliate of one of our non-management institutional investors.

(17)

Watt Residential LLC has voting and dispositive power over the shares of our common stock held by Watt/TNHC LLC. Ms. Watt disclaims beneficial ownership of the shares of our common stock owned by Watt/TNHC LLC except to the extent of any pecuniary interest therein.

Note Regarding Ownership of Shares Reflected in this Prospectus

As part of our formation transactions, the members of TNHC LLC will receive an aggregate of                 shares of our common stock in connection with the exchange of their membership interests in TNHC LLC. The members of TNHC LLC include an entity owned by our executive management team and our three non-management institutional investors. In accordance with the TNHC LLC operating agreement, the allocation of                  shares of our common stock to be received by the respective members of TNHC LLC as part of our formation transaction depends upon the value per share of our common stock in this offering. The allocation of shares among the members of TNHC LLC reflected in this prospectus is for illustrative purposes and is based upon the midpoint of the price range set forth on the cover page of this prospectus. The actual allocation of shares among the members of TNHC LLC will be based upon the initial public offering price. Such allocation will not change the aggregate number of shares of common stock received by members of TNHC LLC as part of our formation transactions and only effects how many shares are allocated to each respective member.

Assuming an offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, the number of shares allocated to the entity owned by our executive management team would be                 shares and the number of shares allocated to our non-management institutional investors would be                 shares. If the initial public offering price of shares of common stock in our initial public offering is $1.00 higher than the midpoint (or $             per share), our executive management team will be allocated                 shares and our non-management institutional investors will be allocated                 shares. If the initial public offering price of shares of common stock is $1.00 lower than the midpoint (or $             per share), our executive management team will be allocated                  shares and our non-management institutional investors will be allocated                  shares.

DESCRIPTION OF CAPITAL STOCK

The following description is intended as a summary of our certificate of incorporation (which we refer to as our “charter”) and our bylaws, which will become effective prior to the completion of this offering and the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the DGCL.

General

Prior to the completion of this offering, TNHC LLC will be converted from a Delaware limited liability company into a Delaware corporation and renamed The New Home Company Inc. and the members of TNHC LLC will receive an aggregate of                  shares of our common stock in connection with the conversion of their membership interests in TNHC LLC. Upon the completion of this offering and our formation transactions, our authorized capital stock will consist of 500,000,000 shares of common stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock. Immediately prior to this offering, after giving effect to our formation transactions, there will be                  shares of our common stock outstanding. Upon the completion of this offering, as a result of the issuance of                  shares in this offering by us, there will be                  shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

•

Voting Rights. Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes cast by the shares of common stock present in person or represented by proxy and entitled to vote.

•

Dividends. Subject to the rights of the holders of any preferred stock which may be outstanding from time to time, the holders of common stock are entitled to receive dividends as, when and if dividends are declared by our board of directors out of assets legally available for the payment of dividends. We currently intend to retain our future earnings, if any, to finance the development and expansion of our business and, therefore, do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments and such other factors as our board of directors deems relevant.

•

Liquidation. In the event of a liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors and any holders of preferred stock, our remaining assets, if any, will be distributed ratably among the holders of shares of common stock on a per share basis.

•

Rights and Preferences. Our common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

•	Merger. In the event we merge or consolidate with or into another entity, holders of each share of common stock generally will be entitled to receive the same per share consideration.

Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “NWHM.”

Preferred Stock

Our charter will provide that our board of directors has the authority, without action by the stockholders, to designate and issue up to 50,000,000 shares of preferred stock in one or more classes or series and to fix the powers, rights, preferences and privileges of each class or series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series. The rights fixed as to any class or series of preferred stock may be greater than the rights of the holders of the common stock. There will be no shares of preferred stock outstanding immediately after the completion of this offering. Any issuance of shares of preferred stock could adversely affect the voting power and liquidation rights of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control that might otherwise be favorable to our common stockholders. We have no present plans to issue any shares of preferred stock.

Anti-Takeover Effects of Our Charter, Our Bylaws and Delaware Law

Some provisions of Delaware law and our charter and bylaws will contain provisions that could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of us. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage anyone seeking to acquire control of us to negotiate first with our board of directors. However, these provisions may also delay, deter or prevent a change in control or other takeover of our company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock, and also may limit the price that investors are willing to pay in the future for our common stock. These provisions may also have the effect of preventing changes in our management.

Our charter will divide our board of directors into three classes. The initial term of the directors who are members of Class 1 will expire in 2014, the initial term of the directors who are members of Class 2 will expire in 2015, and the initial term of the Class 3 directors will expire in 2016. Beginning in 2014, our stockholders will elect directors for three year terms upon the expiration of their current terms. Our stockholders will elect only one class of directors each year. We believe that classification of our board of directors will help to assure the continuity of our business strategies and policies. The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of our stockholders will generally be required to effect a change in a majority of our board of directors.

Our Charter and Bylaws

Our charter and bylaws will include anti-takeover provisions that:

•	divide our directors into three classes, with the term of one class expiring each year, which could delay a change in our control;

•

authorize our board of directors, without further action by the stockholders, to issue up to 50,000,000 shares of preferred stock in one or more classes or series, and to fix the number of shares constituting each class or series and establish the rights and other terms of that class or series;

•	require that actions to be taken by our stockholders may be taken only at an annual or special meeting of our stockholders and not by written consent;

•

specify that special meetings of our stockholders can be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors then in office, the chairman of our board of directors or our chief executive officer;

•	establish advance notice procedures for stockholders to submit nominations of candidates for election to our board of directors and other proposals to be brought before a stockholders’ meeting;

•	provide that our bylaws may be amended by our board of directors without stockholder approval;

•	allow our directors to establish the size of our board of directors by action of our board, subject to a minimum of three members;

•

provide that vacancies on our board of directors or newly created directorships resulting from an increase in the number of our directors may be filled only by a majority of directors then in office, even though less than a quorum;

•	do not give the holders of our common stock cumulative voting rights with respect to the election of directors; and

•	prohibit us from engaging in certain business combinations with any “interested stockholder” unless specified conditions are satisfied as described below under “—Business Combinations.”

Business Combinations

We have opted out of Section 203 of the DGCL, which regulates corporate takeovers. However, our charter contains provisions that are similar to Section 203 of the DGCL. Specifically, our charter provides that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the person became an interested stockholder, unless:

•

prior to the time that person became an interested stockholder, our board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to the time the person became an interested stockholder, the business combination is approved by our board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, consolidation, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. This provision could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us in transactions that may otherwise be favorable to our stockholders.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our charter and bylaws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as our director or officer, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our charter and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance to protect us, our directors, officers and certain employees for some liabilities. The limitation of liability and indemnification provisions in our charter may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief, such as injunction or rescission, in the event of a breach of a director’s duty of care. The provisions will also not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Upon the completion of this offering, we will enter into an indemnification agreement with each of our officers and directors. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability and indemnification provisions in our charter and bylaws and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for the shares of our common stock will be American Stock Transfer & Trust Company, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon the completion of this offering, we will have outstanding                 shares of our common stock.

Of these shares, the                  shares sold in this offering (or                  shares if the underwriters fully exercise their option to purchase additional shares) will be freely transferable without restriction or further registration under the Securities Act, except any shares acquired by our affiliates. The remaining                 shares of our common stock (or                  shares if the underwriters fully exercise their option to purchase additional shares, after giving effect to our use of the net proceeds from the sale of those additional shares to purchase an equivalent number of shares of our common stock from our non-management institutional investors) will be “restricted shares” as defined in Rule 144 of the Securities Act.

Prior to this offering, there has been no market for shares of our common stock. Although our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “NWHM,” an active trading market for the shares of our common stock may never develop or if one develops, it may not be sustained following this offering. No assurance can be given as to (1) the likelihood that an active market for common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell their shares or (4) the prices that stockholders may obtain for any of their shares. No prediction can be made as to the effect, if any, that future sales of shares of our common stock, or the availability of shares of our common stock for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock. See “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock.”

Rule 144

After giving effect to our formation transactions and this offering,                  shares of our outstanding common stock (or, if the underwriters fully exercise their option to purchase additional shares, after giving effect to our use of the net proceeds from the sale of those additional shares to purchase an equivalent number of shares of our common stock from our non-management institutional investors,                  shares) will be “restricted securities” under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act or an exemption from registration, including the exemption provided by Rule 144.

In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale of restricted securities for which a six-month holding period has elapsed since the restricted securities were acquired from us or any of our affiliates may sell those securities, subject only to the availability of current public information about us. After a one-year holding period has elapsed, such a non-affiliated person may sell those restricted securities without further restriction under Rule 144.

Generally, an affiliate of ours who holds restricted securities for which a six-month holding period has elapsed may sell those restricted securities pursuant to Rule 144, except that:

•	the number of securities sold, when taken together with the number of securities sold by that affiliate and certain related persons within the preceding three months, does not exceed the greater of:

•	1% of the shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC;

•

we must have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and have filed all required reports (other than current reports on Form 8-K) during that time period; and

•	certain manner-of-sale and notice provisions are satisfied.

Assuming the underwriters do not exercise their option to purchase additional shares from us, all                  shares of our common stock that will be outstanding immediately before this offering will become eligible under Rule 144 for sale in the public market from time to time after the effective date of the registration statement relating to this prospectus upon expiration of their applicable holding periods, subject to the volume limitation, public notice, manner-of-sale and current public information requirements of Rule 144.

The above does not override the contractual restrictions on sales pursuant to the lock-up agreements described below.

2013 Long-Term Incentive Plan

We expect to adopt an equity incentive plan in connection with this offering. The number of shares of our common stock that may be issued under our 2013 Long-Term Incentive Plan is                  shares. Assuming an initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, upon the pricing of this offering, we expect to grant                  restricted stock units to our officers (other than Messrs. Webb, Stelmar, Davis and Redwitz) and employees and our non-employee director nominees, as well as options to purchase                  shares of our common stock to the members of our management team, other officers and employees, in each case pursuant to our 2013 Long-Term Incentive Plan. The actual number of restricted stock units and the strike price and the number of shares of common stock subject to options will be based upon the price at which the shares are sold to the public in this offering. We expect to have                  shares of our common stock reserved for future issuance under our 2013 Long-Term Incentive Plan. For a description of our 2013 Long-Term Incentive Plan and the initial awards to be made pursuant to such plan, see “Executive and Director Compensation—2013 Long-Term Incentive Plan.”

In connection with this offering, we intend to file a registration statement on Form S-8 to register the issuance of the total number of shares of our common stock that may be issued under our 2013 Long-Term Incentive Plan, including shares of common stock issuable upon the vesting of the restricted stock units to be granted to the members of our management team, other officers and employees and our director nominees, as well as the shares of our common stock issuable upon exercise of the options to be granted to the members of our management team, in each case upon the pricing of this offering pursuant to our 2013 Long-Term Incentive Plan.

Registration Rights

We will enter into a registration rights agreement with the members of TNHC LLC, including the members of our management team, with respect to the shares of our common stock that they will receive as part of our formation transactions. We refer to these shares collectively as the “registrable shares.” Pursuant to the registration rights agreement, we will grant the members of TNHC LLC and their direct and indirect transferees shelf registration rights requiring us to file a shelf registration statement and to maintain the effectiveness of such registration statement so as to allow sales thereunder from time to time, demand registration rights to have the resale of the registrable shares registered, and, in certain circumstances, the right to “piggy-back” the registrable shares in registration statements we might file in connection with certain future public offerings.

Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

Lock-Up Agreements

In connection with this offering, we and our officers and directors, TNHC Partners LLC and our non-management institutional investors and others have agreed that for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock, subject to certain exceptions. Citigroup Global Markets Inc., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. If the restrictions under the lock-up agreements are waived, shares of our common stock may become available for resale into the market, subject to applicable law, which could reduce the market price for our common stock. See “Underwriting.”

CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax consequences to you of the acquisition, ownership and disposition of shares of our common stock offered pursuant to this prospectus. This discussion is not a complete analysis of all of the potential U.S. federal income tax consequences relating thereto, nor does it address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS all as in effect as of the date of this prospectus. These authorities may change, possibly retroactively, or be interpreted differently, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of the shares of our common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who purchase shares of our common stock pursuant to this prospectus and who hold the shares of our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt organizations;

•	“S” corporations, partnerships or other pass-through entities;

•	traders in securities that elect to mark to market;

•	regulated investment companies and real estate investment trusts;

•	broker-dealers or dealers in securities or currencies;

•	United States expatriates;

•	persons subject to the alternative minimum tax;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons holding our stock as a hedge against currency risks or as a position in a straddle; or

•	U.S. holders (as defined below) whose functional currency is not the United States dollar.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the specific U.S. federal income tax consequences to them.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF SHARES OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of shares of our common stock who, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or in the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a United States person.

A “non-U.S. holder” is any beneficial owner of our common stock that is neither a “U.S. holder” nor a partnership.

Taxation of U.S. Holders

Distributions on Shares of Our Common Stock

If we make cash or other property distributions on shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to certain limitations, these distributions may be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. In general, a dividend distribution to a corporate U.S. holder may qualify for the 70% dividends received deduction if the U.S. holder owns less than 20% of the voting power and value of our stock. Dividends paid to non-corporate U.S. holders generally will qualify for taxation at reduced rates if such U.S. holders meet certain holding period and other applicable requirements. The reduced rate will not, however, apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment expense. Distributions in excess of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles, will constitute a return of capital and will first be applied against and reduce a U.S. holder’s tax basis in the shares of our common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s tax basis in its shares of our common stock will be taxable as capital gain realized on the sale or other disposition of the shares of our common stock and will be treated as described under “—Sale or Other Taxable Dispositions of Shares of Our Common Stock” below.

Sale or Other Taxable Dispositions of Shares of Our Common Stock

If a U.S. holder sells or disposes of shares of our common stock, such U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the U.S. holder’s adjusted basis in the shares of our common stock for U.S. federal income tax purposes. This gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the shares of our common stock for more than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information reporting will generally apply to a U.S. holder with respect to payments of dividends on shares of our common stock and to certain payments of proceeds on the sale or other disposition of shares of our common stock unless the U.S. holder is an exempt recipient. Certain U.S. holders may be subject to U.S. backup withholding on payments of dividends on shares of our common stock and certain payments of proceeds on the sale or other disposition of shares of our common stock unless the beneficial owner of shares of our common stock furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the IRS.

Medicare Tax

A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes dividends, and net gains from the disposition of common stock, unless such income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our common stock.

Taxation of Non-U.S. Holders

Distributions on Shares of Our Common Stock

Distributions that are treated as dividends (see “—Taxation of U.S. Holders—Distributions on Shares of Our Common Stock”) generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such non-U.S. holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds shares of our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the shares of our common stock are effectively connected with such non-U.S. holder’s U.S. trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Although exempt from U.S. federal withholding tax, any dividends paid on shares of our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Distributions that are not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a non-U.S. holder’s tax basis in its shares of our common stock may be subject to U.S. federal income tax as gain realized on the sale or other disposition of the shares of our common stock as described under “—Sale or Other Taxable Dispositions of Shares of Our Common Stock” below.

Sale or Other Taxable Dispositions of Shares of Our Common Stock

Subject to the discussion of backup withholding and withholding tax relating to foreign accounts below, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the common stock, unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•

our common stock constitutes a “United States real property interest” (“USRPI”) within the meaning of the Foreign Investment in Real Property Tax Act (“FIRPTA”) by reason of our status as a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, because of our anticipated holdings of United States real property interests following the completion of our formation transactions, we believe we will be and will remain a USRPHC for U.S. federal income tax purposes. Because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests, it is possible we may not remain a USRPHC in the future. As a USRPHC, if a class of our stock is regularly traded on an established securities market (such as the New York Stock Exchange), such stock will be treated as a USRPI only with respect to a non-U.S. holder that actually or constructively holds more than five percent of such class of stock at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period for such stock. We anticipate that our common stock will be regularly traded on an established securities market following this offering. However, no assurance can be given in this regard and no assurance can be given that our common stock will remain regularly traded in the future. Non-U.S. holders should consult their tax advisors concerning the consequences of disposing of shares of our common stock.

If gain on the sale or other taxable disposition of shares of our common stock were subject to taxation under FIRPTA as a sale of a USRPI, the non-U.S. holder would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale or other taxable disposition of shares of our common stock is subject to tax under FIRPTA, and if the shares of our common stock are not regularly traded on an established securities market, the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price. A non-U.S. holder also will be required to file a U.S. federal income tax return for any taxable year in which it realizes a gain from the disposition of our common stock that is subject to U.S. federal income tax.

Backup Withholding Tax and Information Reporting

We must report annually to each non-U.S. holder of shares of our common stock and to the IRS the amount of payments on the shares of our common stock paid to such non-U.S. holder and the amount of any tax withheld with respect to those payments. These information reporting requirements apply even if no withholding was required because the payments were effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to distribution payments to a non-U.S. holder of shares of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax Relating to Foreign Accounts

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, shares of our common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have entered into an intergovernmental agreement with the United States governing these withholding taxes and reporting requirements may be subject to different rules.

Final Treasury Regulations and a recently released IRS notice provide that the withholding provisions described above will generally apply to payments of dividends made on or after July 1, 2014 and to payments of gross proceeds from a sale or other disposition of stock on or after January 1, 2017.

The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of shares of our common stock, including the applicability and effect of any state, local or foreign tax laws, and of any pending or subsequent changes in applicable laws.

UNDERWRITING

Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Credit Suisse Securities (USA) LLC
Zelman Partners LLC

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $             per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                  additional shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering. If the underwriters exercise this option, we will use the net proceeds from the sale of those additional shares to purchase an equivalent number of shares of our common stock from our non-management institutional investors.

We and our officers and directors, TNHC Partners LLC and our non-management institutional investors, and others have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock, subject to certain exceptions. Citigroup Global Markets Inc., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice.

At our request, the underwriters have reserved up to 5% of the shares for sale at the initial public offering price to persons who are directors, officers or employees, or who are otherwise associated with us, through a directed share program. The number of shares available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Except for persons who have entered into lock-up agreements as described above, each person buying shares through the directed share program has agreed that, for a period of 180 days from the date of this prospectus, he or she will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock with respect to shares purchased in the program. However, for persons purchasing shares through the directed share program who have entered into a lock-up agreement as described above, that lock-up agreement shall govern with respect to their purchases. Citigroup Global Markets Inc., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares offered. We have agreed to indemnify the underwriters and their control persons against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

Prior to this offering, there has been no public market for our shares. Consequently, the initial public offering price for the shares was determined by negotiations among us, our non-management institutional investors and the underwriters. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “NWHM.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Paid by Us
	No Exercise	Full Exercise

Per share	$	$
Total	$	$

We estimate that our total expenses of this offering will be $            . The underwriters have agreed to reimburse us $             for certain of our out-of-pocket expenses associated with this offering.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ over-allotment option.

•	Covering transactions involve purchases of shares either pursuant to the underwriters’ over-allotment option or in the open market in order to cover short positions.

•

To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase shares in the open market or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters and their control persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters or their control persons may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors, as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1 or -2° or -3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

•	you confirm and warrant that you are either:

•	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

•

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

•	a person associated with the company under section 708(12) of the Corporations Act; or

•

a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance; and

•

you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the shares of our common stock offered hereby, will be passed upon for us by Sidley Austin LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, Los Angeles, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements as of and for the years ended December 31, 2012 and 2011, for the period from August 18, 2010 through December 31, 2010, and for our predecessor company as for the period from January 1, 2010 through August 17, 2010, as set forth in their report. We have included our and our Predecessor’s financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as an expert in accounting and auditing.

Additionally, Ernst & Young, LLP, independent registered public accounting firm, has audited the consolidated financial statements of LR8 Investors, LLC, one of our unconsolidated joint ventures, as of and for the years ended December 31, 2012 and 2011, and for the period from September 22, 2010 through December 31, 2010, as set forth in their report. We have included financial statements of LR8 Investors, LLC in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as an expert in accounting and auditing.

Unless otherwise indicated, all statistical and economic market data included in this prospectus, and in particular in the sections entitled “Summary,” “Market Opportunity” and “Our Business,” is derived from market information prepared for us by JBREC, a nationally recognized independent research provider and consulting firm, and is included in this prospectus in reliance on JBREC’s authority as an expert in such matters. We have paid JBREC a fee of $41,000 for its services, plus an amount charged at an hourly rate for additional information we may require from JBREC from time to time in connection with its services.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and the accompanying exhibits.

A copy of the registration statement and the accompanying exhibits and any other document we file may be inspected without charge at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the public reference room upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are available to the public from the SEC’s website at www.sec.gov.

Upon the completion of this offering, we will be subject to the information and periodic reporting requirements of the Exchange Act applicable to a company with securities registered pursuant to Section 12 of the Exchange Act. In accordance therewith, we will file proxy statements, periodic information and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at thenewhomecompany.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in and is not a part of this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PAGE
The New Home Company Inc.

Pro Forma Consolidated Balance Sheet as of March 31, 2013 (Unaudited)	F-3

Pro Forma Consolidated Statements of Operations for the Three Months Ended March 31, 2013 and for the Year Ended December 31, 2012 (Unaudited)	F-4

Notes to Pro Forma Financial Statements	F-6

The New Home Company LLC and The New Home Company Predecessor

Report of Independent Registered Public Accounting Firm	F-7

Consolidated Balance Sheets as of March 31, 2013 (Unaudited) and December 31, 2012 and 2011	F-8

Consolidated Statements of Operations for the Three Months Ended March 31, 2013 and 2012 (Unaudited), for the Years Ended December 31, 2012 and 2011, for the Period from August 18, 2010 (Inception) Through December 31, 2010 and for the Period from January 1, 2010 Through August 17, 2010

F-9

Consolidated Statements of Members’ Equity for the Three Months Ended March 31, 2013 (Unaudited), for the Years Ended December 31, 2012 and 2011, for the Period from August 18, 2010 (Inception) Through December 31, 2010 and for the Period from January 1, 2010 Through August 17, 2010

F-10

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2013 and 2012 (Unaudited), for the Years Ended December 31, 2012 and 2011, for the Period from August 18, 2010 (Inception) Through December 31, 2010 and for the Period from January 1, 2010 Through August 17, 2010

F-11

Notes to Consolidated Financial Statements	F-12

LR8 Investors, LLC (our unconsolidated investee)

Report of Independent Registered Public Accounting Firm	F-33

Consolidated Balance Sheets as of March 31, 2013 (Unaudited) and December 31, 2012 and 2011	F-34

Consolidated Statements of Operations for the Three Months Ended March 31, 2013 and 2012 (Unaudited), for the Years Ended December 31, 2012 and 2011, and for the Period from September 22, 2010 (Inception) Through December 31, 2010

F-35

Consolidated Statements of Members’ Capital for the Three Months Ended March 31, 2013 (Unaudited), for the Years Ended December 31, 2012 and 2011, and for the Period from September 22, 2010 (Inception) Through December 31, 2010

F-36

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2013 and 2012 (Unaudited), for the Years Ended December 31, 2012 and 2011, and for the Period from September 22, 2010 (Inception) Through December 31, 2010

F-37

Notes to Consolidated Financial Statements	F-38

THE NEW HOME COMPANY INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated statements of operations for the year ended December 31, 2012 and the three months ended March 31, 2013 are based on the historical statements of operations of The New Home Company LLC (“Company”). The Company’s historical information is derived from the unaudited statement of operations of the Company for the three months ended March 31, 2013 and the audited statement of operations of the Company for the year ended December 31, 2012 included elsewhere in this prospectus.

The unaudited pro forma consolidated balance sheet as of March 31, 2013 gives effect to the additional capital contributions made by the Company’s members subsequent to March 31, 2013 and the investment of a portion of such proceeds into new unconsolidated real estate joint ventures as well as the issuance of                      shares of common stock at $         per share (based upon the midpoint of the price range set forth on the cover page of this prospectus) and the conversion of the Company’s membership interests into                      shares of common stock, all in connection with the Company’s initial public offering, as if those transactions had occurred as of March 31, 2013.

The unaudited pro forma consolidated statements of operations for the three months ended March 31, 2013 and the year ended December 31, 2012 give effect to the issuance of stock awards and the adjustments to executive salaries and board of directors’ compensation plans, assuming the Company was public as of January 1, 2012. In addition, the Company has adjusted its provision for income taxes in the pro forma statement of operations assuming it operated as a corporation for Federal and state tax purposes as of January 1, 2012.

The unaudited pro forma consolidated financial statements are provided for informational purposes only and are based on estimates and assumptions as set forth in the notes to such statements. The unaudited pro forma consolidated financial statements are not necessarily indicative of the results of operations to be expected in any future period. This information should be read in conjunction with the historical consolidated financial statements and related notes of the Company as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus, and in conjunction with the accompanying notes to these unaudited pro forma consolidated financial statements. The pro forma income tax adjustment reflects that the Company would have filed a consolidated tax return as a corporation reflecting a consolidated net income (loss) for the periods presented. On a pro forma basis, the Company would have been required to set up a valuation allowance against the net tax asset associated with its losses, thereby resulting in no tax provision or benefit for the periods presented. Any deferred tax assets associated with the losses would have a full valuation allowance applied against them.

THE NEW HOME COMPANY INC.

PRO FORMA CONSOLIDATED BALANCE SHEET (Unaudited)

AS OF MARCH 31, 2013

	TNHC LLC Consolidated Historical	Contributions Adjustments (1)	Investments in New Unconsolidated Joint Ventures (2)	TNHC LLC Pro Forma	Proceeds From Offering (3)		TNHC Inc. Pro Forma
Assets
Cash and cash equivalents	$5,113,645	$10,000,000	$(5,714,506)	$9,399,139	$		$
Restricted cash	118,062	—	—	118,062		—
Contracts and accounts receivable	4,797,652	—	—	4,797,652		—
Real estate inventories	39,743,736	—	(1,127,565)	38,616,171		—
Investment in unconsolidated joint ventures	23,598,335	—	6,842,071	30,440,406		—
Property and equipment, net of accumulated depreciation	428,952	—	—	428,952		—
Other assets	992,348	—	—	992,348		—

Total assets	$74,792,730	$10,000,000	$—	$84,792,730	$		$

Liabilities and members’ equity
Accounts payable	$6,230,006	—	—	$6,230,006		—
Accrued expenses and other liabilities	2,842,305	—	—	2,842,305		—
Notes payable to member	1,000,000	—	—	1,000,000		—
Notes payable	17,239,273	—	—	17,239,273		—

	27,311,584	—	—	27,311,584		—
Common stock, par value $0.01 per share	—	—	—	—
Additional paid-in capital	—	—	—	—
Member’s equity	47,481,146	10,000,000	—	57,481,146				—

Total equity	47,481,146	10,000,000	—	57,481,146

Total liabilities and equity	$74,792,730	$10,000,000	$—	$84,792,730	$		$

See accompanying notes.

THE NEW HOME COMPANY INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2013

	Consolidated Historical	Stock Award Adjustments (4)		Salary Compensation (5)	Corporate Tax Elimination (6)	Pro Forma
Revenue
Home sales	$4,666,531		—	—	—		$4,666,531
Fee building, including overhead fees from unconsolidated joint ventures	13,472,550		—	—	—		13,472,550

Total revenues	18,139,081		—	—	—		18,139,081

Expenses
Cost of homes sales	3,729,627		—	—	—		3,729,627
Fee building	12,938,813		—	—	—		12,938,813
Abandoned project costs	159,587		—	—	—		159,587
Equity in net (income) loss of unconsolidated joint ventures	(271,856)		—	—	—		(271,856)
Selling and marketing	277,020		—	—	—		277,020
General and administrative	963,104			233,125	—

	17,796,295			233,125	—

Income (loss) from operations	342,786			(233,125)	—
Guaranty fee income	28,391		—	—	—		28,391

Income (loss) before taxes	371,177			(233,125)	—
Provision for taxes	(64,745)		—	—	64,745		—

Pro forma net income (loss)	$306,432	$		$(233,125)	$64,745	$

Pro forma shares outstanding (7)

Pro forma earnings per share (basic and diluted)						$

See accompanying notes.

THE NEW HOME COMPANY INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

FOR THE YEAR ENDED DECEMBER 31, 2012

	Consolidated Historical	Stock Award Adjustments (4)		Salary Compensation (5)	Corporate Tax Elimination (6)	Pro Forma
Revenue
Home sales	$24,197,956		—	—	—		$24,197,956
Fee building, including overhead fees from unconsolidated joint ventures	28,268,675		—	—	—		28,268,675
Land sales	2,940,100		—	—	—		2,940,100

Total revenues	55,406,731		—	—	—		55,406,731

Expenses
Cost of homes sales	20,779,338		—	—	—		20,779,338
Fee building	26,505,042		—	—	—		26,505,042
Cost of land sales	3,261,891		—	—	—		3,261,891
Abandoned project costs	408,642		—	—	—		408,642
Equity in net (income) loss of unconsolidated joint ventures	(349,445)		—	—	—		(349,445)
Selling and marketing	1,677,058		—	—	—		1,677,058
General and administrative	3,999,949			932,000	—

	56,282,475			932,000	—

Income (loss) from operations	(875,744)			(932,000)	—
Guaranty fee income	85,172		—	—	—
Other income (expense), net	(15,048)		—	—	—

Income (loss) before taxes	(805,620)			(932,000)	—
Provision for taxes	(71,255)		—	—	71,255		—

Pro forma net income (loss)	$(876,875)	$		$(932,000)	$71,255	$

Pro forma shares outstanding(7)

Pro forma earnings per share (basic and diluted)						$

See accompanying notes.

THE NEW HOME COMPANY INC.

NOTES TO PRO FORMA FINANCIAL STATEMENTS

(1) To reflect the contribution of additional equity amounts subsequent to March 31, 2013 by members of the Company assuming those contributions were made as of March 31, 2013.

(2) To reflect investments in four new unconsolidated joint ventures subsequent to March 31, 2013, on a pro-forma basis, assuming these transactions had been consummated on March 31, 2013.

(3) Represents the issuance of              shares of our common stock at an assumed initial public offering price of $             per share after deducting the underwriting discount and estimated offering expenses payable by the Company and the conversion of the Company’s members equity interests into              shares of common stock in connection with the Company’s initial public offering.

(4) The Company intends to issue              share-based awards to directors, officers and other employees in connection with the Company’s initial public offering. In connection with the initial public offering, the Company intends to issue              restricted stock units that will vest over one to three years. Based upon an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover page of this prospectus, total compensation expense of the restricted stock units is $            , of which $             will be recognized in the first 12 months, $             in the second 12 months and $             in the third 12 months, from the grant date. In addition to the restricted stock units, the Company also intends to grant options with respect to              shares of its common stock that will vest after three years. Based upon a strike price of $            , the midpoint of the price range set forth on the cover page of this prospectus, total compensation expense of the options is $            , of which $             will be recognized in the first 12 months, $             in the second 12 months and $             in the third 12 months, from the grant date. The value of the stock options was based upon a Black-Scholes model utilizing a weighted-average expected life of          years, expected volatility factor of         %, risk free interest rate of         %, dividend yield rate of 0% and a forfeiture rate of         %. In the case of both the restricted stock units and the stock option awards, the fair value on the date of grant will be amortized over the applicable vesting period. As the Company does not have a trading history to measure volatility, the volatility of the Company’s peer group, consisting of public homebuilders, was utilized to measure the fair value of the stock option awards. The actual number of restricted stock units and the strike price and number of shares subject to options will be based upon the price at which the shares are sold to the public in this offering. In connection with the initial public offering, the Company also intends to pay $200,000 in cash awards to its officers and employees (other than Messrs. Webb, Stelmar, Davis and Redwitz), which is expensed in the period paid.

(5) To reflect the increases in certain officers’ salaries and board compensation based upon approved increases, including estimated related burden as though these increases took place on January 1, 2012.

(6) To eliminate the provision for income taxes on a consolidated basis assuming the Company operated as a corporation as of January 1, 2012.

(7) Excluded from the computation of the unaudited pro forma shares outstanding are all of the shares of common stock to be issued in the Company’s initial public offering because the net proceeds from the initial public offering, excluding the net proceeds received from any exercise of the underwriters’ option to purchase additional shares from the Company, are expected to be used for general corporate purposes, primarily for the acquisition of land and for development of lots, home construction and other related purposes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members

The New Home Company LLC

We have audited the accompanying consolidated balance sheets of The New Home Company LLC as of December 31, 2012 and 2011, and the related consolidated statements of operations, members’ equity, and cash flows for the years ended December 31, 2012 and 2011, for the period from August 18, 2010 (inception) through December 31, 2010, and for the predecessor entity of The New Home Company LLC (The New Home Company Predecessor) for the period from January 1, 2010 through August 17, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The New Home Company LLC at December 31, 2012 and 2011, and the consolidated results of its operations, members’ equity, and cash flows for the years ended December 31, 2012 and 2011 and for the period from August 18, 2010 (inception) through December 31, 2010, and of The New Home Company Predecessor for the period from January 1, 2010 through August 17, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Irvine, California

April 19, 2013

THE NEW HOME COMPANY LLC

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2013	2012	2011
	(Unaudited)
Assets
Cash and cash equivalents	$5,113,645	$6,007,928	$5,446,764
Restricted cash	118,062	144,120	77,087
Contracts and accounts receivable	4,797,652	6,049,676	59,317
Due from affiliates	—	51,160	40,549
Real estate inventories	39,743,736	39,268,764	28,890,573
Investment in unconsolidated joint ventures	23,598,335	12,424,229	4,854,584
Property and equipment, net of accumulated depreciation	428,952	323,139	243,208
Other assets	992,348	241,700	149,708

Total assets	$74,792,730	$64,510,716	$39,761,790

Liabilities and members’ equity
Accounts payable	$6,230,006	$7,955,033	$442,046
Accrued expenses and other liabilities	2,842,305	3,259,091	2,084,693
Notes payable to member	1,000,000	1,000,000	—
Notes payable	17,239,273	16,721,878	9,383,462

	27,311,584	28,936,002	11,910,201
Commitments and contingencies (Note 12)
Members’ equity	47,481,146	35,574,714	27,851,589

Total liabilities and members’ equity	$74,792,730	$64,510,716	$39,761,790

See accompanying notes.

THE NEW HOME COMPANY LLC AND THE NEW HOME COMPANY PREDECESSOR

CONSOLIDATED STATEMENTS OF OPERATIONS

					Year Ended December 31,				Period From August 18, 2010 (Inception) Through December 31,		Predecessor
	Three Months Ended March 31,										Period From January 1, 2010 Through August 17,
	2013		2012		2012		2011		2010		2010
	(Unaudited)
Revenue:
Home sales		$4,666,531		$4,110,937		$24,197,956		$25,624,111		$5,319,408		$538,598
Fee building, including overhead fees from unconsolidated joint ventures of $965,462, $444,069, $2,949,365, $844,411, $0 and $0, respectively		13,472,550		2,719,748		28,268,675		16,522,946		11,494,347		12,941,110
Land sales		—		—		2,940,100		—		—		—

		18,139,081		6,830,685		55,406,731		42,147,057		16,813,755		13,479,708

Expenses:
Cost of homes sales		3,729,627		3,417,550		20,779,338		21,774,199		4,423,236		399,995
Fee building		12,938,813		2,652,779		26,505,042		16,762,666		11,331,286		12,764,497
Cost of land sales		—		—		3,261,891		—		—		—
Abandoned project costs		159,587		—		408,642		128,798		—		—
Equity in net (income) loss of unconsolidated joint ventures		(271,856)		38,789		(349,445)		38,916		—		—
Selling and marketing		277,020		323,262		1,677,058		1,748,430		453,799		134,002
General and administrative		963,104		934,299		3,999,949		3,522,617		689,781		328,295

		17,796,295		7,366,679		56,282,475		43,975,626		16,898,102		13,626,789

Income (loss) from operations		342,786		(535,994)		(875,744)		(1,828,569)		(84,347)		(147,081)
Guaranty fee income		28,391		—		85,172		—		—		—
Other income (expense), net		—		6,361		(15,048)		(14,750)		(10,596)		(6,048)

Income (loss) before taxes		371,177		(529,633)		(805,620)		(1,843,319)		(94,943)		(153,129)
Provision for taxes		(64,745)		—		(71,255)		(10,149)		—		—

Net income (loss)		$306,432		$(529,633)		$(876,875)		$(1,853,468)		$(94,943)		$(153,129)

Unaudited proforma income (loss) and earnings per share (Note 15):
Net income (loss)	$		$		$		$		$		$

Basic	$		$		$		$		$		$

Diluted	$		$		$		$		$		$

Unaudited proforma weighted average common shares outstanding (Note 15):
Basic

Diluted

See accompanying notes.

THE NEW HOME COMPANY LLC AND THE NEW HOME COMPANY PREDECESSOR

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

	TNHC Partners LLC	Watt/TNHC LLC	IHP Capital Partners VI, LLC	TCN/TNHC LP	Total Members’ Equity
Balance at December 31, 2009	$5,338,385	$—	$—	$—	$5,338,385
Net loss from January 1, 2010 through August 17, 2010	(153,129)	—	—	—	(153,129)

Balance at August 17, 2010	5,185,256	—	—	—	5,185,256
Contributions upon formation	60,000	6,000,000	6,000,000	—	12,060,000
Fair value adjustment to predecessor	754,744	—	—	—	754,744
Contributions post-formation	600,000	600,000	600,000	—	1,800,000
Net loss from August 18, 2010 through December 31, 2010	(31,647)	(31,648)	(31,648)	—	(94,943)

Balance at December 31, 2010	6,568,353	6,568,352	6,568,352	—	19,705,057
Contributions	1,850,000	1,850,000	1,850,000	8,450,000	14,000,000
Distributions	(1,000,000)	(1,000,000)	(1,000,000)	(1,000,000)	(4,000,000)
Net loss	(462,873)	(462,873)	(462,873)	(464,849)	(1,853,468)

Balance at December 31, 2011	6,955,480	6,955,479	6,955,479	6,985,151	27,851,589
Contributions	2,150,000	2,150,000	2,150,000	2,150,000	8,600,000
Net loss	(219,041)	(219,040)	(219,040)	(219,754)	(876,875)

Balance at December 31, 2012	8,886,439	8,886,439	8,886,439	8,915,397	35,574,714
Contributions (Unaudited)	2,900,000	2,900,000	2,900,000	2,900,000	11,600,000
Net income (Unaudited)	76,561	76,561	76,561	76,749	306,432

Balance at March 31, 2013 (Unaudited)	$11,863,000	$11,863,000	$11,863,000	$11,892,146	$47,481,146

See accompanying notes.

THE NEW HOME COMPANY LLC AND THE NEW HOME COMPANY PREDECESSOR

CONSOLIDATED STATEMENTS OF CASH FLOWS

						Predecessor
	Three Months Ended March 31,		Year Ended December 31,		Period From August 18, 2010 (Inception) Through December 31,	Period From January 1, 2010 Through August 17,
	2013	2012	2012	2011	2010	2010
	(Unaudited)
Operating activities:
Net income (loss)	$306,432	$(529,633)	$(876,875)	$(1,853,468)	$(94,943)	$(153,129)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Amortization of contracts intangible	—	—	—	420,244	334,500	—
Depreciation	40,985	31,931	138,833	144,090	39,433	23,583
Equity in net (income) loss of unconsolidated joint ventures	(271,856)	38,789	(349,445)	38,916	—	—
Distributions of earnings from unconsolidated joint ventures	333,406	—	451,504	—	—	—
Net changes in operating assets and liabilities:
Restricted cash	26,058	(19,314)	(67,033)	226,072	(303,159)	—
Contracts and accounts receivable	1,252,024	(1,432,578)	(5,990,359)	2,895,795	(2,156,760)	(778,949)
Due from affiliates	51,160	—	(10,611)	(30,365)	(10,184)	—
Real estate inventories	(474,972)	773,293	(878,191)	(7,174,728)	(11,045,143)	(6,119,775)
Other assets	(750,648)	55,979	(91,992)	(81,303)	(11,251)	59,213
Accounts payable	(1,725,027)	1,757,152	7,512,987	(2,766,092)	2,674,175	353,464
Accrued expenses and other liabilities	(416,786)	(129,099)	1,174,398	1,285,566	(428,085)	1,121,051

Net cash (used in) provided by operating activities	(1,629,224)	546,520	1,013,216	(6,895,273)	(11,001,417)	(5,494,542)

Investing activities:
Purchases of property and equipment	(146,798)	(6,046)	(218,764)	(120,207)	(105,857)	(210,441)
Contributions to unconsolidated joint ventures	(15,958,558)	(727,100)	(10,431,175)	(3,225,000)	(1,668,500)	—
Distributions of equity from unconsolidated joint ventures	4,722,902	—	2,759,471	—	—	—

Net cash used in investing activities	(11,382,454)	(733,146)	(7,890,468)	(3,345,207)	(1,774,357)	(210,441)

Financing activities:
Borrowings from notes payable	3,567,626	1,549,995	10,828,173	15,917,765	6,308,275	—
Repayments of notes payable	(3,050,231)	(2,889,747)	(12,989,757)	(12,352,739)	(5,989,839)	—
Proceeds from issuance of unsecured notes to member	—	—	1,000,000	—	—	5,500,000
Cash contributions from members	11,600,000	—	8,600,000	14,000,000	13,860,000	—
Cash distribution to members	—	—	—	(4,000,000)	—	—

Net cash provided by (used in) financing activities	12,117,395	(1,339,752)	7,438,416	13,565,026	14,178,436	5,500,000

Net (decrease) increase in cash and cash equivalents	(894,283)	(1,526,378)	561,164	3,324,546	1,402,662	(204,983)
Cash and cash equivalents – beginning of period	6,007,928	5,446,764	5,446,764	2,122,218	719,556	924,539

Cash and cash equivalents – end of period	$5,113,645	$3,920,386	$6,007,928	$5,446,764	$2,122,218	$719,556

Supplemental disclosures of cash flow information
Interest paid, net of amounts capitalized	$—	$—	$—	$—	$—	$—

Taxes paid	$100,000	$—	$3,380	$18,990	$—	$—

Supplemental disclosures of non cash transaction
Note payable with land seller	$—	$—	$9,500,000	$—	$—	$—

Assets contributed and liabilities assumed at formation of the Company (Note 1)
Real estate projects held for development and sale	$—	$—	$—	$—	$10,670,702	$—

Contracts intangible and other assets	$—	$—	$—	$—	$1,810,918	$—

Accounts payable and accrued liabilities	$—	$—	$—	$—	$(1,761,175)	$—

Unsecured notes payable to member	$—	$—	$—	$—	$(5,500,000)	$—

See accompanying notes.

THE NEW HOME COMPANY LLC AND THE NEW HOME COMPANY PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Summary of Significant Accounting Policies

Organization

The New Home Company LLC (the “Company”), a Delaware limited liability company, and its subsidiaries are primarily engaged in all aspects of residential real estate development, including acquiring land and designing, constructing and selling homes located in California.

The Company intends to file a Registration Statement on Form S-1 with the Securities and Exchange Commission with respect to an initial public offering (the “Offering”). Prior to the consummation of the Offering, which is expected to be completed in 2013, the Company will engage in certain formation transactions pursuant to which the Company will be reorganized from a Delaware limited liability company into a Delaware corporation and renamed The New Home Company, Inc.

The New Home Company Predecessor (the “Predecessor”), a Delaware limited liability company, was formed with an effective date of August 26, 2009. The Predecessor was capitalized through cash contributions by its sole member, TNHC Partners LLC (“TNHCP”). The Predecessor began operations on August 31, 2009 specializing in homebuilding and fee building services.

Effective August 18, 2010, the Predecessor amended and restated its operating agreement (the “Operating Agreement”) and concurrently admitted Watt/TNHC LLC (“Watt”) and IHP Capital Partners VI, LLC (“IHP”) as members. Watt and IHP each contributed cash of $6,000,000 in exchange for a 33.33%, or 66.67% in total, capital interest. The Company evaluated the admission of IHP and Watt in accordance with Staff Accounting Bulletin 5J – Miscellaneous Accounting: New Basis of Accounting Required in Certain Circumstances, Accounting Standards Codification (“ASC”) 805, Business Combinations, and ASC 810, Variable Interest Entities. Based on this analysis, the Company concluded that the admission of IHP and Watt did not result in a variable interest entity but resulted in a change in control of a voting interest entity in which TNHCP lost a greater than 50% voting control in the Company. As a result of the change in control, TNHCP, IHP and Watt were deemed to have gained control of the Company as a collective group by collaborating on all key decisions that could have a significant economic impact. Accordingly, the net assets of the Predecessor contributed by TNHCP, in exchange for a 33.33% capital interest, were recorded at a fair value of $6,000,000 and primarily consisted of three real estate projects, one fee building agreement, working capital and fixed assets, as noted below:

Cash	$779,555
Real estate inventories	10,670,702
Contracts intangible and other assets	1,810,918
Notes payable to member	(5,500,000)
Accounts payable and accrued liabilities	(1,761,175)

Net assets contributed by TNHCP	$6,000,000

In accordance with the Company’s application of the provisions of ASC 805 to the business combination, the Company measured all the assets and liabilities at fair value as of August 18, 2010 (the “Measurement Date”). The measurement of fair value of the assets and liabilities of the Company resulted in the Company recognizing an intangible asset of $754,744 related to a fee building contract. The fair value of all other assets and liabilities of the Company was determined to equal the book value of the Predecessor immediately preceding the Measurement Date. The real estate inventory held by the Company as of August 18, 2010 had been recently purchased and had not been developed since the purchase date; accordingly, the Company concluded its book value was equal to fair value on the Measurement Date. The Company further concluded that the outstanding note payable was issued at a rate that represented an amount the Company could obtain in the current lending

THE NEW HOME COMPANY LLC AND THE NEW HOME COMPANY PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

market environment and accordingly, its book value equaled its fair value on the Measurement Date. The fair value of the remaining assets and liabilities were deemed to be equal to their book value due to their relatively short term nature. The intangible asset associated with the fee building contract was amortized over approximately 16 months.

In accordance with the Operating Agreement, each member committed to make capital contributions of up to $10,000,000 to the Company. The capital percentages were 33.3% for each member and the economic ownership percentages were 50%, 25% and 25% for TNHCP, Watt, and IHP, respectively. As of December 31, 2010, TNHCP, Watt and IHP had each funded $6,600,000 of their $10,000,000 capital commitment.

Effective January 1, 2011, the Company admitted TCN/TNHC LP (“Tricon”) as a member of the Company. On January 6, 2011, Tricon made an initial cash contribution of $6,600,000. Tricon also committed to make capital contributions of up to $10,000,000 to the Company. As a result of this transaction, capital percentages were adjusted to 25% for each member, and the economic ownership percentages were adjusted to 50%, 16.67%, 16.67% and 16.66% for TNHCP, Watt, IHP and Tricon, respectively. As of December 31, 2012, TNHCP, Watt, IHP, and Tricon had each funded $9,600,000 of their $10,000,000 capital commitment.

Effective January 25, 2013, the Company amended its Operating Agreement, increasing each member’s capital commitment from $10,000,000 to $12,500,000. As of March 31, 2013 (unaudited), TNHCP, Watt, IHP, and Tricon had each fully funded its capital commitment.

Net income and net losses are allocated among the members pursuant to the provisions of the Operating Agreement.

Distributions to the members are made pursuant to the Operating Agreement. Through March 31, 2013 (unaudited) and December 31, 2012 and 2011, $4,000,000 in distributions had been made resulting from the admission of Tricon in January 2011.

Each member’s liability is limited in accordance with the provisions of the Delaware Limited Liability Company Act for limited liability companies. The term of the Company shall continue until it is dissolved or its affairs are wound up in accordance with the Operating Agreement.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts have been eliminated upon consolidation.

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Unless the context otherwise requires, the terms “we”, “us”, “our” and “the Company” refer to the Company and its predecessor.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of commitments and contingencies. Accordingly, actual results could differ materially from these estimates.

THE NEW HOME COMPANY LLC AND THE NEW HOME COMPANY PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Segment Reporting

ASC 280, Segment Reporting (“ASC 280”) established standards for the manner in which public enterprises report information about operating segments. In accordance with ASC 280, we have determined that our homebuilding division and our fee building division are our operating segments. Corporate is a non-operating segment.

Cash and Cash Equivalents and Concentration of Credit Risk

We define cash and cash equivalents as cash on hand, demand deposits with financial institutions, and short term liquid investments with an initial maturity date of less than three months. The Company’s cash balances exceed federally insurable limits. The Company monitors the cash balances in its operating accounts and adjusts the cash balances as appropriate; however, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. To date, the Company has experienced no loss or lack of access to cash in its operating accounts.

Restricted Cash

Restricted cash of $118,062, $144,120 and $77,087 as of March 31, 2013 (unaudited) and December 31, 2012 and 2011, respectively, is held in accounts reserved for payments of subcontractor costs incurred in connection with various fee building projects.

Real Estate Inventories and Cost of Sales

We capitalize pre-acquisition, land, development and other allocated costs, including interest, during development and home construction. Pre-acquisition costs, including non-refundable land deposits, are expensed to abandoned project costs when we determine continuation of the respective project is not probable. During the three months ended March 31, 2013 and 2012 (unaudited), the years ended December 31, 2012 and 2011, the period from August 18, 2010 (inception) through December 31, 2010 and the period from January 1, 2010 through August 17, 2010, the Company reduced its real estate inventory balance by $159,587, $0, $408,642, $128,798, $0 and $0, respectively, for projects no longer being pursued. The associated expense is reflected as abandoned project costs in the accompanying consolidated statements of operations.

Land, development and other common costs are typically allocated to real estate inventories using a methodology that approximates the relative-sales-value method. Home construction costs per production phase are recorded using the specific identification method. Cost of sales for homes closed includes the allocation of construction costs of each home and all applicable land acquisition, land development and related common costs (both incurred and estimated to be incurred) based upon the relative-sales-value of the home within each community. Changes to estimated total development costs subsequent to initial home closings in a community are generally allocated on a relative-sales-value method to remaining homes in the community. Inventory is stated at cost, unless the carrying amount is determined not to be recoverable, in which case inventory is written down to fair value. We review our real estate assets at each community on a periodic basis and whenever indicators of impairment exist. Real estate assets include projects actively selling and projects under development or held for future development. Indicators of impairment include, but are not limited to, significant decreases in local housing market values and selling prices of comparable homes, significant decreases in gross margins and sales absorption rates, costs in excess of budget, and actual or projected cash flow losses.

If there are indicators of impairment, we perform a detailed budget and cash flow review of our real estate assets to determine whether the estimated remaining undiscounted future cash flows of the community are more

THE NEW HOME COMPANY LLC AND THE NEW HOME COMPANY PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

or less than the asset’s carrying value. If the undiscounted cash flows are more than the asset’s carrying value, no impairment adjustment is required. However, if the undiscounted cash flows are less than the asset’s carrying value, the asset is deemed impaired and is written down to fair value.

When estimating undiscounted cash flows of a community, we make various assumptions, including: (i) expected sales prices and sales incentives to be offered, including the number of homes available, pricing and incentives being offered by us or other builders in other communities, and future sales price adjustments based on market and economic trends; (ii) expected sales pace and cancellation rates based on local housing market conditions, competition and historical trends; (iii) costs expended to date and expected to be incurred including, but not limited to, land and land development costs, home construction costs, interest costs, indirect construction and overhead costs, and selling and marketing costs; (iv) alternative product offerings that may be offered that could have an impact on sales pace, sales price and/or building costs; and (v) alternative uses for the property.

Many assumptions are interdependent and a change in one may require a corresponding change to other assumptions. For example, increasing or decreasing sales absorption rates has a direct impact on the estimated per unit sales price of a home, the level of time sensitive costs (such as indirect construction, overhead and carrying costs), and selling and marketing costs (such as model maintenance costs and advertising costs). Depending on the underlying objective of the community, assumptions could have a significant impact on the projected cash flow analysis. For example, if our objective is to preserve operating margins, our cash flow analysis will be different than if the objective is to increase sales. These objectives may vary significantly from community to community and over time. If assets are considered impaired, impairment is determined by the amount the asset’s carrying value exceeds its fair value. Fair value is determined based on estimated future cash flows discounted for inherent risks associated with real estate assets. These discounted cash flows are impacted by expected risk based on estimated land development, construction and delivery timelines; market risk of price erosion; uncertainty of development or construction cost increases; and other risks specific to the asset or market conditions where the asset is located when assessment is made. These factors are specific to each community and may vary among communities. For the three months ended March 31, 2013 and 2012 (unaudited), the year ended December 31, 2011, the period from August 18, 2010 (inception) to December 31, 2010 and the period from January 1, 2010 to August 17, 2010, no impairment adjustments relating to homebuilding real estate inventories were recorded. During the second quarter of the year ended December 31, 2012, the Company initiated a change in use to sell certain finished lots not under construction for one of its communities in Northern California. This change in use resulted in an impairment of $350,000 for the related land held for sale, which is reflected in cost of land sales in the accompanying statement of operations. These lots held for sale were sold, with no further adjustments required, to an independent third party in the third quarter of the year ended December 31, 2012. The remaining finished lots under construction for the same project were completed and sold to the respective homebuyers, including the model homes, during the year ended December 31, 2012, which sales generated a positive margin.

Capitalization of Interest

We follow the practice of capitalizing interest to inventories owned during the period of development and to investments in unconsolidated homebuilding and land development joint ventures in accordance with ASC 835, Interest (“ASC 835”). Homebuilding interest capitalized as a cost of inventories owned is included in cost of home sales as related units or lots are sold. Interest capitalized to investments in unconsolidated homebuilding joint ventures is included as a reduction of income from unconsolidated joint ventures when the related homes or lots are sold to third parties. To the extent our debt exceeds our qualified assets as defined in ASC 835, we expense a portion of the interest incurred by us. Qualified assets represent projects that are actively selling or under development as well as investments in unconsolidated joint ventures accounted for under the equity method.

THE NEW HOME COMPANY LLC AND THE NEW HOME COMPANY PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Revenue Recognition

Home Sales and Profit Recognition

In accordance with ASC 360, Property, Plant, and Equipment, revenues from home sales and other real estate sales are recorded and a profit is recognized when the respective units are closed. Home sales and other real estate sales are closed when all conditions of escrow are met, including delivery of the home or other real estate asset, title passage, appropriate consideration is received and collection of associated receivables, if any, is reasonably assured. Sales incentives are a reduction of revenues when the respective unit is closed. When it is determined that the earnings process is not complete, the sale and the related profit are deferred for recognition in future periods. The profit we record is based on the calculation of cost of sales, which is dependent on our allocation of costs, as described in more detail above in the section entitled “Real Estate Inventories and Cost of Sales.”

Fee Building

The Company enters into fee building agreements to provide services whereby it will build homes on behalf of independent third-party property owners. The independent third-party property owner funds all project costs incurred by the Company to build and sell the homes. The Company primarily enters into cost plus fee contracts where it charges independent third-party property owners for all direct and indirect costs plus a negotiated management fee. For these types of contracts, the Company recognizes revenue based on the actual total costs it has expended and the applicable management fee. The management fee is typically a fixed fee based on a percentage of the cost or home sales revenue of the project depending on the terms of the agreement with the independent third-party property owner. In accordance with ASC 605, Revenue Recognition, revenues from fee building services are recognized over a cost-to-cost approach in applying the percentage-of-completion method. Under this approach, revenue is earned in proportion to total costs incurred, divided by total costs expected to be incurred. The total estimated cost plus the management fee represents the total contract value. The Company recognizes revenue based on the actual labor and other direct costs incurred, plus the portion of the management fee it has earned to date. In the course of providing its services, the Company routinely subcontracts for services and incurs other direct costs on behalf of its clients. These costs are passed through to clients and, in accordance with industry practice and GAAP, are included in the Company’s revenue and cost of revenue. Under certain agreements, the Company is eligible to receive additional incentive compensation as certain financial thresholds defined in the agreement are achieved. The Company recognizes revenue for any incentive compensation when such financial thresholds are probable of being met and such compensation is deemed to be collectible, generally at the date the amount is communicated to us by the independent third-party property owner.

The Company also enters into fee building and management contracts with third parties and its unconsolidated joint ventures where it provides construction supervision services and does not bear risks for any services outside of its own. In accordance with ASC 605, revenues from these services are recognized over a proportional performance method. Under this approach, revenue is earned in proportion to total efforts, generally direct labor hours, expected to be provided to the client or on a straight line basis if pattern of performance cannot be determined while costs are recognized as incurred.

As of and for the three months ended March 31, 2013 (unaudited) and as of and for the years ended December 31, 2012 and 2011, one customer comprised 89%, 85% and 92%, respectively, of the Company’s fee building revenue and 85%, 95% and 42%, respectively, of the related receivables.

THE NEW HOME COMPANY LLC AND THE NEW HOME COMPANY PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Variable Interest Entities

The Company accounts for variable interest entities in accordance with ASC 810, Consolidation (“ASC 810”). Under ASC 810, a variable interest entity (“VIE”) is created when: (a) the equity investment at risk in the entity is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties, including the equity holders; (b) the entity’s equity holders as a group either (i) lack the direct or indirect ability to make decisions about the entity, (ii) are not obligated to absorb expected losses of the entity or (iii) do not have the right to receive expected residual returns of the entity; or (c) the entity’s equity holders have voting rights that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of the equity holder with disproportionately few voting rights. If an entity is deemed to be a VIE pursuant to ASC 810, the enterprise that has both (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (ii) the obligation to absorb the expected losses of the entity or right to receive benefits from the entity that could be potentially significant to the VIE is considered the primary beneficiary and must consolidate the VIE.

Under ASC 810, a non-refundable deposit paid to an entity is deemed to be a variable interest that will absorb some or all of the entity’s expected losses if they occur. Our land purchase and lot option deposits generally represent our maximum exposure to the land seller if we elect not to purchase the optioned property. In some instances, we may also expend funds for due diligence, development and construction activities with respect to optioned land prior to takedown. Such costs are classified as real estate inventories, which we would have to write off should we not exercise the option. Therefore, whenever we enter into a land option or purchase contract with an entity and make a non-refundable deposit, a VIE may have been created. As of March 31, 2013 (unaudited) and December 31, 2012 and 2011, the Company was not required to consolidate any VIEs. In accordance with ASC 810, we perform ongoing reassessments of whether we are the primary beneficiary of a VIE.

Investments in Unconsolidated Joint Ventures

We first analyze our homebuilding and land development joint ventures to determine if they are variable interest entities under the provisions of ASC 810 (as discussed above) when determining whether the entity should be consolidated. If we conclude that our homebuilding and land development joint ventures are not variable interest entities, then, in accordance with the provisions of ASC 810, limited partnerships or similar entities must be further evaluated under the presumption that the general partner, or the managing member in the case of a limited liability company, is deemed to have a controlling interest and therefore must consolidate the entity unless the limited partners or non-managing members have: (1) the ability, either by a single limited partner or through a simple majority vote, to dissolve or liquidate the entity, or kick-out the managing member/general partner without cause, or (2) substantive participatory rights that are exercised in the ordinary course of business. Under the provisions of ASC 810, we may be required to consolidate certain investments in which we hold a general partner or managing member interest.

As of March 31, 2013 (unaudited) and December 31, 2012 and 2011, the Company concluded that all of its homebuilding and land development joint ventures were variable interest entities. However, the Company concluded that it was not the primary beneficiary and accounted for these entities under the equity method of accounting.

Our current equity investment balance and future capital contributions required represent the maximum exposure for our unconsolidated home and land development joint ventures. Under the joint venture operating agreements, future capital contributions are determined based on the operating budgets and needs of the joint venture, which will likely vary throughout the life of each joint venture based on the circumstances unique to the project. In addition to required contributions, the Company began providing guaranties during the year ended

THE NEW HOME COMPANY LLC AND THE NEW HOME COMPANY PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

December 31, 2012 for debt held by certain of its unconsolidated joint ventures. As of March 31, 2013 (unaudited) and December 31, 2012, our unconsolidated joint ventures had outstanding debt secured by financial guaranties of $24,498,977 and $25,034,540, respectively, of which 5% was guaranteed by us.

Investments in our unconsolidated joint ventures are accounted for under the equity method of accounting. Under the equity method, we recognize our proportionate share of earnings and losses generated by the joint venture upon the delivery of lots or homes to third parties. Our proportionate share of intra-entity profits and losses are eliminated until the related asset has been sold by the unconsolidated joint venture to third parties. Our ownership interests in our unconsolidated joint ventures vary, but are generally less than or equal to 50%.

We review inventory projects within our unconsolidated joint ventures for impairments consistent with our real estate inventories. We also review our investments in unconsolidated joint ventures for evidence of other-than-temporary declines in value. To the extent we deem any portion of our investment in unconsolidated joint ventures as not recoverable, we impair our investment accordingly. For the three months ended March 31, 2013 and 2012 (unaudited), the years ended December 31, 2012 and 2011, the period from August 18, 2010 (inception) through December 31, 2010 and the period from January 1, 2010 through August 17, 2010, no impairments relating to investment in unconsolidated joint ventures were recorded.

Selling and Marketing Expense

Selling and marketing costs incurred to sell real estate projects are capitalized if they are reasonably expected to be recovered from the sale of the project or from incidental operations, and are incurred for tangible assets that are used directly through the selling period to aid in the sale of the project or services that have been performed to obtain regulatory approval of sales. All other selling expenses and other marketing costs are expensed in the period incurred.

Warranty Reserves

We offer warranties on our homes that generally provide for one-year warranties to cover various defects in workmanship or materials or to cover structural construction defects. Estimated future direct warranty costs are accrued and charged to cost of sales in the period when the related homebuilding revenues are recognized. Amounts are accrued based upon the Company’s historical rates. Due to the Company’s limited history related to homebuilding sales, the Company also considers the historical experience of its peers in determining the amount of its warranty reserve. In addition, the Company receives warranty payments from its clients for certain of its fee building projects where it has the contractual risk of construction. These payments are recorded as warranty reserve accruals. Indirect warranty overhead salaries and related costs are charged to the reserve in the period incurred. We assess the adequacy of our warranty accrual on a quarterly basis and adjust the amounts recorded if necessary. Our warranty accrual is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets.

Acquired Intangible Assets

Upon consummation of a business combination as defined in ASC 805, Business Combinations, the Company performed an assessment to determine the value of the acquired company’s tangible and identifiable intangible assets and liabilities. In its assessment, the Company determined whether identifiable intangible assets exist, which typically include backlog and customer relationships. The identified intangible assets are amortized over the shorter of their economic or useful life.

THE NEW HOME COMPANY LLC AND THE NEW HOME COMPANY PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Contracts and Accounts Receivable

Contracts and accounts receivable primarily represents the fees earned but not collected and reimbursable project costs incurred in connection with fee building agreements. The Company periodically evaluates the collectability of its contracts receivable, and, if it is determined that a receivable might not be fully collectible, an allowance is recorded for the amount deemed uncollectible. This allowance for doubtful accounts is estimated based on management’s evaluation of the contracts involved and the financial condition of its clients. Factors considered in evaluations include, but are not limited to:

•	client type;

•	historical contract performance;

•	historical collection and delinquency trends;

•	client credit worthiness; and

•	general economic conditions.

As of March 31, 2013 (unaudited) and December 31, 2012 and 2011, no allowance was recorded related to contracts and accounts receivable.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives ranging from three to seven years. Leasehold improvements are stated at cost and are amortized using the straight-line method over the shorter of either their estimated useful lives or the probable term of the lease.

Income Taxes

The Company is a limited liability company which is treated as a partnership for income tax purposes and is subject to certain minimal taxes and fees; however, income taxes on taxable income or losses realized by the Company are the obligation of the members. The Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements, nor has the Company been assessed interest or penalties by any major tax jurisdictions. The Company’s evaluation was performed for the tax years ended December 31, 2012, 2011, and 2010.

The Company has a subsidiary that is treated as a C Corporation. Federal and state income taxes are provided for this entity in accordance with the provisions of ASC 740, Income Taxes. The provision for, or the benefit from, income taxes is calculated using the asset and liability method, under which deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are evaluated to determine whether a valuation allowance should be established based on whether it is more likely than not that some or all of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets depends primarily on the generation of future taxable income during the periods in which those temporary differences become deductible. Judgment is required in determining future tax consequences of events that have been recognized in the consolidated financial statements and/or tax returns. Differences between anticipated and actual outcomes of these future tax consequences could have a material impact on the consolidated financial position or results of operations.

THE NEW HOME COMPANY LLC AND THE NEW HOME COMPANY PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company follows certain accounting guidance with respect to how uncertain tax positions should be accounted for and disclosed in the consolidated financial statements. The guidance requires the assessment of tax positions taken or expected to be taken in the tax return and to determine whether the tax positions are “more-likely-than-not” of being sustained upon examination by the applicable taxing authority. Tax positions deemed to meet the more-likely-than-not criteria would be recoded as a tax benefit or expense in the current year. We are required to assess open tax years, as defined by the statute of limitations, for all major jurisdictions, including federal and certain states. Open tax years are those that are open for examination by taxing authorities. We have no examinations in progress and believe that there are no uncertain tax positions that do not meet the more-likely-than-not level of authority.

Recently Issued Accounting Standards

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). ASU 2011-04 amends ASC 820, Fair Value Measurements (“ASC 820”), providing a consistent definition and measurement of fair value, as well as similar disclosure requirements between GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles, clarifies the application of existing fair value measurement and expands the ASC 820 disclosure requirements, particularly for Level 3 fair value measurements. The Company’s adoption of these provisions of ASU 2011-04 on January 1, 2012 did not have an impact on the consolidated financial statements.

2.    Contracts and Accounts Receivable

Contracts and accounts receivable consist of the following:

	March 31, 2013	December 31,
		2012	2011
	(unaudited)
Contracts receivable:
Costs incurred on fee building projects	$12,938,813	$26,505,042	$16,762,666
Estimated earnings	533,737	1,313,156	(239,720)
Revenue related to fee building warranty adjustment	—	450,477	—

	13,472,550	28,268,675	16,522,946
Less: billings during the period	(8,984,628)	(22,023,895)	(16,463,629)
Non cash impact of fee building warranty adjustment	—	(450,477)	—

	4,487,922	5,794,303	59,317

Other receivables:
Escrow receivables	309,730	255,373	—

	$4,797,652	$6,049,676	$59,317

Accounts payable at March 31, 2013 (unaudited) and December 31, 2012 and 2011 includes $3,905,087, $5,466,602 and $14,619, respectively, related to costs incurred under the Company’s fee building contracts.

THE NEW HOME COMPANY LLC AND THE NEW HOME COMPANY PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3.    Contracts Intangible

The formation of the Company was accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. As such, the Company allocated amounts to acquired tangible and intangible assets and liabilities based upon their fair values.

Contracts intangible represents the fair value attributable to a fee building contract contributed by TNHCP at formation. Contracts intangible was amortized over the life of the related fee building project, which was completed as of December 31, 2011, and consisted of the following:

	March 31, 2013	December 31,
		2012	2011
	(unaudited)
Contracts intangible	$—	$—	$754,744

Beginning accumulated amortization	—	—	(334,500)
Amortization expense	—	—	(420,244)

Ending accumulated amortization	—	—	(754,744)

Contracts intangible, net	$—	$—	$—

4.    Real Estate Inventories

Real estate inventories are summarized as follows:

	March 31, 2013	December 31,
		2012	2011
	(unaudited)
Deposits and pre-acquisition costs	$7,685,408	$11,946,919	$3,790,177
Land held and land under development	16,350,521	15,555,113	3,655,946
Homes completed or under construction	14,642,617	10,439,835	19,065,717
Model homes	1,065,190	1,326,897	2,378,733

	$39,743,736	$39,268,764	$28,890,573

All of our deposits and pre-acquisition costs are non-refundable, except for $500,000, $250,000 and $150,000 as of March 31, 2013 (unaudited) and December 31, 2012 and 2011, respectively. As of December 31, 2012, deposits and pre-acquisition costs included $6,885,376 incurred in connection with the anticipated formation of an unconsolidated joint venture. Such amount was contributed to the unconsolidated joint venture during the three months ended March 31, 2013 (unaudited).

Model homes, homes completed, and homes under construction include all costs associated with home construction, including land, development, indirects, permits, and vertical construction. Land under development includes costs incurred during site development such as land, development, indirects, and permits. Land is classified as held for future development if no significant development has occurred.

Interest is capitalized on inventory during development and other qualifying activities. Interest capitalized as cost of inventory is included in cost of sales as related units are closed. For the three months ended March 31, 2013 and 2012 (unaudited), the years ended December 31, 2012 and 2011, the period from August 18, 2010

THE NEW HOME COMPANY LLC AND THE NEW HOME COMPANY PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(inception) through December 31, 2010 and the period from January 1, 2010 through August 17, 2010, interest incurred, capitalized and expensed was as follows:

					Period from August 18, 2010 (Inception) Through December 31,	Predecessor
	Three Months Ended March 31,		Year Ended December 31,			Period from January 1, 2010 Through August 17,
	2013	2012	2012	2011	2010	2010
	(unaudited)
Interest incurred	$273,999	$94,649	$639,103	$388,282	$141,612	$121,836

Interest expense	—	—	—	—	—	—

Capitalized interest in beginning inventory	493,486	182,628	182,628	220,050	121,836	—
Interest capitalized as a cost of inventory	273,999	94,649	639,103	388,282	141,612	121,836
Inventory previously capitalized as cost of inventory, included in cost of sales	(73,427)	(57,743)	(328,245)	(425,704)	(43,398)	—

Capitalized interest in ending inventory	$694,058	$219,534	$493,486	$182,628	$220,050	$121,836

5.    Investment in Unconsolidated Joint Ventures

As of March 31, 2013 (unaudited) and December 31, 2012 and 2011, the Company had ownership interests in six, five and two unconsolidated homebuilding joint ventures, respectively, with ownership percentages ranging from 5% to 50%. The combined balance sheets for our unconsolidated homebuilding joint ventures accounted for under the equity method are as follows (unaudited):

	March 31, 2013	December 31,
		2012	2011
Cash and cash equivalents	$26,189,117	$3,355,575	$817,658
Restricted cash	5,744,122	5,249,000	—
Real estate inventories	172,310,403	163,595,376	91,668,286
Other assets	1,092,579	1,055,822	136,200

Total Assets	$205,336,221	$173,255,773	$92,622,144

Accounts payable and accrued liabilities	$8,349,493	$7,952,065	$5,610,963
Notes payable	34,287,802	36,721,776	16,000,000

Total Liabilities	42,637,295	44,673,841	21,610,963

The Company’s equity	23,598,335	12,424,229	4,854,584
Other partners’ equity	139,100,591	116,157,703	66,156,597

Total equity	162,698,926	128,581,932	71,011,181

Total liabilities and equity	$205,336,221	$173,255,773	$92,622,144

THE NEW HOME COMPANY LLC AND THE NEW HOME COMPANY PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The combined statements of operations for our unconsolidated homebuilding joint ventures accounted for under the equity method are as follows (unaudited):

					Period from August 18, 2010 (Inception) Through December 31,	Predecessor
	Three Months Ended March 31,		Year Ended December 31,			Period from January 1, 2010 Through August 17,
	2013	2012	2012	2011	2010	2010
Revenues	$30,764,001	$—	$56,018,517	$—	$—	$—
Cost of sales and expenses	24,603,007	606,826	47,365,766	766,819	—	—

Income (loss) of unconsolidated joint ventures	$6,160,994	$(606,826)	$8,652,751	$(766,819)	$—	$—

Income (loss) from unconsolidated joint ventures reflected in the accompanying consolidated statements of operations	$271,856	$(38,789)	$349,445	$(38,916)	$—	$—

The Company has entered into agreements with its unconsolidated joint ventures to provide management services related to the underlying projects (collectively referred to as the “Management Agreements”). Pursuant to the Management Agreements, the Company receives an overhead fee based on each project’s revenues from its unconsolidated joint ventures. During the three months ended March 31, 2013 and 2012 (unaudited), the years ended December 31, 2012 and 2011, the period from August 18, 2010 (inception) through December 31, 2010 and the period from January 1, 2010 through August 17, 2010, the Company earned and received $965,462, $444,069, $2,949,365, $844,411, $0 and $0, respectively, in management fees, which have been recorded as fee building revenues in the accompanying consolidated statements of operations.

6.    Property and Equipment

Property and equipment consists of the following:

	March 31, 2013	December 31,
		2012	2011
	(unaudited)
Computer equipment	$412,990	$297,677	$188,454
Furniture and fixtures	191,104	174,965	111,931
Software	110,577	108,119	87,211
Leasehold improvements	102,596	89,708	64,109

	817,267	670,469	451,705
Less: accumulated depreciation	(388,315)	(347,330)	(208,497)

	$428,952	$323,139	$243,208

For the three months ended March 31, 2013 and 2012 (unaudited), the years ended December 31, 2012 and 2011, the period from August 18, 2010 (inception) through December 31, 2010 and the period from January 1, 2010 through August 17, 2010, the Company incurred depreciation expense of $40,985, $31,931, $138,833, $144,090, $39,433 and $23,583, respectively.

THE NEW HOME COMPANY LLC AND THE NEW HOME COMPANY PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

7.    Other Assets

Other assets consist of the following:

	March 31, 2013	December 31,
		2012	2011
	(unaudited)
Prepaid rent	$88,444	$92,142	$46,541
Deferred tax asset	—	39,045	—
Capitalized costs, fundraising	814,975	—	—
Other	88,929	110,513	103,167

	$992,348	$241,700	$149,708

8.    Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consist of the following:

	March 31, 2013	December 31,
		2012	2011
	(unaudited)
Accrued payroll	$49,003	$506,133	$288,719
Incentive compensation	—	540,000	—
Employee benefits	365,584	295,811	212,785
Accrued professional fees	725,000	—	—
Income taxes payable	39,100	113,400	3,100
Warranty reserve	793,682	759,840	1,090,923
Completion reserve	553,104	503,906	441,231
Accrued building fees	—	380,153	—
Deferred fees from unconsolidated joint ventures	—	28,391	—
Other accrued expenses	316,832	131,457	47,935

	$2,842,305	$3,259,091	$2,084,693

During the year ended December 31, 2012, the Company elected to institute a fully discretionary employee incentive compensation plan. The accrual for the year ended December 31, 2012 is $540,000, which has been included in general and administrative expenses in the accompanying consolidated statements of operations. The Company did not have an incentive compensation accrual for the three months ended March 31, 2013 and 2012 (unaudited), the year ended December 31, 2011, the period from August 18, 2010 (inception) through December 31, 2010 and the period from January 1, 2010 through August 17, 2010.

Completion reserves relate to liabilities for completed subcontractor work on closed homes for which invoices have not been remitted as of the balance sheet date.

THE NEW HOME COMPANY LLC AND THE NEW HOME COMPANY PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Changes in our warranty accrual are detailed in the table set forth below:

	Three Months Ended March 31, 2013	Year Ended December 31,
		2012	2011
	(unaudited)
Beginning warranty liability for homebuilding projects	$464,449	$260,483	$27,100
Warranty provision for homebuilding projects	47,109	214,777	235,165
Warranty payments for homebuilding projects	(4,297)	(10,811)	(1,782)

Ending warranty liability for homebuilding projects	507,261	464,449	260,483

Beginning warranty liability for fee building projects	295,391	830,440	—
Warranty provision for fee building projects	—	—	923,303
Warranty efforts for fee building projects	(8,970)	(84,572)	(92,863)
Adjustment to warranty accrual for fee building projects	—	(450,477)	—

Ending warranty liability for fee building projects	286,421	295,391	830,440

Total ending warranty liability	$793,682	$759,840	$1,090,923

As a result of an assessment of historical and anticipated rates of warranty costs related to fee building projects, management reduced the reserve by $450,477 during the year ended December 31, 2012, which has been included in fee building revenue in the accompanying consolidated statements of operations.

9.    Notes Payable

Notes payable consisted of the following:

	March 31, 2013	December 31,
		2012	2011
	(unaudited)
Note payable with land seller	$9,500,000	$9,500,000	$—
Acquisition and development loans	3,457,850	4,251,426	4,314,469
Construction loans	4,281,423	2,970,452	5,068,993
Related party promissory note (Note 13)	1,000,000	1,000,000	—

	$18,239,273	$17,721,878	$9,383,462

During the year ended December 31, 2012, the Company entered into a note with a land seller, secured by real estate, which bears interest at 7.0% per annum. The note matures on February 15, 2015 and requires certain mandatory pay downs totaling $1,000,000 based on the occurrence of certain project-related events. Interest is payable monthly and the remaining principal is due at maturity.

The Company enters into secured acquisition and development loan agreements to purchase and develop land parcels. In addition, the Company enters into secured construction loan agreements for the construction of its model and production homes. The acquisition and development loans will be repaid as lots are released from the loans based upon a specific release price, as defined in each respective loan agreement. The construction loans will be repaid with proceeds from home closings based upon a specific release price, as defined in each respective loan agreement. The loans have maturity dates ranging from September 2013 to October 2014 and

THE NEW HOME COMPANY LLC AND THE NEW HOME COMPANY PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

bear interest at variable rates of Prime plus 1.55% or applicable LIBOR plus 3.25% per annum. As of March 31, 2013 (unaudited) and December 31, 2012 and 2011, the weighted average interest rate on these loans was 3.5%, 3.5% and 4.2%, respectively, per annum.

IHP issued an unsecured promissory note to the Company on December 13, 2012. The note provides for a commitment of $5,500,000, of which $1,000,000 had been funded as of March 31, 2013 (unaudited). The Company has $4,500,000 available to draw on the commitment as of March 31, 2013 (unaudited). This unsecured promissory note bears interest at 14% per annum and matures on June 13, 2013.

Notes payable have stated maturities as follows for the years ending December 31:

2013	$4,457,850
2014	4,281,423
2015	9,500,000

$18,239,273

10.    Income Taxes

For the three months ended March 31, 2013 and 2012 (unaudited), the years ended December 31, 2012 and 2011, the period from August 18, 2010 (inception) through December 31, 2010 and the period from January 1, 2010 through August 17, 2010, major components of income tax expense were as follows:

					Period from August 18, 2010 (Inception) Through December 31,	Predecessor
	Three Months Ended March 31,		Year Ended December 31,			Period from January 1, 2010 Through August 17,
	2013	2012	2012	2011	2010	2010
	(unaudited)
Current:
Federal	$27,754	$—	$110,300	$6,349	$—	$—
State	7,304	—	—	3,800	—	—

Total current	35,058	—	110,300	10,149	—	—
Deferred:
Federal	14,807	—	—	—	—	—
State	14,880	—	(39,045)	—	—	—

Total deferred	29,687	—	(39,045)	—	—	—

	$64,745	$—	$71,255	$10,149	$—	$—

The Company has considered the positive and negative evidence in evaluating the realizability of its deferred tax asset. Notwithstanding that the Company has incurred net losses on a consolidated basis from inception through December 31, 2012, its sole taxable subsidiary recognized net income (and net taxable income) for the same periods, and is projected to continue to generate income in future periods sufficient to utilize its deferred tax assets.

THE NEW HOME COMPANY LLC AND THE NEW HOME COMPANY PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

At March 31, 2013 (unaudited) and December 31, 2012 and 2011, the tax effects of temporary differences that give rise to significant portions of deferred taxes were as follows:

	March 31, 2013	December 31,
		2012	2011
	(unaudited)
Deferred tax asset:
State tax credit	$—	$39,045	$—
Deferred tax liabilities:
Miscellaneous tax items	29,687	—	—

	$29,687	$39,045	$—

For the three months ended March 31, 2013 and 2012 (unaudited), the years ended December 31, 2012 and 2011, the period from August 18, 2010 (inception) through December 31, 2010 and the period from January 1, 2010 through August 17, 2010, the effective tax rate differed from the federal statutory rate due to the following:

						Predecessor
	Three Months Ended March 31,		Year Ended December 31,		Period from August 18, 2010 (Inception) Through December 31,	Period from January 1, 2010 Through August 17,
	2013	2012	2012	2011	2010	2010
	(unaudited)
Income (loss) before taxes	$371,177	$(529,633)	$(805,620)	$(1,843,319)	$(94,943)	$(153,129)
Less: Non-taxable entities income (loss)(a)	245,997	(553,580)	(1,096,334)	(1,893,703)	(98,411)	(183,270)

Income before taxes of taxable entities	$125,180	$23,947	$290,714	$50,384	$3,468	$30,141

Federal statutory rate	34%	34%	34%	15%	15%	15%

Income tax expense computed at statutory rate	$(42,561)	$(8,142)	$(98,842)	$(7,558)	$(520)	$(4,521)
Changes in taxes resulting from:
State tax expense, net of federal benefits	(7,304)	—	—	(3,800)	—	—
State tax credits and other reconcling items	(14,880)	8,142	27,587	1,209	520	4,521

Total provision for income taxes	$(64,745)	$—	$(71,255)	$(10,149)	$—	$—

Effective tax rate	52%	N/A	25%	20%	N/A	N/A

(a)	Non-taxable entities represent income or loss related to consolidated limited liability companies in which the taxable income or loss is reflected on the respective partners’ tax return.

The federal statutory tax rate of the Company’s sole taxable subsidiary increased from 15% to 34% because its income on a separate company basis increased to over $100,000 for the year ended December 31, 2012 but was at or under $50,000 for the year ended December 31, 2011, the period from August 18, 2010 (inception) to December 31, 2010 and the period from January 1, 2010 to August 17, 2010, causing it to be taxed in different tax brackets for those years.

THE NEW HOME COMPANY LLC AND THE NEW HOME COMPANY PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

11.    Fair Value Disclosures

ASC 820, Fair Value Measurements and Disclosures, defines fair value as the price that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants at measurement date and requires assets and liabilities carried at fair value to be classified and disclosed in the following three categories:

•	Level 1 – Quoted prices for identical instruments in active markets

•

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are inactive; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets at measurement date

•	Level 3 – Valuations derived from techniques where one or more significant inputs or significant value drivers are unobservable in active markets at measurement date

The accompanying consolidated balance sheets include the following financial instruments: cash and cash equivalents, restricted cash, contracts and accounts receivable, due from affiliates, accounts payable, accrued expenses and other liabilities, and notes payable, including notes payable to member.

The Company considers the carrying value of cash and cash equivalents, restricted cash, contracts and accounts receivable, accounts payable, and accrued expenses and other liabilities to approximate the fair value of these financial instruments based on the short duration between origination of the instruments and their expected realization. The fair value of amounts due from affiliates and notes payable to member is not determinable due to the related party nature of such amounts.

At March 31, 2013 (unaudited) and December 31, 2012 and 2011, as required by ASC 820, the following presents net book values and estimated fair values of notes:

	Liabilities at Fair Value as of March 31, 2013
	Total	Level 1	Level 2	Level 3	Book Value
	(unaudited)
Note payable with land seller	$9,500,000	$—	$—	$9,500,000	$9,500,000
Acquisition and development loans	3,457,850	—	—	3,457,850	3,457,850
Construction loans	4,281,423	—	—	4,281,423	4,281,423

	$17,239,273	$—	$—	$17,239,273	$17,239,273

	Liabilities at Fair Value as of December 31, 2012
	Total	Level 1	Level 2	Level 3	Book Value
Note payable with land seller	$9,500,000	$—	$—	$9,500,000	$9,500,000
Acquisition and development loans	4,251,426	—	—	4,251,426	4,251,426
Construction loans	2,970,452	—	—	2,970,452	2,970,452

	$16,721,878	$—	$—	$16,721,878	$16,721,878

	Liabilities at Fair Value as of December 31, 2011
	Total	Level 1	Level 2	Level 3	Book Value
Acquisition and development loans	$4,314,469	$—	$—	$4,314,469	$4,314,469
Construction loans	5,068,993	—	—	5,068,993	5,068,993

	$9,383,462	$—	$—	$9,383,462	$9,383,462

THE NEW HOME COMPANY LLC AND THE NEW HOME COMPANY PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Estimated fair values of the note payable with land seller, acquisitions and development loans and construction loans at March 31, 2013 (unaudited) and December 31, 2012 and 2011 were based on cash flow models discounted at market interest rates that considered underlying risks of the debt.

Nonfinancial assets and liabilities include items such as inventory and long lived assets that are measured at fair value when acquired and resulting from impairment, if deemed necessary. During the three months ended March 31, 2013 and 2012 (unaudited), the year ended December 31, 2011, the period from August 18, 2010 (inception) through December 31, 2010 and the period from January 1, 2010 through August 17, 2010, the Company did not record any fair value adjustments to those nonfinancial assets and liabilities measured at fair value on a nonrecurring basis. During the year ended December 31, 2012, the Company recorded a fair value adjustment of $350,000 resulting from an impairment charge on its real estate inventories, as more fully described in Note 1.

12.    Commitments and Contingencies

Lawsuits, claims and proceedings have been or may be instituted or asserted against us in the normal course of business, including actions brought on behalf of various classes of claimants. We are also subject to local, state and federal laws and regulations related to land development activities, house construction standards, sales practices, employment practices and environmental protection. As a result, we are subject to periodic examinations or inquiry by agencies administering these laws and regulations.

We record a reserve for potential legal claims and regulatory matters when they are probable of occurring and a potential loss is reasonably estimable. We accrue for these matters based on facts and circumstances specific to each matter and revise these estimates when necessary.

In view of the inherent difficulty of predicting outcomes of legal claims and related contingencies, we generally cannot predict their ultimate resolution, related timing or eventual loss. If our evaluations indicate loss contingencies that could be material are not probable, but are reasonably possible, we will disclose their nature with an estimate of possible range of losses or a statement that such loss is not reasonably estimable. At March 31, 2013 (unaudited) and December 31, 2012 and 2011, the Company did not have any accruals for asserted or unasserted matters.

We obtain surety bonds in the normal course of business to ensure completion of certain infrastructure improvements of our projects. As of March 31, 2013 (unaudited) and December 31, 2012 and 2011, the Company had outstanding surety bonds totaling $875,079, $179,998 and $87,794, respectively. The beneficiaries of the bonds are various municipalities and other organizations. In the unlikely event that any such surety bond issued by a third party is called because the required improvements are not completed, the Company could be obligated to reimburse the issuer of the bond.

Rent expense for the three months ended March 31, 2013 and 2012 (unaudited), the years ended December 31, 2012 and 2011, the period from August 18, 2010 (inception) through December 31, 2010 and the period from January 1, 2010 through August 17, 2010 was $106,756, $34,309, $244,217, $174,827, $64,136 and $60,329, respectively. As of March 31, 2013, future minimum lease payments under noncancelable operating lease agreements are as follows:

2013	$312,587
2014	449,203
2015	465,169
2016	169,441
2017	38,528

$1,434,928

THE NEW HOME COMPANY LLC AND THE NEW HOME COMPANY PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

13.    Related Party Transactions

During the three months ended March 31, 2013 and 2012 (unaudited), the years ended December 31, 2012 and 2011, the period from August 18, 2010 (inception) through December 31, 2010 and the period from January 1, 2010 through August 17, 2010, the Company incurred construction-related costs on behalf of its unconsolidated joint ventures totaling $910,364, $315,841, $2,231,559, $411,235, $10,184 and $0 respectively. As of March 31, 2013 (unaudited) and December 31, 2012 and 2011, $0, $51,160 and $40,549 are reflected as due from affiliates in the accompanying consolidated balance sheets, respectively.

The Company has entered into agreements with its unconsolidated joint ventures to provide management services related to the underlying projects. Pursuant to the Management Agreements, the Company receives an overhead fee based on each project’s revenues. During the three months ended March 31, 2013 and 2012 (unaudited), the years ended December 31, 2012 and 2011, the period from August 18, 2010 (inception) through December 31, 2010 and the period from January 1, 2010 through August 17, 2010, the Company earned and received $965,462, $444,069, $2,949,365, $844,411, $0 and $0, respectively, in overhead fees, which have been recorded as fee building revenue in the accompanying consolidated statements of operations.

Under one of its Management Agreements, a portion of the Company’s management fee revenue is deferred until each member of the joint venture has received a specified return. As of March 31, 2013 (unaudited) and December 31, 2012 and 2011, this hurdle had not been achieved; therefore, no amount under the contingent portion of the management fee has been recognized by the Company.

The Company has entered into loan guaranties on behalf of certain of its unconsolidated joint ventures in order to secure performance under the loans and maintain certain loan-to-value ratios. Concurrent with the execution of the guaranties, the Company entered into agreements with its partners in each of the unconsolidated joint ventures whereby the Company and the partners are apportioned liability under the guaranties according to their respective percentage interest. In addition, the agreements provide the Company, to the extent the partner has an unpaid liability under the guaranties, the right to receive distributions from the unconsolidated joint venture that would otherwise be made to the partner. The loans underlying the guaranties comprise acquisition and development loans, construction revolvers and model loans, and the guaranties remain in force until the loans are satisfied, which is expected to occur over a period between October 2013 and April 2014. Due to the nature of the loans, the outstanding balance at any given time is subject to a number of factors including the status of site improvements, the mix of horizontal and vertical development underway, the timing of phase build outs, and the period necessary to complete the escrow process for homebuyers. With respect to guaranties regarding specific performance, the Company is not generally subject to financial liability, but is only required to complete the project that is funded by the beneficiary of the guarantee. As of March 31, 2013 (unaudited) and December 31, 2012, $24,498,977 and $25,034,540, respectively, was outstanding under the loans, in which the Company is subject to financial liability equal to 5% of the outstanding balances. In connection with providing the loan guaranties, the Company received $113,563 from the unconsolidated joint ventures and deferred these fees as unearned income at the point the guaranties were executed and the cash was received. For the three months ended March 31, 2013 (unaudited) and the year ended December 31, 2012, the Company has recognized $28,391 and $85,172, respectively, of these fees as guaranty fee income in the accompanying consolidated statements of operations. As of December 31, 2012, the remaining deferred portion of the fees was $28,391, which is reflected as accrued expenses and other liabilities (Note 8) in the accompanying consolidated balance sheets.

IHP, one of the Company’s members, issued an unsecured promissory note to the Company on December 13, 2012. The note provides for a commitment of $5,500,000, of which $1,000,000 had been funded as of March 31, 2013 (unaudited) and December 31, 2012 and is included in notes payable to member in the accompanying consolidated balance sheets (Note 9).

THE NEW HOME COMPANY LLC AND THE NEW HOME COMPANY PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

14.    Segment Information

The Company’s operations are organized into two reportable segments: homebuilding and fee building. In accordance with ASC 280, Segment Reporting, in determining the most appropriate reportable segments, we considered similar economic and other characteristics, including product types, average selling prices, gross profits, production processes, suppliers, subcontractors, regulatory environments, land acquisition results, and underlying demand and supply.

The reportable segments follow the same accounting policies as our consolidated financial statements described in Note 1. Operational results of each reportable segment are not necessarily indicative of the results that would have been achieved had the reportable segment been an independent, stand-alone entity during the periods presented. Financial information relating to reportable segments was as follows:

						Predecessor
	Three Months Ended March 31,		Year Ended December 31,		Period From August 18, 2010 (Inception) Through December 31,	Period From January 1, 2010 Through August 17,
	2013	2012	2012	2011	2010	2010
	(unaudited)
Revenues
Homebuilding	$4,666,531	$4,110,937	$27,138,056	$25,624,111	$5,319,408	$538,598
Fee building	13,472,550	2,719,748	28,268,675	16,522,946	11,494,347	12,941,110

Total	$18,139,081	$6,830,685	$55,406,731	$42,147,057	$16,813,755	$13,479,708

Gross profit
Homebuilding	$936,904	$693,387	$3,096,827	$3,849,912	$896,172	$138,603
Fee building	533,737	66,969	1,763,633	(239,720)	163,061	176,613

Total	$1,470,641	$760,356	$4,860,460	$3,610,192	$1,059,233	$315,216

	March 31, 2013	December 31,
		2012	2011
	(unaudited)
Assets
Homebuilding	$70,186,746	$58,265,760	$39,584,837
Fee building	4,605,984	6,244,956	176,953

Total	$74,792,730	$64,510,716	$39,761,790

15.    Unaudited Pro Forma Income (Loss) per Share

Unaudited pro forma basic and diluted net income (loss) per share for the three months ended March 31, 2013 and 2012, the years ended December 31, 2012 and 2011, the period from August 18, 2010 (inception) through December 31, 2010 and the period from January 1, 2010 through August 17, 2010 gives effect to the conversion of the Company’s members’ equity into common stock as though the conversion had occurred as of the beginning of the period or the original date of issuance, if later. Unaudited pro forma income (loss) per share does not consider shares issued in the Offering. The number of shares to be converted is based on an assumed initial public offering price of $             per share. In addition, the pro forma amounts give effect to reflect any income tax adjustments as if the Company was a taxable entity as of the beginning of the period. The pro forma

THE NEW HOME COMPANY LLC AND THE NEW HOME COMPANY PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

income tax adjustment reflects that the Company would have filed a consolidated tax return as a corporation reflecting a consolidated net income (loss) for the periods presented. On a pro forma basis, the Company would have been required to set up a valuation allowance against the net tax asset associated with its losses, thereby resulting in no tax provision or benefit for the periods presented. Any deferred tax assets associated with the losses would have a full valuation allowance applied against them. The following does not represent pro forma financial information prepared in accordance with Article 11 of Regulation S-X.

						Predecessor
	Three Months Ended March 31,		Years Ended December 31,		Period From August 18, 2010 (Inception) Through December 31, 2010	Predecessor Period From January 1, 2010 Through August 17, 2010
	2013	2012	2012	2011
Income (loss) before taxes	$371,177	$(529,633)	$(805,620)	$(1,843,319)	$(94,943)	$(153,129)
Pro forma income tax provision to reflect the conversion to a C Corporation	—	—	—	—	—	—

Pro forma net income (loss)	$371,177	$(529,633)	$(805,620)	$(1,843,319)	$(94,943)	$(153,129)

Pro forma weighted-average shares to reflect the conversion of members’ equity

Pro forma weighted-average shares used to compute pro forma basic and diluted net income (loss) per share

16.    Subsequent Events

On March 1, 2013, the Company entered into a joint venture (TNHC Newport LLC) with an unrelated third-party to acquire approximately 4.5 acres in Newport Beach, CA. On April 2, 2013, TNHC Newport LLC acquired the land and as a result, the Company made an additional investment in the joint venture of $7,719,250.

On March 28, 2013, the Company acquired 20 lots in Thousand Oaks, CA with a purchase price of $2,750,000.

During March 2013, the Company became a party to certain loan to value maintenance and completion guaranties related to two joint ventures and is indemnified by members of the joint ventures. The Company does not believe that it is probable it will have to perform under the guaranties.

Effective April 16, 2013, the members executed an amendment to the Operating Agreement increasing the aggregate capital commitment from $50,000,000 to $60,000,000. This capital was called and funded in April 2013.

In May 2013, the Company formed the TNHC San Juan Capistrano unconsolidated joint venture, and it acquired a site to develop 33 lots in San Juan Capistrano, California. Upon acquisition, our aggregate investment in that unconsolidated joint venture was $2.3 million. The Company also formed the Russell Ranch unconsolidated joint venture in May 2013, which acquired a site to develop 870 lots in Sacramento, California. Upon acquisition, our aggregate investment in that unconsolidated joint venture was $3.5 million. In May 2013, the Company formed the McKinley unconsolidated joint venture to acquire a site to develop 330 lots in Sacramento, California.

The Company has evaluated subsequent events through July 15, 2013.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members

LR8 Investors, LLC

We have audited the accompanying consolidated balance sheets of LR8 Investors, LLC as of December 31, 2012 and 2011, and the related consolidated statements of operations, members’ capital, and cash flows for the years ended December 31, 2012 and 2011, and the period from September 22, 2010 (inception) through December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LR8 Investors, LLC at December 31, 2012 and 2011, and the consolidated results of its operations, members’ capital, and cash flows for the years ended December 31, 2012 and 2011, and for the period from September 22, 2010 (inception) through December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Irvine, California

April 19, 2013

LR8 INVESTORS, LLC

CONSOLIDATED BALANCE SHEETS

	March 31, 2013	December 31,
		2012	2011
	(Unaudited)
Assets
Cash	$2,165,425	$1,170,076	$96,122
Restricted cash	5,249,000	5,249,000	—
Real estate inventories	70,254,880	79,190,159	65,755,834
Other assets	751,554	728,297	136,200

Total assets	$78,420,859	$86,337,532	$65,988,156

Liabilities and members’ capital
Accounts payable	$4,276,832	$4,516,863	$2,056,958
Due to affiliates	749,972	431,748	34,068
Accrued expenses and other liabilities	1,170,340	1,049,500	3,002,449
Notes payable	25,103,516	31,137,340	16,000,000

	31,300,660	37,135,451	21,093,475

Commitments and contingencies (Note 7)
Members’ capital	47,120,199	49,202,081	44,894,681

Total liabilities and members’ capital	$78,420,859	$86,337,532	$65,988,156

See accompanying notes.

LR8 INVESTORS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Year Ended December 31,		Period From September 22, 2010 (Inception) to December 31,
	2013	2012	2012	2011	2010
	(Unaudited)
Revenues:
Home sales	$27,324,301	$—	$49,821,399	$—	$—
Design studio option sales	3,439,700	—	6,197,118	—	—

	30,764,001	—	56,018,517	—	—

Cost of sales:
Homes sales	20,148,923	—	37,113,105	—	—
Design studio option sales	2,388,819	—	4,435,131	—	—

	22,537,742	—	41,548,236	—	—

Gross profit	8,226,259	—	14,470,281	—	—
Selling and marketing expenses	507,062	73,281	1,361,282	10,383	—
Selling and marketing expenses incurred from affiliates	236,711	—	750,090	—	—
Amortization expense	28,391	—	85,172	—	—
Overhead fees to affiliates	785,977	364,595	2,468,337	764,936	—

Net income (loss)	$6,668,118	$(437,876)	$9,805,400	$(775,319)	$—

See accompanying notes.

LR8 INVESTORS, LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ CAPITAL

	The New Home Company Southern California LLC	MFCI8 LR, LLC	Total
Balance at September 22, 2010 (Inception)	$—	$—	$—
Contributions	1,668,500	31,701,500	33,370,000

Balance at December 31, 2010	1,668,500	31,701,500	33,370,000
Contributions	615,000	11,685,000	12,300,000
Net loss	(38,766)	(736,553)	(775,319)

Balance at December 31, 2011	2,244,734	42,649,947	44,894,681
Contributions	1,050,100	19,951,900	21,002,000
Distributions	(1,325,000)	(25,175,000)	(26,500,000)
Net income	490,270	9,315,130	9,805,400

Balance at December 31, 2012	2,460,104	46,741,977	49,202,081
Distributions (Unaudited)	(437,500)	(8,312,500)	(8,750,000)
Net income (Unaudited)	333,406	6,334,712	6,668,118

Balance at March 31, 2013 (Unaudited)	$2,356,010	$44,764,189	$47,120,199

See accompanying notes.

LR8 INVESTORS, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,		Year Ended December 31,		Period From September 22, 2010 (Inception) to December 31,
	2013	2012	2012	2011	2010
	(Unaudited)
Operating activities:
Net income (loss)	$6,668,118	$(437,876)	$9,805,400	$(775,319)	$—
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization expense	28,391	—	85,172	—	—
Net changes in operating assets and liabilities:
Real estate inventories	8,935,279	(11,002,551)	(13,434,325)	(17,185,699)	(48,570,135)
Other assets	(51,648)	(128,000)	(677,269)	(136,200)	—
Accounts payable	(240,031)	1,096,805	2,459,905	1,983,935	73,023
Due to affiliates	318,224	(34,068)	397,680	23,884	10,184
Accrued expenses and other liabilities	120,840	(74,665)	(1,952,949)	3,002,449	—

Net cash provided by (used in) operating activities	15,779,173	(10,580,355)	(3,316,386)	(13,086,950)	(48,486,928)

Financing activities
Proceeds from issuance of secured notes	12,321,077	—	72,620,866	—	16,000,000
Cash collateral on secured notes	—	—	(5,249,000)	—	—
Repayments of secured notes	(18,354,901)	—	(57,483,526)	—	—
Members’ capital contributions	—	11,002,000	21,002,000	12,300,000	33,370,000
Members’ capital distributions	(8,750,000)	—	(26,500,000)	—	—

Net cash (used in) provided by financing activities	(14,783,824)	11,002,000	4,390,340	12,300,000	49,370,000

Net increase (decrease) in cash	995,349	421,645	1,073,954	(786,950)	883,072
Cash at beginning of period	1,170,076	96,122	96,122	883,072	—

Cash at end of period	$2,165,425	$517,767	$1,170,076	$96,122	$883,072

See accompanying notes.

LR8 INVESTORS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Summary of Significant Accounting Policies

LR8 Investors, LLC, a Delaware limited liability company (the “Company”), was formed with an effective date of September 22, 2010. The Company was capitalized through cash contributions by its members, The New Home Company Southern California LLC (“TNHC”) and MFCI8 LR, LLC (“Westbrook”) (collectively referred to herein as the “Members”). On December 22, 2010, the Company, through a wholly owned subsidiary, acquired approximately 51 acres of land located in Irvine, California, for the development and sale of approximately 169 homes in a community known as Lambert Ranch (the “Project”).

Subject to the operating agreement, distributions of net cash flow to the Members shall be in the following order of priority:

1)	To the Members in proportion to their respective percentage interests (Westbrook 95% and TNHC 5%), until each Member has received aggregate distributions necessary to provide each Member with a 15% IRR on its capital contributions;

2)	To the Members in the following proportion: 85% to Westbrook and 15% to TNHC, until each Member has received aggregate distributions necessary to provide each Member with a 20% IRR and a 1.5x multiple on its capital contributions;

3)	To the Members in the following proportion: 80% to Westbrook and 20% to TNHC, until each Member has received aggregate distributions necessary to provide each Member with a 25% IRR and a 1.65x multiple on its capital contributions; and

4)	To the Members, in the following proportion: 70% to Westbrook and 30% to TNHC.

Subject to the operating agreement, income and loss is allocated to the Members based on the hypothetical distribution that the Members would receive if, on the last day of the year, all Company assets were sold and all liabilities were satisfied at book value.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business. Management believes the Company has sufficient cash and access to capital to fund its operations.

Reclassification

Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the current year presentation.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned and controlled subsidiary. The accounting policies of the subsidiary are substantially the same as those of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of commitments and contingencies. Actual results could differ materially from those estimates.

LR8 INVESTORS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Cash

The Company considers all highly-liquid investments that are readily convertible to cash, with original maturity dates of three months or less, to be cash and cash equivalents. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash deposited with financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation. The Company has not experienced any losses related to uninsured cash balances.

Restricted Cash

Restricted cash of $5,249,000, $5,249,000 and $0 as of March 31, 2013 (unaudited) and December 31, 2012 and 2011, respectively, is held in various accounts and serves as additional collateral for certain notes payable.

Real Estate Inventories and Cost of Sales

Real estate inventories are carried at cost. Development costs, including land, land development, direct costs of construction, indirect costs, interest and property taxes incurred during the development period, are capitalized. Capitalization of development costs ends when the assets are substantially complete and ready for sale.

Costs of home sales are allocated based on specific identification, relative fair value before construction or relative sales value, depending on the nature of the costs and/or project. Project specific costs are amortized to cost of sales as homes are closed based upon a method that approximates relative sales value. A provision for warranty costs is included in cost of homes sold at the time the sale of a home is recorded. Selling and marketing costs are expensed in the period incurred.

Real estate inventories are stated at cost, unless the carrying amount is determined not to be recoverable, in which case the inventories are written down to fair value in accordance with ASC 360, Property, Plant and Equipment (“ASC 360”). ASC 360 requires that real estate assets be tested for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable.

Impairment of assets is measured by comparing the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. These evaluations for impairment are significantly impacted by estimates of the amounts and timing of revenues, costs and expenses, and other factors. If real estate assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. Fair value is determined based on estimated future cash flows discounted for inherent risks associated with the real estate assets, or other valuation techniques.

At March 31, 2013 (unaudited) and December 31, 2012 and 2011, the Company determined that the carrying amounts of its real estate inventories were not impaired based upon undiscounted future cash flow of the underlying Project.

Revenue Recognition

In accordance with ASC 360, revenues from home sales and other real estate sales are recorded and a profit is recognized when the respective units are closed. Home sales and other real estate sales are closed when all conditions of escrow are met, including delivery of the home or other real estate asset, title passage, appropriate consideration is received and collection of associated receivables, if any, is reasonably assured. Sales incentives

LR8 INVESTORS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

are a reduction of revenues when the respective unit is closed. When it is determined that the earnings process is not complete, the sale and the related profit are deferred for recognition in future periods. The profit we record is based on the calculation of cost of sales, which is dependent on our allocation of costs, as described in more detail above in Note 1 under the caption entitled “Real Estate Inventories and Cost of Sales.”

Income Taxes

As a limited liability company, the Company is subject to certain minimal taxes and fees; however, income taxes on income or loss reported by the Company are the obligation of the Members.

The Company applies the provisions of ASC 740, Accounting for Uncertainty in Income Taxes (“ASC 740”). Based on its evaluation, under ASC 740, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements, nor has the Company been assessed interest or penalties by any major tax jurisdictions. The Company’s evaluation was performed for the tax years ended December 31, 2012, 2011 and 2010.

2.    Real Estate Inventories

Real estate inventories consist of the following:

	March 31, 2013	December 31,
		2012	2011
	(unaudited)
Land and land development	$19,786,583	$24,456,777	$57,903,207
Construction in progress	39,188,815	43,456,152	7,852,627
Model homes	11,279,482	11,277,230	—

	$70,254,880	$79,190,159	$65,755,834

Construction in progress consists primarily of construction costs for homes and common area facilities, which are in various stages of development.

For the three months ended March 31, 2013 and 2012 (unaudited), the years ended December 31, 2012 and 2011 and for the period from September 22, 2010 (inception) to December 31, 2010, the Company incurred, capitalized and amortized interest costs as follows:

	Three Months Ended March 31,		Year Ended December 31,		Period From September 22, 2010 (Inception) to December 31, 2010
	2013	2012	2012	2011
	(unaudited)
Interest included in beginning real estate inventories	$1,962,533	$1,340,495	$1,340,495	$32,028	$—
Interest incurred and capitalized	415,731	302,805	1,980,418	1,308,467	32,028
Interest amortized to cost of sales	(744,580)	—	(1,358,380)	—	—

Interest included in ending real estate inventories	$1,633,684	$1,643,300	$1,962,533	$1,340,495	$32,028

LR8 INVESTORS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3.    Other Assets

Other assets consist of the following:

	March 31, 2013	December 31,
		2012	2011
	(unaudited)
Cash collateral - performance bonds	$709,656	$674,906	$111,200
Unamortized loan fees (Note 5)	—	28,391	—
Refundable deposits	25,000	25,000	25,000
Prepaid commissions	16,898	—	—

	$751,554	$728,297	$136,200

4.    Accrued Expenses and Other Liabilities

Accrued Expenses and other liabilities consist of the following:

	March 31,	December 31,
	2013	2012	2011
	(unaudited)
Warranty reserve	$853,926	$560,206	$—
Completion reserve	316,414	489,294	—
Taxes due to the City of Irvine	—	—	2,821,117
Insurance premiums	—	—	181,332

	$1,170,340	$1,049,500	$3,002,449

We offer warranties on our homes that generally provide for one-year warranties to cover various defects in workmanship or materials or to cover structural construction defects. Estimated future direct warranty costs are accrued and charged to cost of sales in the period when the related homebuilding revenues are recognized. Due to the Company’s limited history related to homebuilding sales, the Company considers the historical experience of its peers in determining the amount of its warranty reserve. We assess the adequacy of our warranty accrual on a quarterly basis and adjust the amounts recorded if necessary. Our warranty accrual is included in accrued expenses and other liabilities in the accompanying consolidated balance sheets.

Changes in the Company’s warranty liability are as follows:

	Three Months Ended March 31,	Years Ended December 31,
	2013	2012	2011
	(unaudited)
Beginning warranty liability	$560,206	$—	$—
Warranty provision	307,654	560,206	—
Warranty payments	(13,934)	—	—

Ending warranty liability	$853,926	$560,206	$—

LR8 INVESTORS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The completion reserve includes project costs for homes that have closed but for which invoices from vendors have not been received. The Company periodically assesses the adequacy of its completion reserve and adjusts the amounts as necessary.

5.    Related Party Transactions

During the three months ended March 31, 2013 and 2012 (unaudited), the years ended December 31, 2012 and 2011 and the period from September 22, 2010 (inception) to December 31, 2010, TNHC incurred personnel-related costs on the Company’s behalf totaling $699,650, $278,456, $1,718,734, $411,235 and $10,184, respectively. The Company capitalized $462,939, $278,456, $1,070,738, $411,235 and $10,184 of these amounts to real estate inventories for the three months ended March 31, 2013 and 2012 (unaudited), the years ended December 31, 2012 and 2011 and the period from September 22, 2010 (inception) to December 31, 2010, respectively, and charged the remaining $236,711, $0, $750,090, $0 and $0, respectively, to selling and marketing expense incurred from affiliates in the accompanying consolidated statements of operations. As of March 31, 2013 (unaudited) and December 31, 2012 and 2011, $0, $11,609 and $34,068, respectively, is included in due to affiliates in the accompanying consolidated balance sheets.

Pursuant to the Development Management Agreement as referenced in the Operating Agreement, TNHC shall receive an overhead fee from the Company in an amount equal to 3.0% of the Project revenues. This amount will be paid as follows:

1)	0.75% of the projected gross sales revenue of the Project, paid in equal monthly installments beginning with the commencement of grading work, based upon a 23 month period;

2)	0.75% of the projected gross sales revenue of the Project, paid in equal monthly installments beginning with the commencement of the construction of the model homes, based upon a 28 month period;

3)	0.75% of the gross sales revenue from each home sold, payable upon the close of escrow;

4)	0.75% of the gross sales revenue from each home sold, payable upon each Member having reached a 15% IRR on its capital contributions.

During the three months ended March 31, 2013 and 2012 (unaudited), the years ended December 31, 2012 and 2011 and the period from September 22, 2010 (inception) to December 31, 2010, TNHC earned $785,977, $364,595, $2,468,337, $764,936 and $0, respectively, in overhead fees, which have been recorded by the Company as overhead fees to affiliates in the accompanying consolidated statements of operations. At March 31, 2013 (unaudited) and December 31, 2012 and 2011, $749,972, $420,139 and $0, respectively, was due to TNHC for such fees and have been included in due to affiliates in the accompanying consolidated balance sheets.

During the year ended December 31, 2012, the Company paid TNHC $113,563 for certain loan guaranties provided on behalf of the Company for a 12-month period. The Company capitalized these fees to other assets and recorded amortization expense of $28,391 and $85,172 for the three months ended March 31, 2013 (unaudited) and the year ended December 31, 2012, respectively in the accompanying consolidated statement of operations. As of December 31, 2012, the unamortized portion of the fees included in other assets was $28,391.

LR8 INVESTORS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

6.    Notes Payable

The Company had notes payable secured by real estate outstanding as follows:

	March 31, 2013	December 31,
		2012	2011
	(unaudited)
Construction note payable; matures April 2014 and bears interest at a rate of applicable LIBOR plus 5.5% (5.75% at March 31, 2013) (unaudited)	$17,627,410	$18,260,812	$—
Model note payable; matures April 2014 and bears interest at a rate of applicable LIBOR plus 5.5% (5.75% at March 31, 2013) (unaudited)	6,871,567	6,773,728	—
Acquisition and development note payable; matures October 2013 and bears interest at a rate of applicable LIBOR plus 6.5% (6.75% at March 31, 2013) (unaudited)	604,539	6,102,800	—
Land seller notes; matured on March 31, 2012 and bore interest at the rate of 8.0%	—	—	16,000,000

	$25,103,516	$31,137,340	$16,000,000

The principal amount of maturities of notes payable is as follows:

2013	$604,539
2014	24,498,977

$25,103,516

7.    Commitments and Contingencies

The Company’s commitments and contingencies include the usual obligations and litigation incurred by real estate developers in the normal course of business. In the opinion of management, there are no material loss contingencies that are probable or reasonably possible.

The Company obtains performance bonds in the normal course of business to ensure completion of the infrastructure of the Project. At March 31, 2013 (unaudited) and December 31, 2012, the Company had $7,860,452 and $7,760,972, respectively, in performance bonds outstanding with various cities, governmental entities, and others, for which the Company had disbursed $709,656 and $674,906, respectively, in cash collateral to third parties. The Company was in compliance with all performance standards under such bonds as of March 31, 2013 (unaudited) and December 31, 2012.

8.    Subsequent Events

The Company has evaluated subsequent events through July 15, 2013.

THE NEW HOME COMPANY

Our executives have spent decades developing and building homes. We have helped to provide better environments, contributed to better schools, supported communities with a deeper sense of social consciousness – all with a level of integrity, of respect, of compassion for the world we live in and the land we build on.

Placer County
Yolo County
El Dorado County
Marin County
Sacramento County
San Mateo County
Santa Clara County
Ventura County
Los Angeles County
Orange County
San Diego County

                     Shares

The New Home Company Inc.

Common Stock

PRELIMINARY PROSPECTUS

            , 2013

Joint Book-Running Managers

Citigroup	J.P. Morgan	Credit Suisse

Lead Manager

Zelman Partners LLC

Through and including             , 2013 (25 days after the date of this prospectus), all dealers that effect transactions in shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable in connection with the sale of common stock being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority filing fee.

Securities and Exchange Commission registration fee	$23,529
Financial Industry Regulatory Authority filing fee	26,375
New York Stock Exchange listing fee	125,000
Legal fees and expenses	1,250,000
Accountants’ fees and expenses	496,063
Advisory and consulting fees	526,433
Printing expenses	225,000
Transfer agent and registrar fees and expenses	3,500
Miscellaneous	24,100

Total	$2,700,000

Item 14.	Indemnification of Directors and Officers.

Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law, which we refer to as the “DGCL,” a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (1) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation (which we refer to as our “charter”) provides for such limitation of liability.

Our Charter. Article X of our charter provides that we shall, to the fullest extent authorized by the DGCL, indemnify any person made, or is threatened to be made, a party to, or is otherwise involved in, any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company. We may, by action of our board of directors, provide indemnification to employees and agents of the Company to such extent and to such effect as our board of directors shall determine to be appropriate and authorized by the DGCL. Article X of our charter also provides that no director of the Company shall be personally liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

Our Bylaws. Article VII of our bylaws provides that we shall, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party or that is otherwise involved in any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise. We shall not be required to indemnify any person in connection with an action, suit or proceeding initiated by such person, including a counterclaim or crossclaim, unless such action, suit or proceeding was authorized by our board of directors. We may, by action of our board of directors, provide indemnification to such employees and agents of the Company to such extent and to such effect as our board of directors shall determine to be appropriate and authorized by Delaware law.

Indemnification Agreements. In addition to the provisions of our charter and bylaws described above, upon the completion of this offering, we will enter into an indemnification agreement with each of our officers and directors. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insurance. We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 15.	Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement, we sold unregistered securities to a limited number of persons, as described below:

•

As part of our formation transactions, the members of TNHC LLC will receive an aggregate of                      shares of our common stock in connection with the conversion of their membership interests in TNHC LLC. The members of TNHC LLC include the members of our management team and certain non-management institutional investors. Such issuance will be exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the shares were issued in transaction that did not involve any public offering.

•

On or about August 18, 2010, Institutional Housing Partners and Watt Residential LLC each contributed $10 million capital to TNHC LLC and each received 33 1/3 capital percentage interest in TNHC LLC. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the capital percentages issued were issued in a transaction that did not involve any public offering.

•

On or about January 7, 2011, Tricon Capital contributed $10 million capital to TNHC LLC and received 25% capital percentage interest in TNHC LLC. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the capital percentages issued were issued in a transaction that did not involve any public offering.

•

In April 2013, TNHC Partners LLC, Institutional Housing Partners, Watt Residential LLC and Tricon Capital each contributed $2,500,000 capital to TNHC LLC and received additional proportionate capital percentage interest in TNHC LLC. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the capital percentages issued were issued in a transaction that did not involve any public offering.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Exhibit Description

1.1*	Form of Underwriting Agreement

2.1	Form of Plan of Conversion of TNHC LLC, to be effective prior to the completion of this offering

3.1†	Form of Amended and Restated Certificate of Incorporation of The New Home Company Inc., to be effective prior to the completion of this offering

3.2†	Form of Bylaws of The New Home Company Inc., to be effective prior to the completion of this offering

4.1*	Specimen Common Stock Certificate of The New Home Company Inc.

5.1†	Form of Opinion of Sidley Austin LLP regarding the validity of the securities being registered

10.1†	Form of 2013 Long-Term Incentive Plan

10.2†	Form of Registration Rights Agreement among The New Home Company Inc. and the members of TNHC LLC, to be effective prior to the completion of this offering

10.3†	Form of Investor Rights Agreement, among The New Home Company Inc., IHP Capital Partners VI, LLC, Watt/TNHC LLC, TCN/TNHC LP and Messrs. Webb, Stelmar, Davis and Redwitz to be effective prior to the completion of this offering

10.4†	Form of Senior Officer Employment Agreement by and between The New Home Company Inc. and H. Lawrence Webb, to be effective upon the completion of this offering

10.5†	Form of Senior Officer Employment Agreement by and between The New Home Company Inc. and Wayne Stelmar, to be effective upon the completion of this offering

10.6†	Form of Senior Officer Employment Agreement by and between The New Home Company Inc. and Joseph Davis, to be effective upon the completion of this offering

10.7†	Form of Senior Officer Employment Agreement by and between The New Home Company Inc. and Thomas Redwitz, to be effective upon the completion of this offering

10.8†	Form of Indemnification Agreement between The New Home Company Inc. and each of its directors and officers, to be effective upon the completion of this offering

10.9†	Reimbursement and Indemnity Agreement dated April 2, 2012 by and among MFCI8 LR, LLC, The New Home Company Southern California LLC, and TNHC LLC.

Exhibit Number	Exhibit Description

10.10†	Development Management Agreement dated September 22, 2010 among LR8 Owner, LLC, TNHC Realty and Construction, Inc. and The New Home Company of Southern California LLC

10.11†	Development Management Agreement dated June 30, 2011 among Larkspur Land 8 Owner, LLC, TNHC Realty and Construction Inc. and The New Home Company Northern California LLC

10.12†	Amended and Restated Limited Liability Company Agreement of TNHC Newport LLC dated March 1, 2013 by The New Home Company Southern California LLC

10.13†	Limited Liability Company Agreement of LR8 Investors, LLC dated September 22, 2010 between MFCI8 LR, LLC and The New Home Company Southern California LLC

10.14†	First Amendment dated January 11, 2011 to Limited Liability Company Agreement of LR8 Investors, LLC, dated September 22, 2010 between MFCI8 LR, LLC and The New Home Company Southern California LLC

10.15†	Limited Liability Company Agreement of TNHC-HW San Jose LLC dated May 23, 2012 between HW San Jose, LLC and The New Home Company Northern California LLC

10.16†	Form of Fee Letter for Services Provided by Berchtold Capital Partners to TNHC LLC

10.17†	Form of Executive Incentive Compensation Plan

10.18†	Form of Restricted Stock Unit Award Agreement

10.19†	Form of Restricted Stock Unit Award Agreement for Non-Employee Directors

10.20†	Form of Option Award Notice and Stock Option Agreement

10.21	Form of Purchase Agreement among The New Home Company LLC, IHP Capital Partners VI, LLC, Watt/TNHC LLC and TCN/TNHC LP

21.1†	List of subsidiaries of The New Home Company Inc., upon completion of this offering

23.1	Consent of Ernst & Young LLP

23.2†	Consent of John Burns Real Estate Consulting, LLC

23.3†	Consent of Sidley Austin LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page of the initial filing of this Registration Statement)

99.1†	Consent of H. Lawrence Webb to be named as a Director

99.2†	Consent of David Berman to be named as a Director

99.3†	Consent of Douglas C. Neff to be named as a Director

99.4†	Consent of Michael Berchtold to be named as a Director

99.5†	Consent of Nadine Watt to be named as an Independent Director

99.6†	Consent of Sam Bakhshandehpour to be named as an Independent Director

99.7†	Consent of Gregory P. Lindstrom to be named as an Independent Director

99.8†	Consent of William A. Witte to be named as an Independent Director

99.9	Consent of Cathey S. Lowe to be named as an Independent Director

*	To be filed by amendment.
†	Previously filed.

(b)	Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Aliso Viejo, in the State of California, on this 16th day of July, 2013.

The New Home Company LLC

By:	/s/ H. Lawrence Webb
Name: H. Lawrence Webb
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ H. Lawrence Webb H. Lawrence Webb	Chief Executive Officer and Member of the Board of Managers	July 16, 2013
(Principal Executive Officer)

/s/ Wayne Stelmar Wayne Stelmar	Chief Financial Officer and Member of the Board of Managers (Principal Financial Officer and Principal Accounting Officer)	July 16, 2013

*
David Berman	Member of the Board of Managers	July 16, 2013

*
Douglas C. Neff	Member of the Board of Managers	July 16, 2013

*
Nadine Watt	Member of the Board of Managers	July 16, 2013

*
Joseph D. Davis	Member of the Board of Managers	July 16, 2013

*
Tom Redwitz	Member of the Board of Managers	July 16, 2013

* By:	/s/ Wayne Stelmar
Name: Wayne Stelmar
Title: Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

1.1*	Form of Underwriting Agreement

2.1	Form of Plan of Conversion of TNHC LLC, to be effective prior to the completion of this offering

3.1†	Form of Amended and Restated Certificate of Incorporation of The New Home Company Inc., to be effective prior to the completion of this offering

3.2†	Form of Bylaws of The New Home Company Inc., to be effective prior to the completion of this offering

4.1*	Specimen Common Stock Certificate of The New Home Company Inc.

5.1†	Form of Opinion of Sidley Austin LLP regarding the validity of the securities being registered

10.1†	Form of 2013 Long-Term Incentive Plan

10.2†	Form of Registration Rights Agreement among The New Home Company Inc. and the members of TNHC LLC, to be effective prior to the completion of this offering

10.3†	Form of Investor Rights Agreement, among The New Home Company Inc., IHP Capital Partners VI, LLC, Watt/TNHC LLC, TCN/TNHC LP and Messrs. Webb, Stelmar, Davis and Redwitz to be effective prior to the completion of this offering

10.4†	Form of Senior Officer Employment Agreement by and between The New Home Company Inc. and H. Lawrence Webb, to be effective upon the completion of this offering

10.5†	Form of Senior Officer Employment Agreement by and between The New Home Company Inc. and Wayne Stelmar, to be effective upon the completion of this offering

10.6†	Form of Senior Officer Employment Agreement by and between The New Home Company Inc. and Joseph Davis, to be effective upon the completion of this offering

10.7†	Form of Senior Officer Employment Agreement by and between The New Home Company Inc. and Thomas Redwitz, to be effective upon the completion of this offering

10.8†	Form of Indemnification Agreement between The New Home Company Inc. and each of its directors and officers, to be effective upon the completion of this offering

10.9†	Reimbursement and Indemnity Agreement dated April 2, 2012 by and among MFCI8 LR, LLC, The New Home Company Southern California LLC, and TNHC LLC.

10.10†	Development Management Agreement dated September 22, 2010 among LR8 Owner, LLC, TNHC Realty and Construction, Inc. and The New Home Company of Southern California LLC

10.11†	Development Management Agreement dated June 30, 2011 among Larkspur Land 8 Owner, LLC, TNHC Realty and Construction Inc. and The New Home Company Northern California LLC

10.12†	Amended and Restated Limited Liability Company Agreement of TNHC Newport LLC dated March 1, 2013 by The New Home Company Southern California LLC

10.13†	Limited Liability Company Agreement dated September 22, 2010 of LR8 Investors LLC between MFCI8 LR, LLC and The New Home Company Southern California LLC

10.14†	First Amendment dated January 11, 2011 to Limited Liability Company Agreement of LR8 Investors, LLC, dated September 22, 2010 between MFCI8 LR, LLC and The New Home Company Southern California LLC

Exhibit Number	Exhibit Description

10.15†	Limited Liability Company Agreement of TNHC-HW San Jose LLC dated May 23, 2012 between HW San Jose, LLC and The New Home Company Northern California LLC

10.16†	Form of Fee Letter for Services Provided by Berchtold Capital Partners to TNHC LLC

10.17†	Form of Executive Incentive Compensation Plan

10.18†	Form of Restricted Stock Unit Award Agreement

10.19†	Form of Restricted Stock Unit Award Agreement for Non-Employee Directors

10.20†	Form of Option Award Notice and Stock Option Agreement

10.21	Form of Purchase Agreement among The New Home Company LLC, IHP Capital Partners VI, LLC, Watt/TNHC LLC and TCN/TNHC LP

21.1†	List of subsidiaries of The New Home Company Inc., upon completion of this offering

23.1	Consent of Ernst & Young LLP

23.2†	Consent of John Burns Real Estate Consulting, LLC

23.3†	Consent of Sidley Austin LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page of the initial filing of this Registration Statement)

99.1†	Consent of H. Lawrence Webb to be named as a Director

99.2†	Consent of David Berman to be named as a Director

99.3†	Consent of Douglas C. Neff to be named as a Director

99.4†	Consent of Michael Berchtold to be named as a Director

99.5†	Consent of Nadine Watt to be named as an Independent Director

99.6†	Consent of Sam Bakhshandehpour to be named as an Independent Director

99.7†	Consent of Gregory P. Lindstrom to be named as an Independent Director

99.8†	Consent of William A. Witte to be named as an Independent Director

99.9	Consent of Cathey S. Lowe to be named as an Independent Director

*	To be filed by amendment.
†	Previously filed.